                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-26325


                                 May 12, 1997


Dear Shareholders:

     A special meeting of shareholders (the "Meeting") of Central Texas Bancorp, Inc., a Texas corporation ("Central Texas"), will be held at the Texas Center located at 9th and Washington, Waco, Texas, on Thursday, June 19, 1997 at 3:00 p.m., Central time. At the Meeting, Central Texas' shareholders will consider and vote to approve, ratify, confirm and adopt an Agreement and Plan of Merger pursuant to which it is proposed that Central Texas merge (the "Merger") with and into Compass Texas Acquisition Corp. ("Compass Texas"), a Delaware corporation and a wholly-owned subsidiary of Compass Bancshares, Inc., a Delaware corporation ("Compass"). The enclosed Notice of Special Meeting of Shareholders outlines the business to be transacted at the Meeting, and the enclosed Proxy Statement/Prospectus explains the terms of the proposed Merger and provides other information concerning Central Texas, Compass Texas and Compass. We urge you to read these materials carefully.

     Your Board of Directors believes that the affiliation of Central Texas with Compass through the Merger will enable Central Texas to serve its customers and communities better and to compete more effectively with other financial institutions. After the Merger, Central Texas' shareholders will own publicly traded stock in a much larger, more diversified financial institution with a history of paying dividends on its common stock.

     For the Merger to become effective, among other conditions described in the Proxy Statement/Prospectus, the holders of at least two-thirds of the outstanding shares of Central Texas' common stock must vote in favor of the Merger. THE BOARD OF DIRECTORS OF CENTRAL TEXAS RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER.

     You are cordially invited to attend the Meeting. Your Board of Directors cannot stress strongly enough that the vote of every shareholder, regardless of the number of shares owned, is important. FAILURE TO VOTE BY PROXY OR IN PERSON AT THE MEETING IS EQUIVALENT TO A VOTE AGAINST THE MERGER. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. If you need assistance in completing your Proxy, please call the undersigned or Mr. Rodney G. Kroll at (819) 756-2151.

                                    Very truly yours,

                                    /s/ F. HERMAN COLEMAN

                                    Chairman of the Board

                          CENTRAL TEXAS  BANCORP, INC.

                                   NOTICE OF
                        SPECIAL MEETING OF SHAREHOLDERS


     Notice is hereby given that a Special Meeting of Shareholders ("Meeting") of Central Texas Bancorp, Inc., a Texas corporation ("Central Texas"), will be held at the Texas Center, located at 9th and Washington, Waco, Texas, on Thursday, June 19, 1997, at 3:00 p.m., Central time, for the following purposes:

     (1) To approve, ratify, confirm and adopt an Agreement and Plan of Merger dated as of March 14, 1997 ("Merger Agreement"), as amended, providing for the merger ("Merger") of Central Texas with and into Compass Texas Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Compass Bancshares, Inc., a Delaware corporation. The terms of the Merger Agreement are described in the attached Proxy Statement/Prospectus, which the Board of Directors of Central Texas encourages each shareholder to review carefully; and

     (2) To consider and transact such other business as may properly come before the Meeting and any adjournments thereof.

     The Board of Directors of Central Texas has fixed May 6, 1997 as the record date for the determination of the shareholders entitled to notice of and to vote at the Meeting and any adjournment thereof. Only the holders of shares of Central Texas' common stock of record at the close of business on May 6, 1997, are entitled to notice of, and to vote at, the Meeting and any adjournments thereof.

     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN, SINCE FAILURE TO VOTE BY PROXY OR IN PERSON AT THE MEETING IS EQUIVALENT TO A VOTE AGAINST THE MERGER. EVEN IF YOU PLAN TO ATTEND THE MEETING, AND CERTAINLY IF YOU DO NOT, PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED RETURN ENVELOPE PROMPTLY. SUCH PROXY CAN BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY FILING A DULY EXECUTED PROXY BEARING A LATER DATE, BY FILING A WRITTEN NOTICE OF REVOCATION, OR BY APPEARING IN PERSON AT THE MEETING AND VOTING BY WRITTEN BALLOT.

                         By Order of the Board of Directors
                         of Central Texas Bancorp, Inc.


                         /s/ F. HERMAN COLEMAN
                         ----------------------------------
                         Chairman of the Board

Waco, Texas
May 12, 1997

CENTRAL TEXAS BANCORP, INC.                             COMPASS BANCSHARES, INC.

                           PROXY STATEMENT/PROSPECTUS

     Compass Bancshares, Inc., a Delaware corporation ("Compass"), has filed this Proxy Statement/Prospectus with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to 1,537,500 shares of Compass $2.00 par value common stock ("Compass Common Stock") to be issued in the proposed merger (the "Merger") of Central Texas Bancorp, Inc., a Texas corporation ("Central Texas"), with and into Compass Texas Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Compass ("Compass Texas").

     This Proxy Statement/Prospectus constitutes the proxy statement of Central Texas relating to the solicitation of proxies for use at the special meeting of shareholders of Central Texas (the "Meeting") scheduled to be held on Thursday, June 19, 1997 at 3:00 p.m., Central time, at the offices of The Texas National Bank of Waco, a national banking association and wholly-owned subsidiary of Central Texas (the "Bank"), located in the Texas Center at 9th & Washington Avenue, Waco, Texas, and any adjournments thereof. At the Meeting, the shareholders of Central Texas will consider and vote upon a proposal to approve, ratify, confirm and adopt the Agreement and Plan of Merger dated as of March 14, 1997, as amended, by and between Compass and Central Texas (the "Merger Agreement") providing for, among other things, the merger of Central Texas with and into Compass Texas and, in connection therewith, the receipt by Central Texas shareholders of Compass Common Stock.

     As more fully described herein, the Merger Agreement provides for the holders of Central Texas common stock, par value $10.00 per share ("Central Texas Common Stock"), at the effective time of the Merger (the "Effective Time"), to receive aggregate merger consideration of 1,537,500 shares of Compass Common Stock. Assuming that there will be 400,000 shares of Central Texas Common Stock issued and outstanding immediately prior to the Effective Time and the satisfaction of all conditions to closing, each shareholder of Central Texas (except for shareholders choosing to exercise their dissenters' rights) will be entitled to receive approximately 3.8438 shares of Compass Common Stock for each share of Central Texas Common Stock held.

     Other than reductions due to the payment of cash for fractional shares and for shares held by dissenting shareholders, in no event will the aggregate number of shares of Compass Common Stock to be issued in the Merger be less than 1,537,500.

     SEE "SUMMARY--THE MERGER"; "SUMMARY--DISSENTERS' RIGHTS"; "THE MERGER-- GENERAL"; "THE MERGER--DISSENTERS' RIGHTS"; APPENDIX I; AND APPENDIX II.

     Consummation of the Merger is subject to the receipt of required governmental approvals, the approval of the holders of two-thirds of the outstanding Central Texas Common Stock and certain other conditions, all as more fully described in this Proxy Statement/Prospectus. SEE "SUMMARY--SHAREHOLDER VOTES REQUIRED; CONDITIONS TO CONSUMMATION AND REGULATORY APPROVALS; TERMINATION"; "THE MERGER--OTHER TERMS AND CONDITIONS"; AND APPENDIX I.

     This Proxy Statement/Prospectus also constitutes the prospectus of Compass with respect to the shares of Compass Common Stock to be issued to the holders of Central Texas Common Stock in the Merger; however, it does not cover resales of shares of Compass Common Stock upon consummation of the proposed reorganization, and no person is authorized to use this Proxy Statement/Prospectus in connection with any such resale. SEE "RESALE OF COMPASS STOCK."

     Compass Common Stock is publicly traded in the over-the-counter market and quoted on the NASDAQ National Market System. On May 7, 1997, the last reported sale price per share of Compass Common Stock was $30-1/4. No active public trading market exists for the Central Texas Common Stock.

   THE SECURITIES OF COMPASS BANCSHARES, INC. OFFERED IN CONNECTION WITH THE
       MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
          EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     All information concerning Compass and Compass Texas has been furnished by Compass, and all information concerning Central Texas and the Bank has been furnished by Central Texas.

          CENTRAL TEXAS SHAREHOLDERS ARE URGED TO REVIEW AND CAREFULLY
               CONSIDER THE RISKS DESCRIBED UNDER "RISK FACTORS".

     The date of this Proxy Statement/Prospectus is May 12, 1997 and this Proxy Statement/Prospectus is first being mailed or delivered to the Central Texas shareholders on or about May 12, 1997.

                           PROXY STATEMENT/PROSPECTUS
                               TABLE OF CONTENTS


AVAILABLE INFORMATION..........................................  1

INCORPORATION OF CERTAIN DOCUMENTS
BY REFERENCE...................................................  1

PROXY STATEMENT/PROSPECTUS.....................................  3

INTRODUCTION...................................................  3

SUMMARY........................................................  6
        Parties to the Merger..................................  6
        The Merger.............................................  8
        Reasons for the Merger; Recommendation of
        Boards of Directors....................................  9
        The Meeting............................................ 10
        Record Date............................................ 10
        Shareholder Votes Required............................. 10
        Dissenters' Rights..................................... 11
        Conditions to Consummation and Regulatory
        Approvals; Termination Fee............................. 11
        Federal Income Tax Consequences........................ 12
        Accounting Treatment................................... 12

RISK FACTORS................................................... 13

RECENT DEVELOPMENTS............................................ 14

SELECTED FINANCIAL DATA........................................ 16

MARKET PRICES.................................................. 18

THE MERGER..................................................... 19
        General................................................ 19
        Background and Reasons for the Merger.................. 20
        Opinion of Financial Advisor........................... 21
        Operations after the Mergers........................... 25
        Other Terms and Conditions............................. 25
        No Solicitation........................................ 27
        Additional Agreements.................................. 27
        Business Pending Effective Time........................ 28
        Amendment.............................................. 28
        Termination; Termination Fee........................... 28
        Exchange of Shares..................................... 29
        Dissenters' Rights..................................... 30
        Federal Income Tax Consequences........................ 32
        Government Approvals................................... 33
        Accounting Treatment................................... 33

SUPERVISION AND REGULATION..................................... 34
        General................................................ 34
        Compass, Compass Banks of Texas and
        Compass Bancorporation................................. 34
        The Subsidiary Banks................................... 36
        Other.................................................. 37

DESCRIPTION OF COMPASS COMMON AND
PREFERRED STOCK................................................ 38
        Compass Common Stock................................... 38
        Dividends.............................................. 38
        Preemptive Rights...................................... 39
        Voting Rights.......................................... 39
        Liquidation............................................ 39
        Compass Preferred Stock................................ 39

COMPARISON OF RIGHTS OF SHAREHOLDERS OF
CENTRAL TEXAS AND COMPASS...................................... 40
        Charter and Bylaw Provisions Affecting Compass Stock... 40 Certain Differences Between the Corporation Laws
        of Texas and Delaware and Corresponding Charter
        and Bylaw Provisions................................... 40
        Mergers................................................ 40
        Appraisal Rights....................................... 41
        Special Meetings....................................... 41
        Actions Without a Meeting.............................. 42

        Election of Directors.................................. 42
        Voting on Other Matters................................ 42
        Preemptive Rights...................................... 43
        Dividends.............................................. 43
        Liquidation Rights..................................... 43
        Limitation of Liability and Indemnification............ 43
        Removal of Directors................................... 44
        Inspection of Books and Records........................ 44
        Antitakeover Provisions................................ 45

RESALE OF COMPASS STOCK........................................ 45

INFORMATION ABOUT COMPASS...................................... 45
        Incorporation of Certain Documents by Reference........ 45
        Interests of Certain Persons........................... 46

INFORMATION ABOUT CENTRAL TEXAS................................ 46
        Services, Employees and Properties..................... 46
        Competition............................................ 46
        Legal Proceedings...................................... 47
        Market Price and Dividends............................. 47
        Beneficial Ownership of Central Texas
        Common Stock by Central Texas
        Management and Principal Shareholders.................. 47

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION  AND RESULTS
OF OPERATIONS OF CENTRAL TEXAS
BANCORP, INC. ................................................. 50
        Results of Operations.................................. 50
        General................................................ 50
        Net Interest Income.................................... 50
        Provision for Loan Losses.............................. 53
        Non-interest Income.................................... 53
        Non-interest Expense................................... 53
        Federal Income Taxes................................... 53
        Capital Resources, Liquidity and Financial
        Condition.............................................. 54
        Capital Resources...................................... 54
        Liquidity.............................................. 55
        Interest Rate Sensitivity.............................. 56
        Investment Securities.................................. 58
        Deposits............................................... 59
        Loans.................................................. 60
        Allowance for Loan Losses and Risk Elements............ 60
        Nonaccrual, Past Due and Restructured Loans............ 62
        Return on Equity and Assets............................ 62

RELATIONSHIPS WITH INDEPENDENT
ACCOUNTANTS.................................................... 63

EXPERTS........................................................ 63

LEGAL OPINIONS................................................. 63

INDEMNIFICATION................................................ 63

OTHER MATTERS.................................................. 64

                             AVAILABLE INFORMATION

     Compass has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act for the registration of the Compass Common Stock proposed to be issued and exchanged in the Merger. This Proxy Statement/Prospectus was filed as a part of the Registration Statement.

     This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, as certain parts are permitted to be omitted by the rules and regulations of the Commission. For further information pertaining to Compass, the Compass Common Stock, and related matters, reference is made to the Registration Statement, including the exhibits filed as a part thereof, which may be inspected at, and copies of which may be obtained by mail from, the Public Reference Branch of the Commission referred to below.

     Compass is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Commission's public reference rooms located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the public reference facilities in the New York Regional Office, 13th Floor, Seven World Trade Center, New York, New York 10048, and the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of such materials can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Branch, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT INCLUDED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS CONCERNING COMPASS (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE TO EACH BENEFICIAL OWNER OF CENTRAL TEXAS COMMON STOCK, WITHOUT CHARGE AND UPON REQUEST, FROM THE CONTROLLER OF COMPASS AT 15 SOUTH 20TH STREET, BIRMINGHAM, ALABAMA 35233 (TELEPHONE NO. (205) 558-5740). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY JUNE 6, 1997.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by Compass with the Commission are incorporated herein by reference:

     (i) Compass' Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-6032);

     (ii) Compass' Proxy Statement dated March 21, 1997, relating to its annual meeting of shareholders held on April 21, 1997 (File No. 0-6032); and

     (iii) The description of Compass Common Stock contained in its Proxy Statement dated April 16, 1982, relating to its Annual Meeting held May 17, 1982 (File No. 0-6032).

     All documents filed by Compass pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting are incorporated herein by reference, and shall be deemed a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Proxy Statement/Prospectus, shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus, except as so modified or superseded.

     No person has been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Compass, Compass Texas, Central Texas or their respective affiliates. This Proxy Statement/Prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, any securities other than the Compass Common Stock offered hereby, nor does it constitute an offer to exchange or sell or a solicitation of an offer to exchange or purchase such securities in any state or other jurisdiction to any person to whom such an offer or solicitation would be unlawful.

     Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Compass, Compass Texas, Central Texas, the Bank or their respective affiliates since the date of this Proxy Statement/Prospectus.

                           PROXY STATEMENT/PROSPECTUS

                                  INTRODUCTION

     This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of Central Texas Bancorp, Inc., a Texas corporation ("Central Texas"), for use at the special meeting of Central Texas shareholders to be held at the time and place set forth in the foregoing notice and at any adjournments thereof (the "Meeting"). This Proxy Statement/Prospectus is also a prospectus for the shares of Compass Bancshares, Inc. ("Compass") $2.00 par value common stock ("Compass Common Stock") to be issued in connection with the merger (the "Merger") of Central Texas with and into Compass Texas Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Compass ("Compass Texas").

     The following proposals will be considered and voted upon at the Meeting:

     (1) To approve, ratify, confirm and adopt an Agreement and Plan of Merger dated as of March 14, 1997, as amended, by and between Compass and Central Texas (the "Merger Agreement"), pursuant to which Central Texas will be merged with and into Compass Texas; and

     (2) To consider and transact such other business as may properly come before the Meeting.

     The Board of Directors of Central Texas has fixed May 6, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and any adjournments thereof (the "Record Date"). As of such date, Central Texas had 500,000 shares of common stock, $10.00 par value per share ("Central Texas Common Stock"), authorized, of which 400,000 shares were issued and outstanding, and 500,000 shares of preferred stock, $10.00 par value per share, authorized, none of which were issued or outstanding. As of the Record Date, the Central Texas Common Stock was held of record by 151 persons or entities. Each share of Central Texas Common Stock entitles the holder of record on the Record Date to one vote as to the Merger and one vote as to any other proposal to be voted on at the Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Central Texas Common Stock entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Central Texas Common Stock is required for approval of the Merger. CENTRAL TEXAS' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER. SEE "SUMMARY--RECORD DATE"; "SUMMARY--SHAREHOLDER VOTES REQUIRED"; "THE MERGER--GENERAL"; "THE MERGER--OTHER TERMS AND CONDITIONS"; AND APPENDIX I.

     Central Texas has agreed in the Merger Agreement to pay Compass $650,000 in the event that the Central Texas' shareholders do not approve the Merger. Furthermore, in the event the Board of Directors of Central Texas violates its obligations set forth in Section 6.6 of the Merger Agreement (SEE "THE MERGER-- NO SOLICITATION") or withdraws or adversely modifies its recommendation (including without limitation, the execution of an agreement for the disposition or merger of Central Texas or The Texas National Bank of Waco, a national banking association and wholly-owned subsidiary of Central Texas (the "Bank")) that the Central Texas shareholders vote in favor of the approval and adoption of the Merger Agreement and the Merger, then Central Texas shall pay to Compass an aggregate fee of $2,000,000; provided, however, that such fee shall be reduced dollar for dollar by any fee paid by Central Texas to Compass pursuant to the preceding sentence and provided that no such amounts shall be owed if Central Texas exercises its pricing termination option due to a decrease in the average closing sale price of the Compass Common Stock. SEE "SUMMARY--THE MERGER"; "THE MERGER--GENERAL"; "THE MERGER--TERMINATION; TERMINATION FEE"; "THE MERGER--NO SOLICITATION".

     Of the 400,000 shares of Central Texas Common Stock outstanding as of the Record Date, 201,136 shares, or 50.3%, of the Central Texas Common Stock are subject to a Shareholders Agreement (the "Central Texas Shareholder Agreement"). The Central Texas Shareholder Agreement includes a voting trust pursuant to which each party to the Central Texas Shareholder Agreement transferred record title to their Central Texas Common Stock to F. Herman Coleman, as Trustee (the "Trustee"), to be held and administered in accordance with the terms of the Central Texas Shareholder Agreement. Each such party holds a voting trust certificate to evidence their beneficial interest (the "Beneficial Shares") in the Central Texas Common Stock subject to the Central Texas Shareholder Agreement. The Central Texas Shareholder Agreement prohibits the Trustee from voting the Central Texas Common Stock held by him as Trustee in favor of a merger without the written consent of the holders of 51% of the Beneficial Shares. Accordingly, holders of 102,580 Beneficial Shares must consent to the Merger in order for the Trustee to vote the 201,136 shares (50.3% of the outstanding shares) of Central Texas Common Stock held in the Trustee's name in favor of the Merger. The parties to the Central Texas Shareholder Agreement consist entirely of current and former directors or advisory directors of Central Texas and the Bank, spouses of such directors, affiliated companies of such directors, or trusts of which certain directors or their spouses are beneficiaries. The Central Texas Shareholder Agreement expires by its terms on December 31, 1997. Pursuant to the Central Texas Shareholder Agreement, all of the parties thereto have consented to the Merger and authorized the Trustee to vote the 201,136 shares of Central Texas Common Stock in favor of the Merger.
An additional 10,884 shares of Central Texas Common Stock, comprising approximately 2.72% of the total shares of Central Texas Common Stock issued and outstanding as of the Record Date, are owned beneficially by the directors and executive officers of Central Texas.

     The Trustee and the directors and executive officers of Central Texas (and certain of their spouses) owning or otherwise controlling the right to vote 212,020 shares of Central Texas Common Stock, comprising approximately 53.01% of the total shares of Central Texas Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to a Voting Agreement and Irrevocable Proxy (the "Voting Agreement"), to vote their shares in favor of the Merger. SEE "SUMMARY--REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS"; "SUMMARY--SHAREHOLDER VOTES REQUIRED"; "THE MERGER--GENERAL"; "THE MERGER-- ADDITIONAL AGREEMENTS"; AND "INFORMATION ABOUT CENTRAL TEXAS--BENEFICIAL OWNERSHIP OF CENTRAL TEXAS COMMON STOCK BY CENTRAL TEXAS MANAGEMENT AND PRINCIPAL SHAREHOLDERS".

     Proxies in the form enclosed are solicited by Central Texas' Board of Directors. Any such proxy, if received in time for voting and not revoked, will be voted at the Meeting in accordance with the shareholder's instructions. If no instructions are given on the proxy, the proxy will be voted in favor of the Merger. Failure to submit a proxy or to vote at the Meeting will have the same effect as a vote against the Merger. At present, Central Texas' Board of Directors knows of no other matters to be presented at the Meeting, but if other matters are properly presented, the persons named in the proxy will vote or refrain from voting in accordance with the recommendation of Central Texas' Board of Directors pursuant to the discretionary authority conferred by the proxy. SEE "OTHER MATTERS"; "THE MERGER--DISSENTERS' RIGHTS"; AND APPENDIX II.

     A proxy may be revoked at any time prior to its exercise by filing, at Central Texas' principal office, a duly executed proxy bearing a later date or a written notice revoking such proxy. Any shareholder entitled to vote at the Meeting may attend the Meeting and vote in person by written ballot on any matter presented for a vote at such Meeting, whether or not such shareholder has given a proxy previously, and such action will constitute a revocation of any prior proxy.

     Proxies will be solicited initially by mail, and may also be solicited personally, by telephone, facsimile transmission or other means by the directors, officers and employees of Central Texas, with no special or extra compensation therefor, although such officers, directors and employees may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of soliciting materials to the beneficial owners of Central Texas Common Stock held of record by such persons, and Central Texas may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that they incur in that connection. Expenses incurred in connection with the Merger, including those attributable to the solicitation of proxies, will be paid by the party to the Merger Agreement incurring the expense.

     Brokerage firms, banks, nominees, fiduciaries and other custodians are requested to forward these proxy materials to the beneficial owners of Central Texas Common Stock held of record by them, and Central Texas will reimburse them, upon request, for their reasonable expenses incurred in connection with such mailing or other communications with such beneficial owners.

     Compass' principal executive offices are located at 15 South 20th Street, Birmingham, Alabama 35233, and its telephone number is (205) 933-3000. Central Texas' principal executive offices are located in the Texas Center at 9th & Washington Avenue, Waco, Texas 76701, and its telephone number is (817) 756-2151.

                                    SUMMARY

          The following is a brief summary of certain information relating to the Merger contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to describe all material information relating to the Merger and is qualified in its entirety by reference to the more detailed information and financial statements contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto and the documents referred to herein or incorporated by reference. All share and per share information in this Proxy Statement/Prospectus has been adjusted to reflect a three-for-two stock split of the Compass Common Stock effected on April 1, 1997 for the Compass shareholders of record on March 17, 1997 (SEE "RECENT DEVELOPMENTS"). Shareholders are urged to read carefully the entire Proxy Statement/Prospectus and the related documents.

     PARTIES TO THE MERGER

          Compass. Compass is a Delaware corporation which was organized in 1970. It is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Substantially all of Compass' revenues are derived from its subsidiaries, which are primarily banks located in Alabama, Texas and Florida.

          Compass owns Compass Bank ("Compass Bank-Alabama"), an Alabama state bank headquartered in Birmingham, Alabama, Central Bank of the South, an Alabama state bank headquartered in Anniston, Alabama, and Compass Bank ("Compass Bank-Florida"), a Florida state member bank headquartered in Jacksonville, Florida. Compass Bank-Alabama and Compass Bank-Florida conduct a general, full-service commercial and consumer banking business through 88 banking offices located in 45 communities in Alabama and 34 banking offices in Florida. Compass Bank-Alabama also is engaged in the investment, trust and equipment leasing businesses, and other bank operating activities. Central Bank of the South primarily serves as a controlled disbursement facility for commercial deposit customers of Compass Bank-Alabama.

          Compass Banks of Texas, Inc. ("Compass Banks of Texas") is a Delaware corporation and wholly-owned subsidiary of Compass. Compass Banks of Texas and its wholly-owned subsidiary, Compass Bancorporation of Texas Inc. ("Compass Bancorporation"), are bank holding companies registered with the Federal Reserve under the BHC Act. Compass Bancorporation owns Compass Bank ("Compass Bank-Texas"), a Texas state bank and wholly-owned indirect subsidiary of Compass headquartered in Houston, Texas; River Oaks Trust Company, a Texas trust company located in Houston, Texas ("River Oaks Trust Company"); and Compass Texas Management, Inc., a Texas corporation ("Compass Management"). Compass Management provides management services to its affiliated Texas banks. These wholly-owned commercial bank subsidiaries conduct a general, full-service commercial and consumer banking business through 42 banking offices in Houston, Texas, 24 banking offices in the Dallas-Ft. Worth area, 16 banking offices in San Antonio, Texas, 8 banking offices in Austin, Texas and 8 banking offices in Central and East Texas.

          During 1995, Compass acquired Southwest Bankers, Inc., and its bank subsidiary, The Bank of San Antonio, located in San Antonio, Texas. In 1996, Compass acquired Flower Mound Bancshares, Inc. and its bank subsidiary, Security Bank, located in Flower Mound, Texas; Equitable BankShares, Inc. and its bank subsidiary, Equitable Bank, located in Dallas, Texas; Post Oak Bank located in Houston, Texas; Peoples Bancshares, Inc. and its bank subsidiary, The Peoples National Bank located in Belton, Texas; Royall Financial Corporation and its bank subsidiary, The Royall National Bank of Palestine, located in Palestine, Texas; Probank, located in The Woodlands, Texas;

     the San Antonio, Texas branches of Coastal Banc ssb; Texas American Bank located in San Antonio, Texas; and CFB Bancorp, Inc. and its subsidiary, Community First Bank of Jacksonville, Florida. In 1997, Compass acquired Horizon Bancorp, Inc. and its subsidiary, Horizon Bank & Trust, ssb, located in Austin, Texas; Enterprise National Bank of Jacksonville, located in Jacksonville, Florida; the Crosby, Texas branch of Bank One, Texas, National Association; and Greater Brazos Valley Bancorp, Inc. and its subsidiary, Commerce National Bank, located in College Station, Texas. The Merger is the only announced acquisition which is pending.

          On December 31, 1996, Compass and its subsidiaries had consolidated assets of $11.8 billion, consolidated deposits of $9.2 billion, and total shareholders' equity of $803 million. Of Compass' $11.8 billion of consolidated assets, approximately $6.1 billion are held in Alabama, $4.7 billion are held in Texas, and $1.0 billion are held in Florida. SEE "AVAILABLE INFORMATION"; "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"; "SELECTED FINANCIAL DATA"; AND "INFORMATION ABOUT COMPASS".

          Central Texas and the Bank. The Bank began operations in 1886 and became a national bank in 1903. Central Texas became a bank holding company as a result of amendments to the BHC Act in 1970. Until 1981, Central Texas (previously known as NCB Company of Waco) owned approximately 52% of the outstanding shares of the Bank. In 1981, Central Texas acquired the remaining outstanding shares of the Bank stock. Central Texas currently conducts no operations other than serving as a bank holding company under the BHC Act for the Bank and owning the North Valley Mills Drive branch facility. Central Texas derives its revenues primarily from the operations of the Bank in the form of dividends paid from the Bank to Central Texas and lease rental paid by the Bank and other tenants of the North Valley Mills Drive facility. Central Texas is subject to regulation by the Federal Reserve.

          The Bank is an independent community bank located in Waco, Texas. The Bank is a full service bank offering a variety of services to satisfy the needs of the consumer and commercial customers in the area. The principal services offered by the Bank include most types of loans, including agricultural, commercial, consumer and real estate loans. The Bank also offers trust services, safe deposit boxes, a night deposit facility, motor bank, wire transfers and automated teller machine ("ATM") cards.

          The Bank's main office is located in the Texas Center at 9th & Washington Avenue, Waco, Texas, in a facility owned jointly with Texas Life Insurance Company. The Bank also has a branch at 1227 North Valley Mills Drive in a facility owned by Central Texas.

          The Bank considers its service area to be the area encompassing McLennan County. The activities in which the Bank engages are competitive. Each activity engaged in involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its service area, the Bank competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, finance companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Additional competition for deposits comes from government and private issuers of debt obligations and other investment alternatives for depositors, such as money market funds. The Bank also competes with suppliers of equipment in furnishing equipment financing and leasing services.

          On December 31, 1996, Central Texas had total assets of $215 million, total deposits of $194 million, and total shareholders' equity of $18 million. SEE "SELECTED FINANCIAL DATA";

     "INFORMATION ABOUT CENTRAL TEXAS"; "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CENTRAL TEXAS"; AND FINANCIAL STATEMENTS OF CENTRAL TEXAS.

      THE MERGER

          The Merger Agreement provides for the holders of Central Texas common stock, par value $10.00 per share ("Central Texas Common Stock"), at the effective time of the Merger (the "Effective Time"), other than dissenting shareholders, to receive aggregate merger consideration (the "Merger Consideration") of 1,537,500 shares of Compass Common Stock (as adjusted due to the exercise of dissenter's rights). Holders of Central Texas Common Stock shall receive for each share of Central Texas Common Stock held at the Effective Time a number of shares of Compass Common Stock equal to the quotient of 1,537,500 shares of Compass Common Stock divided by the number of shares of Central Texas Common Stock issued and outstanding immediately prior to the Effective Time (the "Per Share Merger Consideration"). In the event the average closing sale price of the Compass Common Stock as reported by the NASDAQ National Market System for the ten days of trading preceding the tenth business day prior to the Effective Time (the "Share Determination Market Value") is less than $22.67 per share, Central Texas may either (i) terminate the Agreement (the "Pricing Termination Option"), or (ii) agree to accept an aggregate of 1,537,500 shares of Compass Common Stock. In the event Central Texas exercises its Pricing Termination Option, the Merger Agreement shall be terminated, but Compass shall have the right to reject such termination of the Agreement by Central Texas (the "Termination Rejection") by agreeing to issue an aggregate number of shares of Compass Common Stock equal to the quotient of $34,850,000 divided by the Share Determination Market Value ("New Shares"). In such event, each holder of Central Texas Common Stock for each share so held shall receive Merger Consideration equal to the quotient of the New Shares divided by the number of shares of Central Texas Common Stock outstanding immediately prior to the Effective Time. Any decision by the Board of Directors of Central Texas regarding whether to terminate the Merger Agreement will be made in its sole discretion and could result in either (i) Central Texas shareholders receiving Merger Consideration with an aggregate market value of less than $34,850,000, (ii) the termination of the Merger Agreement, or (iii) Compass agreeing to increase the number of shares of Compass Common Stock constituting the Merger Consideration. If the Board of Directors of Central Texas elects to terminate the Merger Agreement, there can be no assurance that Compass will agree to increase the number of shares of Compass Common Stock and that the Merger Agreement will not terminate, in which event the Central Texas shareholders would not receive any Merger Consideration but would retain their Central Texas Common Stock.

          Assuming that there will be 400,000 shares of Central Texas Common Stock issued and outstanding immediately prior to the Effective Time and the satisfaction of all conditions to closing, each shareholder of Central Texas (except for shareholders choosing to exercise their dissenters' rights) will be entitled to receive approximately 3.8438 shares of Compass Common Stock for each share of Central Texas Common Stock held.

          Other than reductions due to the payment of cash for fractional shares and for shares held by dissenting shareholders, in no event will the aggregate number of shares of Compass Common Stock to be issued in the Merger be less than 1,537,500.

          Compass Texas will be the surviving entity in the Merger (the "Surviving Corporation"), and the officers and directors of Compass Texas at the Effective Time will remain as the officers and directors of the Surviving Corporation. Compass intends that the Bank's personnel will remain following the Merger. Compass and Central Texas presently intend that immediately following the completion of the Merger, the Bank will be merged with and into Compass Bank-Texas (the

     "Subsequent Merger"), subject to the necessary regulatory approvals. Thereafter, the separate existence of the Bank will cease, and the former branches of the Bank will become branches of Compass Bank-Texas. SEE "THE MERGER--GENERAL"; AND "INFORMATION ABOUT CENTRAL TEXAS".

          The Merger Agreement also provides that the number of shares of Compass Common Stock to be received by Central Texas shareholders in the Merger will be adjusted to give effect to any stock dividends or splits, reclassifications, recapitalizations or conversions with respect to Compass Common Stock when the record date or payment occurs prior to the Effective Time. SEE "INTRODUCTION"; "SUMMARY--DISSENTERS' RIGHTS"; "RECENT DEVELOPMENTS--STOCK SPLIT"; "THE MERGER--GENERAL"; "THE MERGER--DISSENTERS' RIGHTS"; APPENDIX I; AND APPENDIX II.

          The Merger Agreement was the result of arm's-length negotiations between representatives of Central Texas and Compass. Central Texas' Board of Directors believes that the terms of the Merger are fair to Central Texas' shareholders. In addition, a fairness opinion has been received from The Bank Advisory Group, Inc. ("Advisory") with respect to the fairness, from a financial point of view, of the Merger to its shareholders. The fairness opinion is attached to this Proxy Statement/Prospectus as Appendix III. SEE "SUMMARY--REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS"; "THE MERGER--BACKGROUND AND REASONS FOR THE MERGER"; "THE MERGER--OPINION OF FINANCIAL ADVISOR"; AND APPENDIX III.

     REASONS FOR THE MERGER; RECOMMENDATION OF BOARDS OF DIRECTORS

          In 1996, the Chairman of the Board of Central Texas had discussions with Compass regarding its interest in acquiring Central Texas. Upon receipt of a proposal from Compass, the Board of Directors of Central Texas carefully evaluated the proposal and concluded that the proposed Merger with Compass was in the best interests of Central Texas' shareholders for a number of reasons, including, without limitation, the following:

          (i) The Board of Directors of Central Texas believes the Merger Consideration represents a fair price to the shareholders of Central Texas and that the Compass Common Stock to be received in the Merger will provide shareholders of Central Texas with a more marketable investment than their shares in Central Texas.

          (ii) The recent earnings and return on equity of Central Texas made Central Texas an attractive acquisition candidate at this time.

          (iii) The financial condition and reputation of Compass were favorable.

          (iv) The ability of the surviving company in the Merger to expand products, services and its branch network as a result of it being a part of a larger organization was attractive.

          (v) In addition, the Board of Central Texas considered the economic and competitive prospects of Central Texas as an independent entity as well as the tax-free nature of the Merger.

          For the reasons set forth above, the Central Texas Board of Directors believes the Merger to be in the best interests of Central Texas' shareholders. CENTRAL TEXAS' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CENTRAL TEXAS SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER and has authorized consummation thereof subject to approval of the Central Texas shareholders and the satisfaction of certain other conditions. SEE "INTRODUCTION"; SEE "SUMMARY--PARTIES TO THE MERGER"; "SUMMARY--THE MERGER"; "THE MERGER--BACKGROUND AND REASONS FOR THE MERGER"; "THE

     MERGER--OTHER TERMS AND CONDITIONS"; "DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK"; "COMPARISON OF RIGHTS OF SHAREHOLDERS OF CENTRAL TEXAS AND COMPASS"; "INFORMATION ABOUT COMPASS"; AND "INFORMATION ABOUT CENTRAL TEXAS".

          Advisory has delivered an opinion to the Board of Directors of Central Texas to the effect that, based upon and subject to the qualifications described in such opinion, the terms of the Merger, including the consideration to be received by the holders of Central Texas Common Stock, are fair from a financial point of view. For additional information concerning the matters considered by Advisory in reaching its opinion, the limitations on its review, and the fees received or to be received by it, see "THE MERGER - OPINION OF FINANCIAL ADVISOR" AND APPENDIX III.

     THE MEETING

          The Meeting will be held on Thursday, June 19, 1997 at 3:00 p.m., Central time, at the offices of the Bank located in the Texas Center at 9th & Washington Avenue in Waco, Texas, for the purpose of approving, ratifying, confirming and adopting the Merger Agreement.

      RECORD DATE

          The Record Date has been set by Central Texas' Board of Directors as the close of business on May 6, 1997. Only holders of Central Texas Common Stock as of such date will be entitled to vote at the Meeting. SEE "INTRODUCTION".

      SHAREHOLDER VOTES REQUIRED

          The Merger must be approved by the affirmative vote of the holders of at least two-thirds of the shares of the Central Texas Common Stock issued and outstanding and entitled to vote at the Meeting.

          Of the 400,000 shares of Central Texas Common Stock outstanding as of the Record Date, 201,136 shares, or 50.3%, of the Central Texas Common Stock are subject to the Central Texas Shareholder Agreement. The Central Texas Shareholder Agreement includes a voting trust pursuant to which each party to the Central Texas Shareholder Agreement transferred record title to their Central Texas Common Stock to F. Herman Coleman, as Trustee, to be held and administered in accordance with the terms of the Central Texas Shareholder Agreement. Each such party holds a voting trust certificate to evidence their beneficial interest in the Central Texas Common Stock subject to the Central Texas Shareholder Agreement. The Central Texas Shareholder Agreement prohibits the Trustee from voting the Central Texas Common Stock held by him as Trustee in favor of a merger without the written consent of the holders of 51% of the Beneficial Shares. Accordingly, holders of 102,580 Beneficial Shares must consent to the Merger in order for the Trustee to vote the 201,136 shares (50.3% of the outstanding shares) of Central Texas Common Stock held in the Trustee's name in favor of the Merger. The parties to the Central Texas Shareholder Agreement consist entirely of current and former directors or advisory directors of Central Texas and the Bank, spouses of such directors, affiliated companies of such directors, or trusts of which certain directors or their spouses are beneficiaries. The Central Texas Shareholder Agreement expires by its terms on December 31, 1997. Pursuant to the Central Texas Shareholder Agreement, all of the parties thereto have consented to the Merger and authorized the Trustee to vote the 201,136 shares of Central Texas Common Stock in favor of the Merger. An additional 10,884 shares of Central Texas Common Stock, comprising approximately 2.72% of the total shares of Central Texas Common Stock issued and outstanding as of the Record Date, are owned beneficially by the directors and executive officers of Central Texas.

          The Trustee and the directors and executive officers of Central Texas (and certain of their spouses) owning or otherwise controlling the right to vote 212,020 shares of Central Texas Common Stock, comprising approximately 53.01% of the total shares of Central Texas Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to the Voting Agreement, to vote their shares in favor of the Merger.

          Compass Texas has 1,000 shares of common stock, par value $.01 per share, issued and outstanding, all of which are owned and held by Compass. Subject to the satisfaction or waiver of all of the conditions to the parties' obligations to effect the Merger, Compass, as the sole shareholder of Compass Texas, will approve the Merger Agreement in the manner prescribed by Delaware General Corporation Law ("GCL"). SEE "THE MERGER-- GENERAL".

      DISSENTERS' RIGHTS

          Holders of Central Texas Common Stock who timely object to the Merger, and who otherwise comply with the provisions of the Texas Business Corporation Act ("TBCA"), will be entitled to exercise dissenters' rights. SEE "THE MERGER--DISSENTERS' RIGHTS"; "COMPARISON OF RIGHTS OF SHAREHOLDERS OF CENTRAL TEXAS AND COMPASS--DISSENTERS' RIGHTS"; AND APPENDIX II.

      CONDITIONS TO CONSUMMATION AND REGULATORY APPROVALS; TERMINATION FEE

          Consummation of the Merger is subject to approval by the shareholders of Central Texas, the receipt of required regulatory approvals from the Federal Reserve under the BHC Act, and the satisfaction or waiver of a number of other conditions. In addition, consummation of the Subsequent Merger of the Bank into Compass Bank-Texas is subject to approval by the Federal Deposit Insurance Corporation (the "FDIC") and the Banking Commissioner of Texas (the "Commissioner"). It is expected that the Federal Reserve, the FDIC and the Commissioner will issue their respective approvals of the Merger and the Subsequent Merger.

          A formal application under the BHC Act was filed with the Federal Reserve on April 1, 1997. Once Federal Reserve approval has been obtained, the Merger cannot be consummated until the expiration of a 15 day waiting period following such approval during which the United States Department of Justice (the "Justice Department"), pursuant to the BHC Act, may bring an action opposing the Merger.

          An application was filed with the FDIC on April 2, 1997. The FDIC approval is also subject to a 15 day waiting period during which the Justice Department, pursuant to the Bank Merger Act, may bring an action opposing the Subsequent Merger under the antitrust laws. No Justice Department objection or adverse action is anticipated with respect to the Merger or the Subsequent Merger.

          The Texas Banking Act allows out-of-state bank holding companies to acquire bank holding companies that own or control state or national banks located within Texas. An application with the Commissioner was filed on April 2, 1997. SEE "THE MERGER--GOVERNMENTAL APPROVALS".

          The respective boards of directors of Compass and Central Texas may terminate the Merger Agreement as a result of, among other things, the failure of any of the several conditions to each of their respective obligations to close, or if the Effective Time does not occur on or before the expiration of nine months from the date of the Merger Agreement or such later date agreed to in writing by Compass and Central Texas. SEE "THE MERGER--OTHER TERMS AND CONDITIONS";

     "THE MERGER--BUSINESS PENDING EFFECTIVE TIME"; "THE MERGER--AMENDMENT; TERMINATION"; "THE MERGER--GOVERNMENT APPROVALS"; AND APPENDIX I.

          Central Texas has agreed in the Merger Agreement to pay Compass $650,000 in the event that the Central Texas' shareholders do not approve the Merger. Furthermore, in the event the Board of Directors of Central Texas violates its obligations set forth in Section 6.6 of the Merger Agreement (SEE "THE MERGER--NO SOLICITATION") or withdraws or adversely modifies its recommendation (including without limitation, the execution of an agreement for the disposition or merger of Central Texas or the Bank) that the Central Texas shareholders vote in favor of the approval and adoption of the Merger Agreement and the Merger, then Central Texas shall pay to Compass an aggregate fee of $2,000,000; provided, however, that such fee shall be reduced dollar for dollar by any fee paid by Central Texas to Compass pursuant to the preceding sentence and provided that no such amounts shall be owed if Central Texas exercises its Pricing Termination Option.

          SEE "THE MERGER--TERMINATION; TERMINATION FEE"; "THE MERGER--NO SOLICITATION". SEE "THE MERGER--OTHER TERMS AND CONDITIONS"; "THE MERGER-- BUSINESS PENDING EFFECTIVE TIME"; AND APPENDIX I.

      FEDERAL INCOME TAX CONSEQUENCES

          In the opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. ("Liddell, Sapp"), counsel to Compass and Compass Texas, based upon certain representations and assumptions, the Merger, if consummated in accordance with the Merger Agreement, will qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, as a result of such qualification, no gain or loss will be recognized by holders of Central Texas Common Stock for federal income tax purposes upon receipt of Compass Common Stock in accordance with the Merger Agreement. Any gain attributable to cash received by holders of Central Texas Common Stock in lieu of fractional shares of Compass Common Stock or upon exercise of their dissenters' rights will be taxed as ordinary income (loss) or capital gain (loss) depending upon each shareholder's situation. No information is provided herein with respect to the tax consequences, if any, of the Merger to shareholders under any state, local or foreign tax laws. CENTRAL TEXAS SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO ALL TAX CONSEQUENCES OF THE MERGER AFFECTING THEM. SEE "THE MERGER--FEDERAL INCOME TAX CONSEQUENCES".

          Compass and the shareholders of Central Texas expect to receive an opinion from Liddell, Sapp at the closing of the transaction contemplated by the Merger Agreement (the "Closing") that the Merger will qualify as a reorganization under Section 368(a) of the Code in satisfaction of a condition to consummation of the Merger. SEE "THE MERGER--OTHER TERMS AND CONDITIONS" AND "LEGAL OPINIONS".

      ACCOUNTING TREATMENT

          Compass will account for the Merger under the pooling-of-interests method for financial reporting and all other purposes. Compass has received a letter from KPMG Peat Marwick LLP, which will be updated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment. SEE "THE MERGER--ACCOUNTING TREATMENT".

                                  RISK FACTORS

     Central Texas shareholders currently control Central Texas through their ability to elect the Board of Directors of Central Texas and vote on various matters affecting Central Texas. The Merger will transfer control of Central Texas from Central Texas' shareholders to Compass. As of the Effective Time, the shareholders of Central Texas will become shareholders of Compass, a multi-bank holding company. As a result of the Merger, the former shareholders of Central Texas will no longer have the ability to control or influence the management policies of Central Texas' operations, and as shareholders of Compass their ability to influence the management policies of Compass will be limited due to the fact that they will hold a relatively small percentage of the voting stock of Compass.

     Compass' banking subsidiaries compete with other banking institutions on the basis of service, convenience and, to some extent, price. Due in part to both regulatory changes and consumer demands, banks have experienced increased competition from other financial entities offering similar products. Competition from both bank and non-bank organizations is expected to continue. SEE "INFORMATION ABOUT CENTRAL TEXAS--COMPETITION".

     In addition, general economic conditions impact the banking industry. The credit quality of Compass' loan portfolio necessarily reflects, among other matters, the general economic conditions in the areas in which it conducts its business. The continued financial success of Compass and its subsidiaries depends somewhat on factors which are beyond Compass' control, including national and local economic conditions, the supply and demand for investable funds, interest rates and federal, state and local laws affecting these matters. Any substantial deterioration in any of the foregoing conditions could have a material adverse effect on Compass' financial condition and results of operations, which, in all likelihood, would adversely affect the market price of Compass Common Stock. SEE "MARKET PRICES".

     Compass' Restated Certificate of Incorporation, as amended (the "Certificate"), and Bylaws contain several provisions which may make Compass a less attractive target for acquisition by anyone who does not have the support of Compass' Board of Directors. Such provisions include, among other things, the requirement of a supermajority vote of shareholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a staggered Board of Directors, and the limitation that shareholder actions without a meeting may only be taken by unanimous written shareholder consent. Central Texas' Articles of Incorporation and Bylaws do not contain similar restrictions, although under Texas law Central Texas' shareholders may take action without a meeting only by unanimous written consent. SEE "COMPARISON OF RIGHTS OF SHAREHOLDERS OF CENTRAL TEXAS AND COMPASS--CHARTER AND BYLAW PROVISIONS AFFECTING COMPASS COMMON STOCK" AND "INFORMATION ABOUT COMPASS-RECENT DEVELOPMENTS".

     In the event the Share Determination Market Value is less than $22.67 per share, Central Texas may either (i) terminate the Agreement, or (ii) agree to accept an aggregate of 1,537,500 shares of Compass Common Stock. In the event Central Texas exercises its Pricing Termination Option, the Merger Agreement shall be terminated, but Compass shall have the right to reject such termination of the Agreement by Central Texas by agreeing to issue an aggregate number of shares of Compass Common Stock equal to the quotient of $34,850,000 divided by the Share Determination Market Value. In such event, each holder of Central Texas Common Stock for each share so held shall receive Merger Consideration equal to the quotient of the New Shares divided by the number of shares of Central Texas Common Stock outstanding immediately prior to the Effective Time. Any decision by the Board of Directors of Central Texas regarding whether to terminate the Merger Agreement will be made in its sole discretion and could result in either (i) Central Texas shareholders receiving Merger Consideration with an aggregate market value of less than $34,850,000, (ii) the termination of the Merger Agreement, or (iii) Compass agreeing to increase the number of shares of Compass Common Stock constituting the Merger Consideration. If the Board of Directors of Central Texas elects to terminate the Merger Agreement, there can be no assurance that Compass will agree to increase the number of shares of Compass Common Stock and that the Merger Agreement will not terminate, in which event the

Central Texas shareholders would not receive any Merger Consideration but would retain their Central Texas Common Stock.

     In addition, since the market price of the shares of Compass Common Stock to be delivered as the Merger Consideration is determined based on an average of the closing prices of Compass Common Stock as reported by the NASDAQ National Market System over a period of time, it is possible for the shareholders of Central Texas to receive shares of Compass Common Stock with a market value less than $34,850,000 at the Effective Time of the Merger.

     Central Texas has agreed in the Merger Agreement to pay Compass $650,000 in the event that the Central Texas' shareholders do not approve the Merger. Furthermore, in the event the Board of Directors of Central Texas violates its obligations set forth in Section 6.6 of the Merger Agreement (SEE "THE MERGER-- NO SOLICITATION") or withdraws or adversely modifies its recommendation (including without limitation, the execution of an agreement for the disposition or merger of Central Texas or the Bank) that the Central Texas shareholders vote in favor of the approval and adoption of the Merger Agreement and the Merger, then Central Texas shall pay to Compass an aggregate fee of $2,000,000; provided, however, that such fee shall be reduced dollar for dollar by any fee paid by Central Texas to Compass pursuant to the preceding sentence and provided that no such amounts shall be owed if Central Texas exercises its Pricing Termination Option. SEE "THE MERGER--TERMINATION; TERMINATION FEE"; "THE MERGER--NO SOLICITATION". SEE "THE MERGER--OTHER TERMS AND CONDITIONS"; "THE
MERGER--BUSINESS PENDING EFFECTIVE TIME"; AND APPENDIX I.

     SEE "SUPERVISION AND REGULATION" for a description of the regulatory considerations relating to the ownership of Compass Common Stock.

                              RECENT DEVELOPMENTS

     Capital Securities. On January 21, 1997, Compass Trust I, a statutory business trust formed under the laws of the State of Delaware (the "Series A Issuer"), issued 100,000 Capital Securities (the "Capital Securities") in a securities offering pursuant to a registration statement filed with the Commission thereby raising $100 million. Compass is the owner of all of the beneficial interests represented by common securities of the Series A Issuer ("Series A Common Securities" and, collectively with the Capital Securities, the "Series A Securities"). The Series A Issuer exists for the sole purpose of issuing the Series A Securities and investing the proceeds thereof in Junior Subordinated Deferrable Interest Debentures, Series A (the "Series A Subordinated Debentures"), issued by Compass. The Capital Securities have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Series A Common Securities.

     Holders of the Capital Securities are entitled to receive preferential cumulative cash distributions accruing from the date of original issuance and payable quarterly in arrears at an annual rate of 8.23% ("Distributions"). Subject to certain exceptions, as described herein, Compass has the right to defer payment of interest on the Series A Subordinated Debentures at any time or from time to time for a period not exceeding twenty consecutive quarters with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the stated maturity of the Series A Subordinated Debentures. If interest payments on the Series A Subordinated Debentures are so deferred, Distributions on the Capital Securities will also be deferred and Compass will not be permitted, subject to certain exceptions, to declare or pay any cash distributions with respect to the Compass Common Stock or debt securities that rank pari passu with or junior to the Series A Subordinated Debentures. During an Extension Period, interest on the Series A Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Series A Preferred Securities are entitled will accumulate).

     The Series A Subordinated Debentures are unsecured and subordinated to all Compass senior debt and effectively subordinated to all existing and future liabilities of Compass' subsidiaries.

     Compass has fully, irrevocably and unconditionally guaranteed all of the Series A Issuer's obligations under the Capital Securities, including but not limited to the payment of Distributions and payments on liquidation or redemption of the Capital Securities.

     The Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Series A Subordinated Debentures at maturity or their earlier redemption and are redeemable prior to maturity at the option of Compass in certain circumstances.

     Compass has the right at any time to terminate the Series A Issuer and cause the Series A Subordinated Debentures to be distributed to the holders of the Capital Securities in liquidation of the Series A Issuer. In the event of the termination of the Series A Issuer, after satisfaction of liabilities to creditors of the Series A Issuer as required by applicable law, the holders of the Capital Securities will be entitled to receive a liquidation amount of $1,000 per Capital Security plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Series A Subordinated Debentures, subject to certain exceptions.

     Stock Split. Compass, in a press release dated February 18, 1997, announced a three-for-two stock split to be effected in the form of a 50% stock dividend (the "Stock Split"). The Stock Split was completed on April 1, 1997, at which time the Compass shareholders received one additional share of Compass Common Stock for each two shares they held as of the March 17, 1997 record date. The number of shares of Compass Common Stock to be issued in the Merger as reflected in the Merger Agreement will be increased by the same percentage. As a result, the shares of Compass Common Stock that Compass will be required to issue in connection with the Merger will increase from the 1,025,000 shares referenced in the Merger Agreement to 1,537,500 shares. All share number, per share and pricing information in this proxy statement/prospectus regarding the Compass Common Stock has been restated to reflect the Stock Split. SEE "THE MERGER-GENERAL".

     First Quarter Earnings. Compass, in a press release dated April 16, 1997, reported record earnings of $36.0 million for the quarter ending March 31, 1997, an 11% increase over the first quarter of 1996. Earnings per share for the first quarter of 1997 increased 10% to $0.56 as compared to $0.51 for the first quarter of the previous year. Earnings for both periods exclude gains or losses on securities transactions, and earnings for the first quarter of 1996 exclude a nonrecurring gain on the sale of a nonstrategic bank office. Including such items, net income for the first quarter of 1997 was $36.0 million versus $38.1 million for the first quarter of 1996 and earnings per share were $0.56 versus $0.60. Return on average assets was 1.23% and return on average shareholders' equity was 17.34% for the quarter ended March 31, 1997.

     Net interest income and operating noninterest income each increased 14% when compared to the first quarter of 1996. With respect to the balance sheet, both period-end total assets and earning assets for the first quarter of 1997 increased 12% over first quarter 1996 levels. Specifically, total assets grew to $12.1 billion from $10.8 billion and earning assets grew to $11.2 billion from $10.0 billion. Period-end loans increased 16% to $7.9 billion at March 31, 1997 from $6.8 billion at March 31, 1996. Period-end deposits for the first quarter of 1997 increased 10% to $9.3 billion versus $8.4 billion one year ago, and shareholders' equity for the same time periods increased 10% to $849 million from $772 million.

                                  SELECTED FINANCIAL DATA

     The following table, except for the lines designated as pro forma, summarizes certain unaudited consolidated historical financial data of Compass, and certain unaudited historical financial data of Central Texas. The table also summarizes, where indicated, certain pro forma financial data for Compass, giving effect to the acquisition of Central Texas assuming that the Merger had been effective at the beginning of 1992. The historical data of Central Texas as of and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 is derived from the audited financial statements of Central Texas. The historical data of Compass as of and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 (i) is derived from the audited financial statements of Compass,
(ii) has been adjusted to reflect the three-for-two stock split effected on April 1, 1997 (SEE "RECENT DEVELOPMENTS"), and (iii) has not been restated to give effect to acquisitions consummated by Compass in 1997 accounted for under the pooling-of-interest method of accounting due to immateriality. The pro forma income information is not necessarily indicative of the results of operations had the proposed transaction occurred at the beginning of 1992, nor is it necessarily indicative of the results of future operations. This information should be read in conjunction with the historical consolidated financial statements and the related notes included elsewhere or incorporated by reference in this Proxy Statement/Prospectus.

                                        (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                AS OF AND FOR THE YEARS ENDED
                                                        DECEMBER 31,
                            -------------------------------------------------------------------
                                  1996          1995         1994         1993         1992
                            -------------------------------------------------------------------
TOTAL ASSETS
  Compass                      $11,814,212   $10,678,369   $9,639,541   $7,807,964   $7,484,662
  Central Texas                    215,064       215,686      188,849      177,023      172,121

TOTAL DEPOSITS
  Compass                        9,220,599     8,090,818    7,511,470    6,047,131    5,776,902
  Central Texas                    193,844       195,079      171,018      160,564      156,998

LONG-TERM DEBT
  Compass                          701,470       590,044      494,327      333,332      209,404
  Central Texas                        873           924          971        1,011        1,051

TOTAL SHAREHOLDERS' EQUITY
  Compass                          803,062       737,463      637,877      584,995      538,217
  Central Texas                     18,109        17,100       14,889       13,593       11,588

NET INTEREST INCOME
  Compass                          402,427       368,954      353,208      347,966      334,862
  Central Texas                      8,350         7,806        7,194        7,206        6,726

NET INCOME (LOSS) FROM
  CONTINUING OPERATIONS
  Compass                          128,927       114,225      105,439       97,161       81,215
  Central Texas                      1,713         2,115        1,992        2,305        1,671

NET INCOME (LOSS) PER
 COMMON SHARE FROM
 CONTINUING OPERATIONS
  Compass
      Historical                      2.13          1.88         1.74         1.58         1.32
      Pro Forma                       2.10          1.87         1.73         1.58         1.31
  Central Texas
      Historical(3)                   4.28          5.29         4.98         5.76         4.18
      Pro Forma (1)                   8.07          7.19         6.65         6.07         5.04


                                        (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                AS OF AND FOR THE YEARS ENDED
                                                        DECEMBER 31,
                            -------------------------------------------------------------------
                                  1996          1995         1994         1993         1992
                            -------------------------------------------------------------------
CASH DIVIDENDS PER
 COMMON SHARE
  Compass
    Historical                        0.85          0.75         0.61         0.51         0.45
    Pro Forma                         0.82          0.69         0.55         0.45         0.36
  Central Texas
    Historical(3)                     1.35          1.10         1.00         0.75         0.25
    Equivalent Pro Forma(2)           3.16          2.66         2.13         1.72         1.39

SHAREHOLDERS' EQUITY
 (BOOK VALUE) PER
 COMMON SHARE
  Compass
    Historical                       13.21         12.19        10.61         9.74         8.59
    Pro Forma                        13.18         12.17        10.58         9.71         8.56
  Central Texas
    Historical(3)                    45.27         42.75        37.22        33.98        28.97
    Equivalent Pro Forma(2)          50.66         46.78        40.67        37.32        32.90

WEIGHTED AVERAGE
 NUMBER OF SHARES
 OUTSTANDING
  Compass
    Historical                      60,557        60,770       60,480       60,465       59,976
    Pro Forma                       62,095        62,308       62,018       62,003       61,514
  Central Texas
    Historical(3)                      400           400          400          400          400

NUMBER OF COMMON
 SHARES OUTSTANDING AT
 END OF PERIOD
  Compass
    Historical                      60,788        60,488       60,144       60,075       59,975
    Pro Forma                       62,326        62,027       61,684       61,615       61,514
  Central Texas
    Historical (3)                     400           400          400          400          400

--------------------

 (1) Net income per common share from continuing operations represents primary earnings per share (i.e., the amount of earnings attributable to each share of common stock outstanding, including common stock equivalents).

 (2) Central Texas' Equivalent Pro Forma per share amounts are computed by multiplying Compass' Pro Forma amounts by the exchange ratio of 3.8438 based on a Share Determination Market Value of $30.11, the average closing sale price of Compass Common Stock as reported by the NASDAQ National Market System for the ten days of trading preceding the tenth business day prior to March 14, 1997.

 (3) Amounts are adjusted to reflect a two-for-one stock split of the Central Texas Common Stock effected in December 1995.

                                 MARKET PRICES

     Compass Common Stock is traded in the national over-the-counter securities market. Since July 1984, it has been quoted under the symbol "CBSS" on the NASDAQ National Market System.

     The following table sets forth for the periods indicated the high and low sales prices for Compass Common Stock reported through the NASDAQ National Market System published in The Wall Street Journal. The prices shown do not include retail mark-ups, mark-downs or commissions. All share values have been rounded to the nearest 1/8 of one dollar and have been adjusted to reflect the Stock Split. SEE "RECENT DEVELOPMENTS-STOCK SPLIT".


                                       Compass Common
                                            Stock
                                       --------------
                Period                  High    Low
                ------                 ------  ------

                1995
                ----
                First Quarter          18 5/8   14 5/8
                Second Quarter         19 1/2   17
                Third Quarter          22       19
                Fourth Quarter         22 1/4   20 3/8

                1996
                ----
                First Quarter          23 1/8   20 1/2
                Second Quarter         23 3/4   21 1/2
                Third Quarter          23       20 3/4
                Fourth Quarter         26 1/2   23

                1997
                ----
                First Quarter          32 1/8   26
                Second Quarter
                (Through May 7, 1997)  31 3/8   29 1/8

     On March 13, 1997, the business day immediately preceding the announcement of the execution of the Merger Agreement, the last reported sale price for Compass Common Stock was $31 7/8. On May 7, 1997 the last reported sale price for Compass Common Stock was $30 1/4. There is no assurance that such transactions or those reflected in the table of actual high and low sales prices represent all or a representative sample of the actual transactions which occurred or that the high and low prices shown reflect the full ranges at which transactions occurred during the period indicated.

     There is no active public trading market for Central Texas Common Stock, although it is traded infrequently in private transactions about which Central Texas' management has little reliable information regarding price.

                                   THE MERGER

     The following information relating to the Merger is not intended to be a complete description of all information relating to the Merger and is qualified in its entirety by reference to more detailed information contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto and the documents referred to herein or incorporated herein by reference. A copy of the Merger Agreement is included as Appendix I, and is incorporated herein by reference. All shareholders of Central Texas are urged to read the Merger Agreement in its entirety.

 GENERAL

     The Merger Agreement provides for the merger of Central Texas with and into Compass Texas in accordance with the terms and conditions of the Merger Agreement. Compass Texas will be the surviving entity in the Merger and the separate existence of Central Texas will cease. After the Effective Time, the officers and directors of Compass Texas will be the officers and directors of Central Texas. Compass intends that the Bank's personnel will remain following the Merger. SEE "SUMMARY--CONDITIONS TO CONSUMMATION AND REGULATORY APPROVALS"; "THE MERGER--OPERATIONS AFTER THE MERGER"; "THE MERGER--GOVERNMENT APPROVALS"; AND APPENDIX I.

     The Merger Agreement provides for the holders of Central Texas Common Stock, at the Effective Time, other than dissenting shareholders, to receive aggregate merger consideration of 1,537,500 shares of Compass Common Stock (as adjusted due to the exercise of dissenter's rights). Holders of Central Texas Common Stock shall receive for each share of Central Texas Common Stock held at the Effective Time a number of shares of Compass Common Stock equal to the quotient of 1,537,500 shares of Compass Common Stock divided by the number of shares of Central Texas Common Stock issued and outstanding immediately prior to the Effective Time. In the event the Share Determination Market Value is less than $22.67 per share, Central Texas may either (i) terminate the Agreement, or
(ii) agree to accept an aggregate of 1,537,500 shares of Compass Common Stock. In the event Central Texas exercises its Pricing Termination Option, the Merger Agreement shall be terminated, but Compass shall have the right to reject such termination of the Agreement by Central Texas by agreeing to issue an aggregate number of shares of Compass Common Stock equal to the quotient of $34,850,000 divided by the Share Determination Market Value. In such event, each holder of Central Texas Common Stock for each share so held shall receive Merger Consideration equal to the quotient of the New Shares divided by the number of shares of Central Texas Common Stock outstanding immediately prior to the Effective Time. Any decision by the Board of Directors of Central Texas regarding whether to terminate the Merger Agreement will be made in its sole discretion and could result in either (i) Central Texas shareholders receiving Merger Consideration with an aggregate market value of less than $34,850,000,
(ii) the termination of the Merger Agreement, or (iii) Compass agreeing to increase the number of shares of Compass Common Stock constituting the Merger Consideration. If the Board of Directors of Central Texas elects to terminate the Merger Agreement, there can be no assurance that Compass will agree to increase the number of shares of Compass Common Stock and that the Merger Agreement will not terminate, in which event the Central Texas shareholders would not receive any Merger Consideration but would retain their Central Texas Common Stock. SEE "SUMMARY -- THE MERGER"; AND "RISK FACTORS".

     Assuming that there will be 400,000 shares of Central Texas Common Stock issued and outstanding immediately prior to the Effective Time and the satisfaction of all conditions to closing, each shareholder of Central Texas (except for shareholders choosing to exercise their dissenters' rights) will be entitled to receive approximately 3.8438 shares of Compass Common Stock for each share of Central Texas Common Stock held.

     Other than reductions due to the payment of cash for fractional shares and for shares held by dissenting shareholders, in no event will the aggregate number of shares of Compass Common Stock to be issued in the Merger be less than 1,537,500.

     Compass will not issue fractional shares of Compass Common Stock, but instead will pay cash to any shareholder otherwise entitled to receive a fractional share. Such cash payment shall be based on the Share Determination Market Value.

     The Merger Agreement also provides that the Merger Consideration, consisting of shares of Compass Common Stock, shall be adjusted to give effect to any stock dividends or splits, reclassifications, recapitalizations or conversions with respect to Compass Common Stock when the record date or payment date occurs prior to the Effective Time. SEE "SUMMARY--THE MERGER"; "SUMMARY-- DISSENTERS' RIGHTS"; "THE MERGER--DISSENTERS' RIGHTS"; APPENDIX I; AND APPENDIX II.

     The Merger must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Central Texas Common Stock entitled to vote at the Meeting. SEE "INTRODUCTION"; "SUMMARY--SHAREHOLDER VOTES REQUIRED"; "THE MERGER--OTHER TERMS AND CONDITIONS"; AND APPENDIX I.

     The Trustee and the directors and executive officers of Central Texas (and certain of their spouses) owning or otherwise controlling the right to vote 212,020 shares of Central Texas Common Stock, comprising approximately 53.01% of the total shares of Central Texas Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to the Voting Agreement, to vote their shares in favor of the Merger.

     Compass Texas has 1,000 shares of common stock, $.01 par value per share, issued and outstanding, all of which is owned and held by Compass. Subject to the satisfaction or waiver of all of the conditions to the parties' obligations to effect the Merger, Compass, as sole shareholder of Compass Texas, will approve the Merger Agreement in the manner prescribed by the GCL. SEE "SUMMARY- -SHAREHOLDER VOTES REQUIRED".

     The Merger will be effective as soon as practicable following the receipt of all necessary regulatory approvals and the satisfaction of all conditions to the consummation of the Merger. At the Effective Time, by operation of law, holders of Central Texas Common Stock (other than those shareholders who perfect their dissenters' rights of appraisal) will become owners of Compass Common Stock and will no longer be owners of Central Texas Common Stock. After the Effective Time, all certificates for Central Texas Common Stock will represent the right to receive Compass Common Stock pursuant to the Merger Agreement, but otherwise will be null and void after such date. SEE "SUMMARY--DISSENTERS' RIGHTS"; "THE MERGER--DISSENTERS' RIGHTS"; AND APPENDIX II.

BACKGROUND AND REASONS FOR THE MERGER

     In 1996, the Chairman of the Board of Central Texas had discussions with Compass regarding its interest in acquiring Central Texas. Upon receipt of a proposal from Compass, the Board of Directors of Central Texas carefully evaluated the proposal and concluded that the proposed Merger with Compass was in the best interests of Central Texas' shareholders for a number of reasons, including, without limitation, the following:

     (i) The Board of Directors of Central Texas believes the Merger Consideration represents a fair price to the shareholders of Central Texas and that the Compass Common Stock to be received in the Merger will provide shareholders of Central Texas with a more marketable investment than their shares in Central Texas.

     (ii) The recent earnings and return on equity of Central Texas made Central Texas an attractive acquisition candidate at this time.

     (iii)  The financial condition and reputation of Compass were favorable.

     (iv) The ability of the surviving company in the Merger to expand products, services and its branch network as a result of it being a part of a larger organization was attractive.

     (v) In addition, the Board of Central Texas considered the economic and competitive prospects of Central Texas as an independent entity as well as the tax-free nature of the Merger.

     For the reasons set forth above, the Central Texas Board of Directors unanimously approved the Merger and recommends approval of the transaction by the Central Texas shareholders.

     SEE "SUMMARY--THE MERGER"; "SUMMARY--REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS"; AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CENTRAL TEXAS--CAPITAL RESOURCES, LIQUIDITY AND FINANCIAL CONDITION".

     Compass and Compass Banks of Texas have considered expansion opportunities in central Texas in order to enlarge their Texas-based operations to a more economical size and to expand into additional market areas. Acquiring Central Texas will result in economies of scale and increase the markets served by Compass' affiliates. It will also assist Compass' Texas affiliates in providing the management and organizational flexibility needed to expand in the Texas market by branching and other acquisitions.

     Following arm's length negotiations between representatives of Compass and Central Texas, Compass and Central Texas entered into the Merger Agreement dated as of March 14, 1997. The aggregate price to be paid to holders of Central Texas Common Stock resulted from negotiations which considered the historical earnings and dividends of Compass and Central Texas, the earnings potential and deposit base of Central Texas, potential growth in Central Texas' market, Central Texas' asset quality and the effect of the Merger on the shareholders, customers and employees of Compass and Central Texas. SEE "SUMMARY--THE MERGER".

     Subject to satisfaction of certain conditions contained in the Merger Agreement, Central Texas' Board of Directors believes the Merger to be fair and in the best interest of Central Texas' shareholders. In addition, a fairness opinion has been received from Advisory with respect to the fairness, from a financial point of view, of the Merger to its shareholders. CENTRAL TEXAS' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CENTRAL TEXAS' SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER and has authorized consummation thereof, subject to approval of the Central Texas shareholders, federal and state bank regulators and the satisfaction of certain other conditions. SEE "SUMMARY--REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS"; "THE MERGER--OPINION OF FINANCIAL ADVISOR"; AND APPENDIX III.

 OPINION OF FINANCIAL ADVISOR

     Advisory is a recognized investment banking firm regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, and in valuations for estate, corporate and other purposes. In February 1997 and prior to execution of the Agreement, Central Texas engaged Advisory to act as an independent financial advisor to the Central Texas Board of Directors and common shareholders of Central Texas in connection with the Merger. Specifically, based on Advisory's reputation and qualifications in evaluating financial institutions, the Board of Directors of Central Texas requested that Advisory render advice and analysis in connection with the Merger, and to provide an opinion with regard to fairness -- from the perspective of the common shareholders of Central Texas -- of the financial terms of the Merger.

     Advisory has rendered a written opinion ("the Opinion") to the board of directors of Central Texas to the effect that the terms of the Merger are fair from a financial point of view to the shareholders of Central Texas as of the date of the opinion letter. A copy of the Opinion is attached as Appendix III to this Proxy Statement/Prospectus and should be read in its entirety by the Central Texas shareholders. Advisory's written Opinion does not constitute an endorsement of the Merger or a recommendation to any Central Texas shareholder as to how such shareholder should vote regarding the Merger.

     Regarding CENTRAL TEXAS, Advisory based its Opinion upon, among other things, a review of: (i) audited consolidated financial statements for the years ended December 31, 1996, 1995 and 1994; (ii) consolidated financial statements, on form FR-Y9C, for the years ended December 31, 1996, 1995, and 1994, as filed with the Federal Reserve System; (iii) parent company only financial statements, on form FR Y-9LP, for the years ended December 31, 1996, 1995, and 1994, as filed with the Federal Reserve; (iv) reports of condition and income for the Bank, for the years ended December 31, 1996, 1995, and 1994, as filed with Federal bank regulatory agencies; (v) the economy in general and, in particular, the local economies in which the Bank operates; (vi) certain internal financial analyses and forecasts for the Bank prepared by the management of the Bank, including projections of future performance; (vii) certain other summary materials and analyses with respect to the Bank's loan portfolio, securities portfolio deposit base, fixed assets, and operations including, but not limited to: (a) schedules of loans and other assets identified by management as deserving special attention or monitoring given the characteristics of the loan/asset and the local economy, (b) analyses concerning the adequacy of the loan loss reserve, (c) schedules of "other real estate owned," including current carrying values and recent appraisals, and (d) schedules of securities, detailing book values market values, and lengths to maturity; and (viii) such other information -- including financial studies, analyses, investigations, and economic and market criteria -- that Advisory deemed relevant to its assignment.

     Regarding COMPASS, Advisory based its Opinion upon, among other things, a review of: (i) audited consolidated financial statements, contained in Annual Reports and Form 10-Ks, for the years ended December 31, 1996, 1995, and 1994;
(ii) quarterly financial statements for Compass, in both "press release" and quarterly report format, for the 1995 and 1996 calendar quarters; (iii) consolidated financial statements for Compass, on form FR Y-9C, for the years ended 1996, 1995, and 1994, as filed with the Federal Reserve; (iv) a press release issued by Compass, dated February 18, 1997, announcing the declaration of a three-for-two stock split to Compass shareholders of record as of March 17, 1997; (v) equity research reports regarding Compass prepared by various stock analysts who cover the financial institutions sector; (vi) the condition of the commercial banking industry, as indicated in the financial reports filed by all federally-insured commercial banks with various federal bank regulatory authorities; (vii) the economy in general and, in particular, the major trade areas in which Compass and its subsidiaries operate; and (viii) such other information -- including financial studies, analyses, investigations, and economic and market criteria -- that Advisory deemed relevant to its assignment.

     Additionally, Advisory based its Opinion upon, among other things, a review of: (i) the Merger Agreement, and any amendments thereto, that sets forth, among other items, the terms, conditions to closing, pending litigation against both Central Texas and Compass, and representations and warranties of Central Texas and Compass with respect to the proposed Merger; (ii) the Proxy Statement/Prospectus, to which the Opinion is appended that is being furnished to the shareholders of Central Texas in connection with the proposed Merger;
(iii) the financial terms and price levels for commercial banks with assets between $100 million and $500 million that were recently acquired in the United States -- and specifically in Texas -- together with the financial performance and condition of such banks; (iv) the financial terms and stated price levels of other banking organizations, the proposed acquisition of which has been publicly announced by Compass subsequent to January 1, 1995 and prior to the date of Advisory's Opinion and for which the transaction terms, including price, were available; (v) the price-to-equity and price-to-earnings multiples of the stocks of banking organizations based in the United States that have publicly-traded common stocks, together with the financial performance and conditions of such banking organizations; and (vi) such other information -- including financial studies, analyses, investigations, and economic and market criteria -- that Advisory deemed relevant to its assignment.

     Advisory maintains a sizable database of information pertaining to the prices paid for U.S. banks. The database includes transactions involving banking organizations in Texas and the Southwest region of the United States, and provides comparable pricing and financial performance data for banking organizations acquired in the United State since 1989. Advisory has the capability of sorting the records to yield transactions involving similar banks. Similarities might include banks within a specific asset size range, banks that generate a return on average assets ("ROA") within a specified range, banks that have an equity-to-assets ratio within a certain range, or banks that sold for a specific form of consideration (cash or stock). The ability to produce specific groups of comparable banks facilitates making a valid comparative purchase price analysis.

     Advisory considered the transaction values for banking organizations with total assets between $100 million and $500 million acquired in the United States
- and specifically in Texas - during 1995 and 1996, irrespective of the form of consideration. Advisory compared those transaction values, and the corresponding financial characteristics for the relevant banks, in relation to the transaction value computed for the Merger. The comparative analysis revealed that the merger of Central Texas with Compass yields a transaction value that results in a price-equity index (purchase price as a percent of total assets) of 21.09 and a price-earnings index (purchase price as a percent of average assets) of 21.06, versus averages of 17.30 and 17.97, respectively, for the United States; and averages of 16.30 and 16.79, respectively, for Texas.

     The equity ratio for Central Texas (as measured by the equity-to-assets ratio) as of December 31, 1996 equals 8.42%, a ratio below the average equity ratio of 9.02% for the United States and 9.96% for Texas. Furthermore, the 1996 ROA for Central Texas equals 0.80%, a ratio below the average ROAs of 1.02% for the United States and 1.40% for Texas. Accordingly, the analysis suggests that the transaction value for Central Texas, as measured by the price indices described above, compares favorably with the average price indices paid during 1995 and 1996 for banks with assets between $100 million and $500 million in both the United States and Texas alone, irrespective of the form of consideration. The table set forth below summarizes this comparative analysis, and highlights the Central Texas transaction.


                                                                             ------------------------------------------
                                                                                Price Multiple        Price Indices
                                                                             --------------------  --------------------
                                             Equity-                  Total
                                  Assets     to-                      Price
                          # of    $   (000)  Assets    ROA    ROE     $  (000)  Equity  Earnings  Equity  Earnings
                          Banks
    U. S. Transactions       162  $207,296      9.02%  1.02%  11.55%  $35,864   1.92x   17.56x     17.30       17.97

    Texas Transactions        21  $211,516      9.96%  1.40%  14.46%  $34,487   1.64x   11.98x     16.30       16.79

-----------------------------------------------------------------------------------------------------------------------
    Central Texas*             1  $215,064      8.42%  0.80%   9.73%  $45,356   2.50x   26.48x     21.09       21.06
-----------------------------------------------------------------------------------------------------------------------

* Total price for Central Texas based on the issuance of 1,537,500 shares of shares of Compass Common Stock, and a $29 1/2 market price per share. Financial data for Central Texas as of December 31, 1996.

     In the context of the Merger, Advisory specifically considered the transaction values for Texas banking organizations with assets between $100 million and $500 million and acquired for stock during 1995 and 1996. Advisory compared those transaction values, and the corresponding financial characteristics for the relevant banks, in relation to the transaction value computed for Central Texas' Merger with Compass. The comparative analysis reveals that the Merger of Central Texas with Compass yields a transaction value that results in a price-equity index of 21.09 and a price-earnings index of 21.06, versus averages of 17.98 and 18.89, respectively, for the United States; and averages of 16.73 and 17.15, respectively, for Texas.

  The equity ratio for Central Texas (as measured by the equity-to-assets ratio) as of December 31, 1996 equals 8.42%, a ratio slightly below the average equity ratio of 8.58% for the United States and 9.07% for Texas. Furthermore, the 1996 ROA for Central Texas equals 0.84%, a ratio below the average ROAs of 1.04% for the United States and 1.23% for Texas. Accordingly, the analysis suggests that the transaction value for Central Texas, as measured by the price indices described above, compares favorably with the average price indices paid during 1995 and 1996 for banks with assets between $100 million and $500 million in both the United States and Texas alone, with common stock as the sole form of consideration. The table set forth below summarizes this comparative analysis, and highlights the Central Texas transaction.

                                                                         ------------------------------------------
                                                                            PRICE MULTIPLE       PRICE INDICES
                                                                         -------------------  ---------------------
                                         EQUITY-                  TOTAL
                      # OF    ASSETS       TO-                    PRICE
                      BANKS   $   (000)  ASSETS    ROA    ROE     $  (000)  EQUITY  EARNINGS  EQUITY  EARNINGS
U.S. Transactions         98  $213,414    8.58%    1.04%  12.22%  $38,366   2.10x   18.25x     17.98      18.89

Texas Transactions         5  $258,634    9.07%    1.23%  13.97%  $43,275   1.84x   13.96x     16.73      17.15

-------------------------------------------------------------------------------------------------------------------
Central Texas*             1  $215,064    8.42%    0.80%   9.73%  $45,356   2.50x   26.48x     21.09      21.06
-------------------------------------------------------------------------------------------------------------------

* Total price for Central Texas based on the issuance of 1,537,500 shares of Compass Common Stock, and a $29 1/2 market price per share. Financial data for Central Texas as of December 31, 1996.

     As previously noted, Advisory also considered the transaction values for Texas banking organizations with assets below $500 million acquired by Compass with Compass Common Stock, the announcement of which occurred subsequent to January 1, 1995 and prior to the date of Advisory's Opinion (the "Compass transactions in Texas"). Advisory compared those transaction values, and the corresponding financial characteristics for the relevant banks, in relation to the transaction value computed for Central Texas' merger with Compass. The comparative analysis revealed that the merger of Central Texas with Compass yields a transaction value that results in a price-equity index of 21.09 and a price-earnings index of 21.06, versus averages of 18.18 and 19.10, respectively, for the Compass transactions in Texas. The equity ratio for Central Texas as of December 31, 1996 equals 8.42%, a ratio above the average equity ratio of 7.38% for the Compass transactions in Texas. However, the 1996 ROA for Central Texas equals 0.80%, a ratio below the average ROA of 1.17% for the Compass Transactions in Texas. Notwithstanding the slightly higher equity ratio for Central Texas in relation to the equity ratio for the Compass transactions in Texas, the analysis suggests that the transaction value for Central Texas, as measured by the price indices described above, compares favorably with the average price indices paid for the Compass transactions in Texas.

     Since the form of consideration in Central Texas' merger with Compass involves the exchange of Compass Common Stock for shares of Central Texas common stock, Advisory evaluated the financial condition and performance of Compass, as noted above. Advisory conducted its own independent financial analysis of Compass based on the above-mentioned information provided to or obtained by Advisory. Advisory also reviewed and considered financial analyses and earnings forecasts produced by financial analysts affiliated with various brokerage firms that cover the financial institutions industry, and Compass in particular. The intent of this financial analysis is to ascertain the current financial condition and future earnings prospects of Compass, given that the current shareholders of Central Texas will have an ownership stake in Compass on a post transaction basis. Advisory is satisfied with the finding obtained from its financial analyses regarding the financial condition and earnings prospects of Compass, and believes that sufficient foundation exists in this regard to support Advisory's conclusion regarding the financial fairness of the proposed transaction.

     Advisory is of the belief that its review of, among other things, the aforementioned items, provides a reasonable basis for the issuance of its Opinion, recognizing that Advisory is issuing an informed professional opinion -
- not a certification of value. No limitations were imposed on the scope of Advisory's investigation by either Central Texas or Compass.

     Advisory, as part of its line of professional services, specializes in rendering valuation opinions of banks and bank holding companies in connection with mergers and acquisitions nationwide. Prior to its retention for this assignment, Advisory had provided financial advisory services to Central Texas. The professional fees billed for the prior services are insignificant as compared to Advisory's annual billings. Advisory has not provided any services to Compass.

     Advisory has relied upon the information provided by the management of Central Texas and Compass, or otherwise reviewed by Advisory, as being complete and accurate in all material respects. Advisory has not verified through independent inspection or examination the specific assets or liabilities of Central Texas, Compass or their subsidiary banks. Advisory has assumed that there has been no material changes in the assets, financial condition, results of operations, or business prospects of Central Texas and Compass since the date of the last financial statements made available to Advisory. Advisory met with the management of Central Texas and conversed with the management of Compass for the purpose of discussing the relevant information that has been provided to Advisory.

     Based on all factors that Advisory deemed relevant and assuming the accuracy and completeness of the information and data provided, Advisory concluded that the provisions of the proposed Merger, as outlined herein, are fair, from a financial standpoint, to the common shareholders of Central Texas. For Advisory's services as an independent financial analyst and advisor to Central Texas in connection with the Merger, Central Texas paid Advisory a professional fee totaling $22,500. Additionally, Central Texas also has agreed to reimburse Advisory for reasonable out-of-pocket expenses.

 OPERATIONS AFTER THE MERGERS

     Compass and Central Texas intend that following consummation of the Merger the Bank will merge with and into Compass Bank-Texas. Following the Subsequent Merger, the separate existence of the Bank will cease, and Compass Bank-Texas will continue as the surviving entity.

 OTHER TERMS AND CONDITIONS

     The Merger Agreement contains a number of terms, conditions, representations and covenants which must be satisfied as of the Effective Time, including, but not limited to, the following:

     (i) The receipt of regulatory approvals which approvals shall not have imposed any condition or requirement which in the judgment of Compass would adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement or otherwise would in the judgment of Compass be so burdensome as to render inadvisable the consummation of the Merger, and the expiration of any applicable waiting periods with respect thereto. SEE "THE MERGER--GOVERNMENT APPROVALS";

     (ii) The consummation of the Merger will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction;

     (iii) The approval of the Merger Agreement by the Central Texas shareholders entitled to vote at the Meeting;

     (iv) The Registration Statement relating to the Compass Common Stock shall be effective under the Securities Act and any applicable state securities or blue sky laws and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, or any proceedings under the Commission or applicable state securities authorities rules with respect to the transaction contemplated hereby, shall be pending before or threatened by the Commission or any applicable state securities or blue sky authorities;

     (v) All representations and warranties of Central Texas and Compass shall be true and correct in all material respects as of the date of the Merger Agreement and at and as of the Effective Time;

     (vi) Central Texas, Compass and Compass Texas shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions contained in the Merger Agreement to be performed or complied with by them prior to the Effective Time;

     (vii) There shall not have occurred a material adverse effect with respect to Central Texas or its subsidiaries, or Compass;

     (viii) The directors of Central Texas and its subsidiaries shall have delivered to Compass an instrument dated the Effective Time releasing Central Texas and its subsidiaries from any and all claims of such directors (except as to their deposits and accounts, and as to rights of indemnification pursuant to the Articles of Incorporation, Association or Bylaws of Central Texas and its subsidiaries and as to other matters identified in the release) and shall have delivered to Compass their resignations as directors of Central Texas and its subsidiaries;

     (ix) The officers of Central Texas and its subsidiaries shall have delivered to Compass an instrument dated the Effective Time releasing Central Texas and its subsidiaries from any and all claims of such officers (except as to deposits and accounts and accrued compensation permitted by their respective agreements with Central Texas or its subsidiaries, to the rights of indemnification pursuant to the Articles of Incorporation, Association or Bylaws of Central Texas and its subsidiaries, and to other matters identified in the release);

     (x) Compass and Central Texas shall have received the opinions of counsel to Central Texas and Compass acceptable to them as to certain matters;

     (xi) The holders of no more than 5% of the Central Texas Common Stock shall have demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders;

     (xii) Compass shall have received a letter from KPMG Peat Marwick LLP, dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with the Merger Agreement;

     (xiii) The aggregate amount of all Central Texas indebtedness shall not exceed $2,275,375;

     (xiv) Compass shall have received from holders of Central Texas Common Stock receiving at least 50% of the total Merger Consideration a representation that they have no plan or intention to sell or otherwise dispose of shares of Compass Common Stock received pursuant to the Merger;

     (xv) Compass, Central Texas and the shareholders of Central Texas shall have received an opinion of counsel in the form of Exhibit H to the Merger Agreement that the Merger will qualify as a reorganization under Section 368(a) of the Code; SEE "SUMMARY-FEDERAL INCOME TAX CONSEQUENCES" AND "THE MERGER-FEDERAL INCOME TAX CONSEQUENCES";

     (xvi) Central Texas shall have delivered to Compass a schedule of all transactions in the capital stock (or instruments exercisable for or convertible into capital stock) of Central Texas of which Central Texas has knowledge from and including the date of the Merger Agreement through the Effective Time;

     (xvii) Compass shall have reasonably determined that certain liabilities and obligations of Central Texas and the Bank do not have a material adverse effect;

     (xviii) All warrants, options, rights, convertible debentures or other securities entitling the holder thereof to acquire Central Texas Common Stock shall have been exercised or converted, or shall have expired, lapsed or terminated, prior to the Effective Time;

     (xix) Central Texas and its subsidiaries shall have delivered to the directors of Central Texas and its subsidiaries an instrument dated the Effective Time releasing such directors from any and all claims of Central Texas and its subsidiaries (except as to indebtedness or other contractual liabilities); provided, however, that such releases shall not release an action against such directors by Compass or Compass Texas in connection with the transactions contemplated by the Merger Agreement;

     (xx) Central Texas shall have obtained a title policy insuring good and indefeasible title in Central Texas for Central Texas' location at 900 Washington Avenue, Waco, Texas, from a title company which, to the best of Central Texas' knowledge, is solvent; and

     (xxi) Compass and Central Texas shall have received certificates of the other as to certain items described above.

Any condition to the consummation of the Merger, except the required shareholder and regulatory approvals, may be waived in writing by the party to the Merger Agreement entitled to the benefit of such condition. SEE APPENDIX I.

NO SOLICITATION

     Central Texas has agreed under Section 6.6 of the Merger Agreement (i) not to solicit, entertain or negotiate with respect to any offer to acquire Central Texas or any of its subsidiaries from any other person, (ii) not to provide any information to any other person in connection with a possible acquisition of Central Texas or any of its subsidiaries (an "Acquisition Proposal"), and (iii) immediately upon receipt of any such unsolicited offer, Central Texas will communicate to Compass the terms of any proposal or request for information and the identities of the parties involved. SEE "THE MERGER--TERMINATION; TERMINATION FEE".

 ADDITIONAL AGREEMENTS

     Central Texas Shareholder Agreement. Of the 400,000 shares of Central Texas Common Stock outstanding as of the Record Date, 201,136 shares, or 50.3%, of the Central Texas Common Stock are subject to the Central Texas Shareholder Agreement. The Central Texas Shareholder Agreement includes a voting trust pursuant to which each party to the Central Texas Shareholder Agreement transferred record title to their Central Texas Common Stock to F. Herman Coleman, as Trustee, to be held and administered in accordance with the terms of the Central Texas Shareholder Agreement. Each such party holds a voting trust certificate to evidence their beneficial interest in the Central Texas Common Stock subject to the Central Texas Shareholder Agreement. The Central Texas Shareholder Agreement prohibits the Trustee from voting the Central Texas Common Stock held by him as Trustee in favor of a merger without the written consent of the holders of 51% of the Beneficial Shares. Accordingly, holders of 102,580 Beneficial Shares must consent to the Merger in order for the Trustee to vote the 201,136 shares (50.3% of the outstanding shares) of Central Texas Common Stock held in the Trustee's name in favor of the Merger. The parties to the Central Texas Shareholder Agreement consist entirely of current and former directors or advisory directors of Central Texas and the Bank, spouses of such directors, affiliated companies of such directors, or trusts of which certain directors or their spouses are beneficiaries. The Central Texas Shareholder Agreement expires by its terms on December 31, 1997. Pursuant to the Central Texas Shareholder Agreement, all of the parties thereto have consented to the Merger and authorized the Trustee to vote the 201,136 shares of Central Texas Common Stock in favor of the Merger.

     Voting Agreements. The Trustee and the directors and executive officers of Central Texas (and certain of their spouses) owning or otherwise controlling the right to vote 212,020 shares of Central Texas Common Stock, comprising approximately 53.01% of the total shares of Central Texas Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to the Voting Agreement, to vote their shares in favor of the Merger.

     F. Herman Coleman Employment Agreement. F. Herman Coleman and Compass Texas Management, Inc., an affiliate of Compass, have entered into an employment agreement whereby Mr. Coleman will act as a senior officer of Compass Bank-Texas for a period of two years after the Merger. Mr. Coleman's annual base salary under the employment agreement will be $175,000 with merit increases in accordance with Compass Bank-Texas policy. In addition, Mr. Coleman shall be entitled to participate, up to 40% of his annual base salary, in the Compass executive incentive bonus program and to the use of the automobile currently furnished to him by Central Texas.

     Pooling Transfer Restrictions Agreements. The directors, executive officers and certain principal shareholders of Central Texas have entered into Pooling Transfer Restrictions Agreements with Compass and Central Texas pursuant to which they have agreed, among other things, (i) not to transfer any of their respective shares of Central Texas Common Stock within 30 days prior to the Effective Time, (ii) not to transfer any shares of Compass Common Stock acquired by them in the Merger until the publication of financial results covering at least 30 days of post-Merger combined operations of Central Texas and Compass, except for shareholder pledges to secure loans, provided the lender agrees to be bound by the terms of the Pooling Transfer Restrictions Agreement, and (iii) not otherwise to transfer such Compass Common Stock except in compliance with the applicable provisions of the Securities Act and the Exchange Act and the respective rules and regulations thereunder.

 BUSINESS PENDING EFFECTIVE TIME

     The Merger Agreement imposes certain limitations on the conduct of Central Texas' business pending consummation of the Merger. Among other things, Central Texas must conduct its businesses only in the ordinary course, consistent with prudent banking practices. SEE "THE MERGER--OTHER TERMS AND CONDITIONS"; AND APPENDIX I.

 AMENDMENT

     The Merger Agreement may be amended or supplemented at any time, before or after the Meeting, by an instrument in writing duly executed by all the parties thereto. However, no change which reduces the Merger Consideration or which materially and adversely affects the rights of the Central Texas shareholders can be made after the Meeting without the required approval of the Central Texas shareholders.

TERMINATION; TERMINATION FEE

     In addition to termination due to pricing issues (SEE "SUMMARY--THE MERGER"; AND "THE MERGER--GENERAL"), the Merger Agreement may be terminated and the Merger abandoned, notwithstanding approval by the Central Texas shareholders, at any time before the Effective Time by:

     (i) Mutual written consent duly authorized by the Boards of Directors of Compass and Central Texas;

     (ii) Compass (a) if Compass learns or becomes aware of a state of facts or breach or inaccuracy of any representation or warranty of Central Texas which constitutes a material adverse effect, (b) due to certain unacceptable environmental circumstances pursuant to

            Section 6.10 of the Merger Agreement, (c) if the conditions to the obligations of Compass and Compass Texas to effect the Merger contained in the Merger Agreement are not satisfied or waived in writing by Compass, (d) if the Central Texas Board of Directors withdraws or modifies in any manner its approval or recommendation of the Merger Agreement, or resolves to do the same (including without limitation, the execution of an agreement for the disposition or merger of Central Texas or the Bank), (e) if Central Texas breaches its nonsolicitation obligations set forth in Section
            6.6 of the Merger Agreement (SEE "THE MERGER--NO SOLICITATION"), or
            (f) if the Central Texas shareholders do not approve the Merger Agreement and the Merger at the shareholders meeting;

     (iii) Central Texas (a) pursuant to its Pricing Termination Option or in the event its obligation to remediate or increase its loan loss reserve under the Merger Agreement with respect to any environmental matters exceeds $150,000, or (b) if Central Texas' conditions to Closing contained in the Merger Agreement are not satisfied or waived in writing by Central Texas;

     (iv) Compass or Central Texas if the Effective Time shall not have occurred on or before the expiration of nine months from the date of the Merger Agreement or such later date agreed to in writing by Compass and Central Texas;

     (v) Central Texas if it shall receive any Acquisition Proposal after the date hereof from a third party or parties and the Central Texas Board of Directors shall have received a written opinion from independent legal counsel to the effect that, and the Central Texas Board of Directors shall determine in good faith in the exercise of its fiduciary duties that, Central Texas is required to pursue such Acquisition Proposal; provided, however, that Central Texas may only terminate the Merger Agreement pursuant to such provision if it simultaneously with such termination delivers to Compass the $2,000,000 termination fee provided for in the succeeding paragraph (SEE "THE MERGER-NO SOLICITATION"); or

     (vi) Compass or Central Texas if any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is final and nonappealable. SEE "SUMMARY--CONDITIONS TO CONSUMMATION AND REGULATORY APPROVALS; TERMINATION"; "THE MERGER-- GENERAL"; "THE MERGER--OTHER TERMS AND CONDITIONS"; AND APPENDIX I.

     Central Texas has agreed in the Merger Agreement to pay Compass $650,000 in the event that the Central Texas' shareholders do not approve the Merger. Furthermore, in the event the Board of Directors of Central Texas violates its obligations set forth in Section 6.6 of the Merger Agreement (SEE "THE MERGER-- NO SOLICITATION") or withdraws or adversely modifies its recommendation (including without limitation, the execution of an agreement for the disposition or merger of Central Texas or the Bank) that the Central Texas shareholders vote in favor of the approval and adoption of the Merger Agreement and the Merger, then Central Texas shall pay to Compass an aggregate fee of $2,000,000; provided, however, that such fee shall be reduced dollar for dollar by any fee paid by Central Texas to Compass pursuant to the preceding sentence and provided that no such amounts shall be owed if Central Texas exercises its Pricing Termination Option. SEE "THE MERGER--NO SOLICITATION". SEE "THE MERGER--OTHER TERMS AND CONDITIONS"; "THE MERGER--BUSINESS PENDING EFFECTIVE TIME"; AND APPENDIX I.

EXCHANGE OF SHARES

     Prior to the Effective Time, and pursuant to an exchange agreement in the form attached as Exhibit B to the Merger Agreement (the "Exchange Agent Agreement"), Compass shall deposit or cause to be deposited in trust with Continental Stock Transfer & Trust Company (the "Exchange Agent"), cash in an aggregate amount estimated to be sufficient to make cash payments to Central Texas shareholders in lieu of fractional shares of Compass Common Stock.

     Promptly after the Effective Time, the Exchange Agent will furnish each holder of record of Central Texas Common Stock as of the Effective Time with transmittal materials for use in exchanging certificates representing Central Texas Common Stock for certificates representing Compass Common Stock in accordance with the Exchange Agent Agreement. The transmittal materials will contain information and instructions with respect to the procedure for exchanging such certificates. The certificates for Compass Common Stock will be delivered to the persons entitled thereto within a reasonable time after delivery of Central Texas Common Stock certificates for exchange accompanied by the appropriate transmittal materials.

     Under the terms of the Merger Agreement, Compass will not issue certificates representing fractional shares of Compass Common Stock, and in lieu thereof shall pay cash to any holder of Central Texas Common Stock otherwise entitled to receive such fractional share. Such cash payment shall be based on the Share Determination Market Value. SEE "SUMMARY-FEDERAL INCOME TAX CONSEQUENCES"; "THE MERGER-FEDERAL INCOME TAX CONSEQUENCES"; AND APPENDIX I.

     Persons who are entitled to receive Compass Common Stock pursuant to the Merger will not be entitled to vote such Compass Common Stock or to receive any dividends thereon until they have properly surrendered their Central Texas Common Stock certificates in exchange for Compass Common Stock.

     Upon the Effective Time of the Merger, former Central Texas shareholders will cease to have any rights as shareholders of Central Texas, and the Central Texas shareholders shall have only the right to receive the Merger Consideration specified in the Merger Agreement or, in the case of dissenting shareholders, to exercise their rights under Texas law. SEE "THE MERGER--DISSENTERS' RIGHTS".

 DISSENTERS' RIGHTS

     By following the specific procedures set forth in the TBCA, Central Texas shareholders have a statutory right to dissent from the Merger. If the Merger is approved and consummated, any Central Texas shareholder who properly perfects his dissenters' rights will be entitled, upon consummation of the Merger, to receive an amount of cash equal to the fair value of his shares of Central Texas Common Stock rather than receiving the consideration set forth in the Merger Agreement. The following summary is not a complete statement of statutory dissenters' rights of appraisal, and such summary is qualified by reference to the applicable provisions of the TBCA, which are reproduced in full in Appendix II to this Proxy Statement/Prospectus. A shareholder must complete each step in the precise order prescribed by the statute to perfect his dissenter's rights of appraisal.

     Any shareholder who desires to dissent from the Merger shall file a written objection to the Merger with Central Texas prior to the Meeting at which a vote on the Merger shall be taken, stating that the shareholder will exercise his right to dissent if the Merger is effective and giving the shareholder's address to which notice thereof shall be sent. A vote against the Merger is not sufficient to perfect a shareholder's dissenter's rights of appraisal. If the Merger is effected, each shareholder who sent notice to Central Texas as described above and who did not vote in favor of the Merger will be deemed to have dissented from the Merger ("Dissenting Shareholder"). Failure to vote against the Merger will not constitute a waiver of the dissenters' rights of appraisal; on the other hand, a vote in favor of the Merger will constitute such a waiver.

     Compass Texas, as survivor of the Merger, will be liable for discharging the rights of Dissenting Shareholders and shall, within 10 days of the Effective Time, notify the Dissenting Shareholders in writing that the Merger has been effected. Each Dissenting Shareholder so notified must, within 10 days of the delivery or mailing of such notice, make a written demand on Compass Texas at 15 South 20th Street, Birmingham, Alabama 35233, for payment of the fair value of the Dissenting Shareholder's shares as estimated by the Dissenting Shareholder. Such demand shall state the number and class of shares owned by the Dissenting Shareholder. The fair value of the shares shall be the value thereof as of the date immediately preceding the Meeting, excluding any appreciation or depreciation in anticipation of the Merger. Dissenting Shareholders who fail to make a written demand within the 10 day period will be bound by the Merger and lose their rights to dissent. Within 20 days after making a demand, the Dissenting Shareholder shall submit certificates representing his shares of Central Texas Common Stock to Compass for notation thereon that such demand has been made. Dissenting Shareholders who fail to submit their certificates within such 20 day period will be bound by the Merger and lose their rights to dissent.

     Within 20 days after receipt of a Dissenting Shareholder's demand letter as described above, Compass shall deliver or mail to the Dissenting Shareholder written notice (i) stating that Compass accepts the amount claimed in the demand letter and agrees to pay that amount within 90 days after the Effective Time upon surrender of the relevant certificates of Central Texas Common Stock duly endorsed by the Dissenting Shareholder, or (ii) containing Compass' written estimate of the fair value of the shares of Central Texas Common Stock together with an offer to pay such amount within 90 days after the Effective Time if Compass receives notice, within 60 days after the Effective Time, stating that the Dissenting Shareholder agrees to accept that amount and surrender of the relevant certificates of Central Texas Common Stock duly endorsed by the Dissenting Shareholder. In either case, the Dissenting Shareholder shall cease to have any ownership interest in Central Texas or Compass following payment of the agreed value.

     If the Dissenting Shareholder and Compass cannot agree on the fair value of the shares within 60 days after the Effective Time, the Dissenting Shareholder or Compass may, within 60 days of the expiration of the initial 60 day period, file a petition in any court of competent jurisdiction in McLennan County, Texas requesting a finding and determination of the fair value of the Dissenting Shareholder's shares. If no petition is filed within the appropriate time period, then all Dissenting Shareholders who have not reached an agreement with Compass on the value of their shares shall be bound by the Merger and lose their rights to dissent. After a hearing concerning the petition, the court shall determine which Dissenting Shareholders have complied with the provisions of the TBCA and have become entitled to the valuation of, and payment for, their shares, and shall appoint one or more qualified appraisers to determine the value of the shares of Central Texas Common Stock in question. The appraisers shall determine such value and file a report with the court. The court shall then in its judgment determine the fair value of the shares of Central Texas Common Stock, which judgment shall be binding on Compass and on all Dissenting Shareholders receiving notice of the hearing. The court shall direct Compass to pay such amount, together with interest thereon, beginning 91 days after the Effective Time to the date of judgment, to the Dissenting Shareholders entitled thereto. The judgment shall be payable upon the surrender to Compass of certificates representing shares of Central Texas Common Stock duly endorsed by the Dissenting Shareholders. Upon payment of the judgment, the Dissenting Shareholders shall cease to have any interest in Central Texas, Compass or the Central Texas Common Stock. All court costs and fees of the appraisers shall be allotted between the parties in the manner that the court determines is fair.

     Any Dissenting Shareholder who has made a written demand on Compass for payment of the fair value of his Central Texas Common Stock shall not thereafter be entitled to vote or exercise any other rights as a shareholder except the statutory right of appraisal as described herein and the right to maintain an appropriate action to obtain relief on the ground that the Merger would be or was fraudulent. In the absence of fraud in the transaction, a Dissenting Shareholder's statutory right to appraisal is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the Merger.

     Any Dissenting Shareholder who has made a written demand on Compass for payment of the fair value of his Central Texas Common Stock may withdraw such demand at any time before payment for his shares or before a petition has been filed with an appropriate court for determination of the fair value of such shares. If a Dissenting Shareholder withdraws his demand, or if he is otherwise unsuccessful in asserting his dissenters' rights of appraisal, such Dissenting Shareholder shall be bound by the Merger and his status as a shareholder shall be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim. SEE SUMMARY--DISSENTERS' RIGHTS"; "COMPARISON OF RIGHTS OF SHAREHOLDERS OF CENTRAL TEXAS AND COMPASS--APPRAISAL RIGHTS"; AND APPENDIX II.

     It is a condition to Compass' obligations under the Merger Agreement that not more than 5% of the outstanding shares of Central Texas Common Stock shall have demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders. If such condition is not met, Compass will be entitled to terminate the Merger Agreement. SEE "THE MERGER AGREEMENT--OTHER TERMS AND CONDITIONS".

     SEE "THE MERGER--FEDERAL INCOME TAX CONSEQUENCES" for a description of the tax consequences of exercising dissenters' rights.

 FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Liddell, Sapp, the Merger, if consummated in accordance with the Merger Agreement, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. An opinion of counsel is not binding on the Internal Revenue Service ("IRS") or the courts.

     Liddell, Sapp has relied upon certain assumptions and representations in issuing its opinion, including those set forth in the Merger Agreement, the tax opinion and the following:

     1. Central Texas shareholders will receive only Compass Common Stock in the Merger (other than cash paid in lieu of fractional shares of Compass Common Stock or cash paid to dissenters).

     2. Compass has received representations from certain historic Central Texas shareholders who will receive at least 50% of the Compass Common Stock issued in the Merger stating that they have no present intention to dispose of the Compass Common Stock received.

     In such counsel's opinion, the following federal income tax consequences to Central Texas shareholders will result from the qualification of the Merger as a reorganization under Section 368(a) of the Code:

     1. A Central Texas shareholder will not recognize any gain or loss upon the exchange of his or her Central Texas Common Stock solely for Compass Common Stock.

     2. The aggregate tax basis of Compass Common Stock received by a Central Texas shareholder in the Merger will be the same as the aggregate basis of the Central Texas Common Stock surrendered in exchange therefor. For purposes of allocating this aggregate basis to individual shares of Compass Common Stock received, the IRS position is that each separate block of stock surrendered shall be treated separately. Under this rule, for example, if a Central Texas shareholder surrenders two blocks of Central Texas Common Stock in the Merger, having an adjusted basis of $1.00 per share for the first block and $2.00 per share for the second block, the Compass Common Stock which he or she receives in exchange for each share of Central Texas Common Stock in the first block will have a basis of $1.00, and the Compass Common Stock which he receives in exchange for each share of Central Texas Common Stock in the second block will have a basis of $2.00.

     3. The holding period of Compass Common Stock to be received by each Central Texas shareholder will include the period during which he or she held the Central Texas Common Stock surrendered in exchange therefor, provided that the Central Texas Common Stock is held as a capital asset on the date of the exchange.

     4. The payment of cash in lieu of fractional shares of Compass Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Compass. Such cash payment will be treated as having been received as a distribution in full payment in exchange for the stock redeemed as provided in Section 302 of the Code.

     5. For a Central Texas shareholder who dissents from the Merger and receives solely cash in exchange for his or her Central Texas Common Stock, such cash will be treated as having been received by such shareholder as a distribution in redemption of his or her stock, subject to the provisions and limitations of Section 302 of the Code.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. CENTRAL TEXAS SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN INCOME OR OTHER TAX LAWS.

     Compass and the shareholders of Central Texas expect to receive a legal opinion from Liddell, Sapp at the Closing that the Merger will qualify as a reorganization under Section 368(a) of the Code in satisfaction of a condition to consummation of the Merger. SEE "THE MERGER--OTHER TERMS AND CONDITIONS".


GOVERNMENT APPROVALS

     Consummation of the Merger is subject to approval by the shareholders of Central Texas, the receipt of required regulatory approvals from the Federal Reserve under the BHC Act, and the satisfaction or waiver of a number of other conditions. In addition, consummation of the Subsequent Merger of the Bank into Compass Bank-Texas is subject to approval by the FDIC and the Commissioner. It is expected that the Federal Reserve, the FDIC and the Commissioner will issue their respective approvals of the Merger and the Subsequent Merger. SEE "THE MERGER--GOVERNMENTAL APPROVALS".

     A formal application under the BHC Act was filed with the Federal Reserve on April 1, 1997. Once Federal Reserve approval has been obtained, the Merger cannot be consummated until the expiration of a 15 day waiting period following such approval during which the Justice Department, pursuant to the BHC Act, may bring an action opposing the Merger.

     An application was filed with the FDIC on April 2, 1997. The FDIC approval is also subject to a 15 day waiting period during which the Justice Department, pursuant to the Bank Merger Act, may bring an action opposing the Subsequent Merger under the antitrust laws. No Justice Department objection or adverse action is anticipated with respect to the Merger or the Subsequent Merger.

     The Texas Banking Act allows out-of-state bank holding companies to acquire bank holding companies that own or control state or national banks located within Texas. An application with the Commissioner was filed on April 2, 1997. SEE "SUMMARY--CONDITIONS TO CONSUMMATION AND REGULATORY APPROVALS"; "TERMINATION"; AND "SUPERVISION AND REGULATION".

ACCOUNTING TREATMENT

     Compass expects to account for the Merger using the "pooling-of-interests" method of accounting. Compass has received a letter from KPMG Peat Marwick LLP, which will be updated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment. Under this accounting method, at the Effective Time, Central Texas' assets and liabilities will be added at their recorded book values to those of Compass, and its shareholders' equity will be added to Compass' consolidated balance sheet. Income and other financial statements of Compass issued after consummation of the Merger will be restated retroactively to reflect the consolidated operations of Central Texas and Compass as if the Merger had taken place prior to the periods covered by such financial statements. SEE "SUMMARY--ACCOUNTING TREATMENT"; "SELECTED FINANCIAL DATA"; AND "THE MERGER--OTHER TERMS AND CONDITIONS".

                           SUPERVISION AND REGULATION

GENERAL

     Bank holding companies and banks are regulated extensively under both federal and state law. Compass, Compass Banks of Texas and Compass Bancorporation are subject to regulation by the Federal Reserve and their respective bank subsidiaries (the "Subsidiary Banks") are subject to regulation by the Federal Reserve and/or the FDIC and the appropriate state banking departments. The deposits of each of the Subsidiary Banks are insured by the FDIC, and Compass Bank and Compass Bank-Florida are members of the Federal Reserve System. Although the various laws and regulations which apply to Compass and its Subsidiary Banks are intended to insure safe and sound banking practices, they are mainly intended to benefit depositors and the federal deposit insurance fund, not the shareholders of Compass. The following discussion highlights certain laws and regulations affecting Compass and the Subsidiary Banks and should be read in conjunction with the more detailed information incorporated by reference herein. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".

COMPASS, COMPASS BANKS OF TEXAS AND COMPASS BANCORPORATION

     Compass, Compass Banks of Texas and Compass Bancorporation are bank holding companies within the meaning of the BHC Act and are registered as such with the Federal Reserve. As bank holding companies, Compass, Compass Banks of Texas and Compass Bancorporation are required to file with the Federal Reserve an annual report and such additional information as the Federal Reserve may require pursuant to the BHC Act. The Federal Reserve may also make examinations of Compass and each of its subsidiaries. Under the BHC Act, bank holding companies are prohibited, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company engaging in activities other than banking or managing or controlling banks or furnishing services to or performing services for their banking subsidiaries. However, the BHC Act authorizes the Federal Reserve to permit bank holding companies to engage in, and to acquire or retain shares of companies that engage in, activities which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

     The BHC Act requires a bank holding company to obtain the prior approval of the Federal Reserve before it may acquire substantially all of the assets of any bank or ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than 5% of the voting shares of any such bank. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Act") permits bank holding companies to acquire banks located in any state without regard to whether the transaction is prohibited under any state law (except that states may establish the minimum age of their local banks (up to a maximum of 5 years) subject to interstate acquisition of out-of-state bank holding companies).

     The Federal Reserve Act generally imposes certain limitations on extensions of credit and other transactions by and between banks which are members of the Federal Reserve and other affiliates (which includes any holding company of which such bank is a subsidiary and any other non-bank subsidiary of such holding company). Banks which are not members of the Federal Reserve are also subject to these limitations. Further, federal law prohibits a bank holding company and its subsidiaries from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or the furnishing of services.

     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") enacted major regulatory reforms, stronger capital standards for savings associations and stronger civil and criminal enforcement provisions. FIRREA allows the acquisition of healthy and failed savings associations by bank holding companies and imposes no interstate barriers on such bank holding company acquisitions. With certain qualifications, FIRREA also allows bank holding companies to merge acquired savings and loans into their existing commercial bank subsidiaries. FIRREA also provides that a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default.

     In December of 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted. This act recapitalized the Bank Insurance Fund ("BIF"), of which the Subsidiary Banks are members, substantially revised statutory provisions, including capital standards, restricted certain powers of state banks, gave regulators the authority to limit officer and director compensation and required holding companies to guarantee the capital compliance of their banks in certain instances. Among other things, FDICIA requires the federal banking agencies to take "prompt corrective action" with respect to banks that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized" and "critically undercapitalized", as defined by regulations adopted by the Federal Reserve, the FDIC and the other federal depository institution regulatory agencies. A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, adequately capitalized if it meets such measure, undercapitalized if it fails to meet any such measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to meet any critical capital level set forth in the regulations. The critical capital level must be a level of tangible equity capital equal to not less than 2% of total tangible assets and not more than 65% of the minimum leverage ratio to be prescribed by regulation (except to the extent that 2% would be higher than such 65% level). An institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     If a depository institution fails to meet regulatory capital requirements, the regulatory agencies can require submission and funding of a capital restoration plan by the institution, place limits on its activities, require the raising of additional capital and, ultimately, require the appointment of a conservator or receiver for the institution. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. If the controlling bank holding company fails to fulfill its obligations under FDICIA and files (or has filed against it) a petition under the Federal Bankruptcy Code, the FDIC's claim may be entitled to a priority in such bankruptcy proceeding over third party creditors of the bank holding company.

     An insured depository institution may not pay management fees to any person having control of the institution nor may an institution, except under certain circumstances and with prior regulatory approval, make any capital distribution (including the payment of dividends) if, after making such payment or distribution, the institution would be undercapitalized. FDICIA also restricts the acceptance of brokered deposits by insured depository institutions and contains a number of consumer banking provisions, including disclosure requirements and substantive contractual limitations with respect to deposit accounts.

     At December 31, 1996, the Subsidiary Banks were "well capitalized", and were not subject to any of the foregoing restrictions, including, without limitation, those relating to brokered deposits. The Subsidiary Banks do not rely upon brokered deposits as a primary source of deposit funding, although such deposits are sold through the Correspondent and Investment Services Division of Compass Bank.

     FDICIA contains numerous other provisions, including reporting requirements, termination of the "too big to fail" doctrine except in special cases, limitations on the FDIC's payment of deposits at foreign branches and revised regulatory standards for, among other things, real estate lending and capital adequacy. In addition, FDICIA required the FDIC to establish a system of risk-based assessments for federal deposit insurance, by which banks that pose a greater risk of loss to the FDIC (based on their capital levels and the FDIC's level of supervisory concern) pay a higher insurance assessment.

     The Deposit Insurance Funds of 1996 (the "Fund Act"), which became effective October 8, 1996, required the FDIC to impose a special assessment on institutions holding deposits subject to assessment by the Savings Association Insurance Fund ("SAIF"). Although the Subsidiary Banks are members of BIF, they hold deposits subject to assessment by SAIF as a result of acquisitions of SAIF deposits or SAIF-insured institutions. Compass' deposit liability under the Funds Act was $7.1 million based upon $1.1 billion of SAIF deposits, after certain discounts and exemptions.

THE SUBSIDIARY BANKS

     In general, federal and state banking laws and regulations govern all areas of the operations of the Subsidiary Banks, including reserves, loans, mortgages, capital, issuances of securities, payment of dividends and establishment of branches. Federal and state bank regulatory agencies also have the general authority to limit the dividends paid by insured banks and bank holding companies if such payments may be deemed to constitute an unsafe and unsound practice. Federal and state banking agencies also have authority to impose penalties, initiate civil and administrative actions and take other steps intended to prevent banks from engaging in unsafe or unsound practices.

     Compass Bank-Alabama and Central Bank of the South are both organized under the laws of the State of Alabama. Compass Bank-Alabama is a member of the Federal Reserve System. Compass Bank-Alabama and Central Bank of the South (collectively, the "Alabama Subsidiary Banks") are supervised, regulated and regularly examined by the Alabama State Banking Department and Compass Bank-Alabama is also regulated and examined by the Federal Reserve. Compass Bank-Florida is organized under the laws of the State of Florida, is a member of the Federal Reserve System and is subject to supervision, regulation and examination by the Florida Department of Banking and Finance and the Federal Reserve. Compass Bank-Texas is organized under the laws of the State of Texas, and is not a member of the Federal Reserve System. Compass Bank-Texas is supervised, regulated and regularly examined by the Texas Department of Banking and the FDIC. The Subsidiary Banks, as participants in the BIF and the Savings Association Insurance Fund of the FDIC, are subject to the provisions of the Federal Deposit Insurance Act and to examination by and regulations of the FDIC.

     The Alabama Subsidiary Banks are governed by Alabama laws restricting the declaration and payment of dividends to 90% of annual net income until its surplus funds equal at least 20% of capital stock. Compass Bank-Alabama has surplus in excess of this amount. Compass Bank-Texas which is governed by the laws of the State of Texas, is restricted in the declaration and payment of dividends to undivided profits; that is, the portion of equity capital of a state bank equal to the balance of its net profits, income, gains and losses since the date of its formation, less subsequent distributions to shareholders and transfers to surplus or capital under share dividends or by board resolution. Compass Bank-Florida, which is governed by the laws of the State of Florida, may declare and pay dividends not to exceed the current period's net profits combined with the net retained profits of the previous two years--after charging off bad debts, depreciation, and other worthless assets and after making provision for reasonably anticipated future losses on loans and other assets--and may, with the approval of the Florida Department of Banking and Finance, declare and pay dividends from retained net profits which accrued prior to the preceding two years; provided that, prior to declaring any dividend, the bank shall carry 20% of its net profits for such preceding period as is covered by the dividend to its surplus fund until such surplus fund shall at least equal the amount of the bank's common and preferred stock issued and outstanding. As members of the Federal Reserve System, Compass Bank-

Alabama and Compass Bank-Florida are also subject to dividend limitations imposed by the Federal Reserve that are similar to those applicable to national banks.

     Federal law further provides that no insured depository institution may make any capital distribution (which would include a cash dividend) if, after making the distribution, the institution would not satisfy one or more of its minimum capital requirements. Moreover, the federal bank regulatory agencies also have the general authority to limit the dividends paid by insured banks if such payments may be deemed to constitute an unsafe and unsound practice. Insured banks are prohibited from paying dividends on its capital stock while in default in the payment of any assessment due to the FDIC except in those cases where the amount of the assessment is in dispute and the insured bank has deposited satisfactory security for the payment thereof.

     The Community Reinvestment Act of 1977 ("CRA") and the regulations of the Federal Reserve and the FDIC implementing that act are intended to encourage regulated financial institutions to help meet the credit needs of their local community or communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of such financial institutions.
The CRA and such regulations provide that the appropriate regulatory authority will assess the records of regulated financial institutions in satisfying their continuing and affirmative obligations to help meet the credit needs of their local communities as part of their regulatory examination of the institution. The results of such examinations are made public and are taken into account upon the filing of any application to establish a domestic branch, to merge or to acquire the assets or assume the liabilities of a bank. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction.

OTHER

     Other legislative and regulatory proposals regarding changes in banking, and the regulation of banks, thrifts and other financial institutions, are being considered by the executive branch of the Federal government, Congress and various state governments, including Alabama, Texas and Florida. Certain of these proposals, if adopted, could significantly change the regulations of banks and the financial services industry. It cannot be predicted whether any of these proposals will be adopted or, if adopted, how these proposals will affect Compass or the Subsidiary Banks.

     The Correspondent and Investment Services Division of Compass Bank is treated as a municipal securities dealer and a government securities dealer for purposes of the federal securities laws and, therefore, is subject to certain reporting requirements and regulatory controls by the Commission, the United States Department of the Treasury and the Federal Reserve. Compass Brokerage, Inc., a wholly-owned subsidiary of Compass Bank-Alabama, offers discount brokerage services and is registered with the Commission and the National Association of Securities Dealers, Inc. The subsidiary is subject to certain reporting requirements and regulatory control by these agencies. Compass Bancshares Insurance, Inc., a wholly-owned subsidiary of Compass Bank-Alabama, is a licensed insurance agent or broker for various insurance companies. Such insurance subsidiary and its licensed agents are subject to reporting and licensing regulations of the Alabama Insurance Commission and various other states.

     References under the heading "SUPERVISION AND REGULATION" to applicable statutes are brief summaries of portions thereof, do not purport to be complete and are qualified in their entirety by reference to such statutes.

               DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK

     The following summary of the terms and provisions of the Compass Common Stock and the Compass Preferred Stock ("Compass Preferred Stock") does not purport to be complete and is qualified in its entirety by reference to Compass' Restated Certificate of Incorporation and the Certificates of Amendment thereto, which include the express terms of the Compass Common Stock and the Compass Preferred Stock. Such Certificates are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part. SEE "RECENT DEVELOPMENTS".

 COMPASS COMMON STOCK

     Compass is incorporated under the GCL. Compass is authorized to issue 100,000,000 shares of Compass Common Stock, of which 63,904,803 shares were issued and outstanding on March 31, 1997 after giving effect to the three-for-two stock split effected on April 1, 1997. SEE "RECENT DEVELOPMENTS". Compass' Board of Directors may at any time, without additional approval of the holders of Compass Common Stock, issue additional authorized but previously unissued shares of Compass Common Stock.

     DIVIDENDS

     Holders of Compass Common Stock are entitled to receive dividends ratably when, as and if declared by Compass' Board of Directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding. Under the GCL, Compass may pay dividends out of surplus or net profits for the fiscal year in which declared and/or for the preceding fiscal year, even if its surplus accounts are in a deficit position. Dividends paid by its Subsidiary Banks are the primary source of funds available to Compass for payment of dividends to its shareholders and for other needs. Compass' Board of Directors intends to maintain its present policy of paying regular quarterly cash dividends. The declaration and amount of future dividends will depend on circumstances existing at the time, including Compass' earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as Compass' Board of Directors deems relevant. SEE "COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF CENTRAL TEXAS AND COMPASS--DIVIDENDS"; "SELECTED FINANCIAL DATA".

     Compass' principal assets and sources of income consist of investments in its operating subsidiaries, which are separate and distinct legal entities. Federal and state banking regulations applicable to Compass and its banking subsidiaries require minimum levels of capital which limit the amounts available for payment of dividends. The Alabama Subsidiary Banks are governed by Alabama laws restricting the declaration and payment of dividends to 90% of annual net income until its surplus funds equal at least 20% of capital stock. Compass Bank-Alabama has surplus in excess of this amount. Compass Bank-Texas, which is governed by the laws of the State of Texas, is restricted in the declaration and payment of dividends to undivided profits; that is, the portion of equity capital of a state bank equal to the balance of its net profits, income, gains and losses since the date of its formation, less subsequent distributions to shareholders and transfers to surplus or capital under share dividends or by board resolution. Compass Bank-Florida, which is governed by the laws of the State of Florida, may declare and pay dividends not to exceed the current period's net profits combined with the net retained profits of the previous two years--after charging off bad debts, depreciation, and other worthless assets and after making provision for reasonably anticipated future losses on loans and other assets--and may, with the approval of the Florida Department of Banking and Finance, declare and pay dividends from retained net profits which accrued prior to the preceding two years; provided that, prior to declaring any dividend, the bank shall carry 20% of its net profits for such preceding period as is covered by the dividend to its surplus fund until such surplus fund shall at least equal the amount of the bank's common and preferred stock issued and outstanding. As members of the Federal Reserve System, Compass Bank-Alabama and Compass Bank-Florida are also subject to dividend limitations imposed by the Federal Reserve that are similar to those applicable to national banks. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"; "SUMMARY--REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS"; "RISK FACTORS"; "RECENT DEVELOPMENTS"; "SELECTED

FINANCIAL DATA"; "MARKET PRICES"; "COMPARISON OF RIGHTS OF SHAREHOLDERS OF CENTRAL TEXAS AND COMPASS--DIVIDENDS"; AND "INFORMATION ABOUT COMPASS".

     PREEMPTIVE RIGHTS

     The holders of Compass Common Stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by Compass before such securities are offered to others. The absence of preemptive rights increases Compass' flexibility to issue additional shares of Compass Common Stock in connection with acquisitions, employee benefit plans and for other purposes, without affording the holders of Compass Common Stock a right to subscribe for their proportionate share of those additional securities. Any further issuance of Compass Common Stock after the Effective Time may reduce former Central Texas shareholders' proportionate interest in Compass.

     VOTING RIGHTS

     The holders of Compass Common Stock are entitled to one vote per share on all matters presented to shareholders. Holders of Compass Common Stock are not entitled to cumulate their votes in the election of directors. Cumulative voting rights, if provided for, entitle shareholders to a number of votes equal to the product of the number of shares held and the number of directors to be elected and allow shareholders to distribute such votes among any number of nominees for director or cast such votes entirely for one director. Cumulative voting rights tend to enhance the voting power of minority shareholders. SEE "COMPARISON OF RIGHTS OF SHAREHOLDERS OF CENTRAL TEXAS AND COMPASS--ELECTION OF DIRECTORS".

     LIQUIDATION

     Upon liquidation, dissolution or the winding up of the affairs of Compass, holders of Compass Common Stock are entitled to receive their pro rata portion of the remaining assets of Compass after the holders of Compass Preferred Stock have been paid in full any sums to which they may be entitled. SEE "RECENT DEVELOPMENTS".

     COMPASS PREFERRED STOCK

     Compass has authorized 25,000,000 shares of $.10 par value preferred stock. The preferred stock is issuable in one or more series and Compass' Board of Directors, subject to certain limitations, is authorized to fix the number of shares, dividend rate, liquidation prices, redemption, conversion, voting rights, and other terms. Compass' Board of Directors may issue preferred stock without approval of the holders of Compass Common Stock. No shares of preferred stock are outstanding as of the date hereof. SEE "RISK FACTORS"; "RECENT DEVELOPMENTS"; AND "COMPARISON OF RIGHTS OF SHAREHOLDERS OF CENTRAL TEXAS AND COMPASS--DIVIDENDS" AND "--LIQUIDATION RIGHTS".

                            COMPARISON OF RIGHTS OF
                   SHAREHOLDERS OF CENTRAL TEXAS AND COMPASS

 CHARTER AND BYLAW PROVISIONS AFFECTING COMPASS STOCK

     Compass' Certificate and Bylaws contain several provisions which may make Compass a less attractive target for an acquisition of control by anyone who does not have the support of Compass' Board of Directors. Such provisions include, among other things, the requirement of a supermajority vote of shareholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a staggered Board of Directors, and the limitation that shareholder actions without a meeting may only be taken by unanimous written shareholder consent. Other than the requirement in Central Texas' Bylaws that shareholder actions without a meeting be taken only upon unanimous shareholder consent, Central Texas' Articles of Incorporation and Bylaws do not contain similar restrictions.

     The foregoing summary is qualified in its entirety by reference to Compass' Certificate and Bylaws, which are available upon written request from Compass and which are on file with the Commission, and to the Articles of Incorporation and Bylaws, as amended, of Central Texas, which are available upon request from Central Texas. SEE "AVAILABLE INFORMATION"; "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"; "RISK FACTORS"; AND "INFORMATION ABOUT COMPASS".

     In addition to the foregoing differences between Central Texas' and Compass' charters, as a result of the Merger, Central Texas shareholders, whose rights are governed by the TBCA, will become shareholders of Compass, and their rights as shareholders will then be governed primarily by the GCL.

CERTAIN DIFFERENCES BETWEEN THE CORPORATION LAWS OF TEXAS AND DELAWARE AND CORRESPONDING CHARTER AND BYLAW PROVISIONS

     Certain differences between the GCL and TBCA, as well as a description of the corresponding provisions contained in Compass' and Central Texas' respective charter and Bylaws, as such differences may affect the rights of shareholders, are set forth below. The following summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the TBCA and the GCL and applicable charter and bylaw provisions.

     MERGERS

     Both the TBCA and GCL generally permit a merger to become effective without the approval of the surviving corporation's shareholders if the articles or certificate of incorporation, as the case may be, of the surviving corporation do not change following the merger, the amount of the surviving corporation's common stock to be issued or delivered under the plan of merger does not exceed 20% of the total shares of outstanding voting stock immediately prior to the acquisition, and the board of directors of the surviving corporation adopts a resolution approving the plan of merger.

     Where shareholder approval is required under Texas law, a merger must be approved by the holders of two-thirds of the outstanding shares of the Texas corporation entitled to vote thereon, unless there is a class of stock that is entitled to vote as a class, in which event the merger must be approved by the holders of two-thirds of the outstanding shares of stock of each class entitled to vote as a class and by the holders of two-thirds of the outstanding shares otherwise entitled to vote. Where shareholder approval is required under Delaware law, a merger can be approved by a majority vote of the outstanding shares of capital stock of each class entitled to vote thereon. Compass' Certificate requires supermajority approval by its Board of Directors and shareholders in certain cases, as described above. SEE "RISK FACTORS" AND "COMPARISON OF RIGHTS OF SHAREHOLDERS OF CENTRAL TEXAS AND COMPASS-CHARTER AND BYLAW PROVISIONS AFFECTING COMPASS STOCK".

     APPRAISAL RIGHTS

     Shareholders of Texas corporations are entitled to exercise certain dissenters' rights in the event of a sale, lease, exchange or other disposition of all, or substantially all, of the property and assets of the corporation, and, with the exceptions discussed below, a merger or consolidation. Shareholders of a Delaware corporation shall have rights of appraisal in connection with certain mergers or consolidations. In addition, a Delaware corporation may, but is not required to, provide in its certificate of incorporation that appraisal rights shall be available to shareholders in the event of an amendment to the certificate of incorporation, the sale of all or substantially all of the assets of the corporation, or the occurrence of any merger or consolidation regarding which appraisal rights are not otherwise available and in which that Delaware corporation is not the surviving or resulting company. No such provision is included in Compass' Certificate. The rights of a dissenting shareholder of a Texas corporation are set forth in Appendix II. SEE "SUMMARY--DISSENTERS' RIGHTS"; "THE MERGER--DISSENTERS' APPRAISAL RIGHTS"; AND APPENDIX II.

     No appraisal rights are available under either Texas or, except as described below, Delaware law for the holders of any shares of a class or series of stock of a Texas or Delaware corporation to a merger if that corporation survives the merger and the merger did not require the vote of the holders of that class or series of such corporation's stock; provided, however, that under Delaware law appraisal rights will be available in any event to shareholders of a Delaware corporation who are required to accept consideration for their shares other than the consideration described below.

     Both Texas and Delaware law have a provision which states that shareholders do not have appraisal rights in connection with a merger where, on the record date fixed to determine the shareholders entitled to vote on the merger or consolidation, the stock of the corporation is listed on a national securities exchange or is held of record by more than 2,000 shareholders, unless any of the following exceptions concerning consideration paid to the shareholder for his shares are met. Under Texas law, a shareholder will be entitled to dissent and be paid for his shares if, notwithstanding the above, the shareholder is required to accept for his shares any consideration other than (i) shares of stock of a corporation which, immediately after the effective date of the merger, are listed on a national securities exchange or are held of record by not less than 2,000 shareholders, and (ii) cash in lieu of fractional shares otherwise entitled to be received. The Delaware statute contains a similar consideration provision which is somewhat broader. Appraisal rights will be available to shareholders of a Delaware corporation in the event of a merger or consolidation if such shareholders are required by the terms of an agreement of merger or consolidation to accept for their stock anything other than (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof, (ii) shares of stock of any other corporation or depository receipts in respect thereof, which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders,
(iii) cash in lieu of fractional shares or fractional depository receipts of a corporation described in (i) and (ii) above, or (iv) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depositary receipts described in (i), (ii) and (iii) above.

     SPECIAL MEETINGS

     A special meeting of shareholders of a Texas corporation may be called by the holders of shares entitled to cast not less than 10% of all shares entitled to vote at the meeting, unless a different percentage, not to exceed 50%, is provided in the Articles of Incorporation. Shareholders of Delaware corporations do not have a right to call special meetings unless such right is conferred upon the shareholders in the corporation's Certificate of Incorporation or Bylaws. Central Texas' Bylaws provide that special meetings of shareholders may be called by the Chairman of the Board, the President, the Secretary, the Board of Directors, or the holders of not less than one-tenth of all of the shares entitled to vote at the meeting. Compass' Certificate prohibits shareholders from calling special meetings. SEE "RISK FACTORS".

     ACTIONS WITHOUT A MEETING

     Under Texas law, the shareholders may act without a meeting if a written consent is signed by all the shareholders entitled to vote on the matter, unless the Articles of Incorporation require less than unanimous consent (but not less than the number of votes that would be necessary to take such action at a meeting). Central Texas' Articles of Incorporation do not provide for less than unanimous consent when action is taken without a meeting. Delaware law provides that shareholders may take action without a meeting if a consent in writing to such action is signed by the shareholders having the minimum number of votes that would be necessary to take such action at a meeting, unless prohibited in the Certificate of Incorporation. Compass' Certificate prohibits shareholder action by written consent except where such action is taken unanimously. SEE "RISK FACTORS".

     ELECTION OF DIRECTORS

     Pursuant to Texas law, unless otherwise provided in the Articles of Incorporation, shareholders shall be entitled to cumulative voting in the election of directors if they provide the secretary of the corporation with written notice prior to the day of the election of their intent to cumulate their votes. Absent such notice, the directors of a corporation shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. Central Texas' Articles of Incorporation prohibit cumulative voting in the election of directors. Holders of Compass Common stock are not entitled to cumulate their votes in the election of directors. SEE "DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK--VOTING RIGHTS".

     VOTING ON OTHER MATTERS

     Under Texas law, an amendment to the Articles of Incorporation requires the approval of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote thereon, and the holders of two-thirds of the outstanding shares of each class or series entitled to vote thereon as a class, unless a different number, not less than a majority, is specified in the Articles of Incorporation. The Articles of Incorporation of Central Texas do not so specify. Delaware law provides that amendments to the Certificate of Incorporation must be approved by the holders of a majority of the corporation's stock entitled to vote thereon, and the holders of a majority of the outstanding stock entitled to vote thereon as a class, unless the Certificate of Incorporation requires the vote of a larger portion of the outstanding stock or any class thereof. Compass' Certificate does not provide for approval of an amendment of the Certificate by more than a majority vote.

     The sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the Articles of Incorporation) of all, or substantially all, the property and assets, with or without the goodwill, of a Texas corporation, if not made in the usual and regular course of its business, requires the approval of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote thereon, and the holders of two-thirds of the outstanding shares of each class or series entitled to vote thereon as a class, unless the Articles of Incorporation require the vote of a different number, not less than a majority, of the shares outstanding. Central Texas' Articles of Incorporation do not provide for a different voting requirement. A Delaware corporation may sell, lease or exchange all or substantially all of its property and assets when and as authorized by the holders of a majority of the outstanding stock of the corporation entitled to vote thereon, unless the Certificate of Incorporation requires the vote of a larger portion of the outstanding stock. Compass' Certificate does not so provide.

     Under Texas law, the voluntary dissolution of a corporation requires the approval of the holders of at least two-thirds of the total outstanding shares of the corporation, and the holders of two-thirds of the outstanding shares of each class or series entitled to vote thereon as a class, unless a different amount, not less than a majority, is specified in the Articles of Incorporation. Each outstanding share of a Texas corporation is entitled to vote on dissolution. The Articles of Incorporation of Central Texas do not provide for a different number of shares for approval of dissolution. Delaware law requires that dissolution must be approved by the holders of a majority of the corporation's stock entitled to vote thereon, unless the Certificate of Incorporation requires the vote of a larger portion of the outstanding stock. Compass' Certificate does not provide for approval by more than a majority vote.

     PREEMPTIVE RIGHTS

     Under Texas law, shareholders possess preemptive rights as to the issuance of additional or treasury securities by the corporation, unless the corporation's Articles of Incorporation provide otherwise. Central Texas' Articles of Incorporation deny preemptive rights and, therefore, Central Texas' shareholders do not have preemptive rights as to newly issued and treasury shares. Shareholders of Compass also do not possess such preemptive rights.

     DIVIDENDS

     A Delaware corporation may pay dividends not only out of surplus (the excess of net assets over capital) but also out of net profits for the current or preceding fiscal year if it has no surplus; provided, however, that if the capital of the corporation has been decreased to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock having a preference upon the distribution of assets, no dividends may be declared out of net profits. A Texas corporation may make distributions only out of surplus.

     Holders of Compass Common Stock are entitled to receive dividends ratably when, as and if declared by Compass' Board of Directors from assets legally available therefor, after payment of all dividends on Preferred Stock, if any is outstanding.

     Central Texas' Articles of Incorporation do not contain restrictions as to the ability of the Central Texas Board of Directors to declare dividends.

     SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"; "SUMMARY--PARTIES TO THE MERGER"; "SUMMARY--REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS"; "RECENT DEVELOPMENTS"; "SELECTED FINANCIAL DATA"; "MARKET PRICES"; "DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK"; AND "INFORMATION ABOUT CENTRAL TEXAS--MARKET PRICE AND DIVIDENDS".

     LIQUIDATION RIGHTS

     Generally under Texas and Delaware corporate law, shareholders are entitled to share ratably in the distribution of assets upon the dissolution of their corporation. Preferred shareholders typically do not participate in the distribution of assets of a dissolved corporation beyond their established contractual preferences. Once the rights of preferred shareholders have been fully satisfied, common shareholders are entitled to the distribution of any remaining assets.

     Upon liquidation, dissolution or the winding up of the affairs of Compass, holders of Compass Common Stock are entitled to receive their pro rata portion of the remaining assets of Compass after the holders of Compass Preferred Stock have been paid in full any sums to which they may be entitled. Upon the liquidation, dissolution or winding up of the affairs of Central Texas, the shareholders of Central Texas Common Stock are entitled to receive, in proportion to the number of shares held by them, all the assets that remain after any preferential amounts have been distributed to the holders of any preferred stock of Central Texas. Although Central Texas has authorized preferred stock, it currently has none outstanding. SEE "RECENT DEVELOPMENTS".

     LIMITATION OF LIABILITY AND INDEMNIFICATION

     Both Texas and Delaware corporate law permit a corporation to set limits on the extent of a director's liability. Both Texas and Delaware law permit a corporation to indemnify its officers, directors, employees and agents if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification is not allowed under either Texas or Delaware law, absent a court order to the contrary, if an officer, director, employee or agent of the bank or corporation is finally adjudged liable to the corporation.

     Under Compass' Certificate, a director will not be liable to Compass or its shareholders for monetary damages for any breach of fiduciary duty as a director, except (i) for breach of a director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividend or unlawful stock purchase or redemption, or (iv) any transaction from which the director derived an improper personal benefit. Compass' Certificate authorizes indemnification of officers, directors and others to the fullest extent permitted by Delaware law. SEE "AVAILABLE INFORMATION"; "INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS"; AND "INDEMNIFICATION".

     Central Texas' Articles of Incorporation provide that Central Texas may enter into contracts and transact business with any one or more of its directors, officers or employees, or with any firm or firms of which any one or more of its directors, officers or employees are members or with any corporation or association in which any one or more of its directors, officers or employees are stockholders, directors, officers or employees. Any such contract or transaction shall not be invalidated or adversely affected by the fact that any such person has, or may have, interests therein which are, or may be, adverse to the interest of Central Texas, even though the vote of any director having such adverse interests shall have been necessary to obligate Central Texas upon any such contract or transaction. No director, officer or employee having such adverse interests shall be liable to Central Texas or to any stockholder or creditor thereof, or to any other person, for any loss or liability incurred by reason of such contract or transaction; nor shall any director, officer or employee be accountable to Central Texas, or to any stockholder or creditor thereof, for any gains realized thereon. However, this limitation of liability is available only if such contract or transaction was not based upon fraudulent terms at the time at which it was entered into.

     In addition, Central Texas shall indemnify any and all persons who serve, or who have served, at any time as directors or officers, or who serve, or who have served, at the request of the Board of Directors of Central Texas as directors or officers of any other corporation in which Central Texas at such time owned shares of stock or of which it was a creditor, and their respective heirs, administrators, successors, and assigns, against any and all expenses, including amounts paid upon judgments, counsel fees, and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, suit, or proceeding in which they, or any of them are made parties, or a party, or which may be asserted against them or any of them by reason of being or having been directors or officers, or a director or officer, of Central Texas, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in any action, suit, or proceeding to be liable for his own negligence or misconduct in the performance of his duty. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of stockholders, or otherwise.

     REMOVAL OF DIRECTORS

     A Texas corporation may provide in its Articles of Incorporation or Bylaws, and Central Texas' Bylaws do provide, that a director can be removed with or without cause by a vote of the holders of not less than a majority of the shares entitled to vote. A majority of shareholders of a Delaware corporation may remove a director with or without cause, unless the directors are classified and elected for staggered terms, in which case, directors may be removed only for cause. Compass' Certificate of Incorporation provides for a classified board, and any such removal must be for cause after a supermajority vote (80%) of the shareholders.

     INSPECTION OF BOOKS AND RECORDS

     Under Texas law, any person who has been a shareholder of record for at least six months preceding his demand, or who is the holder of at least 5% of all of the outstanding shares of a corporation, is entitled to examine a bank's relevant books and records for any proper purpose. Under Delaware law, any shareholder has such a right.

     ANTITAKEOVER PROVISIONS

     Delaware has enacted antitakeover legislation. Compass has opted out of such provisions as provided thereby. Certain provisions of Compass' charter and Bylaws limiting a takeover without the support of its Board of Directors are described in "COMPARISON OF RIGHTS OF SHAREHOLDERS OF CENTRAL TEXAS AND COMPASS- -CHARTER AND BYLAW PROVISIONS AFFECTING COMPASS STOCK". Texas has not enacted similar legislation.

     Although certain of the specific differences between the voting and other rights of Central Texas shareholders and Compass shareholders are discussed above, the foregoing summary is not intended to be a complete statement of the comparative rights of such shareholders under Texas and Delaware law, or the rights of such persons under the respective charters and Bylaws of Compass and Central Texas. Nor is the identification of certain specific differences meant to indicate that other differences do not exist. The foregoing summary is qualified in its entirety by reference to the particular requirements of the TBCA and the GCL, and the specific provisions of Compass' Certificate and Bylaws, and Central Texas' Articles of Incorporation and Bylaws, as amended.

                            RESALE OF COMPASS STOCK

     The Compass Common Stock to be issued to holders of Central Texas Common Stock upon consummation of the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be an "affiliate" of Central Texas within the meaning of Rule 145 under the Securities Act. The directors and executive officers of Central Texas, the beneficial owners of 10% or more of Central Texas Common Stock and certain of their related interests may be deemed to be affiliates of Central Texas. Such affiliates are not permitted to transfer any Compass Common Stock except in compliance with the Securities Act and the rules and regulations thereunder. Such affiliates have delivered to Compass a written agreement in substantially the form of Exhibit A to the Merger Agreement providing that each such affiliate will not (i) sell, pledge, transfer or otherwise dispose of any of such affiliate's Central Texas Common Stock within 30 days prior to the Effective Time; (ii) sell, pledge, transfer or otherwise dispose of any shares of Compass Common Stock until the publication of financial results covering at least 30 days of post-Merger combined operations of Central Texas and Compass, except for (a) pledges by such affiliates of all or part of such affiliate's Compass Common Stock acquired in the Merger, provided the lender agrees to be bound by the terms of such written agreement, and (b) for transfers to the affiliate upon termination of the Central Texas Shareholder Agreement; and (iii) transfer any Compass Common Stock except in compliance with Rule 145 promulgated by the Commission under the Securities Act and any new requirements imposed by the Commission or the Financial Accounting Standards Board for Compass' accounting of the Merger as a pooling of interests. SEE "SUMMARY--ACCOUNTING TREATMENT"; "THE MERGER--ACCOUNTING TREATMENT"; AND APPENDIX I.

     Pursuant to the Merger Agreement, holders of shares of Central Texas Common Stock that will be entitled to receive at least 50% of the aggregate Merger Consideration have represented to Compass their intention not to sell or otherwise dispose of the shares of Compass Common Stock received in the Merger. As a condition to consummation of the Merger, the representation from Central Texas shareholders receiving at least 50% of the aggregate Merger Consideration that they have no current plan or present intention to sell or otherwise dispose of the shares of Compass Common Stock received pursuant to the Merger must remain true as of the Effective Time. SEE "THE MERGER--OTHER TERMS AND CONDITIONS".

                           INFORMATION ABOUT COMPASS

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Certain documents filed by and relating to Compass, including Compass' Annual Report on Form 10-K for the year ended December 31, 1996, are incorporated herein by reference. SEE "AVAILABLE INFORMATION"; "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".

 INTERESTS OF CERTAIN PERSONS

     No director or executive officer of Compass has any material direct or indirect financial interest in Central Texas or the Merger, except as a director, executive officer or shareholder of Compass or its subsidiaries.

                        INFORMATION ABOUT CENTRAL TEXAS

     The Bank began operations in 1886 and became a national bank in 1903. Central Texas became a bank holding company as a result of amendments to the BHC Act in 1970. Until 1981, Central Texas (previously known as NCB Company of
Waco) owned approximately 52% of the outstanding shares of the Bank. In 1981, Central Texas acquired the remaining outstanding shares of the Bank stock.
Texas became a bank holding company as a result of amendments to the BHC Act in 1970. Until 1981, Central Texas (previously known as NCB Company of Waco) owned approximately 52% of the outstanding shares of the Bank. In 1981, Central Texas acquired the remaining outstanding shares of the Bank stock. Central Texas currently conducts no operations other than serving as a bank holding company under the BHC Act for the Bank and owning the North Valley Mills Drive branch facility. Central Texas derives its revenues primarily from the operations of the Bank in the form of dividends paid from the Bank to Central Texas and lease rental paid by the Bank and other tenants of the North Valley Mills Drive facility. Central Texas is subject to regulation by the Federal Reserve.

     The Bank is an independent community bank located in Waco, Texas. The Bank is a full service bank offering a variety of services to satisfy the needs of the consumer and commercial customers in the area. The principal services offered by the Bank include most types of loans, including agricultural, commercial, consumer and real estate loans. The Bank also offers trust services, safe deposit boxes, a night deposit facility, motor bank, wire transfers and automated teller machine ("ATM") cards.

SERVICES, EMPLOYEES AND PROPERTIES

     On March 31, 1997, the Bank had 24 officers, 18 directors, 63 full-time employees and ten part-time employees. Directors of the Bank are compensated for their services. Central Texas had three officers and six directors at that date. Directors of Central Texas receive no compensation for their services.

     The Bank's main office is located in the Texas Center at 9th & Washington Avenue, Waco, Texas, in a facility owned jointly with Texas Life Insurance Company. The Bank also has a branch at 1227 North Valley Mills Drive in a facility owned by Central Texas.

     SEE "INFORMATION ABOUT CENTRAL TEXAS--BENEFICIAL OWNERSHIP OF CENTRAL TEXAS COMMON STOCK BY CENTRAL TEXAS MANAGEMENT AND PRINCIPAL SHAREHOLDERS".

      COMPETITION

     The Bank considers its service area to be the area encompassing McLennan County, Texas. The activities in which the Bank engages are competitive. Each activity engaged in involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its service area, the Bank competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, finance companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Additional competition for deposits comes from government and private issuers of debt obligations and other investment alternatives for depositors, such as money market funds. The Bank also competes with suppliers of equipment in furnishing equipment financing and leasing services.

     Central Texas also faces competition from a wide variety of depository institutions from other geographical areas which compete for deposits, loans and bank-related services. As deregulation of depository institutions and financial services continues, competition from nonbank financial intermediaries such as savings and loan associations, credit unions, mortgage companies, insurance companies and other financial institutions may be expected to intensify. Central Texas and similar institutions have also experienced significant competition for deposits from mutual funds and other money center banks' offerings of high yielding deposit accounts. Some of the institutions with which Central Texas competes have capital and resources much larger than those of Central Texas, and some are not subject to the same regulatory restrictions.

      LEGAL PROCEEDINGS

     In the normal course of its businesses, Central Texas from time to time is involved in legal proceedings. Other than such proceedings incidental to its business, Central Texas' management is not aware of any pending or threatened legal proceedings which, upon resolution, would have a material adverse effect upon Central Texas' financial condition or results of operations. The continued absence of such proceedings is a condition to Compass' obligation to consummate the Merger. SEE "THE MERGER--OTHER TERMS AND CONDITIONS".

      MARKET PRICE AND DIVIDENDS

     There is no active public trading market for the Central Texas Common Stock. As of the Record Date, Central Texas Common Stock was held by 151 holders of record. Central Texas pays quarterly and special dividends on its common stock. Central Texas paid dividends of $540,000, $440,000 and $400,000 in 1996, 1995 and 1994, respectively. SEE "SELECTED FINANCIAL DATA"; MARKET PRICES"; "COMPARISON OF RIGHTS OF SHAREHOLDERS OF CENTRAL TEXAS AND COMPASS DIVIDENDS"; AND "INFORMATION ABOUT CENTRAL TEXAS--BENEFICIAL OWNERSHIP OF CENTRAL TEXAS COMMON STOCK BY CENTRAL TEXAS MANAGEMENT AND PRINCIPAL SHAREHOLDERS".

     BENEFICIAL OWNERSHIP OF CENTRAL TEXAS COMMON STOCK BY CENTRAL TEXAS MANAGEMENT AND PRINCIPAL SHAREHOLDERS.

     The following table sets forth, as of the Record Date, the names and addresses of each beneficial owner of more than 5% of Central Texas Common Stock known to the Board of Directors of Central Texas, showing the amount and nature of such beneficial ownership and the names of each director and executive officer of Central Texas, the number of shares of Central Texas Common Stock owned beneficially by each director and executive officer and the number of shares of Central Texas Common Stock owned beneficially by all directors and executive officers as a group. None of the shareholders listed herein would own, on a pro forma basis giving effect to the Merger, more than 1% of the issued and outstanding shares of Compass Common Stock.



     Name and Address of                      Amount and Nature
      Beneficial Owner                   of Beneficial Ownership/(1)/  Percent of Class
    --------------------                 ----------------------------  -----------------
A.W. Bailey, Jr.                                     28,572/(2)/                7.14%
4900 Ridgeview Drive
Waco, Texas  76710
F. Herman Coleman                                   207,044/(3)/               51.76%
3201 Wooded Acres
Waco, Texas  76710
Rondy T. Gray                                        20,700/(4)/                5.17%
P. O. Box 6160
Waco, Texas  76706-6160
Rodney G. Kroll                                       5,518/(5)/                1.40%
J. Rodney Lee                                        13,882/(6)/                3.47%
Tom Salome                                           13,054/(7)/                3.26%
Charles B. Turner                                     2,152                      *
All directors and executive officers
as a group (6 persons) /(3)(5)(6)(7)/               212,020                    53.01%

----------------
*    Less than 1%.

/(1)/ Unless otherwise indicated, each individual is the record owner of, and has sole voting and investment power with respect to, all shares of Central Texas Common Stock of which he or she is the beneficial owner. Unless otherwise indicated, all percentages are based upon 400,000 shares of Central Texas Common Stock issued and outstanding.

/(2)/ Includes 15,780 shares owned by Mr. Bailey and 11,992 shares owned by Bailey Co., Inc., a company owned by Mr. Bailey, all of which are in the name of F. Herman Coleman, Trustee, pursuant to the terms of the Central Texas Shareholder Agreement.

/(3)/ Includes 201,136 shares held in Mr. Coleman's name pursuant to the Central
      Texas Shareholder Agreement, of which 16,104 shares are owned by Mr. Coleman and/or his wife, Sandra Mayfield Coleman, 19,900 shares are owned by Coleman Enterprises, Ltd. over which Mr. Coleman has voting power (subject to the Central Texas Shareholder Agreement), 984 shares are owned by the Estate of Jessie Gray Coleman, of which Mr. Coleman is independent executor and 1,968 shares are owned by the Sandra Mayfield Coleman Trust over which Mrs. Coleman has voting power (subject to the Central Texas Shareholder Agreement), and 3,208 shares held by Mrs. Coleman.

/(4)/ Includes 100 shares owned by Mr. Gray and 19,900 shares owned by Bosque
      Realty, Ltd., over which Mr. Gray has voting power (subject to the Central Texas Shareholder Agreement), all of which are in the name of F. Herman Coleman, Trustee, pursuant to the Central Texas Shareholder Agreement.

/(5)/ Includes 4,902 shares owned by Mr. Kroll and his wife, Judy Kroll, and 192 shares owned by Mr. Kroll's minor children, all of which are in the name of F. Herman Coleman, Trustee, pursuant to the Central Texas Shareholder Agreement.

/(6)/ Includes 13,082 shares owned by Mr. Lee that are in the name of F. Herman
      Coleman, Trustee, pursuant to the Central Texas Shareholder Agreement. This amount does not include 14,262 shares owned by the Naman, Howell, Smith & Lee, P.C. Employees Profit Sharing Plan & Trust that are in the name of F. Herman Coleman, Trustee, pursuant to the Central Texas Shareholder Agreement. Mr. Lee is a shareholder and director of Naman, Howell, Smith & Lee, P.C., and is a beneficiary in the plan. Mr. Lee is not an administrator or trustee of the Plan.

/(7)/ Includes 12,254 shares owned by Mr. Salome that are in the name of F.
      Herman Coleman, Trustee, pursuant to the Central Texas Shareholder Agreement.
_______________

     The persons listed above will receive the same Merger Consideration described in "THE MERGER--GENERAL" as the other Central Texas shareholders for each share of Central Texas Common Stock held at the Effective Time.

     Of the 400,000 shares of Central Texas Common Stock outstanding as of the Record Date, 201,136 shares, or 50.3%, of the Central Texas Common Stock are subject to the Central Texas Shareholder Agreement. The Central Texas Shareholder Agreement includes a voting trust pursuant to which each party to the Central Texas Shareholder Agreement transferred record title to their Central Texas Common Stock to F. Herman Coleman, as Trustee, to be held and administered in accordance with the terms of the Central Texas Shareholder Agreement. Each such party holds a voting trust certificate to evidence their beneficial interest in the Central Texas Common Stock subject to the Central Texas Shareholder Agreement. The Central Texas Shareholder Agreement prohibits the Trustee from voting the Central Texas Common Stock held by him as Trustee in favor of a merger without the written consent of the holders of 51% of the Beneficial Shares. Accordingly, holders of 102,580 Beneficial Shares must consent to the Merger in order for the Trustee to vote the 201,136 shares (50.3% of the outstanding shares) of Central Texas Common Stock held in the Trustee's name in favor of the Merger. The parties to the Central Texas Shareholder Agreement consist entirely of current and former directors or advisory directors of Central Texas and the Bank, spouses of such directors, affiliated companies of such directors, or trusts of which certain directors or their spouses are beneficiaries. The Central Texas Shareholder Agreement expires by its terms on December 31, 1997. Pursuant to the Central Texas Shareholder Agreement, all of the parties thereto have consented to the Merger and authorized the Trustee to vote the 201,136 shares of Central Texas Common Stock in favor of the Merger. An additional 10,884 shares of Central Texas Common Stock, representing approximately 2.72% of the total shares of Central Texas Common Stock issued and outstanding as of the Record Date, are owned beneficially by the directors and officers of Central Texas. SEE "INTRODUCTION"; "SUMMARY--SHAREHOLDER VOTES REQUIRED"; AND "THE MERGER--GENERAL".

     The Trustee and the directors and executive officers of Central Texas (and certain of their spouses) owning or otherwise controlling the right to vote 212,020 shares of Central Texas Common Stock, comprising approximately 53.01% of the total shares of Central Texas Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to the Voting Agreement, to vote their shares in favor of the Merger.

     F. Herman Coleman Employment Agreement. F. Herman Coleman and Compass Texas Management, Inc., an affiliate of Compass, have entered into an employment agreement whereby Mr. Coleman will act as a senior officer of Compass Bank-Texas for a period of two years after the Merger. Mr. Coleman's annual base salary under the employment agreement will be $175,000 with merit increases in accordance with Compass Bank-Texas policy. In addition, Mr. Coleman shall be entitled to participate, up to 40% of his annual base salary, in the Compass executive incentive bonus program and to the use of the automobile currently furnished to him by Central Texas.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
            AND RESULTS OF OPERATIONS OF CENTRAL TEXAS BANCORP, INC.

     The following discussion provides certain information regarding the financial condition and results of operations of Central Texas. This discussion should be read in conjunction with Central Texas' Consolidated Financial Statements and Notes to Consolidated Financial Statements presented elsewhere in this Proxy Statement/Prospectus. SEE "INDEX TO CENTRAL TEXAS CONSOLIDATED FINANCIAL STATEMENTS".

RESULTS OF OPERATIONS

     GENERAL

     The earnings of Central Texas depend primarily on Central Texas' net interest income (i.e., the difference between the income earned on Central Texas' loans and investments and the interest paid on its deposits and other borrowed funds). Among the factors affecting net interest income are the type and volume of its deposits and other borrowed funds, and the relative sensitivity of its interest-earning assets and its interest-bearing liabilities to changes in market interest rates.

     Central Texas' income is also affected by fees it receives from other banking services, by its provisions for loan losses and by the level of its operating expenses. All aspects of Central Texas' operations are affected by general market, economic and competitive conditions.

     Central Texas reported net income of $1,712,861 for the year ended December 31, 1996, a decrease of $402,590 from net income of $2,115,451 for the year ended December 31, 1995. Pretax income was $2,523,995 for the year ended December 31, 1996, a $606,860 decrease from the $3,130,855 earned during the year ended December 31, 1995. Central Texas had net income of $1,991,977 and pretax income of $2,749,549 for the year ended December 31, 1994. Changes occurring in the major components of Central Texas' income statement for such periods are discussed below.

     NET INTEREST INCOME

     Net interest income is the primary source of income for Central Texas and represents the amount by which interest generated by earning assets exceed the cost of funds, primarily interest paid to Central Texas' depositors on interest bearing accounts. Net interest income was $8,349,745 for the year ended December 31, 1996, a 6.96% increase from net interest income of $7,806,394 for the year ended December 31, 1995. Average rates earned on interest bearing assets increased to 7.58% as of December 31, 1996 from 7.25% as of December 31, 1995. Average loans, net of unearned discount, of $135.9 million for the year ended December 31, 1996, increased 7.94% over average loans of $125.9 million for the same period in 1995. Average deposits for the year ended December 31, 1996 were $183.2 million, an increase of 3.1% over average deposits of $177.7 million for the same period in 1995.

     Net interest income was $7,806,394 for the year ended December 31, 1995, an 8.52% increase from net interest income of $7,193,698 for 1994. Average loans of $126 million for year ended December 31, 1995 increased 8.6% over average loans of $116 million for the same period in 1994. Average interest bearing deposits for the year ended December 31, 1995 were $137 million, an increase of 12.3% over average interest bearing deposits of $122 million for the same period in 1994.

     These increases were due to increases in the volume of loans to individuals consisting primarily of indirect automobile loans and student loans.

     The following table sets forth for the periods indicated an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities. The rates earned and paid on each major type of asset and liability account are set forth beside the average level in the account for the period, and the average yields on all interest-bearing liabilities are also summarized.

                                                                Year Ended December 31,
                                                                (Dollars in Thousands)
                                           1996                          1995                                      1994
                           ----------------------------------- ---------------------------------  -------------------------------

                                Average     Interest   Yield/     Average     Interest   Yield/    Average     Interest  Yield/
                              Balance(2)     Inc/Exp    Rate     Balance(2)   Inc/Exp    Rate     Balance(2)    Inc/Exp    Rate
                           -------------  -----------  ------- ------------  ---------  --------  -----------  --------- ----------
ASSETS

Interest-earning assets:
Loans (1)                      $135,952       $11,703    8.61%    $125,952       $10,810    8.58%    $115,881      $ 9,045    7.81%
Securities-held to maturity
   Taxable                        6,414           397    6.19%      14,243           535    3.76%      17,007          435    2.56%
   Tax exempt (3)                   450            24    5.33%       6,671           501    7.51%       6,412          566    8.83%
Securities-available for
 sale
   Taxable                       33,928         2,064    6.08%      18,254         1,464    8.02%      12,115        1,113    9.19%
   Tax exempt (3)                 4,737           365    7.71%          66             5    7.58%          --           --      --
Deposits in other banks              43             3    6.98%         196            16    8.16%         196           16    8.16%
Federal funds sold                6,890           361    5.24%      16,402           958    5.84%      12,692          519    4.09%
                           ------------   -----------  -------   ---------     ---------  -------    --------     --------  -------
Total interest-earning
 assets/interest income/
 average yield                  188,414        14,917    7.92%     181,784        14,289    7.86%     164,303       11,694    7.12%
Non-interest earning
 assets:
Cash and due from banks          10,523                             10,102                              9,246
Other assets                      7,019                              6,745                              6,389
Allowance for possible
 loan losses                       (628)                              (679)                              (769)
                           ------------                          ---------                           --------
     TOTAL                     $205,328                           $197,952                           $179,169
                           ============                          =========                           ========

LIABILITIES AND
 STOCKHOLDERS' EQUITY

Interest bearing
 liabilities:'
NOW, money market and
 savings                       $ 53,134       $ 1,395    2.63%    $ 54,137       $ 1,585    2.93%    $ 55,193      $ 1,334    2.42%
Certificates of deposit          73,600         4,040    5.49%      70,083         3,827    5.46%      57,092        2,371    4.15%
Individual retirement
 accounts                        14,016           872    6.22%      12,486           784    6.28%       9,884          519    5.25%
Federal funds purchased              --            --      --           --            --      --           --           --      --
Capital debentures                1,303           105    8.06%       1,300           101    7.77%       1,300           81    6.23%
Long-term debt                      898            72    8.02%         948            77    8.12%         991           74    7.47%
                           ------------   -----------  -------   ---------     ---------  -------    --------     --------  -------

Total interest bearing
   liabilities/interest         142,951         6,484    4.54%     138,954         6,374    4.59%     124,460        4,379    3.52%
    expense/ rate

Noninterest bearing demand       42,502                             41,034                             39,007
 deposits
Other liabilities                 1,902                              1,582                              1,280
                           ------------                          ---------                           --------

Total liabilities               187,355                            181,570                            164,747
Stockholders' equity             17,973                             16,382                             14,422
                           ------------                          ---------                           --------
     TOTAL                     $205,328                           $197,952                           $179,169
                           ============   -----------            =========     ---------             ========     --------

Net interest income                           $ 8,433                            $ 7,915                           $ 7,315
                                          ===========  -------                 =========  -------                 ========  -------
Net yield on interest
 earning assets                                          4.48%                               4.35%                             4.45%

                                                       =======                            ========                          ========


(1)  Includes Nonaccrual loans.
(2) Average balances are based on the average balances outstanding throughout the years ended December 31, 1996, 1995 and 1994.
(3)  Presented on a tax equivalent basis.

     Changes in interest income and interest expense can result from variances in both volume and rate. Central Texas has an asset and liability management strategy designed to provide a proper balance between rate sensitive assets and rate sensitive liabilities to attempt to maximize interest margins, and to provide adequate liquidity for anticipated needs.

  The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and rate.

                                                               (Dollars in Thousands)
                                            Year Ended                       Year Ended                     Year Ended
                                         December 31, 1996                December 31, 1995              December 31, 1994
                                    --------------------------         -------------------------       -------------------------
                             Change                            Change                            Change
                              1996        Attributed to         1995         Attributed to        1994      Attributed to
                               to  --------------------------    to   -------------------------    to   ------------------------
                              1995    Volume    Rate     Mix    1994     Volume    Rate    Mix    1993   Volume    Rate    Mix
Interest income:
 Loans(1)                     $ 893    $ (86)  $  987   $  (8)  $1,766   $1,030   $  661   $  75   $ 160  $ 716   $ (515)  $ (41)
Securities-held to maturity
       Taxable                 (138)     (89)     (59)     10      100     (230)     703    (373)   (243)  (868)   1,216    (589)
       Tax exempt (2)            --       13      (13)     --     (542)    (531)    (184)    173     108    (48)     174     (18)
Securities-available for
 sale
       Taxable                  601     (200)     929    (128)     351    1,570     (506)   (713)     --      --      --      --
       Tax exempt (2)          (118)    (144)      37     (11)     482      482       --      --      --      --      --      --
Deposits in other banks         (16)     (16)     (16)     16       --       --       --      --     (35)    (35)     --      --
Federal funds sold             (597)     699     (749)   (547)     439     (177)     934    (318)    118     (17)    141      (6)
                           --------    -----   ------   -----   ------   ------   ------   ------- -----  ------  ------   -----

Increase (decrease) in
 interest income              $ 625    $ 177   $1,116   $(668)  $2,596   $2,144   $1,608   $(1,156)$ 108  $ (252) $1,016   $(654)
                           ========    =====   ======   =====   ======   ======   ======   ======= =====  ======  ======   =====

Interest expense:
Savings and transaction
 accounts                     $(190)   $ (49)  $ (145)  $   4   $  250   $  (15)  $  268   $   (3) $ (56) $ (65) $    9   $   --
Time deposits                   301       (2)     303      --    1,721      913      614      194     88    104     (15)      (1)
Capital debentures                4       --        4      --       20       --       20       --      7     --       7       --
Long-term debt                   (5)      (4)      --      --        3       (4)       7       --    (10)    (3)     (7)      --
                           --------    -----   ------   -----   ------   ------   ------   ------- -----  ------  ------   -----

Increase (decrease) in
 interest expense             $ 110    $ (55)  $  161   $   4   $1,994   $  894   $  909   $   191 $  29  $  36   $  (6) $    (1)
                           ========    =====   ======   =====   ======   ======   ======   ======= =====  ======  ====== =======

(1)  Includes nonaccrual loans.
(2)  Interest presented on a tax equitable basis.

 PROVISION FOR LOAN LOSSES

     Central Texas' allowance for loan losses is established through charges to operating income in the form of the provision for loan losses. Actual loan losses or recoveries of loan losses are charged or credited directly to the allowance for loan losses.

     For the years ended December 31, 1996, 1995 and 1994, Central Texas recorded provisions for loan losses of $1,212,600, $195,000 and $60,000, respectively. Management of the Bank elected to increase its provision for loan losses in the last quarter of 1996 due to, among other things, an increase in charge-offs and past due and nonaccrual loans in the Bank, particularly consumer loans, as well as similarly reported national industry trends in credit card and indirect portfolios. The allowance for loan losses for the years ended December 31, 1996, 1995 and 1994 were $1,246,546, $609,520 and $630,166, respectively.
The allowance for loan losses expressed as a percentage of outstanding loans, net of unearned interest, was 0.91%, 0.45% and 0.51% for the years ended December 31, 1996, 1995 and 1994, respectively.

     Non-accrual loans increased by approximately $69,000 for the period ending December 31, 1996. Non-accrual loans decreased approximately $28,000 from 1994 to 1995.

     NON-INTEREST INCOME

     Non-interest income, which includes all trust department income, as well as all service charges and fees, decreased 8.31% from $3,199,265 for the year ended December 31, 1995 to $2,933,405 for the year ended December 31, 1996. The $265,860 decrease was due to a decrease in credit card income which resulted from loss of merchant business and discontinuance of the Visa business card program.

     Non-interest income increased 5.99% from $3,018,461 for the year ended December 31, 1994 to $3,199,265 for the year ended December 31, 1995.

     Non-interest income decreased 6.6% from $3,230,524 for the year ended December 31, 1993 to $3,018,461 for the year ended December 31, 1994.

     NON-INTEREST EXPENSE

     Non-interest expense include expenses which Central Texas incurs in the course of operations such as employee compensation and benefits, occupancy expense and general operating expenses. These expenses decreased 1.74% from $7,679,804 for the year ended December 31, 1995 to $7,546,555 for the year ended December 31, 1996. The decrease was mainly attributable to a reduction in the FDIC insurance assessment expense which decreased approximately $187,000 from the year ended December 31, 1995 from the same period in 1996.

     Operating expenses for the year ending December 31, 1995 increased by $277,194, or 3.7%, for the year ended December 31, 1994. Comparing years 1994 to 1993, operating expenses increased by $264,053 or 3.7%.

      FEDERAL INCOME TAXES

     In 1994, Central Texas adopted Statement of Financial Accounting Standards No 109, "Accounting for Income Taxes" (FAS 109). As permitted under the new rules, prior years' financial statements have not been restated and there was no cumulative effect on income.

     Central Texas' provision for income taxes was $811,134, $1,015,404 and $757,572 for the years ended December 31, 1996, 1995 and 1994, respectively. As of December 31, 1996, Central Texas had no net operating loss carryforwards.

 CAPITAL RESOURCES, LIQUIDITY AND FINANCIAL CONDITION

     CAPITAL RESOURCES

     The OCC has adopted risk-based and leverage capital measures to assist in the assessment of the capital adequacy of the banks it regulates. The principal objectives of the risk-based measures are to: (i) make regulatory capital requirements more sensitive to differences in risk profiles among financial institution; (ii) factor off-balance sheet exposures into the assessment of capital adequacy; (iii) minimize disincentives to holding liquid, low-risk assets; and (iv) achieve greater consistency in the evaluation of the capital adequacy of financial institutions.

     The risk-based capital guidelines include both a definition of capital and a framework for calculating risk weighted assets by assigning assets and off-balance sheet items to broad risk categories. The financial institution's risk-based capital ratio is calculated by dividing its qualifying capital (the numerator of the ratio) by its risk weighted assets (the denominator).

     The risk-based capital ratio focuses principally on broad categories of credit risk. The risk-based ratio does not, however, incorporate other factors that can affect a bank's financial condition. These factors include overall interest rate exposure, liquidity, funding and market risks, the effectiveness of loan and investment policies, and management's ability to monitor and control financial and operating risks.

     The Bank is a national bank and as such its qualifying total capital consists of two types of capital components: "core capital elements" (comprising Tier 1 capital) and "supplementary capital elements" (comprising Tier 2 capital). Certain assets are deducted from a financial institution's capital for the purpose of calculating the risk-based capital ratio.

     Assets and credit equivalent amounts of off-balance sheet items are assigned to one of four risk categories, according to certain criteria. The aggregate dollar value of the amount in each category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are added together, and this sum is the financial institution's total risk weighted assets that comprise the denominator of the risk-based capital ratio. Assets deducted from a bank's capital in determining the numerator of the risk-based capital ratio are not included as part of the financial institution's risk weighted assets.

     Risk weights for off-balance sheet items are determined by a two-step process. First, the "credit equivalent amount" of off-balance sheet items is determined, in most cases by multiplying the off-balance sheet items by a credit conversion factor. Second, in most cases, the credit equivalent amount is assigned to the appropriate risk category according to designated criteria.

     National banks are required to maintain a minimum risk-based capital ratio of total capital (after deductions) to risk weighted assets of 8%. In general, 50% of this ratio must consist of Tier 1 capital. Certain restrictions and limitations also apply regarding the calculation of Tier 1 capital. Tier 2 capital elements that are not used as part of Tier 1 capital generally will qualify for inclusion in a financial institutions capital base up to a maximum of 100% of the financial institution's Tier 1 capital. As of December 31, 1996, the Bank's Tier 1 risk-based capital ratio was 11.90% and the total risk-based capital ratio was 13.02%. As of year end 1995, the Bank's Tier 1 capital ratio was 11.5% and the total risk-based capital ratio was 12.28%.

     In addition, the OCC has promulgated capital leverage guidelines designed to supplement the risk-based capital guidelines. The principal objective of the leverage ratio is to address the extent to which a financial institution could leverage its equity capital base. The OCC requires its regulated national banks to meet a minimum leverage capital requirement of Tier 1 capital to total assets of not less than 3% for a bank that is not anticipating or experiencing significant growth and is highly rated (i.e., a composite rating of 1 on a scale of 1 to 5). Banks that the OCC determines are anticipating or experiencing significant growth or that are not highly rated must meet a minimum leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points. The Texas Banking Department's capital guidelines call for minimum equity capital to total assets of 6%.

     The Bank's leverage ratio was 7.54% for year end 1996 and 7.25% for year end 1995.

     The Federal Reserve has promulgated capital leverage guidelines designed to supplement the risk-based capital guidelines. Bank holding companies must maintain a minimum ratio of Core Capital to average total consolidated assets ("Core Capital Ratio") of 3%, although companies with greater risk profiles may be required to maintain additional Core Capital of at least 100 to 200 basis points above the 3% minimum. As of December 31, 1996, Central Texas' Core Capital was $18,033,572, or 8.39% of total consolidated assets.

     LIQUIDITY

     Central Texas' asset and liability management policy is intended to maintain adequate liquidity and thereby enhance its ability to raise funds to support asset growth, meet deposit withdrawals and lending needs, maintain reserve requirements, and otherwise sustain operations. Central Texas accomplishes this through management of the maturities of its interest-earning assets and interest-bearing liabilities. Liquidity is monitored and overall interest rate risk is assessed through reports showing both sensitivity ratios and existing dollar "gap" data. Central Texas believes its present position to be adequate to meet its current and future liquidity needs.

     The liquidity of Central Texas is maintained in the form of readily marketable investment securities, demand deposits with commercial banks, vault cash and federal funds sold. While the minimum liquidity requirement for banks is determined by federal bank regulatory agencies as a percentage of deposit liabilities, Central Texas' management monitors liquidity requirements as warranted by interest rate trends, changes in the economy and the scheduled maturity and interest rate sensitivity of the investment and loan portfolio, deposits and anticipated loan findings. In addition to the liquidity provided by the foregoing, Central Texas has correspondent relationships with other institutions with available secured lines of credit to purchase overnight funds totaling $2,200,000 should additional liquidity be needed. These lines are subject to restrictions such as the financial strength of Central Texas and the lenders ability to facilitate credit.

     Non-interest bearing demand deposits were $52,604,997 for the year ended December 31, 1996, an increase of $445,596 over the balance of $52,159,401 for the same period in 1995. Interest-bearing deposits were $141,238,934 for the year ended December 31, 1996, compared to $142,919,902 for the same period in 1995, a decrease of $1,680,968.

     Average non-interest bearing demand deposits were $42,452,988, $41,033,428 and $39,007,806 for the years ended December 31, 1996, 1995 and 1994, respectively. Average interest bearing deposits for the same years were $140,749,664, $136,706,025 and $122,169,025, respectively.

     Net cash generated by operating activities was $3,600,206, $2,061,319 and $2,658,932 as of the end of 1996, 1995 and 1994, respectively. Proceeds from sales, principal paydowns, and maturities of investment securities were $13,880,314, $8,071,843 and $10,643,809 for the same periods. Proceeds from the sale of assets during 1996, 1995 and 1994 were $3,791, $211,500 and $0,
respectively.   A net decrease in deposit accounts of $1,235,372 was realized during the year ended December 31, 1996 compared to a net increase of $24,061,060 for the same period in 1995. The 1995 increase in deposits was primarily attributable to an increase in time deposits resulting from the offering of more attractive rates. Central Texas utilized these funds to originate loans and purchase investment securities. Central Texas purchased investment securities of $5,997,814 in 1996, $21,022,654 in 1995 and $12,490,117
in 1994.

     Funds utilized for the purchase of bank premises and equipment were $1,021,670, $257,242 and $346,049 during 1996, 1995 and 1994, respectively.

     INTEREST RATE SENSITIVITY

     Interest rate sensitivity refers to the relationship between market interest rates and net interest income resulting from the repricing of certain assets and liabilities. Interest rate risk arises when an earning asset matures or when its rate of interest changes in a time frame different from that of the supporting interest-bearing liability. One way to reduce the risk of significant adverse effects on net interest income of market rate fluctuations is to minimize the difference between rate sensitive assets and liabilities, referred to as "gap", by maintaining a similar interest rate sensitivity position if the assets and liabilities within a particular time frame.

     Maintaining an equilibrium between rate sensitive assets and liabilities will reduce some of the risk associated with diverse changes in market rates, but it will not guarantee a stable net interest spread because yields and rates may change simultaneously and by different amounts. These changes in market spreads could materially affect the overall net interest spread even if assets and liabilities were perfectly matched. If more assets than liabilities reprice within a given period, an asset sensitive position or "positive gap" is created. During a positive gap, a decline in market rates will have a negative impact on net interest income. Alternatively, where more liabilities than assets reprice in a given period, a liability sensitive position or "negative gap" is created (rate sensitivity ratio is less than 100%) and a decline in interest rates will have a positive impact on net interest income.

     The following table shows interest sensitivity gaps for these different intervals as of December 31, 1996.



                    ESTIMATED PERIOD OF POTENTIAL REPRICING
                             (DOLLARS IN THOUSANDS)

                                                                                   Over
                                                    One Day to       Over       Six Months
                                                       Three     Three to Six     to One     Over One
                                         Floating     Months        Months         Year        Year      Total
                                         ---------  -----------  -------------  -----------  ---------  --------
INTEREST SENSITIVE ASSETS
 Loans(1)
  (Fixed Rate)                           $     --     $  9,114       $  9,231      $14,165    $56,052   $ 88,562
 (Floating Rate)                           25,767           --             --           --         --     25,767
Investment Securities (Fixed Rate)             --        2,146          1,974        5,627      8,245     17,992
Investment Securities (Floating Rate)       3,947        2,322          6,765        8,282          1     21,317
Fed Funds Sold                             16,105           --             --           --         --     16,105
                                       ----------     --------       --------      -------    --------  --------

TOTAL INTEREST SENSITIVE ASSETS            45,819       13,582         17,970       28,074     64,298    169,743
                                       ----------     --------       --------      -------    -------   --------

INTEREST SENSITIVE LIABILITIES
Interest Bearing Deposits
Savings Accounts                            5,818           --             --           --         --      5,818
   NOW and Money Market Accounts           45,649           --             --           --         --     45,649
     Time Deposits                             --       18,199         15,568       19,274     35,732     88,773
Public Funds                                   --        1,000             --           --         --      1,000
 Capital Debentures                            --           --          1,300           --         --      1,300
                                       ----------     --------       --------      -------    -------   --------

TOTAL INTEREST SENSITIVE LIABILITIES       51,467       19,199         16,868       19,274     35,732    142,540
                                       ----------     --------       --------      -------    -------   --------

PERIODIC GAP                              $(5,648)    $ (5,617)      $  1,102      $ 8,800    $28,566   $ 27,203
                                       ==========     ========       ========      =======    =======   ========

CUMULATIVE GAP                            $(5,648)    $(11,265)      $(10,163)     $(1,363)   $27,203
                                       ==========     ========       ========      =======    =======

PERIODIC GAP TO TOTAL EARNINGS             (2.91)%      (2.90)%          0.57%        4.54%     14.73%
ASSETS

(1) Disclosure of loans categorized by type is excluded due to the information not being readily accessible.

     Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest sensitivity analysis. These prepayments may have significant effects on Central Texas' net interest margin. Because of these factors, an interest sensitivity gap report may not provide a complete assessment of Central Texas' exposure to changes in interest rates.

     INVESTMENT SECURITIES

     Set forth is a distribution of Central Texas' investment securities by contractual maturity dates at December 31, 1996 (mortgage-backed securities are classified in the period of final maturity):


                                                                   (DOLLARS IN THOUSANDS)
                           ---------------------------------------------------------------------------------------------
                                                                        MATURING
                                                 AFTER ONE BUT       AFTER FIVE BUT
                             WITHIN ONE YEAR    WITHIN FIVE YEARS   WITHIN TEN YEARS      AFTER TEN YEARS       TOTAL
                           ------------------  ------------------   -----------------   -------------------   ----------

                             Amount    Yield    Amount    Yield      Amount    Yield     Amount     Yield       Amount
                           ---------  -------  ---------  -------   --------  -------   ---------  --------   ----------
Securities held to
 maturity: /(1)/
  U.S. Treasury            $    --        --    $    --       --     $    --      --    $     --         --    $      --
  Government Agency             --        --         --       --       1,000    6.31%         --         --        1,000
  Mortgage-backed               --        --         --       --          85    7.79%      3,832       7.02%       3,917
  State and Political
    Subdivisions-Tax
     Exempt                     --        --        449     5.33%         --      --          --         --          449
  Corporate                     --        --        499     5.92%         --      --          --         --          499
                           -------    -------   -------   ------     -------  ------     -------   --------    ---------

   Total                        --         --       948     5.10%      1,085    6.43%      3,832       7.02%       5,865
                           -------    -------   -------   ------     -------  ------     -------   --------    ---------

Stock in Federal Reserve        --         --        --       --          --      --          --         --           51
 Bank
Other Securities                --         --        --       --          --      --          --         --          100

Total Securities held to
 maturity                  $    --         --   $   948     5.10%    $ 1,085    6.43%    $ 3,832       7.02%   $   6,016
                           =======    =======   =======   ======     =======  ======     =======   ========    =========

Securities available for
 sale: /(1)/
  U.S. Treasury            $ 5,527       5.34%  $   994     5.66%    $    --      --     $    --         --    $   6,521
  Government Agency            503       5.62%    1,986     5.78%         --      --          --         --        2,489
  Mortgage-backed               --         --        --       --         796    5.59%     21,139       6.68%      21,935
  State and Political
    Subdivisions:
       Taxable                 212       5.56%       --       --          --      --          --         --          212
       Tax Exempt            1,855       4.81%    2,290     5.49%        208    5.04%         --         --        4,353
  Corporate                    502       5.68%       --       --         492    6.73%         --         --          994
                           -------    -------   -------   ------     -------  ------     -------   --------    ---------

Total Securities
available for sale         $ 8,599       5.04%  $ 5,270     5.14%    $ 1,496    5.73%    $21,139       6.68%   $  36,504
                           =======    =======   =======   ======     =======  ======     =======   ========    =========

     (1)  Yields are presented on a tax-equivalent basis.

     DEPOSITS

     The average balances and average rates paid by category of deposit at the dates shown below are as follows:

                                           (Dollars in Thousands)

                                             As of December 31,
                       ---------------------------------------------------------------------
                                  1996                      1995                 1994
                                  ----                      ----                 ----
                          Amount          Rate       Amount      Rate      Amount     Rate
                       -----------      --------   ----------  -------  ----------  --------
Non-interest Bearing:
    Demand                $ 42,502          --      $ 41,034       --    $ 39,007       --
Interest Bearing:
    NOW accounts            18,427        2.03%       18,172     2.01%     18,472     2.04%
    Money market            28,941        3.03%       30,402     3.54%     31,060     2.64%
    Savings                  5,765        2.49%        5,563     2.55%      5,661     2.42%
    Time                    73,600        5.65%       70,083     5.69%     57,092     4.36%
    Other                   14,016        8.06%       12,486     7.78%      9,884     6.25%
                          --------       ------     --------    ------   --------    ------

  TOTAL                   $183,252        3.39%     $177,740     3.51%   $161,176     2.63%
                          ========       ======     ========    ======   ========    ======

     The scheduled maturities of certificates of deposit in denominations of $100,000 or more at December 31, 1996, including public funds, are shown below:



                                     (Dollars in Thousands)
                                       December 31, 1996
                                     ----------------------

     Due in three months or less              $ 5,558
     Due in over three to six
       months                                   4,061
     Due in over six to twelve
       months                                   4,254
     Due in over twelve months                  7,739
                                              -------
          Total                               $21,612
                                              =======

     LOANS

     The following table classifies the Bank's loans according to type as of the dates shown:


                                                (Dollars in Thousands)
                                                     December 31,
                                        -----------------------------------

                                            1996         1995        1994
                                        -----------    --------    --------

Installment                                $ 70,754    $ 64,732    $ 60,169
Commercial, financial and agricultural       16,071      24,014      18,976
Real estate-construction                      2,408       3,002       2,439
Real estate-mortgage                         29,601      30,612      28,260
Credit Card                                   4,675       5,208       6,646
Student                                      17,294      16,206      12,161
Lease Financing                                   5           7          --
Overdrafts                                      235          49         146
Other                                         2,036          --          --
                                        -----------    --------    --------
 TOTAL                                      143,079     143,830     128,797
Less allowance for loan loss                 (1,247)       (610)       (630)
Less unearned income                         (6,579)     (6,880)     (5,759)
                                        -----------    --------    --------

  TOTAL NET                                $135,253    $136,340    $122,408
                                        ===========    ========    ========


The maturities of loans, net of unearned discount, at December 31, 1996 were as follows:

                         (Dollars in Thousands)


                Less than 1 year                $ 57,151
                1-5 years                         77,030
                5-10 years                         2,013
                10-15 years                          183
                15-20 years                           58
                Over 20 years                         65
                                                --------
                Total                           $136,500
                                                ========



     Total loans net of unearned income and allowance for possible loan losses decreased 0.8% for the year ended December 31, 1996 from 1995 levels. For the years ended December 31, 1995, 1994 and 1993, total loans net of unearned income and allowance for possible loan losses increased 11.4%, 8.1% and 17.1%, respectively, from prior year levels.

     ALLOWANCE FOR LOAN LOSSES AND RISK ELEMENTS

     The provision for loan losses represents a determination by Central Texas' management of the amount necessary to be charged to operating income and transferred to the allowance for loan losses to maintain a level which it considers adequate in relation to the risk of future losses inherent in the loan portfolio. It is Central Texas' policy to provide for exposure to losses of specifically identified credits, and a general allowance for the remainder of the loan portfolio, and, while it is also Central Texas' policy to charge off in the current period those loans in which a loss is deemed to exist, risks of future losses also exist which cannot be quantified precisely or attributed to particular loans or classes of loans and, while it is also Central Texas' policy to charge off in the current period those loans in which a loss is deemed to exist, risks of future losses also exist which cannot be quantified precisely or attributed to particular loans or classes of loans.

     In assessing the adequacy of its allowance for loan losses, management relies predominantly on its ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses which must be charged off and to assess the risk characteristics of individually significant loans and of the portfolio in the aggregate. This review takes into consideration the judgments of the responsible lending officers, the senior credit officer, the Chief Executive Officer and the Board of Directors, and also those of bank regulatory agencies that review the loan portfolio as part of their regular examination of Central Texas and the Bank.

     In evaluating the allowance for loan losses, management also considers Central Texas' loan loss experience, the amount of past due and non-performing loans, current and anticipated economic conditions, changes in lending and collection procedures, changes in loan volumes and quality of the Central Texas' loan review system.

  The allowance for loan losses at December 31, 1996 was $1,246,546, compared to $609,520 at December 31, 1995 and $630,166 at December 31, 1994. Although additional losses may occur, management believes the allowance for loan losses to be adequate as of the date presented.


                                                             (Dollars in Thousands)

                                                              As of and for the Years
                                                                       Ended
Transaction in allowance for possible loan losses                   December 31,
-------------------------------------------------     -----------------------------------------
                                                         1996          1995             1994
                                                      ----------     ---------       ----------
Balance at Beginning of period                           $  610         $ 630           $ 851
Charge-offs
-----------
  Commercial, financial and agricultural                     49            24              37
  Real estate-construction                                   --            --              --
  Real estate-mortgage                                       --            --              --
  Installment Loans                                         564            248            290
  Credit card loans                                         146             94            112
  Other                                                       1              9              5
                                                         ------         ------          -----
    Total charge-offs                                       760            375            444

Recoveries
----------
  Commercial, financial and agricultural                     10             35             26
  Real estate-construction
  Real estate-mortgage                                        1              4              2
  Installment Loans                                         150            106             92
  Credit card loans                                          23             15             40
  Other                                                      --             --              3
                                                         ------         ------          -----
    Total recoveries                                        184            160            163

  Net charge-offs (recoveries)                              576            215            281
  Provision charged to expense                            1,213            195             60
  Transfer to Provision for Loan Loss on
    Other Real Estate Owned                                  --             --             --
    Balance at end of period                             $1,247          $ 610          $ 630
                                                         ======         ======          =====
    Net charge-offs (recoveries) as a percentage of
     average loans (annualized for 1996)                   0.43%          0.16%          0.23%

     NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

     The following is an analysis of non-performing assets as of the dates shown:


                                                                  (Dollars in Thousands)
                                                                       December 31,
                                                           ---------------------------------------
                                                              1996          1995          1994
                                                           ---------     ----------    -----------
Loans accounted for on a nonaccrual basis                  $    166       $    97       $    79
Accruing loans which are contractually past
  due 90 days or more as to principal or
  interest payments                                             416           100            90
Troubled debt restructuring                                      --            --            --
                                                           --------       -------       -------
    Total                                                  $    582       $   197       $   169

Interest income included in net income for period          $      4       $    --       $   --
Foregone interest on nonaccrual loans                      $      5       $    10       $   15

     The accrual of interest on a loan is discontinued when, in the opinion of management (based upon such criteria as default in payment, asset deterioration, decline in cash flow, recurring operating loss, declining sales, bankruptcy and other financial conditions which could result in default), the borrower's financial condition is such that the collection of interest is doubtful. As of December 31, 1996, loans totaling $165,857 or 0.12% of total net loans outstanding, were on a non-accrual basis, therefore, no income was being recognized. As of year end 1995, loans totaling $96,787, or 0.07% of total net loans outstanding, were on a non-accrual basis and, therefore, no income was being recognized. The increase was primarily due to increases in installment and commercial loans which became classified as nonaccrual. Management believes the risks of these loans to be significant as there may be some portion of the principal which will become uncollectible.

     Placing a loan on non-accrual status has a two-fold impact on net interest income. First, it causes an immediate charge against earnings with respect to that particular loan. Second, it eliminates future interest earnings with respect to that particular loan. Interest on such loans is not recognized until all of the principal is collected or until the loan is returned to a performing status.

      RETURN ON EQUITY AND ASSETS

     The return on equity and return on assets for the periods shown below are as follows:


                                           For the Years Ended
                                               December 31,
                                          ---------------------

                                           1996    1995    1994
                                          ---------------------

Return on Average Assets                   0.84%   1.07%   1.11%
Return on Average Equity                   9.53%  12.91%  13.81%
Average Equity to Average Assets Ratio     8.75%   8.28%   8.05%
Dividend Payout Ratio                     31.53%  20.80%  20.08%


                   RELATIONSHIPS WITH INDEPENDENT ACCOUNTANTS

     Compass' Board of Directors appointed KPMG Peat Marwick LLP as independent auditors for Compass for the year ending December 31, 1997. KPMG Peat Marwick LLP has served as Compass' independent auditors continuously since 1971.

     Central Texas' Board of Directors appointed Pattillo, Brown & Hill, L.L.P., as independent auditors for Central Texas for the year ending December 31, 1996. Pattillo, Brown & Hill, L.L.P. has served as Central Texas' and the Bank's independent auditors continuously since 1994.

     Compass and Central Texas have been advised by KPMG Peat Marwick LLP and Pattillo, Brown & Hill, L.L.P., that neither KPMG Peat Marwick LLP nor Pattillo, Brown & Hill, L.L.P. has any direct financial interest or any material indirect financial interest in Compass, Central Texas, or their affiliates other than arising from that firm's employment as auditors for Compass and Central Texas, respectively.

                                    EXPERTS

     The consolidated financial statements of Compass as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and in the Registration Statement, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Central Texas as of and for the years ended December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 have been included herein and in the Registration Statement in reliance upon the report by Pattillo, Brown & Hill, L.L.P., independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL OPINIONS

     Jerry W. Powell, Esquire, General Counsel, Secretary and an employee of Compass, has rendered an opinion concerning the validity of the securities being offered pursuant to this Proxy Statement/Prospectus and certain other matters. As of December 31, 1996, Mr. Powell was the beneficial owner of an aggregate of approximately 56,504 shares of Compass Common Stock. Liddell, Sapp has passed upon, among other things, certain federal income tax consequences of the Merger, and the receipt by Compass of its opinion as to such federal income tax consequences of the Merger is a condition to the Closing of the Merger. Naman, Howell, Smith & Lee, a professional corporation, and Liddell, Sapp are also expected to render legal opinions as to certain matters acceptable to Central Texas and Compass, respectively.

                                INDEMNIFICATION

     Compass' Bylaws contain provisions similar to those of Section 145 of the GCL, which authorize Compass to indemnify its officers, directors, employees and agents to the full extent permitted by law. SEE "COMPARISON OF RIGHTS OF SHAREHOLDERS OF CENTRAL TEXAS AND COMPASS--CERTAIN DIFFERENCES BETWEEN THE CORPORATION LAWS OF TEXAS AND DELAWARE AND CORRESPONDING CHARTER AND BY-LAW PROVISIONS--LIMITATION OF LIABILITY AND INDEMNIFICATION".

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Compass, Compass has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 OTHER MATTERS

     Central Texas' Board of Directors does not know of any matters to be presented at the Meeting other than those set forth above. If any other matters are properly brought before the Meeting or any adjournment thereof, the enclosed proxy will be voted in accordance with the recommendations of Central Texas' Board of Directors unless "Authority Withheld" is indicated in the appropriate box on the proxy. SEE "INTRODUCTION".

                         INDEX TO FINANCIAL STATEMENTS
                                       OF
                          CENTRAL TEXAS BANCORP, INC.



                                                                            Page
                                                                            ----

1.   Auditors' Reports regarding the December 31, 1996, 1995 and 1994
     Consolidated Financial Statements                                      F-2

2.   Consolidated Balance Sheet as of December 31, 1996 and 1995            F-3

3.   Consolidated Statement of Income for the Three Years Ended
     December 31, 1996                                                      F-4

4.   Consolidated Statement of Changes in Stockholders' Equity for the
     Three Years ended December 31, 1996                                    F-5

5.   Consolidated Statement of Cash Flows for the Three Years Ended
     December 31, 1996                                                      F-6

6.   Notes to Consolidated Financial Statements                             F-7

                        PATTILLO, BROWN & HILL, L.L.P.
                         CERTIFIED PUBLIC ACCOUNTANTS
                         Providing Services Since 1923

                                AMERICAN PLAZA
                         200 WEST HIGHWAY 6, SUITE 300
                                P.O. BOX 20725
                            WACO, TEXAS  76702-0725
                                (817) 772-4901
                              FAX (817) 772-4920



              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



  To the Board of Directors and Stockholders
  Central Texas Bancorp, Inc. and Subsidiaries
  Waco, Texas

       We have audited the consolidated balance sheets of Central Texas Bancorp, Inc. and Subsidiaries, as of December 31, 1996 and 1995, and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Central Texas Bancorp, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



  February 14, 1997

                                          /s/PATTILLO, BROWN & HILL, L.L.P.

                                                                         [LOGO
      A Member of Community Banking Advisory Network, A PENCOR Affiliate APPEARS
                                                                         HERE]

                 CENTRAL TEXAS BANCORP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                          DECEMBER 31, 1996 AND 1995




                                                                 1996           1995
                                                             -------------  -------------
ASSETS
  Cash and due from banks                                    $ 13,992,953   $ 12,275,380
  Interest bearing deposits in other banks                              -        196,000
  Federal funds sold                                           16,105,000      9,310,000

  Investment Securities
    Securities held-to-maturity (market value of
      $5,958,377 in 1996, and $7,100,242 in 1995                6,016,108      7,123,179
    Securities available-for-sale, at fair value               36,504,948     43,481,740
                                                             ------------   ------------
        Total Investment Securities                            42,521,056     50,604,919
                                                             ------------   ------------

  Loans                                                       143,078,111    143,828,807
    Less allowance for loan loss                              ( 1,246,546)   (   609,520)
    Less unearned income                                      ( 6,578,922)   ( 6,879,559)
                                                             ------------   ------------
        Net Loans                                             135,252,643    136,339,728
                                                             ------------   ------------

  Bank premises and equipment, net                              4,588,304      4,009,990
  Accrued interest receivable                                   1,684,570      1,568,898
  Other real estate owned                                               -              -
  Other assets                                                    919,905      1,381,017
                                                             ------------   ------------
        Total Assets                                         $215,064,431   $215,685,932
                                                             ============   ============

LIABILITIES
  Deposits
    Non-interest bearing                                     $ 52,604,997   $ 52,159,401
    Interest bearing                                          141,238,934    142,919,902
                                                             ------------   ------------
        Total Deposits                                        193,843,931    195,079,303
                                                             ------------   ------------

  Accrued interest payable                                        572,403        614,184
  Long-term debt                                                  872,977        924,344
  Other liabilities                                               366,580        667,905
  Subordinate debentures                                        1,300,000      1,300,000
                                                             ------------   ------------
        Total Liabilities                                     196,955,891    198,585,736
                                                             ------------   ------------

SHAREHOLDERS' EQUITY
  Capital stock, par value $10 per share, authorized
    500,000 shares; issued and outstanding, 400,000
    shares in 1996, and 400,000 shares in 1995                  4,000,000      4,000,000
  Additional paid-in capital                                            -              -
  Retained earnings                                            14,033,572     12,860,711
  Unrealized gain (loss) on available-for-sale securities          74,968        239,485
                                                             ------------   ------------
        Total Shareholders' Equity                             18,108,540     17,100,196
                                                             ------------   ------------
        Total Liabilities and Stockholders' Equity           $215,064,431   $215,685,932
                                                             ============   ============




THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                 CENTRAL TEXAS BANCORP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



                                                      1996           1995          1994
                                                  -------------  ------------  ------------
INTEREST INCOME
  Interest and fees on loans                       $11,702,972    $10,810,279  $ 9,044,542
                                                   -----------    -----------  -----------
  Interest on Investment Securities
    Held-to-Maturity
      Taxable                                          397,048        534,660      435,118
      Exempt from federal taxes                         18,702         18,702      445,054
                                                   -----------    -----------  -----------
                                                       415,750        553,362      880,172
                                                   -----------    -----------  -----------
  Interest on Investment Securities
    Available-for-Sale
      Taxable                                        2,064,478      1,463,961    1,113,117
      Exempt from federal taxes                        286,617        379,114            -
                                                   -----------    -----------  -----------
                                                     2,351,095      1,843,075    1,113,117
                                                   -----------    -----------  -----------
  Interest on federal funds sold                       362,934        958,124      519,337
  Interest on deposits in banks                          3,413         15,680       15,680
                                                   -----------    -----------  -----------
        Total Interest Income                       14,836,164     14,180,520   11,572,848
                                                   -----------    -----------  -----------
INTEREST EXPENSE
  Interest on deposits                               6,308,847      6,195,982    4,224,231
  Interest on long-term borrowed funds                 177,572        178,144      154,919
                                                   -----------    -----------  -----------
        Total Interest Expense                       6,486,419      6,374,126    4,379,150
                                                   -----------    -----------  -----------
        Net Interest Income                          8,349,745      7,806,394    7,193,698

PROVISION FOR POSSIBLE LOAN LOSSES                   1,212,600        195,000       60,000
                                                   -----------    -----------  -----------
        Net Interest Income After Provision
          for Possible Loan Losses                   7,137,145      7,611,394    7,133,698
                                                   -----------    -----------  -----------
OTHER INCOME
  Trust department income                              873,144        850,132      932,356
  Service charges and fee income                     1,512,573      1,461,368    1,423,267
  Security gains (losses)                               (3,125)        10,430       (6,290)
  Credit card income                                   260,856        444,069      448,871
  Texas traveler income                                    160        185,698            -
  Rental income                                        212,934        174,409      161,684
  Other                                                 76,863         73,159       58,573
                                                   -----------    -----------  -----------
                                                     2,933,405      3,199,265    3,018,461
                                                   -----------    -----------  -----------
OTHER EXPENSE
  Salary and employee benefits                       3,574,949      3,530,399    3,359,643
  Occupancy expense, net                               942,368        939,520      915,600
  Advertising                                          179,961        143,899      159,323
  Audit and exam fees                                  181,470        313,389      508,825
  Credit card expense                                  557,799        647,752      608,387
  EDP expense                                          367,090        267,284      247,375
  Other                                              1,742,918      1,837,561    1,603,457
                                                   -----------    -----------  -----------
                                                     7,546,555      7,679,804    7,402,610
                                                   -----------    -----------  -----------
        Net Income Before Federal Income Taxes       2,523,995      3,130,855    2,749,549

FEDERAL INCOME TAX EXPENSE                             811,134      1,015,404      757,572
                                                   -----------    -----------  -----------
        Net Income                                 $ 1,712,861    $ 2,115,451  $ 1,991,977
                                                   ===========    ===========  ===========
EARNINGS PER SHARE                                       $4.28          $5.29        $4.98
                                                   ===========    ===========  ===========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                 CENTRAL TEXAS BANCORP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994




                                                 Common Stock
                                           ------------------------               Securities
                                             Number of      Par       Retained     Valuation
                                              Shares*      Value*     Earnings*    Allowance       Total
                                           ------------  ----------  ------------  -----------  -----------
Balance, December 31, 1993                      400,000  $4,000,000  $ 9,593,283   $        -   $13,593,283

  January 1, 1994, adoption of
    Financial Accounting Standards
    115, "Accounting for Certain
    Investment as Debt and Equity
    Securities," net of applicable
    deferred income taxes of $33,041,
    on securities available-for-sale                  -           -            -       64,139        64,139

  Change in unrealized gain (loss) on
    securities available-for-sales,
    net of applicable deferred taxes
    of $185,756                                       -           -            -    ( 360,584)   (  360,584)

  Net income                                          -           -    1,991,977            -     1,991,977

  Cash dividends paid ($1.00 per share)               -           -   (  400,000)           -    (  400,000)
                                           ------------  ----------  -----------   ----------   -----------
Balance, December 31, 1994                      400,000   4,000,000   11,185,260    ( 296,445)   14,888,815

Change in unrealized gain
  (loss) on securities
  available for sales, net
  of applicable deferred
  taxes of $276,085                                   -           -            -      535,930       535,930

  Net income                                          -           -    2,115,451            -     2,115,451

  Cash dividends paid
    ($1.10 per share)                                 -           -   (  440,000)           -    (  440,000)
                                           ------------  ----------  -----------   ----------   -----------
Balance, December 31, 1995                      400,000   4,000,000   12,860,711      239,485    17,100,196

Change in unrealized gain
  (loss) on securities
  available for sales, net
  of applicable deferred
  taxes of $84,751                                    -           -            -    ( 164,517)   (  164,517)

  Net income                                          -           -    1,712,861            -     1,712,861

  Cash dividends paid
    ($1.35 per share)                                 -           -   (  540,000)           -    (  540,000)

  December one for one
    stock dividend                                    -           -            -            -             -
                                           ------------  ----------  -----------   ----------   -----------
Balance, December 31, 1996                      400,000  $4,000,000  $14,033,572   $   74,968   $18,108,540
                                           ============  ==========  ===========   ==========   ===========


* Shares and values for all periods presented have been retroactively adjusted for a one-for-one stock dividend in December 1995.


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                 CENTRAL TEXAS BANCORP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994




                                                               1996           1995           1994
                                                           -------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                               $  1,712,861   $  2,115,451   $  1,991,977
  Adjustments to reconcile net income to net cash
    provided by operations:
      Provision for possible loan losses                      1,212,600        195,000         60,000
      Depreciation and amortization                             584,535        351,684        598,178
      Provision for deferred tax expense (benefit)                    -              -         95,542
      Loss (gain) on sale of investment securities                3,125    (    10,430)             -
      Decrease (increase) in interest receivable
        and other assets                                        345,440    (   925,944)   (   259,836)
      Increase (decrease) in interest payable
        and other liabilities                               (   258,355)       335,558        173,071
                                                           ------------   ------------   ------------
           Net Cash Provided by Operating Activities          3,600,206      2,061,319      2,658,932
                                                           ------------   ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of investment securities available-for-sale     ( 5,997,814)   (21,022,654)   ( 9,483,086)
  Purchase of investment securities held-to-maturity                  -              -    ( 3,007,031)
  Proceeds from maturities of investment securities:
      Available-for-sale                                     11,798,321      5,156,462      5,800,000
      Held-to-maturity                                        1,085,118      1,436,561      4,843,809
  Proceeds from sale of investment securities
    available-for-sale                                          996,875      1,478,820              -
  Decrease (increase) in federal funds sold                 ( 6,795,000)     4,816,000        624,000
  Increase in loans                                         (   125,515)   (14,126,898)   ( 9,192,969)
  Purchases of premises and equipment                       ( 1,021,670)   (   257,242)   (   346,049)
  Dispositions of premises and equipment                          3,791        152,035              -
  Dispositions of other real estate owned                             -         59,465              -
  Other, net                                                          -              -          3,430
                                                           ------------   ------------   ------------
           Net Cash Used by Investing Activities            (    55,894)   (22,307,451)   (10,757,896)
                                                           ------------   ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase in demand and savings accounts                   ( 1,205,680)     2,496,321     10,877,285
  Increase (decrease) in time deposits                      (    29,692)    21,564,739    (   423,078)
  Repayment of long-term debt                               (    51,367)   (    46,796)   (    39,836)
  Cash dividends paid                                       (   540,000)   (   440,000)   (   400,000)
                                                           ------------   ------------   ------------
           Net Cash Provided by Financing Activities        ( 1,826,739)    23,574,264     10,014,371
                                                           ------------   ------------   ------------

NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS            1,717,573      3,328,132      1,915,407

CASH AND DUE FROM BANKS, BEGINNING OF YEAR                   12,275,380      8,947,248      7,031,841
                                                           ------------   ------------   ------------
CASH AND DUE FROM BANKS, END OF YEAR                       $ 13,992,953   $ 12,275,380   $  8,947,248
                                                           ============   ============   ============
SUPPLEMENTAL DISCLOSURES
  Interest paid                                            $  6,528,200   $  6,141,321   $  4,319,111
                                                           ============   ============   ============
  Income taxes paid                                        $  1,086,255   $    711,820   $    626,633
                                                           ============   ============   ============
  Change in unrealized (loss) gain in value
    of securities available-for-sale                       $    249,268   $    812,015   $(   546,340)
                                                           ============   ============   ============




THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                 CENTRAL TEXAS BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995 AND 1994


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of Central Texas Bancorp, Inc. and Subsidiaries conform to generally accepted accounting principles and the general practices within the banking industry. Those policies which materially affect the determination of financial position, changes in financial position and results of operations are presented below.

     NATURE OF OPERATIONS

        Central Texas Bancorp, Inc. provides a variety of financial services to individuals and corporate customers in the Central Texas area through its subsidiary, The Texas National Bank of Waco. Primary deposit products are demand deposit accounts and certificates of deposit. Its primary lending products are installment loans.

     BASIS OF ACCOUNTING

        The consolidated financial statements include the accounts of Central Texas Bancorp, Inc. and its Subsidiary, The Texas National Bank of Waco (the "Bank"). All significant intercompany balances and transactions have been eliminated in consolidation.

        The Texas National Bank of Waco has a wholly owned subsidiary, TNB Properties, Inc. The subsidiary was created to manage and operate certain other real estate owned until disposal. All significant intercompany balances and transactions have been eliminated in consolidation.

     INVESTMENT IN SECURITIES

        Effective January 1, 1994, the Bank adopted Statement of Financial Accounting Standards ("SFAS") 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 requires the Bank to designate securities as held-to-maturity or available-for-sale at the date of acquisition or at the date of adoption of SFAS 115. The adoption of SFAS 115 had no effect on net income.

        Debt securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premium and accretion of discounts using methods approximating the interest method. Other marketable securities are classified as available-for-sale and are carried at fair value. Fair value is generally based on quoted market prices or broker or dealer price quotations. Unrealized gains and losses on securities available-for-sale are recognized in stockholders' equity as securities valuation allowance, net of applicable deferred income taxes. Cost of securities sold is recognized using the specific identification method.

                                  (CONTINUED)

     LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

        Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for possible loan losses. Unearned discount on installment loans is recorded as income over the terms of the loans in decreasing amounts related to declining balances of the loans which approximates the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

        The allowance for possible loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for possible loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

     PREMISES AND EQUIPMENT

        Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation, including amortization of capitalized leases, is computed using various methods over the estimated useful lives of the assets. Premises and equipment under capital leases and leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recorded for the year. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and betterments are capitalized. Deduction is made for retirements resulting from renewals or betterments.

     OTHER REAL ESTATE OWNED

        Other real estate owned represents property acquired through foreclosure or deeded to the Bank in lieu of foreclosure on real estate mortgage loans on which the borrowers have defaulted as to payment of principal and interest. Amounts maintained for other real estate owned are carried at the lower of the cost of acquisition or the asset's fair market value. Reductions in the balance of other real estate at the date of acquisition are charged to the reserve for possible loan losses. Any subsequent write-downs to reflect current fair market value are charged to other expense.



                                  (CONTINUED)

     FEDERAL INCOME TAXES

        Central Texas Bancorp, Inc. and Subsidiaries file a consolidated federal income tax return. Accordingly, the Subsidiaries remit current taxes payable to, and receive current tax benefits from Central Texas Bancorp, Inc. computed on a separate company basis. Central Texas Bancorp, Inc. records, as a tax benefit, the difference between total taxes reflected by the Subsidiaries and the consolidated provision for income taxes. Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of available-for-sale securities, allowance for loan losses, allowance for losses on foreclosed real estate, and accumulated depreciation for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

     PROFIT SHARING

        Central Texas Bancorp, Inc.'s subsidiary, The Texas National Bank of Waco, has a profit sharing plan covering all qualified employees. Profit sharing costs are funded in the year in which they are accrued.

     TRUST FEES

        Trust fees are recorded on the accrual basis.

     OFF BALANCE SHEET FINANCIAL INSTRUMENTS

        In the ordinary course of business the subsidiary Bank has entered into off balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

     CASH AND CASH EQUIVALENT

        For the purpose of presentation in the Statement of Cash Flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and Due From Banks."

     USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                                  (CONTINUED)

        Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate faire value amounts presented do not represent the underlying value of the Company.

        The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

            CASH AND CASH INVESTMENTS: The carrying amounts reported in the statement of financial condition for cash and cash investments approximate those assets' fair values.

            TIME DEPOSITS: Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

            INVESTMENT SECURITIES: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

            LOANS: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrower's of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.



                                  (CONTINUED)

            DEPOSITS: The fair values disclosed for demand deposits (for example, interest-bearing checking accounts and passbook accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

            SUBORDINATED CAPITAL DEBENTURES AND LONG-TERM DEBT: The carrying amounts of the subordinated capital debentures and long-term debt approximate their fair value.


2.   INVESTMENT SECURITIES

     Investment securities held-to-maturity consisted of the following:

                                                            Gross        Gross     Estimated
                                                          Unrealized  Unrealized    Market
                                          Amortized Cost    Gains       Losses      Value
                                          --------------  ----------  ----------  -----------
December 31, 1996:

Taxable Securities
 U.S. Treasury Securities, obligations
  of U.S. government corporations and
  agencies                                    $1,000,000     $     -     $22,400   $  977,600
 Corporate securities                            499,275           -       7,170      492,105
 Mortgage backed securities                    3,916,862           -      25,866    3,890,996
 Stock of federal reserve bank                    51,000           -           -       51,000
 Other securities                                100,001           -           -      100,001
                                              ----------  ----------     -------   ----------
                                               5,567,138           -      55,436    5,511,702
                                              ----------  ----------     -------   ----------
Tax Exempt Securities
 Obligations of states and political
  subdivisions                                   448,970           -       2,295      446,675
                                              ----------  ----------     -------   ----------

   Totals                                     $6,016,108     $     -     $57,731   $5,958,377
                                              ==========  ==========     =======   ==========
December 31, 1995:

Taxable Securities
 U.S. Treasury Securities, obligations
  of U.S. government corporations
  and agencies                                $1,000,000     $     -     $ 4,300   $  995,700
 Corporate securities                            499,068           -       2,163      496,905
 Mortgage backed securities                    5,024,392      35,253      50,588    5,009,057
 Stock of federal reserve bank                    51,000           -           -       51,000
 Other securities                                100,000           -           -      100,000
                                              ----------  ----------     -------   ----------
                                               6,674,460      35,253      57,051    6,652,662
                                              ----------  ----------     -------   ----------
Tax Exempt Securities
 Obligations of states and political
  subdivisions                                   448,719           -       1,139      447,580
                                              ----------  ----------     -------   ----------
   Totals                                     $7,123,179     $35,253     $58,190   $7,100,242
                                              ==========  ==========     =======   ==========

                                  (CONTINUED)

     Investment securities available-for-sale consists of the following:


                                                                        Gross      Gross     Estimated
                                                                      Unrealized Unrealized   Market
                                                      Amortized Cost    Gains      Losses     Value
                                                      --------------  ----------  ---------  -----------
         December 31, 1996:

         Taxable Securities
           U.S. Treasury Securities, obligations
               of U.S. government corporations and
               agencies                                  $12,555,806    $      -    $48,838  $12,506,968
           Obligations of states and political
               subdivisions                                  210,000       1,896          -      211,896
           Corporate securities                              999,897           -      5,537      994,360
           Mortgage backed securities                     18,358,936      79,595          -   18,438,531
                                                         -----------    --------  ---------  -----------
                                                          32,124,639      81,491     54,375   32,151,755
                                                         -----------    --------  ---------  -----------
         Tax Exempt Securities
           Obligations of states and political
               subdivisions                                4,266,722      86,471          -    4,353,193
                                                         -----------    --------  ---------  -----------
                 Totals                                  $36,391,361    $167,962    $54,375  $36,504,948
                                                         ===========    ========  =========  ===========

         December 31, 1995:

         Taxable Securities
           U.S. Treasury Securities, obligations
               of U.S. government corporations
               and agencies                              $15,996,786    $ 69,868    $     -  $16,066,654
           Obligations of states and political
               subdivisions                                  709,880       2,090          -      711,970
           Corporate securities                            1,330,579       9,525          -    1,340,104
           Mortgage backed securities                     19,058,817      97,439          -   19,156,256
                                                         -----------    --------  ---------  -----------
                                                          37,096,062     178,922          -   37,274,984
                                                         -----------    --------  ---------  -----------
         Tax Exempt Securities
           Obligations of state and political
               subdivisions                                6,022,822     183,934          -    6,206,756
                                                         -----------    --------  ---------  -----------
                                                         $43,118,884    $362,856    $     -  $43,481,740
                                                         ===========    ========  =========  ===========

     At December 31, 1996 and 1995, investment securities carried at $16,153,110 and $17,951,207 respectively, were pledged to qualify for fiduciary powers, to secure public deposits as required by law and for other purposes.

     The maturities of investment securities at December 31, 1996, were as follows:

                                                    Held-To-Maturity                Available-For-Sale
                                                 --------------------------       -----------------------
                                                  Amortized        Fair           Amortized      Fair
                                                    Cost           Value            Cost         Value
                                                 ----------      ----------      ----------    ----------
 Due in one year or less                         $        -       $        -     $ 8,562,129  $ 8,599,076
 Due after one year through five years              948,245          938,780       5,222,496    5,270,494
 Due after five years through ten years           1,084,968        1,064,263       1,496,055    1,496,858
 Due after ten years                              3,831,894        3,804,333      21,110,681   21,138,520
                                                 ----------       ----------     -----------  -----------
                                                  5,865,107        5,807,376      36,391,361   36,504,948

 Stock of Federal Reserve Bank                       51,000           51,000               -            -
 Other securities                                   100,001          100,001               -            -
                                                 ----------       ----------     -----------  -----------
                                                 $6,016,108       $5,958,377     $36,391,361  $36,504,948
                                                 ==========       ==========     ===========  ===========


 3.  LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

     Loans consisted of the following at December 31, 1996 and 1995 (amounts in thousands):
                                                      1996          1995
                                                  ------------  ------------

        Installment                                  $ 70,754      $ 64,732
        Commercial, financial and agricultural         16,071        24,014
        Real estate - construction                      2,408         3,002
        Real estate - mortgage                         29,601        30,612
        Credit card                                     4,675         5,208
        Student                                        17,294        16,206
        Lease financing                                     5             7
        Overdrafts                                        235            49
        Other loans                                     2,036             -
                                                     --------      --------
                                                      143,079       143,830
        Less allowance for loan loss                   (1,247)         (610)
            Unearned income                            (6,579)       (6,880)
                                                     --------      --------
                                                     $135,253      $136,340
                                                     ========      ========

     At December 31, 1996 and 1995, the Bank had loans to pledge with a carrying value of $17,294,000 and $18,152,000, respectively, to secure deposits as required by law.

     Loans on which the accrual of interest has been discontinued amounted to approximately $166,000 and $97,000 at December 31, 1996 and 1995, respectively. If interest on these loans had been accrued, such income would have been approximately $5,400 and $9,700 at December 31, 1996 and 1995, respectively.

     Certain officers and directors of the Bank and certain corporations and individuals related to such persons incurred indebtedness, in the form of loans, as customers. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectibility. At December 31, 1996 and 1995, outstanding loans to directors of the Bank were $7,665,855 and $6,875,967, respectively. Officers of the Bank are limited to aggregate individual borrowings of $10,000 on an unsecured basis without prior Board approval as directed by Bank policy.

     The following sets forth an analysis of the activity with respect to these related party loans, which exceeded $60,000 in the aggregate, as of the year ended December 31, 1996:

                                                      1996
                                                  ------------

        Balance, beginning of year                $ 8,170,486
        Advances                                    1,629,874
        Payments                                   (2,165,259)
        Other changes                                       -
                                                  -----------
        Balance at end of year                    $ 7,635,101
                                                  ===========


                                  (CONTINUED)

     The scheduled maturities of loans by category at December 31, 1996, are shown below:

                                 One Year   Over One to    Over
                                 or Less    Five Years  Five Years     Total
                               -----------  ----------  ----------  -----------
 Commercial, financial and
  agricultural (1)             $13,393,833  $2,348,394    $ 85,700  $15,827,927
 Real estate - construction      1,584,143     797,253      26,286    2,407,682
                               -----------  ----------    --------  -----------
   Total                       $14,977,976  $3,145,647    $111,986  $18,235,609
                               ===========  ==========    ========  ===========

        (1) Table does not include loans in process.


     The following table sets forth the total of all loans listed in the above table which are due after one year, which have predetermined interest rates and floating or adjustable rates:

                                              Fixed Rate      Floating Rate
                                              ----------      -------------

 Commercial, financial and agricultural       $1,966,029       $  468,065
 Real estate - construction                      352,100          471,439
                                              ----------       ----------

  Total                                       $2,318,129       $  939,504
                                              ==========       ==========


4.   PREMISES AND EQUIPMENT

     Premises and equipment consist of:

                                             December 31,
                                       ------------------------   Estimated
                                           1996         1995      Useful Life
                                       ------------  ----------  -------------

     Land                                $1,100,309  $1,100,309
     Bank buildings, premises
      and equipment                       3,660,086   3,407,776  5 to 50 years
     Construction in progress                     -      25,281
     Leasehold improvements                 887,616     898,510  5 to 10 years
     Furniture and equipment              3,206,104   2,559,765  3 to 10 years
                                         ----------  ----------
                                          8,854,115   7,991,641
     Less: accumulated depreciation
      and amortization                    4,265,811   3,981,651
                                         ----------  ----------

                                         $4,588,304  $4,009,990
                                         ==========  ==========

 5.  OPERATING LEASES

     The Central Texas Bancorp, Inc.'s subsidiary, The Texas National Bank of Waco, leases certain equipment and facilities under operating leases that expire through 1997. The following is a schedule of future minimum rental payments for the ensuing five year period required under operating leases that have initial or remaining noncancellable lease terms in excess of one year:

               1997                               $ 49,496
               1998                                  5,496
               1999                                  3,664
               2000                                      -
               2001                                      -
               2002 and thereafter                       -
                                                  --------
                                                  $ 58,656
                                                  ========

     Included in these totals is an operating lease with Central Texas Bancorp, Inc., for a branch office of the Bank. The lease calls for monthly payments of $11,000 through April of 1997.

     Total rental expenses for operating leases in 1996 and 1995 were $142,197 and $189,432, respectively.


6.   PROFIT SHARING PLAN

     Central Texas Bancorp, Inc.'s subsidiary, The Texas National Bank of Waco, has a defined contribution profit sharing plan that covers all employees except those who have not reached the age of 21. The Board of Directors may make a discretionary annual contribution up to 10% of the total compensation of qualified employees. The Bank's discretionary contribution to the plan amounted to $225,001 and $224,883 for the years 1996 and 1995, respectively. Benefits to participating employees are limited to the vested amounts of their individual account balances.


7.   COMMITMENTS AND CONTINGENT LIABILITIES

     In the normal course of business there are various outstanding commitments and contingent liabilities, such as guarantees and commitments to extend credit, that are not reflected in the financial statements. Management does not anticipate any losses as a result of these transactions. Unfunded loan commitments amounting to $43,023,000 and $44,707,000 were outstanding at December 31, 1996 and 1995, respectively. In addition, standby letters of credit amounting to $681,653 and $313,870 were outstanding at December 31, 1996 and 1995, respectively.

     The Texas National Bank of Waco is a defendant in various legal proceedings arising in connection with its business. The outcome of these matters is not determinable at this time.

 8.  RELATED PARTY TRANSACTIONS

     A director of the Company and its subsidiary, The Texas National Bank of Waco, is also a member of a law firm which provides legal services to the Bank. Legal fees recorded to this firm were $91,278 and $89,860 for 1996 and 1995, respectively. Another director of the Bank is an officer of an insurance company which provides coverage for The Texas National Bank of Waco. Premium payments to this company were $85,915 and $107,953 for 1996 and 1995, respectively.


9.   FEDERAL INCOME TAXES

     Total federal income tax expense has been provided in the statements of operations for the years ended December 31, 1996, 1995 and 1994, as follows:

                                                                     1996         1995         1994
                                                                  ----------   ----------   ----------
        Current tax expense                                       $1,009,926   $  943,629   $  662,030
        Deferred tax expense (benefit)                             ( 198,792)      71,775       95,542
                                                                  ----------   ----------   ----------
                                                                  $  811,134   $1,015,404   $  757,572
                                                                  ==========   ==========   ==========

     The sources of deferred federal income taxes (benefits) and their tax effects are as follows:
                                                                     1996         1995         1994
                                                                  ----------   ----------   ----------
        Deduction of bad debts                                    $ (207,711)  $   67,387   $   75,008
        Excess depreciation for tax                                    8,919        4,388       17,271
        Other                                                              -            -        3,263
                                                                  ----------   ----------   ----------
                                                                  $( 198,792)  $   71,775   $   95,542
                                                                  ==========   ==========   ==========

     The following analysis reconciles the statutory federal income tax expense to such effective tax expense:

                                                                     1996         1995         1994
                                                                  ----------   ----------   ----------
        Federal income tax expense at
         statutory federal income tax
         rates of 34%                                             $  858,158   $1,064,491   $  934,847
        Tax exempt interest on
         securities                                                ( 109,322)   ( 135,067)   ( 138,505)
        Other                                                         62,298       85,980    (  38,770)
                                                                  ----------   ----------   ----------
                                                                  $  811,134   $1,015,404   $  757,572
                                                                  ==========   ==========   ==========

     Deferred tax assets have been provided for the taxable temporary difference related to unrealized losses on available-for-sale securities. Deferred tax liabilities have been provided for deductible temporary differences related to the allowance for loan losses, allowances for losses on foreclosed real estate and accumulated depreciation. The net deferred tax liabilities in the accompanying consolidated balance sheets includes the following components:

                                  (CONTINUED)

                                                         1996         1995
                                                     ---------    ---------

         Deferred tax liabilities                     $    324    $ 199,116
         Deferred tax assets, resulting from
          the available-for-sale securities
          valuation allowance                           38,620      123,371
                                                     ---------    ---------
                Net deferred tax liability           $  38,944    $ 322,487
                                                     =========    =========

10.  TIME DEPOSITS

     Time deposits of $100,000 or more totaled approximately $22,611,866 and $21,558,624 at December 31, 1996 and 1995, respectively. Interest expense on these deposits was approximately $1,095,250 and $1,041,043 during 1996 and 1995, respectively.

     The maturity distribution of time deposits is as follows (in thousands):

                                                         1996
                                                     ---------
            Twelve months or less                    $  13,874
            Over one year through two years              4,149
            Over two years through three years           2,079
            Over three years through four years          1,510
            Over four years through five years               -
            Over five years                                  -
                                                     ---------
                                                     $  21,612
                                                     =========


11.  REGULATORY MATTERS

     The Comptroller of the Currency has specified guidelines for evaluating a bank's capital adequacy. Currently, banks must maintain a minimum leverage ratio of 3 to 5 percent. The leverage ratio is computed as tier 1 capital to total assets. At December 31, 1996, the subsidiary bank's leverage capital was $16,096,876 for a tier 1 capital ratio of 7.54%.

     In addition, the subsidiary bank is required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the regulators. At December 31, 1996, the Bank was required to have a minimum ratio of 8.00%. The Bank's actual ratio at December 31, 1996, was 13.02% with risk based capital of $17,603,426 and risk based tier 1 of $16,096,876.


12.  SUBORDINATED CAPITAL DEBENTURES

     During 1990, the subsidiary bank issued Subordinated Capital Debentures totaling $1,300,000. The debentures are subordinate and junior to the subsidiary bank's obligations to its depositors, obligations under banker's acceptances and letter of credit, and its obligations to other creditors, including the Federal Reserve Bank and the Federal Deposit Insurance Corporation.

                                  (CONTINUED)

     The debentures bear interest at a floating rate (7.75% at December 31, 1996) adjusted annually and such interest is payable semi-annually on June 1 and December 1 of each year beginning December 1, 1990. The debentures mature on June 1, 1998, but may be prepaid prior to the maturity date with the prior approval of the Office of the Comptroller of the Currency. These debentures are treated as regulatory capital by the subsidiary bank's regulators in assessing capital adequacy.

13.  LONG-TERM DEBT

     The Company has one long-term debt. In 1992 the Company acquired a building, a portion of which is to be used as branch office of the subsidiary bank. The Company has an 8% real estate lien note payable in monthly installments of $10,321 through April of 1997. The Company has a lump sum payment of $870,606 due in April of 1997. The Company may prepay the note at any time prior to maturity without penalty. The note has a demand feature.


14.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The estimated value of the financial instruments at December 31, 1996, is as follows:

          Financial Assets:
            Cash and cash equivalents                  $ 13,993,000
            Federal funds sold                           16,105,000
            Investment securities                        42,463,000
            Loans                                       132,361,000
                                                       ------------
          Less allowance for loan losses                 (1,247,000)
                                                       ------------
                                                       $203,675,000
                                                       ============

          Financial Liabilities:
           Deposits                                    $195,926,000
                                                       ------------

                                                       $195,926,000
                                                       ============
          Unrecognized Financial Instruments:
           Unfunded loan commitments                   $ 43,023,000
           Stand-by letters of credit                       682,000
                                                       ------------
                                                       $ 43,705,000
                                                       ============

15.  CONCENTRATION OF CREDIT RISK

     The Bank has deposited with three of its correspondent banks the following amounts:
                                               December 31, 1996
                                               -----------------

               Cash deposits                      $ 1,184,833
               Federal funds sold                  16,105,000

     These deposits represent a significant concentration of credit risk as defined in Statement of Financial Accounting Standards No. 105. Credit risk is defined as the risk that a loss might be incurred because of the failure of the other party to fulfill its obligations in accordance with the terms of a contract.


16. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of financial condition.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.



                                  (CONTINUED)

16. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK (Continued)

     The Bank grants commercial, real estate, installment, overdraft, and credit card loans to customers principally located in McLennan County, Texas. Although the loan portfolio is diversified, a substantial portion of its debtors' ability to honor their contracts is dependent upon the economic conditions in the area, especially in the agricultural, real estate, and commercial business sectors.


17.  PARENT ONLY FINANCIAL INFORMATION

     BALANCE SHEET
                                    ASSETS

                                                        1996         1995
                                                    -----------   -----------

          Cash                                      $ 1,238,443   $ 1,150,422
          Investment in subsidiary at equity         16,386,969    15,274,179
          Premises and equipment, net                 1,287,393     1,366,710
                                                    -----------   -----------
             Total Assets                           $18,912,805   $17,791,311
                                                    ===========   ===========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

          LIABILITIES
           Long-term debt                           $   872,977   $   924,344
           Other liabilities                              6,256         6,256
                                                    -----------   -----------
             Total Liabilities                          879,233       930,600
                                                    -----------   -----------

          STOCKHOLDERS' EQUITY
           Common stock - par value $10 per
            share; authorized 500,000 shares;
            issued and outstanding, 400,000
            and 400,000 shares, respectively          4,000,000     4,000,000
           Retained earnings                         14,033,572    12,860,711
                                                    -----------   -----------
             Total Stockholders' Equity              18,033,572    16,860,711
                                                    -----------   -----------
             Total Liabilities and
              Stockholders' Equity                  $18,912,805   $17,791,311
                                                    ===========   ===========
     STATEMENTS OF INCOME

                                         1996          1995          1994
                                      -----------   -----------   -----------
          INCOME
           Rental income              $  344,934    $   306,409   $   293,684
           Other                           4,747              -             -
                                      ----------    -----------   -----------
             Total Income                349,681        306,409       293,684
                                      ----------    -----------   -----------
          EXPENSES
           Occupancy                     280,059        276,808       264,033
           Interest                       72,486         77,056        73,695
           Salary and employee
            benefits                      41,545         42,905        44,563
           Other                          36,657         61,032        24,589
                                      ----------    -----------   -----------
             Total Expenses              430,747        457,801       406,880
                                      ----------    -----------   -----------

          (LOSS) BEFORE FEDERAL
           INCOME TAXES AND EQUITY
           IN UNDISTRIBUTED NET
           INCOME OF SUBSIDIARIES        (81,066)      (151,392)     (113,196)

          FEDERAL INCOME TAX
           BENEFIT                         9,263         41,657        37,098
                                      ----------    -----------   -----------

          LOSS BEFORE EQUITY IN
           UNDISTRIBUTED NET
           INCOME OF SUBSIDIARIES        (71,803)      (109,735)      (76,098)

          EQUITY IN NET INCOME
           OF SUBSIDIARIES             1,784,664      2,225,186     2,068,075
                                      ----------    -----------   -----------
          NET INCOME                  $1,712,861    $ 2,115,451   $ 1,991,977
                                      ==========    ===========   ===========



                                  (CONTINUED)

     STATEMENTS OF CASH FLOWS


                                         1996          1995          1994
                                      -----------   -----------   -----------

        CASH FLOWS FROM
         OPERATING ACTIVITIES
         Net income                   $ 1,712,861   $ 2,115,451   $ 1,991,977
         Adjustments to reconcile
           net income to net cash
           provided by operations
          Undistributed earnings
          of subsidiary                (1,784,664)   (2,225,186)   (2,068,075)
          Depreciation                     97,081        99,892        90,383
          Amortization of purchase
           adjustment                      11,880        11,880        11,040
          Decrease in other assets              -             -            94
          Increase (decrease) in
           other liabilities                    -       (20,160)       (4,429)
                                      -----------   -----------   -----------
             Net Cash Provided by
              Operating Activities         37,158       (18,123)       20,990
                                      -----------   -----------   -----------

        CASH FLOWS FROM INVESTING
         ACTIVITIES
         Acquisition of premises
          and equipment                   (17,770)      (86,738)      (25,030)
         Dividends from subsidiaries      660,000     1,600,000       568,700
                                      -----------   -----------   -----------
             Net Cash Flows from
              Investing Activities        642,230     1,513,262       543,670
                                      -----------   -----------   -----------

        CASH FLOWS FROM FINANCING
         ACTIVITIES
         Cash dividends paid             (540,000)     (440,000)     (400,000)
         Repayment of long-term debt      (51,367)      (46,796)      (39,836)
                                      -----------   -----------   -----------
             Net Cash Flows from
              Financing Activities       (591,367)     (486,796)     (439,836)
                                      -----------   -----------   -----------

        NET INCREASE (DECREASE)
         IN CASH AND CASH
         EQUIVALENTS                       88,021     1,008,343       124,824

        CASH AND CASH EQUIVALENTS,
         BEGINNING OF YEAR              1,150,422       142,079        17,255
                                      -----------   -----------   -----------

        CASH AND CASH EQUIVALENTS,
         END OF YEAR                  $ 1,238,443   $ 1,150,422   $   142,079
                                      ===========   ===========   ===========

        SUPPLEMENTAL INFORMATION
         Interest paid                $    72,486   $    77,056   $    73,695
                                      ===========   ===========   ===========
         Federal income tax paid      $ 1,086,255   $   711,820   $   626,633
                                      ===========   ===========   ===========

18.  SUBSEQUENT EVENTS

     Subsequent to the reporting period, the Company entered into a merger agreement with Compass Bancshares, Inc. Compass Bancshares, Inc. and Central Texas Bancorp, Inc. entered into a letter of intent dated January 13, 1997, setting forth the general terms of a proposed affiliation of the Corporation and its subsidiary, The Texas National Bank of Waco with Compass Bancshares, Inc. and its subsidiary, Compass Bank. A merger agreement between Compass Bancshares, Inc. and Central Texas Bancorp, Inc. was signed March 14, 1997. Merger is anticipated to be complete in July 1997.

                                                                      APPENDIX I


                          AGREEMENT AND PLAN OF MERGER


                                 BY AND BETWEEN


                            COMPASS BANCSHARES, INC.


                                      AND

                          CENTRAL TEXAS BANCORP, INC.



                           Dated as of March 14, 1997

                           TABLE OF CONTENTS

                                                                                   Page
ARTICLE I..........................................................................  1
  THE MERGER.......................................................................  1
    SECTION 1.1      The Merger....................................................  1
    SECTION 1.2      Effective Time................................................  1
    SECTION 1.3      Certain Effects of the Merger.................................  2
    SECTION 1.4      Certificate of Incorporation and By-Laws......................  2
    SECTION 1.5      Directors and Officers........................................  2
    SECTION 1.6      Conversion of Shares..........................................  2
    SECTION 1.7      Shareholders' Meeting.........................................  4
    SECTION 1.8      Registration of the Compass Common Stock......................  4
    SECTION 1.9      Closing.......................................................  5

ARTICLE II.........................................................................  5
  DISSENTING SHARES; EXCHANGE OF SHARES............................................  5
    SECTION 2.1      Dissenting Shares.............................................  5
    SECTION 2.2      Exchange of Shares............................................  5

ARTICLE III........................................................................  7
  REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................................  7
    SECTION 3.1      Organization and Qualification................................  7
    SECTION 3.2      Company Capitalization........................................  8
    SECTION 3.3      Subsidiary Capitalization;
                     Other Securities..............................................  8
    SECTION 3.4      Authority Relative to the Agreement...........................  9
    SECTION 3.5      No Violation..................................................  9
    SECTION 3.6      Consents and Approvals........................................ 10
    SECTION 3.7      Regulatory Reports............................................ 10
    SECTION 3.8      SEC Status; Securities Issuances.............................. 10
    SECTION 3.9      Financial Statements.......................................... 10
    SECTION 3.10     Absence of Certain Changes.................................... 12
    SECTION 3.11     Company Indebtedness.......................................... 13
    SECTION 3.12     Litigation.................................................... 14
    SECTION 3.13     Tax Matters................................................... 14
    SECTION 3.14     Employee Benefit Plans........................................ 15
    SECTION 3.15     Employment Matters............................................ 17
    SECTION 3.16     Leases, Contracts and Agreements.............................. 18
    SECTION 3.17     Related Company Transactions.................................. 19
    SECTION 3.18     Compliance with Laws.......................................... 19
    SECTION 3.19     Insurance..................................................... 19
    SECTION 3.20     Loans......................................................... 20
    SECTION 3.21     Fiduciary Responsibilities.................................... 20
    SECTION 3.22     Patents, Trademarks and Copyrights............................ 20
    SECTION 3.23     Environmental Compliance...................................... 20
    SECTION 3.24     Regulatory Actions............................................ 22
    SECTION 3.25     Title to Properties; Encumbrances............................. 22
    SECTION 3.26     Shareholder List.............................................. 23


    SECTION 3.27     Proxy Statement............................................... 23
    SECTION 3.28     Dissenting Shareholders....................................... 24
    SECTION 3.29     Section 368 Representations................................... 24
    SECTION 3.30     Employee Stock Options........................................ 25
    SECTION 3.31     Accounting Matters............................................ 25
    SECTION 3.32     Representations Not Misleading................................ 25

ARTICLE IV......................................................................... 26
  REPRESENTATIONS AND WARRANTIES OF COMPASS........................................ 26
    SECTION 4.1      Organization and Authority.................................... 26
    SECTION 4.2      Authority Relative to Agreement............................... 26
    SECTION 4.3      Financial Reports............................................. 27
    SECTION 4.4      Capitalization................................................ 28
    SECTION 4.5      Consents and Approvals........................................ 29
    SECTION 4.6      Proxy Statement............................................... 29
    SECTION 4.7      Availability of Compass Common Stock.......................... 29
    SECTION 4.8      Representations Not Misleading................................ 29

ARTICLE V.......................................................................... 30
  COVENANTS OF THE COMPANY......................................................... 30
    SECTION 5.1      Affirmative Covenants of the Company.......................... 30
    SECTION 5.2      Negative Covenants of the Company............................. 32

ARTICLE VI......................................................................... 34
  ADDITIONAL AGREEMENTS............................................................ 34
    SECTION 6.1      Access To, and Information
                     Concerning, Properties and Records............................ 34
    SECTION 6.2      Filing of Regulatory Approvals................................ 35
    SECTION 6.3      Miscellaneous Agreements and Consents......................... 35
    SECTION 6.4      Company Indebtedness.......................................... 35
    SECTION 6.5      Best Good Faith Efforts....................................... 36
    SECTION 6.6      Exclusivity................................................... 36
    SECTION 6.7      Public Announcement........................................... 36
    SECTION 6.8      Employee Benefit Plans........................................ 36
    SECTION 6.9      Merger of Bank................................................ 37
    SECTION 6.10     Environmental Investigation; Right
                     to Terminate Agreement........................................ 37
    SECTION 6.11     Proxies....................................................... 41
    SECTION 6.12     Cooperation on Texas Receipts................................. 42
    SECTION 6.13     Exchange Agreement............................................ 42
    SECTION 6.14     Director and Officer Insurance
                     and Indemnification........................................... 42
    SECTION 6.15     Dividends..................................................... 42
    SECTION 6.16     Rule 144 Considerations....................................... 42

ARTICLE VII........................................................................ 43
  CONDITIONS TO CONSUMMATION OF THE MERGER......................................... 43
    SECTION 7.1      Conditions to Each Party's Obligation
                     to Effect the Merger.......................................... 43
    SECTION 7.2      Conditions to the Obligations of
                     Compass and Compass Texas to Effect
                     the Merger.................................................... 44



    SECTION 7.3      Conditions to the Obligations of
                     the Company to Effect the Merger.............................. 46

ARTICLE VIII....................................................................... 46
  TERMINATION; AMENDMENT; WAIVER................................................... 46
    SECTION 8.1      Termination................................................... 46
    SECTION 8.2      Effect of Termination......................................... 47
    SECTION 8.3      Amendment..................................................... 48
    SECTION 8.4      Extension; Waiver............................................. 48

ARTICLE IX......................................................................... 48
  SURVIVAL......................................................................... 48
    SECTION 9.1      Survival of Representations
                     and Warranties................................................ 48

ARTICLE X.49
  MISCELLANEOUS.................................................................... 49
    SECTION 10.1     Expenses...................................................... 49
    SECTION 10.2     Brokers and Finders........................................... 49
    SECTION 10.3     Entire Agreement; Assignment.................................. 50
    SECTION 10.4     Further Assurances............................................ 50
    SECTION 10.5     Enforcement of the Agreement.................................. 50
    SECTION 10.6     Severability.................................................. 50
    SECTION 10.7     Notices....................................................... 50
    SECTION 10.8     Governing Law................................................. 52
    SECTION 10.9     Descriptive Headings.......................................... 52
    SECTION 10.10    Parties in Interest........................................... 52
    SECTION 10.11    Counterparts.................................................. 52
    SECTION 10.12    Incorporation by References................................... 52
    SECTION 10.13    Certain Definitions........................................... 52

ATTACHMENTS

     EXHIBITS

          A.   Pooling Transfer Restrictions Agreement

          B.  Exchange Agent Agreement

          C.  Pooling of Interest Criteria

          D.   Voting Agreement and Irrevocable Proxy

          E.   Opinion of Counsel for the Company and the Bank

          F.   Opinion of Counsel for Compass and Compass Texas

          G.   Compass Texas Representations Certificate

          H. Tax Opinion

          I. Employment Agreement

          J.   Release

          K.   Release

LIST OF SCHEDULES

Schedule 1.8(b) List of Affiliates Executing Pooling Transfer Restrictions Agreements

Schedule 3.2        Terms of the Undesignated Preferred Stock; Company
                    Capitalization

Schedule 3.3        Subsidiary Capitalization; List of Equity Ownership

Schedule 3.5        Violations of Law; Conflicts of Interest; Share Litigation;
                    Termination of Existence

Schedule 3.6        Company Prior Consents

Schedule 3.7        Regulatory Reports

Schedule 3.10       Absence of Material Changes or Adverse Effects

Schedule 3.12       Company Legal Proceedings

Schedule 3.13       Tax Liabilities

Schedule 3.14(a)    Employee Welfare Benefit Plans

Schedule 3.14(b)    Employee Pension Benefit Plans

Schedule 3.14(c)    Deferred Compensation, Bonus and Stock Purchase Plans

Schedule 3.14(l) Additional Payments Due Under Deferred Compensation, Bonus, Employee Welfare Benefit Plans and Employee Pension Benefit Plans

Schedule 3.15       Employment Contracts and Collective Bargaining Agreements

Schedule 3.16 Leases, Subleases, Contracts and Agreements; Participations; Default of Contracts; Marketable Title

Schedule 3.17       Related Company Transactions

Schedule 3.18       Compliance with Laws

Schedule 3.19       Insurance Policies

Schedule 3.20       Loans Exceeding Legal Lending Limit, Troubled Loans

Schedule 3.22       Patents, Trademarks and Copyrights

Schedule 3.23       Environmental Compliance

Schedule 3.24       Regulatory Actions; Agreements

Schedule 3.25       Title to Properties; Title Policies; Property

Schedule 3.29(b)    Company Shareholders Delivering Certificates

Schedule 3.29(d)    Company Shareholders Disposing of Stock

Schedule 3.29(e)    Company Liabilities Out of the Ordinary Course of Business

Schedule 3.30       Stock Option Plans

Schedule 4.2        Compass Prior Consents

Schedule 5.1(j)     List of Accounts and Safe Deposit Boxes

Schedule 5.1(k) List of Liabilities and Obligations of the Company and the Bank

Schedule 6.11       List of Proxy Holders Voting Affirmatively for the Agreement

Schedule 10.13(f)   List of Officer Capacities

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of March 14, 1997, by and between Compass Bancshares, Inc. a Delaware corporation ("Compass"), and Central Texas Bancorp, Inc., a Texas corporation ("Company").

     WHEREAS, Compass desires to affiliate with the Company and its wholly owned subsidiary, The Texas National Bank of Waco, a national banking association (the "Bank"), and the Company and the Bank desire to affiliate with Compass in the manner provided in this Agreement;

     WHEREAS, Compass and the Company believe that the Merger (as defined herein) of the Company with an existing or to-be-formed subsidiary ("Compass Texas") of Compass incorporated under the laws of the State of Delaware to be added as a party to this Agreement after the date hereof in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective institutions and shareholders; and

     WHEREAS, the respective boards of directors of the Company and Compass have approved this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I.

                                   THE MERGER

      SECTION 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Texas Business Corporation Act (the "TBCA") and the General Corporation Law of the State of Delaware (the "GCL"), the Company shall be merged with and into Compass Texas (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof. Following the Merger, Compass Texas shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of the Company shall cease. Compass shall not be deemed a party to the Merger for the purposes of Article 5.06 of the TBCA or the GCL.

      SECTION 1.2 Effective Time. The Merger shall be consummated by the filing by the Texas Secretary of State of Articles of Merger, in the form required by and executed in accordance with the relevant provisions of the TBCA, and by the filing by the Delaware Secretary of State of a Certificate of

Merger in the form required by and executed in accordance with the relevant provisions of the GCL and by the issuance of a Certificate of Merger by the Secretary of State of Texas. (The date of such issuance and filing or such other time and date as may be specified in the Articles and Certificate of Merger shall be the "Effective Time").

      SECTION 1.3 Certain Effects of the Merger. The Merger shall have the effects set forth in Article 5.06 of the TBCA and in the GCL.

      SECTION 1.4 Certificate of Incorporation and By-Laws. The Certificate of Incorporation and the By-Laws of Compass Texas, in each case as in effect at the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation.

      SECTION 1.5 Directors and Officers. The directors and officers of Compass Texas at the Effective Time shall be the directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

      SECTION 1.6 Conversion of Shares. (a) Each share of the Company's common stock, par value $10.00 per share ("Company Common Stock" or "Shares"), issued and outstanding immediately prior to the Effective Time ("Common Shares Outstanding"), other than Dissenting Shares (as defined in Section 2.1), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the consideration payable as set forth below (the "Merger Consideration") to the holder of record thereof, without interest thereon, upon surrender of the certificate representing such Share. For the purposes of determining the number of Shares issued and outstanding, the number of Shares issued and outstanding shall be increased by the number and class of Shares that may be acquired upon exercise or conversion of any warrant, option, convertible debenture or other security entitling the holder thereof to acquire Shares which is in effect or outstanding prior to the Effective Time. At the Closing the Company shall calculate and certify to Compass the Common Shares Outstanding.

     (b) Each holder of Company Common Stock for each share of Company Common Stock so held shall receive Merger Consideration equal to the quotient of 1,025,000 shares of Compass common stock, $2.00 par value per share ("Compass Common Stock"), divided by the Common Shares Outstanding. In the event the average closing sale price of the Compass Common Stock as reported by the NASDAQ National Market System for the ten days of trading preceding the tenth business day prior to the Effective Time (the "Share

Determination Market Value") is less than $34.00 per share, the Company, acting by and through a majority of its Board of Directors, may either (i) terminate this Agreement (the "Pricing Termination Option") by written notice to Compass within three business days from the date upon which Compass notifies the Company of a Share Determination Market Value of less than $34.00 per share, or (ii) agree to accept an aggregate of 1,025,000 shares of Compass Common Stock. Compass shall notify the Company of the Share Determination Market Value on or before the seventh business day preceding the Effective Time. In the event the Company exercises its Pricing Termination Option pursuant to the preceding sentence within the specified three business day period, this Agreement shall be terminated, but Compass shall have the right to reject such termination of the Agreement by the Company (the "Termination Rejection") by agreeing to issue an aggregate number of shares of Compass Common Stock equal to the quotient of $34,850,000 divided by the Share Determination Market Value ("New Shares"). In such event, each holder of Company Common Stock for each share so held shall receive Merger Consideration equal to the quotient of the New Shares divided by the Common Shares Outstanding. Such Termination Rejection shall be exercised by a notice to the Company within three business days following the date on which Compass receives notice of the Company's exercise of the Pricing Termination Option. In the event the Company fails to notify Compass of its election to terminate this Agreement within the initial three business day period, the Company shall be deemed to have agreed to accept an aggregate of 1,025,000 shares of Compass Common Stock and each holder of Company Common Stock shall receive for each share so held the per share Merger Consideration set forth in the first sentence of this subsection 1.6(b). The aggregate number of shares of Compass Common Stock to be exchanged for each Share, respectively, shall be adjusted appropriately to reflect any stock dividends or splits, reclassification, recapitalization or conversion with respect to Compass Common Stock, when the record date or payment occurs prior to the Effective Time.

     (c) Compass will not issue any certificates for any fractional shares of Compass Common Stock otherwise issuable pursuant to the Merger. In lieu of issuing such fractional shares, Compass shall pay cash to any holder of Shares otherwise entitled to receive such fractional share. Such cash payment shall be based on the Share Determination Market Value.

     (d) Each share of capital stock of Compass Texas issued and outstanding immediately before the Effective Time shall not be converted or exchanged by virtue of the Merger and shall remain outstanding as one share of capital stock of the Surviving Corporation.

      SECTION 1.7 Shareholders' Meeting. The Company, acting through its Board of Directors, shall, in accordance with applicable law:

     (a) duly call, give notice of, convene and hold a meeting (the "Shareholders' Meeting") of its shareholders as soon as practicable for the purpose of approving and adopting this Agreement;

     (b) require no greater than the minimum vote required by applicable law of each class of the Shares in order to approve the Merger;

     (c) include in the Proxy Statement (defined in paragraph (d) below) the unanimous recommendation of its Board of Directors that the shareholders of the Company vote in favor of the approval and adoption of this Agreement unless the Board of Directors has determined, in good faith after consultation with, and the receipt of a written opinion from, special outside securities counsel, that so to recommend at the time of the mailing of the Proxy Statement to the Company's shareholders will breach the directors' legal duties, including fiduciary duties, to the Company and the Company's shareholders; and

     (d) use its best efforts (i) to obtain and furnish the information required to be included by it in the Proxy Statement and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time following the date of this Agreement, and (ii) to obtain the approval and adoption of the Merger by shareholders holding at least the minimum number of Shares of each class of the Shares entitled to vote at the Shareholders' Meeting to approve the Merger under applicable law unless such efforts would constitute a breach of the director's legal duties as set forth in Section 1.7(c) above. The letter to shareholders, notice of meeting, proxy statement and form of proxy to be distributed to shareholders in connection with the Merger shall be in form and substance reasonably satisfactory to Compass, and are collectively referred to herein as the "Proxy Statement."

      SECTION 1.8   Registration of the Compass Common Stock.

     (a) Compass shall file a registration statement (the "Registration Statement") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("Securities Act"), covering the shares of Compass Common Stock to be issued to Company shareholders in the Merger.

     (b) Within 30 days after the date hereof, the Company shall enter into and cause each Company shareholder who is an "affiliate" (as defined in SEC Rule
405) of the Company to enter into with Compass a written agreement in substantially the form of Exhibit A attached hereto. The parties hereto agree that as of the date hereof the affiliates of the Company for purposes of this Section are identified on Schedule 1.8(b) hereof.

      SECTION 1.9 Closing. Upon the terms and subject to the conditions hereof, as soon as practicable after the vote of the shareholders of the Company in favor of the approval and adoption of this Agreement has been obtained, and the satisfaction or waiver, if permissible, of the conditions set forth in
Article VII hereof, the Company and Compass Texas shall execute and deliver the Articles of Merger and the Certificate of Merger, as described in Section 1.2, and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section, a closing (the "Closing") will be held at the office of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. in Houston, Texas (or such other place as the parties may agree) for the purpose of confirming all of the foregoing.

                                  ARTICLE II.

                     DISSENTING SHARES; EXCHANGE OF SHARES

      SECTION 2.1 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such shares in favor of the Merger and who shall have delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 and Article 5.13 of the TBCA (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration provided in Section 1.6 of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the TBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon.

      SECTION 2.2   Exchange of Shares.

     (a) Compass shall deposit or cause to be deposited with Continental Stock Transfer & Trust Company, New York, New York (the "Exchange Agent"), pursuant to an exchange agent agreement in substantially the form attached hereto as Exhibit B (the "Exchange Agreement"), prior to the Effective Time cash in an aggregate amount estimated to be sufficient to make the cash payments in lieu of fractional shares of Compass Common Stock pursuant to Section 1.6 hereof and to make the appropriate cash payments, if any, to holders of Dissenting Shares (such amounts being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions jointly given by the Company and Compass, promptly make the payments in lieu of fractional shares out of the Exchange Fund upon surrender of Shares in accordance with Section 2.2(b). Payments to dissenting shareholders shall be made as required by Article 5.12 of the TBCA. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

     (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Time represented Shares (the "Certificates"), a form letter of transmittal approved by the Company and Compass (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash and Compass Common Stock in the amount provided in Section 1.6, and such Certificate shall forthwith be canceled. Compass shall provide the Exchange Agent with certificates for Compass Common Stock, as requested by the Exchange Agent, in the amounts provided in Section 1.6 hereof. No interest will be paid or accrued on the cash payable upon surrender of the Certificate and no dividend will be disbursed with respect to the shares of Compass Common Stock until the holder's Shares are surrendered in exchange therefor; provided, however, upon surrender of such certificate(s) theretofore representing Shares, there shall be paid to the record holder or holders of the certificate(s) representing Shares the amount, without interest thereon, of such dividends, if any, which are declared after the Effective Time and which, prior to the surrender of such Shares, have become payable with respect to the number of shares of Compass Common Stock represented thereby. If payment or delivery of Compass Common Stock is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment and delivery of Compass Common Stock to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

     (c) After the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the Shares which were outstanding immediately prior to such time of filing. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Article II.

     (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be paid to Compass, and the holders of Shares not theretofore presented to the Exchange Agent shall look to Compass only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby makes the representations and warranties set forth in this Article III to Compass. The Company has delivered to Compass the Schedules to this Agreement referred to in this Article III and Section 1.8 prior to the date hereof. The Company agrees at the Closing to provide Compass and Compass Texas with supplemental Schedules reflecting any changes thereto between the date of such Schedules and the date of the Closing except for changes required by this Agreement. Disclosure of any information on one Schedule constitutes disclosure on all Schedules under the terms of this Agreement.

      SECTION 3.1 Organization and Qualification. The Company is a Texas corporation and a bank holding company under the Bank Holding Company Act of 1956, as amended, and is duly organized, validly existing and in good standing under the laws of the State of Texas and all laws, rules, and regulations applicable to bank holding companies. The Bank is a national banking association, duly organized, validly existing and holds a valid certificate to transact the business of banking under the laws of the United States of America, and is a member of the Federal Reserve System. Each of the Company and its Subsidiaries (as defined in Section 10.13(a)) has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated. Except as set forth on Schedule 3.17, the Company does not own or control any Affiliate (as defined in Section 3.17) other than the Bank. True and correct copies of the Articles of Incorporation or Association and Bylaws of the Company and its Subsidiaries, with all amendments thereto through the date of this Agreement, have been delivered by the Company to Compass. The Company's Subsidiaries are duly qualified or licensed to do business and are in good standing in the State of Texas. The nature of the business of the Company and its Subsidiaries and their respective activities, as currently conducted, do not require them to be qualified to do business in any jurisdiction other than the State of Texas.

      SECTION 3.2 Company Capitalization. As of the date hereof, the authorized capital stock of the Company consists solely of (a) 500,000 shares of Company Common Stock, of which 400,000 shares are issued and outstanding, and none of which are held in treasury, and (b) 500,000 shares of Preferred Stock, par value $10.00 per share (the "Undesignated Preferred Stock"), none of which are outstanding. The terms of the Undesignated Preferred Stock are described in
Schedule 3.2 hereto. Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, convertible securities, rights, warrants, calls, or other agreements or commitments of any kind issued or granted by, or binding upon, the Company or its Subsidiaries to purchase or otherwise acquire any security of or equity interest in the Company or its Subsidiaries. Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, rights, warrants, calls, convertible securities or other agreements or commitments obligating the Company to issue any shares of the Company, or to the knowledge of the Company, irrevocable proxies or any agreements restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the Shares that have been issued have been duly authorized, validly issued and are fully paid and non-assessable, and are free of preemptive rights. There are no restrictions applicable to the payment of dividends on the Shares except pursuant to the TBCA and applicable banking laws and regulations and, except as set forth on Schedule 3.2, all dividends declared prior to the date hereof have been paid.

      SECTION 3.3 Subsidiary Capitalization; Other Securities. All of the issued and outstanding shares of the capital stock of the Company's Subsidiaries
(i) are duly authorized, validly issued, fully paid and, except as provided in the National Bank Act and the Federal Deposit Insurance Act, nonassessable, (ii) except as referred to in Schedule 3.3 are free and clear of any liens, claims, security interests and encumbrances of any kind, and (iii) there are no irrevocable proxies with respect to such shares and there are no outstanding or authorized subscriptions, options, warrants, calls, rights, or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of, or otherwise relating to any of such shares of capital stock to any person. Except as set forth on Schedule 3.3, the Company owns, directly, all of the issued and outstanding capital stock of its Subsidiaries. Set forth on
Schedule 3.3 hereto is a list of all equity ownership by the Company or its Subsidiaries for the account of the Company or its Subsidiaries in any other person other than the Bank (the "Other Securities"). The Company or its Subsidiaries own each Other Security free and clear of any lien, encumbrance, security interest or charge. The Other Securities represent less than five percent of the outstanding equity securities of each such person.

      SECTION 3.4 Authority Relative to the Agreement. The Company has full corporate power and authority, and, except for the approval by the Company's shareholders and the appropriate regulatory authorities, no further proceedings on the part of the Company are necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby which have been duly and validly authorized by its Board of Directors. This Agreement has been duly executed and delivered by the Company and is a duly authorized, valid, legally binding and enforceable obligation of the Company, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over the Company as may be required by statute or regulation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation or breach of or default under the respective Articles of Incorporation or Association or By-Laws of the Company or its Subsidiaries.

      SECTION 3.5 No Violation. Except as set forth on Schedule 3.5, neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all of the transactions contemplated hereby, following the receipt of such approvals as may be required from the Company's shareholders, the SEC, the Office of the Comptroller of the Currency ("OCC"), the Federal Deposit Insurance Corporation ("FDIC"), the Board of Governors of the Federal Reserve System ("FRB"), and its Subsidiaries Commissioner of Texas ("Commissioner") will (i) violate (with or without the giving of notice or the passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to the Company or its Subsidiaries or (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of the Company or its Subsidiaries pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which the Company or its Subsidiaries is a party or by which any of their assets or properties are subject or bound. Except as set forth on
Schedule 3.5, there are no proceedings pending or, to the knowledge of the Company or its Subsidiaries, threatened, against the Company, its Subsidiaries or involving the Shares, at law or in equity or before or by any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person which may result in liability to Compass or Compass Texas upon the consummation of the transactions contemplated hereby or which would prevent or delay such consummation. Except as set forth in Schedule 3.5, or as contemplated hereby, the corporate existence, business organization, assets, licenses, permits, authorizations and contracts of the Company and its Subsidiaries will not be terminated or impaired by reason of the execution, delivery or performance by the Company of this Agreement or consummation by the Company of the transactions contemplated hereby, assuming the receipt of required shareholder and regulatory approvals.

      SECTION 3.6 Consents and Approvals. The Company's Board of Directors (at a meeting called and duly held) has unanimously determined that the Merger is fair to the Company's shareholders and has unanimously resolved to recommend approval and adoption of this Agreement by the Company's shareholders. Except as described in Schedule 3.6 hereto, no prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of the Company in connection with the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby or the resulting change of control of its Subsidiaries, except the filing of the Articles of Merger under the TBCA, the Certificate of Merger under the GCL, and such approvals as may be required from the SEC, the FRB, the OCC, the FDIC and the Commissioner and holders of Shares under the TBCA.

      SECTION 3.7 Regulatory Reports. Except as set forth on Schedule 3.7, during the last five years the Company and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the FRB, the OCC, the Commissioner, the FDIC, or any other regulatory authority having jurisdiction over any such persons, other than plans, reports or information listed on
Schedule 3.7.

      SECTION 3.8 SEC Status; Securities Issuances. The Company is not subject to the registration provisions of Section 12 of the Exchange Act nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act and the provisions of Section 14(e) of such act and the rules promulgated thereunder. All issuances of securities by the Company and its Subsidiaries have been registered under the Securities Act, the Securities Act of the State of Texas, the National Bank Act, the Texas Banking Act, and all other applicable laws or were exempt from any such registration requirements.

      SECTION 3.9 Financial Statements. The Company has provided Compass with a true and complete copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 1995, and the related consolidated statements of income, stockholders' equity and statements of cash flows for the years ended December 31, 1995 and 1994, and the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, June 30 and September 30, 1996 and the related unaudited consolidated income statements and changes equity capital for the three-, six- and nine-month periods ended March 31, June 30 and September 30, 1996 and 1995, and promptly following their availability the Company will provide Compass with the Company's audited consolidated statement of financial position of the Company and its Subsidiaries as of December 31, 1996 and the related consolidated statements of income, shareholders' equity and changes in cash flow for the year ended December 31, 1996 (such consolidated statements of financial position and the related consolidated statements of income, shareholders' equity and changes in cash flows are collectively referred to herein as the "Consolidated Financial Statements") (collectively, with the Consolidated Financial Statements and the notes and schedules thereto, referred to as the "Financial Statements"). Except as described in the notes to the Consolidated Financial Statements, the Consolidated Financial Statements, including the consolidated balance sheet and the related consolidated statements of income, stockholders' equity and statement of cash flows (including the related notes thereto) of the Company and its Subsidiaries, fairly present the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and changes in consolidated financial position of the Company and its Subsidiaries for the periods then ended, in conformity with Generally Accepted Accounting Principles ("GAAP") applied on a basis consistent with prior periods (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and the fact that they do not contain all of the footnote disclosures required by GAAP), except as otherwise noted therein, and the accounting records underlying the Consolidated Financial Statements accurately and fairly reflect in all material respects the transactions of the Company and its Subsidiaries. As of their dates, the Consolidated Financial Statements conformed, or will conform when delivered, in all material respects with all applicable rules and regulations promulgated by the FRB, the OCC, the Commissioner, and the FDIC. Neither the Company nor its Subsidiaries have any liabilities or obligations of a type which should be included in or reflected on the Financial Statements if prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Financial Statements. The Company will provide Compass with the unaudited unconsolidated statements of financial position of the Company and its Subsidiaries as of the end of each month hereafter, prepared on a basis consistent with prior periods and promptly following their availability, the Company will provide Compass with the Reports of Condition and Statements of Income ("Call Reports") of its Subsidiaries for all periods ending after September 30, 1996. The Company and its Subsidiaries have no off balance sheet liabilities associated with financial derivative products or potential liabilities associated with financial derivative products.

      SECTION 3.10 Absence of Certain Changes. Except as and to the extent set forth on Schedule 3.10, since September 30, 1996 (the "Balance Sheet Date") neither the Company nor any of its Subsidiaries has:

     (a) made any amendment to its Articles of Incorporation or Association or Bylaws or changed the character of its business in any material manner;

     (b)  suffered any Material Adverse Effect (as defined in Section 10.13(b));

     (c) entered into any agreement, commitment or transaction except in the ordinary course of business and consistent with prudent banking practices;

     (d) except in the ordinary course of business and consistent with prudent banking practices, incurred, assumed or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise);

     (e) permitted or allowed any of its property or assets to be subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than statutory liens not yet delinquent) except in the ordinary course of business and consistent with prudent banking practices;

     (f) except in the ordinary course of business and consistent with prudent banking practices, canceled any debts, waived any claims or rights, or sold, transferred, or otherwise disposed of any of its properties or assets;

     (g) disposed of or permitted to lapse any rights to the use of any trademark, service mark, trade name or copyright, or disposed of or disclosed to any person other than its employees or agents, any trade secret not theretofore a matter of public knowledge;

     (h) except as set forth on Schedule 3.10 and except for regular salary increases granted in the ordinary course of business within the Company's or its Subsidiaries' 1997 budgets and consistent with prior practices, granted any increase in compensation or paid or agreed to pay or accrue any bonus, percentage compensation, service award, severance payment or like benefit to or for the credit of any director, officer, employee or agent, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan, program or agreement maintained by the Company or its Subsidiaries, for the directors, employees or former employees of the Company or its Subsidiaries ("Employee Benefit Plan");

     (i) directly or indirectly declared, set aside or paid any dividend or made any distribution in respect to its capital stock or redeemed, purchased or otherwise acquired, or arranged for the redemption, purchase or acquisition of, any shares of its capital stock or other of its securities, except for dividends paid to the Company by its Subsidiaries;

     (j) organized or acquired any capital stock or other equity securities or acquired any equity or ownership interest in any person (except through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, the ownership of which does not expose the Company or its Subsidiaries to any liability from the business, operations or liabilities of such person);

     (k) issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock;

     (l) made any or acquiesced with any change in any accounting methods, principles or practices;

     (m) experienced any material adverse change in relations with customers or clients of the Company or its Subsidiaries;

     (n) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with prudent banking practices; or

     (o) agreed, whether in writing or otherwise, to take any action the performance of which would change the representations contained in this Section
3.10 in the future so that any such representation would not be true in all material respects as of the Closing.

      SECTION 3.11 Company Indebtedness. The Company has delivered to Compass true and complete copies of all loan documents ("Company Loan Documents") related to indebtedness of the Company and its Subsidiaries, other than deposits, trade payables and federal funds borrowings ("Company Indebtedness"), and made available to Compass all material correspondence concerning the status of Company Indebtedness.

      SECTION 3.12 Litigation. Except as set forth on Schedule 3.12, there are no actions, suits, claims, investigations, reviews or other proceedings pending or, to the knowledge of the Company or its Subsidiaries, threatened against the Company or any of its Subsidiaries or involving any of their respective properties or assets, at law or in equity or before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or other instrumentality or person or any board of arbitration or similar entity ("Proceeding"). The Company will notify Compass immediately in writing of any Proceedings against the Company or its Subsidiaries.

      SECTION 3.13 Tax Matters. The Company and its Subsidiaries have duly filed all tax returns required to be filed by them involving a tax liability or other material potential detriment for failure to file (the "Filed Returns"). The Company and its Subsidiaries have paid, or have established adequate reserves for the payment of, all federal income taxes and all state and local income taxes and all franchise, property, sales, employment, foreign or other taxes required to be paid with respect to the periods covered by the Filed Returns. With respect to the periods for which returns have not yet been filed, the Company and its Subsidiaries have established adequate reserves determined in accordance with GAAP for the payment of all federal income taxes and all state and local income taxes and all franchise, property, sales, employment, foreign or other taxes. Except as described in Schedule 3.13, the Company and its Subsidiaries have no direct or indirect liability for the payment of federal income taxes, state and local income taxes, and franchise, property, sales, employment or other taxes in excess of amounts paid or reserves established. Except as set forth on Schedule 3.13, the Company has not entered into any tax sharing agreement or other agreement regarding the allocation of the tax liability of the Company or the Bank or similar arrangement with its other Subsidiaries. Set forth on Schedule 3.13 are the dates of filing of all Filed Returns for all fiscal years since and including January 1, 1990 and any amendments thereto which relate to federal or state income or franchise taxes. Neither the Company nor its Subsidiaries have filed any Internal Revenue Service ("IRS") Forms 1139 (Application for Tentative Refund). Except as set forth on
Schedule 3.13, there are no pending questions raised in writing by the IRS or other taxing authority for taxes or assessments of the Company or its Subsidiaries, nor are there any outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Company or its Subsidiaries for any period. The Company and its Subsidiaries have withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over. For the purposes of this Agreement, the term "tax" shall include all federal, state and local taxes and related governmental charges and any interest or penalties payable in connection with the payment of taxes.

      SECTION 3.14 Employee Benefit Plans. With respect to all employee benefit plans and programs in which employees of the Company or its Subsidiaries participate the following are true and correct:

     (a) Schedule 3.14(a) lists each "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Company or its Subsidiaries or to which the Company or its Subsidiaries contribute or are required to contribute, including any multiemployer welfare plan (such employee welfare benefit plans being hereinafter collectively referred to as the "Welfare Benefit Plans") and sets forth (i) the amount of any liability of the Company or its Subsidiaries for contributions more than thirty days past due with respect to each Welfare Benefit Plan as of the date hereof and as of the end of any subsequent month ending prior to the Closing and (ii) the annual cost attributable to each of the Welfare Benefit Plans; no Welfare Benefit Plan provides for continuing benefits or coverage for any participant, beneficiary or former employee after such participant's or former employee's termination of employment except as may be required by Section 4980B of the Code and Sections 601-608 of ERISA;

     (b) Schedule 3.14(b) lists each "employee pension benefit plan" (as defined in Section 3(2) of ERISA and not exempted under Section 4(b) or 201 of ERISA) maintained by the Company or its Subsidiaries or to which the Company or its Subsidiaries contribute or are required to contribute, including any multiemployer plan (as defined in Section 3(37) of ERISA) (such employee pension benefit plans being hereinafter collectively referred to as the "Pension Benefit Plans");

     (c) Schedule 3.14(c) lists each deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan, restricted stock, excess benefit plan, incentive compensation, stock bonus, cash bonus, severance pay, golden parachute, life insurance, all nonqualified deferred compensation arrangements, rabbi trusts, cafeteria plans, dependent care plans, all unfunded plans and any other employee benefit plans or programs, agreements, arrangements or commitments not required under a previous subsection to be listed (other than normal policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons) maintained by the Company or its Subsidiaries (referred to as ("Other Programs");

     (d) All of the Pension Benefit Plans and Welfare Benefit Plans and any related trust agreements or annuity contracts (or any other funding instruments) and all Other Programs comply currently in all material respects, and have complied in the past in all material respects, both as to form and operation, with the provisions of ERISA, the Code and with all other applicable laws, rules and regulations governing the establishment and operation of the Pension Benefit Plans, Welfare Benefit Plans and all Other Programs; all necessary governmental approvals relating to the establishment of the Pension Benefit Plans have been obtained; and with respect to each Pension Benefit Plan that is intended to be tax-qualified under Section 401(a) or 403(a) of the Code, a favorable determination letter as to the qualification under the Code of each such Pension Benefit Plan and each material amendment thereto has been issued by the Internal Revenue Service (and nothing has occurred since the date of the last such determination letter which resulted in, or is likely to result in the revocation of such determination);

     (e) Each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program has been administered in compliance in all material respects with the requirements of the Code, ERISA and all other applicable laws, and all reports and disclosures required by ERISA, the Code and any other applicable laws with respect to each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program have been timely filed;

     (f) On and after January 1, 1975, neither the Company, any Company Subsidiary nor any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in any transaction in violation of Section 406 of ERISA (for which transaction no exemption exists under Section 408 of ERISA) or in any "prohibited transaction" as defined in Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code);

     (g) Neither the Company, its Subsidiaries nor any corporation or other trade or business controlled by or under common control with the Company (as determined under Sections 414(b) and 414(c) of the Code) ("Common Control Entity") is, or has been within the past five years, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Pension Benefit Plan subject to the provisions of Title IV of ERISA, nor has the Company, any Company Subsidiary or a Common Control Entity maintained or participated in any employee pension benefit plan (defined in Section 3(2) of ERISA) subject to the provision of Title IV of ERISA. In addition, neither the Company, nor any Company Subsidiary nor a Common Control Entity (i) is a party to a collective bargaining agreement,
(ii) has maintained or contributed to, or has participated in or agreed to participate in, a multiemployer plan (as defined in Section 3(37) of ERISA), or
(iii) has made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section

4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA);

     (h) True and complete copies of each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program, related trust agreements or annuity contracts (or any other funding instruments), summary plan descriptions, the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Benefit Plan, the most recent application for a determination letter from the Internal Revenue Service with respect to each Pension Benefit Plan and Annual Reports on Form 5500 Series filed with any governmental agency for each Welfare Benefit Plan, Pension Benefit Plan and Other Program for the two most recent plan years, have been furnished to Compass, the receipt of which is hereby acknowledged by Compass;

     (i) All Welfare Benefit Plans, Pension Benefit Plans, and Other Programs related trust agreements or annuity contracts (or any other funding instruments), are legally valid and binding and in full force and effect and there are no promised increases in benefits (whether expressed, implied, oral or written) under any of these plans nor any obligations, commitments or understandings to continue any of these plans, (whether expressed, implied, oral or written) except as required by Section 4980B of the Code and Sections 601-608 of ERISA or under the terms of such plans;

     (j) There are no claims pending with respect to, or under, any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than routine claims for plan benefits, and there are no disputes or litigation pending or threatened with respect to any such plans;

     (k) No action has been taken, nor has there been a failure to take any action that would subject any person or entity to any liability for any income, excise or other tax or penalty in connection with any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than for income taxes due with respect to benefits paid; and

     (l) Except as otherwise set forth in Schedule 3.14(l), neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment to be made by the Company or any Company Subsidiary (including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code), or otherwise) becoming due to any employee, director or consultant, or (ii) increase any benefits otherwise payable under any Welfare Benefit Plan, Pension Benefit Plan, or any Other Program.

      SECTION 3.15 Employment Matters. Except as disclosed on Schedule 3.15, neither the Company nor any Company Subsidiary is a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency which requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board and no similar claims pending before any similar state, local or foreign agency. To the knowledge of the Company, there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of the Company or any Company Subsidiary, nor of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any such employees. The Company and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither the Company nor its Subsidiaries are engaged in any unfair labor practice.

      SECTION 3.16 Leases, Contracts and Agreements. Schedule 3.16 sets forth an accurate and complete description of all leases, subleases, licenses, contracts and agreements to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound which obligate or may obligate the Company or any Company Subsidiary in the aggregate for an amount in excess of $50,000 over the entire term of any such agreement or related contracts of a similar nature which in the aggregate obligate or may obligate the Company or any of its Subsidiaries in the aggregate for an amount in excess of $50,000 over the entire term of such related contracts (the "Contracts"). The Company has delivered or made available to Compass true and correct copies of all Contracts. For the purposes of this Agreement, the Contracts shall be deemed not to include loans made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of, agreements with Bank customers for trust services, or deposits by the Company or its Subsidiaries, but does include unfunded loan commitments and letters of credit issued by the Company or its Subsidiaries where the borrowers' total direct and indirect indebtedness to its Subsidiaries is in excess of $100,000. Except as set forth in Schedule 3.16, no participations or loans have been sold which have buy back, recourse or guaranty provisions which create contingent or direct liabilities of the Company or its Subsidiaries. All of the Contracts are legal, valid and binding obligations of the parties to the Contracts enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles, and are in full force and effect. Except as described in Schedule 3.16, all rent and other payments by the Company and its Subsidiaries under the

Contracts are current, there are no existing defaults by the Company or its Subsidiaries under the Contracts and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests.

      SECTION 3.17  Related Company Transactions.  Except as set forth on
Schedule 3.17, there are no agreements, instruments, commitments, extensions of credit, tax sharing or allocation agreements or other contractual agreements of any kind between or among the Company, whether on its own behalf or in its capacity as trustee or custodian for the funds of any employee benefit plan (as defined in ERISA), and any of its Affiliates (including its Subsidiaries). The term "Affiliate" as used in this Agreement means, with respect to any person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

      SECTION 3.18 Compliance with Laws. Except as set forth on Schedule 3.18, the Company nor any of its Subsidiaries is in material default in respect to or is in material violation of (i) any judgment, order, writ, injunction or decree of any court or (ii) any statute, law, ordinance, rule, order or regulation of any governmental department, commission, board, bureau, agency or instrumentality, federal, state or local, including (for purposes of illustration and not limitation) capital and FRB reserve requirements, capital ratios and loan limitations of the FRB, the OCC, the FDIC or the Commissioner; and the consummation of the transactions contemplated by this Agreement will not constitute such a default or violation as to the Company or any of its Subsidiaries. The Company and its Subsidiaries have all permits, licenses, and franchises from governmental agencies required to conduct their businesses as they are now being conducted.

      SECTION 3.19 Insurance. The Company and its Subsidiaries have in effect the insurance coverage (including fidelity bonds) described in Schedule 3.19 and have had similar insurance in force for the last 5 years. Except as set forth on Schedule 3.19, there have been no claims under such bonds within the last 5 years and neither the Company nor its Subsidiaries is aware of any facts which would form the basis of a claim under such bonds. Neither the Company nor its Subsidiaries has any reason to believe that the existing fidelity coverage would not be renewed by its carrier on substantially the same terms unless such failure to renew is based upon any pending claim.

      SECTION 3.20 Loans. Each loan reflected as an asset in the Financial Statements is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles; provided, however, that no representation or warranty is made as to the collectibility of such loans. The Company's Subsidiaries do not have in their portfolios any loan exceeding their legal lending limit, and except as disclosed on Schedule 3.20, the Company's Subsidiaries have no known significant delinquent, substandard, doubtful, loss, nonperforming or problem loans.

      SECTION 3.21 Fiduciary Responsibilities. The Company and its Subsidiaries have performed in all material respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

      SECTION 3.22  Patents, Trademarks and Copyrights.  Except as set forth in
Schedule 3.22, neither the Company nor its Subsidiaries require the use of any material patent, patent application, invention, process, trademark (whether registered or unregistered), trademark application, trade name, service mark, copyright, or any material trade secret for the business or operations of the Company or its Subsidiaries. The Company and its Subsidiaries own or are licensed or otherwise have the right to use the items listed in Schedule 3.22.

      SECTION 3.23 Environmental Compliance. Except as set forth in Schedule 3.23, to the knowledge of the Chairman of the Board, President, Cashier, lending officers or loan servicing officers of the title of senior vice president or above (or any officer serving in any similar capacity) of the Company and its
Subsidiaries:

     (a) The Company, its Subsidiaries and any property owned or operated by any of them are in compliance in all material respects with all applicable Environmental Laws (as defined in Section 10.13(c)) and have obtained and are in compliance with all permits, licenses and other authorizations (individually a "Permit," and collectively, "Permits") required under any Environmental Law. There is no past or present event, condition or circumstance that could reasonably be expected to (1) interfere with the conduct of the business of the Company or its Subsidiaries in the manner now conducted relating to such entity's compliance with Environmental Laws, (2) constitute a material violation of any Environmental Law or (3) have a Material Adverse Effect upon the Company or any Company Subsidiary;

     (b) Neither the Company nor any Subsidiary currently leases, operates, owns, or exercises managerial functions at nor has formerly leased, operated, owned, or exercised managerial functions at any facility or real property that is subject to any actual, potential, or, to the knowledge of the Company or any Company Subsidiary, threatened Proceeding under any Environmental Law;

     (c) There are no Proceedings pending or, to the knowledge of the Company or any Company Subsidiary, threatened against the Company or any Company Subsidiary under any Environmental Law, or relating to the release, threatened release, management, treatment, storage or disposal of, or exposure to Polluting Substances (as defined in Section 10.13(d)), and neither the Company nor any Company Subsidiary has received any notice (whether from any regulatory body or private person) of any claim under, or violation, or potential or threatened violation of, any Environmental Law;

     (d) There are no actions or Proceedings pending or, to the knowledge of the Company or any Company Subsidiary, threatened under any Environmental Law involving the release or threat of release of any Polluting Substances at, on or under any property where Polluting Substances generated by the Company or any Company Subsidiary have been disposed, treated or stored;

     (e) There is no Property for which the Company or any Company Subsidiary is or was required to obtain any Permit under an Environmental Law to construct, demolish, renovate, occupy, operate, or use such Property or any portion of it;

     (f) Neither the Company nor any Company Subsidiary has generated any Polluting Substances for which it was required under an Environmental Law to execute any waste disposal manifest or receipt;

     (g) There has been no release of Polluting Substances at or under any Property in violation of any Environmental Laws or which would require any remediation or report or notification to any governmental or regulatory authority;

     (h) There are no underground or above ground storage tanks on or under any Property which are not in compliance with Environmental Laws and any Property previously containing such tanks has been remediated for any releases in compliance with all Environmental Laws;

     (i) There is no asbestos containing material present in any Controlled Property (as defined below) or any Collateral Property (as defined below);

     (j) The Company and its Subsidiaries have complied in all material respects with the guidelines issued by the Comptroller of the Currency contained in Section 213.1 of the Comptroller's Handbook for National Bank Examiners, and any other governmental authority with jurisdiction over the Company and its Subsidiaries, that directs banks to implement programs to reduce the potential for banks to incur liability under, or to assess the compliance of borrowers or Collateral Property with, Environmental Laws; and

     (k) For purposes of this Section 3.23 and Section 6.10, "Property" includes (1) any property (whether real or personal) which the Company or any Company Subsidiary currently or in the past has leased, operated or owned or managed in any manner including without limitation any property acquired by foreclosure or deed in lieu thereof ("Controlled Property") and (2) property now held as security for a loan or other indebtedness by the Company or any Company Subsidiary or property currently proposed as security for loans or other credit the Company or any Company Subsidiary is currently evaluating whether to extend or has committed to extend ("Collateral Property").

      SECTION 3.24 Regulatory Actions. Except as set forth on Schedule 3.24, there are no actions or proceedings pending or, to the knowledge of the Company and its Subsidiaries, threatened against the Company or its Subsidiaries by or before the FRB, the OCC, the FDIC, the Commissioner, the Environmental Protection Agency, the Texas Natural Resource Conservation Commission, or any other nation or government, any state or political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except as set forth on Schedule 3.24, neither the Company nor any of its Subsidiaries are subject to a formal or informal agreement, memorandum of understanding, enforcement action with or any type of financial assistance by any regulatory authority having jurisdiction over such entity. Neither the Company nor any of its Subsidiaries have taken or agreed to take any action or has knowledge of any fact or circumstance that would materially impede or delay receipt of any required regulatory approval. Except as set forth in Schedule 3.24, the Company and its Subsidiaries have not received or been made aware of any complaints or inquiries under the Community Reinvestment Act, the Fair Housing Act, the Equal Credit Opportunity Act or any other state or federal anti-discrimination fair lending law and, to the knowledge of the Company and its Subsidiaries, there is no fact or circumstance that would form the basis of any such complaint or inquiry.

      SECTION 3.25  Title to Properties; Encumbrances.  Except as set forth on
Schedule 3.25, the Company and each of its Subsidiaries has unencumbered, good, legal, and indefeasible title to all its properties and assets, real and personal, including, without limitation, all the properties and assets reflected in the Financial Statements except for those properties and assets disposed of for fair market value in the ordinary course of business and consistent with prudent banking practice since the date of the Financial Statements. Except as set forth on Schedule 3.25, the Company has a title policy in full force and effect from a title insurance company which, to the best of Company's knowledge, is solvent, insuring good and indefeasible title (subject to the exceptions identified in such title policies) to all real property owned by the Company and its Subsidiaries in favor of the Company or its Subsidiaries, whichever is applicable. The Company has made available to Compass all of the files and information in the possession of the Company or its Subsidiaries concerning such properties, including any title exceptions which might affect indefeasible title or value of such property. The Company and its Subsidiaries each hold good and legal title or good and valid leasehold rights to all assets that are necessary for them to conduct their respective businesses as they are currently being conducted. Except as set forth on Schedule 3.25, the Company owns all furniture, equipment, art and other property used to transact business presently located on its premises except for items of personal property owned by employees having a nominal value. Except as set forth on Schedule 3.25, no Property has been deed recorded or otherwise been identified in public records or should have been recorded or so identified as containing Polluting Substances.

      SECTION 3.26 Shareholder List. The Company has provided to Compass prior to the date of this Agreement a list of the holders of Shares and the holders of any outstanding warrant, option, convertible debenture or other security entitling the holder thereof to acquire Shares as of February 5, 1997 containing the names, addresses and number of Shares or such other securities held of record, which is accurate in all respects as of such date, and the Company will promptly, and in any event prior to the mailing of the Proxy Statement, advise Compass of any significant changes thereto.

      SECTION 3.27 Proxy Statement. None of the information supplied or to be supplied by the Company or its Subsidiaries, or, to the knowledge of the Company or its Subsidiaries, any of their respective directors, officers, employees or agents for inclusion in:

     (a)  the Proxy Statement; or

     (b) any registration statement or other documents to be filed with the SEC or any regulatory or governmental agency or authority in connection with the transactions contemplated hereby, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the shareholders of Company;

will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that the Company or any of its Subsidiaries is responsible for filing with any regulatory or governmental agency in connection with the Merger will comply in all material respects with the provisions of applicable law.

      SECTION 3.28 Dissenting Shareholders. The Company and its Subsidiaries, and their respective directors, have no knowledge of any plan or intention on the part of any Company shareholders to make written demand for payment of the fair value of such Shares in the manner provided in Article 5.12 of the TBCA.

      SECTION 3.29 Section 368 Representations. (a) To the knowledge of the Company and its directors, there is no plan or intention by any Company shareholder who is anticipated to receive one percent (1%) or more of the total Merger Consideration ("1% Shareholder") and, to the knowledge of the Company, its Subsidiaries, and their respective directors, there is no plan or intention by any of the remaining Company shareholders, to sell or otherwise dispose of shares of Compass Common Stock received pursuant to the Merger that would reduce all such shareholders' holdings to a number of shares having a total fair market value at the Effective Time of less than fifty percent (50%) of the total fair market value of all of the Company's capital stock outstanding immediately prior to the Effective Time. For purposes of this Section 3.29, shares of the Company's capital stock surrendered by dissenting shareholders and shares of the Company's capital stock sold, redeemed or otherwise disposed of prior or subsequent to and as a part of the overall transaction contemplated by the Merger will be considered to be capital stock of the Company outstanding immediately prior to the Merger.

     (b) The Company has provided to Compass true and correct copies of statements received from the holders of Shares representing at least 90% of the shares held by such Shareholders identified on Schedule 3.29(b) with respect to each such Shareholder's plan or intention to sell or otherwise dispose of the Compass Common Stock to be received pursuant to the Merger. The Company has set forth on Schedule 3.29 all knowledge of the Company and its Subsidiaries and their respective directors about the plans or intentions of any other Company shareholders to sell or otherwise dispose of the Compass Common Stock to be received pursuant to the Merger.

     (c) Neither Compass nor Compass Texas will assume any debts or obligations of the holders of the Shares as part of the Merger.

     (d) Except as set forth on Schedule 3.29, to the knowledge of the Company, there have not been any sales or redemptions of the Company's capital stock in contemplation of the Merger. Schedule 3.29 sets forth all transactions in the capital stock of the Company since December 31, 1995.

     (e) Except as set forth on Schedule 3.29, the liabilities of the Company assumed by Compass as a part of the Merger and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

     (f) The Company and its shareholders will pay their own expenses which are incurred in connection with the Merger.

     (g) The Company has not disposed of any assets (either as a dividend or otherwise) constituting more than 10% of the fair market value of all of its assets (ignoring any liabilities) at any time either during the past twelve months or in contemplation of the Merger.

     (h) The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (i) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

      SECTION 3.30 Employee Stock Options. Except as set forth on Schedule 3.30, there are no Company employee stock option plans or provisions in any other plan, program, or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company Subsidiary.

      SECTION 3.31 Accounting Matters. Neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent Compass from accounting for the business combination to be effected by the Merger as a pooling of interests, including, without limitation, any action inconsistent with the provisions of Exhibit C hereto.

     SECTION 3.32 Representations Not Misleading. No representation or warranty by the Company in this Agreement, nor any statement, summary, exhibit or schedule furnished to Compass or Compass Texas by the Company or its Subsidiaries under and pursuant to, or in anticipation of this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.


                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES
                                   OF COMPASS

     Compass hereby makes the representations and warranties set forth in this
Article IV to the Company.

     SECTION 4.1   Organization and Authority.

     (a) Compass is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to conduct its business as now conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. Compass has provided to the Company true and correct copies of its Restated Certificate of Incorporation and Bylaws.

     (b) Compass is a bank holding company under its Subsidiaries Holding Company Act of 1956, as amended, and in good standing under all laws, rules and regulations applicable to bank holding companies. Compass is duly qualified or licensed and in good standing in each jurisdiction which requires such qualification where it owns or leases properties or conducts business.

      SECTION 4.2 Authority Relative to Agreement. Compass has full corporate power and authority, and, except for the approvals of the appropriate regulatory authorities, no further proceedings on the part of Compass are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby, all of which have been duly and validly authorized by Compass' Board of Directors. This Agreement has been duly executed and delivered by Compass and is a duly authorized, valid, legally binding and enforceable obligation of Compass, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over Compass as may be required by statute or regulation. Compass is not in violation of or default under its Certificate of Incorporation or By-Laws or any agreement, document or instrument under which Compass is obligated or bound, or any law, order, judgment, injunction, award, decree, statute, rule, ordinance or regulation applicable to Compass or any of its Subsidiaries, the violation or breach of which could have a Material Adverse Effect on Compass and its Subsidiaries taken as a whole. Except as set forth on Schedule 4.2, neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all the transactions contemplated hereby, following the receipt of such approvals as may be required from the SEC, the OCC, the FRB, the FDIC, and the Commissioner will (i) violate (with or without the giving of notice or passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to Compass, or (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of Compass pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which Compass is a party or by which any of its assets or properties are bound. Except as set forth on Schedule 4.2, there are no proceedings pending or, to the knowledge of Compass, threatened, against Compass, at law or in equity or before any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person which may result in liability to the Company or its Subsidiaries on the consummation of the transactions contemplated hereby or which would prevent or delay such consummation. Except as set forth in Schedule 4.2, or as contemplated hereby, the corporate existence, business, organization, assets, licenses, permits, authorizations and contracts of Compass will not be terminated or impaired by reason of the execution, delivery or performance by Compass of this Agreement or consummation by Compass of the transactions contemplated hereby, assuming receipt of the required regulatory approvals.

      SECTION 4.3 Financial Reports. Compass has previously furnished the Company a true and complete copy of (i) the 1995 Annual Report to Shareholders, which report (the "Compass 1995 Annual Report") includes, among other things, consolidated balance sheets of Compass and its Subsidiaries as of December 31, 1995 and 1994, the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1995, 1994 and 1993 and
(ii) Compass' quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996, (the "Quarterly Reports") which reports include among other things unaudited balance sheets of Compass and its Subsidiaries as of March 31, June 30 and September 30, 1996 and 1995, respectively, and the related unaudited consolidated statements of income and cash flows for the three-, six- and nine-month periods ending March 31, June 30 and September 30, 1996 and 1995. The financial statements contained in the Compass 1995 Annual Report and such Quarterly Reports have been prepared in conformity with GAAP applied on a basis consistent with prior periods. The consolidated balance sheets of Compass and its subsidiaries as of December 31,

1995 and 1994 contained in the Compass 1995 Annual Report fairly present the consolidated financial condition of Compass and its Subsidiaries as of the dates thereof, and the related consolidated statements of income, shareholders' equity and cash flows of Compass and its Subsidiaries contained therein fairly present the results of operations and cash flows thereof for the fiscal years then ended. The unaudited consolidated financial statements of Compass and its Subsidiaries as of March 31, June 30 and September 30, 1996 and 1995, contained in Compass' Quarterly Reports, fairly present the financial condition, the results of the operations and changes in cash flows thereof as of such dates and for the periods indicated. For the purposes of this Agreement, all financial statements referred to in this Section 4.3 shall be deemed to include any notes to such financial statements. Compass has made all filings required to be made in compliance with the Exchange Act. None of the information contained in the Compass 1995 Annual Report or Compass' Quarterly Reports is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Until the Effective Time, Compass will provide to the Company when available copies of its periodic reports filed under the Securities Act and the Exchange Act. Since January 1, 1991, Compass has filed all forms, reports and documents required to be filed with the SEC pursuant to the federal securities laws and the SEC rules and regulations thereunder (collectively, the "SEC Reports"). The SEC Reports (i) were prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and all of the rules and interpretive releases promulgated thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The SEC Reports to be filed prior to the Effective Time will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      SECTION 4.4 Capitalization. The shares of Compass Common Stock to be issued pursuant to this Agreement, when so issued, will be duly and validly authorized and issued, fully paid and nonassessable, and not issued in violation of any preemptive rights. As of December 31, 1996, Compass had 40,524,717 shares of common stock, $2.00 per share par value, issued and outstanding. None of the shares of Compass Common Stock to be issued pursuant to this Agreement will be subject to any lien, charge, encumbrance, claim, rights of others, mortgage, pledge or security interest, and none will be subject to any agreements or understandings among any persons with respect to the voting or transfer of such shares of Compass Common Stock except as contemplated hereby.

      SECTION 4.5 Consents and Approvals. Compass' Board of Directors (at a meeting called and duly held) has unanimously approved this Agreement. No prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of or by Compass in connection with the execution, delivery and performance by Compass of this Agreement and the transactions contemplated hereby or the resulting change in control of the Company and its Subsidiaries, except the filing of Articles of Merger under the TBCA, the filing of the Certificate of Merger under the GCL, and such approvals as may be required from the SEC, the FRB, the OCC, the Commissioner and the FDIC.

      SECTION 4.6 Proxy Statement. None of the information supplied or to be supplied by Compass, or, to the best knowledge Compass, any of its directors, officers, employees or agents for inclusion in:

     (a)  the Proxy Statement; or

     (b) any registration statement or other documents to filed with the SEC or any regulatory or governmental agency or authority in connection with the transactions contemplated herein, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the shareholders of the Company;

will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Compass is responsible for filing with any regulatory or governmental agency in connection with the Merger will comply in all material respects with the provisions of applicable law.

      SECTION 4.7 Availability of Compass Common Stock. Compass has available a sufficient number of authorized and unissued shares of Compass Common Stock to pay the Merger Consideration, and Compass will not take any action during the term of this Agreement that will cause it not to have a sufficient number of authorized and unissued shares of Compass Common Stock to pay the Merger Consideration.

      SECTION 4.8 Representations Not Misleading. No representation or warranty by Compass in this Agreement, nor any statement or exhibit furnished to the Company under and pursuant to, or in anticipation of this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE V.

                            COVENANTS OF THE COMPANY

      SECTION 5.1 Affirmative Covenants of the Company. For so long as this Agreement is in effect, the Company shall, and shall use its best efforts to cause its Subsidiaries (collectively, the "Acquired Companies") to, from the date of this Agreement to the Closing, except as specifically contemplated by this Agreement:

     (a) operate and conduct the businesses of the Acquired Companies in the ordinary course of business and consistent with prudent banking practices;

     (b) preserve intact the Acquired Companies' corporate existence, business organization, assets, licenses, permits, authorizations, and business opportunities;

     (c) comply with all material contractual obligations applicable to the Acquired Companies' operations;

     (d) maintain all the Acquired Companies' properties in good repair, order and condition, reasonable wear and tear excepted, and maintain the insurance coverages described in Schedule 3.19 (which shall list all Property insured by such coverages) or obtain comparable insurance coverages from reputable insurers which, in respect to amounts, types and risks insured, are adequate for the business conducted by the Acquired Companies and consistent with the existing insurance coverages;

     (e) in good faith and in a timely manner (i) cooperate with Compass and Compass Texas in satisfying the conditions in this Agreement, (ii) assist Compass and Compass Texas in obtaining as promptly as possible all consents, approvals, authorizations and rulings, whether regulatory, corporate or otherwise, as are necessary for Compass and Compass Texas and the Company (or any of them) to carry out and consummate the transactions contemplated by this Agreement, including all consents, approvals and authorizations required by any agreement or understanding existing at the Closing between the Company and any governmental agency or other third party, (iii) furnish information concerning the Acquired Companies not previously provided to Compass required for inclusion in any filings or applications that may be necessary in that regard and (iv) perform all acts and execute and deliver all documents necessary to cause the transactions contemplated by this Agreement to be consummated at the earliest possible date;

     (f) timely file with the FRB, the OCC, the Commissioner, and the FDIC, all financial statements and other reports required to be so filed by any of the Acquired Companies and to the extent permitted by applicable law, promptly thereafter deliver to Compass copies of all financial statements and other reports required to be so filed;

     (g) comply in all material respects with all applicable laws and regulations, domestic and foreign;

     (h) promptly notify Compass upon obtaining knowledge of any default, event of default or condition with which the passage of time or giving of notice would constitute a default or an event of default under the Company Loan Documents and promptly notify and provide copies to Compass of any material written communications concerning the Company Loan Documents;

     (i) between the date of this Agreement and Closing, promptly give written notice to Compass upon obtaining knowledge of any event or fact that would cause any of the representations or warranties of the Company contained in or referred to in this Agreement to be untrue or misleading in any material respect;

     (j) deliver to Compass a list (Schedule 5.1(j)), dated as of the Effective Time, showing (i) the name of each bank or institution where the Acquired Companies have accounts or safe deposit boxes, (ii) the name(s) in which such accounts or boxes are held and (iii) the name of each person authorized to draw thereon or have access thereto;

     (k) deliver to Compass a list (Schedule 5.1(k)), dated as of the Effective Time, showing all liabilities and obligations of the Acquired Companies in excess of $50,000 alone or in the aggregate, except those arising in the ordinary course of their respective businesses, incurred since the Balance Sheet Date, certified by an officer of Company;

     (l) promptly notify Compass of any material change or inaccuracies in any data previously given or made available to Compass or Compass Texas pursuant to this Agreement; and

     (m) provide access, to the extent that the Company or its Subsidiaries have the right to provide access, to any or all Property (as defined in Section 3.23) so as to enable Compass to physically inspect any structure or components of any structure on such Property, including without limitation surface and subsurface testing and analyses.

      SECTION 5.2 Negative Covenants of the Company. Except with the prior written consent of Compass or as otherwise specifically permitted by this Agreement, the Company will not and will use its best efforts not to permit the Bank, or any other Subsidiary of the Company, to, from the date of this Agreement to the Closing:

     (a) make any amendment to its articles of incorporation or association or bylaws;

     (b) make any change in the methods used in allocating and charging costs, except as may be required by applicable law, regulation or GAAP and after notice to Compass;

     (c) make any change in the number of shares of the capital stock issued and outstanding, or issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock;

     (d) contract to create any obligation or liability (absolute, accrued, contingent or otherwise) except in the ordinary course of business and consistent with prudent banking practices;

     (e) contract to create any mortgage, pledge, lien, security interest or encumbrances, restrictions, or charge of any kind (other than statutory liens for which the obligations secured thereby shall not become delinquent), except in the ordinary course of business and consistent with prudent banking practices;

     (f) cancel any debts, waive any claims or rights of value or sell, transfer, or otherwise dispose of any of its material properties or assets, except in the ordinary course of business and consistent with prudent banking practices;

     (g) sell any real estate owned as of the date of this Agreement or acquired thereafter, which real estate qualifies as "other real estate owned" under accounting principles applicable to it, except in the ordinary course of business and consistent with prudent banking practices and applicable banking laws and regulations;

     (h) dispose of or permit to lapse any rights to the use of any material trademark, service mark, trade name or copyright, or dispose of or disclose to any person other than its employees any material trade secret not theretofore a matter of public knowledge;

     (i) except as set forth on Schedule 3.10 and except for regular salary increases granted in the ordinary course of business within the Company or its Subsidiaries' 1997 budgets and consistent with prior practices, grant any increase in compensation or directors' fees, or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any director, officer, employee or other person or enter into any employment, consulting or severance agreement or other agreement with any director, officer or employee, or adopt, amend or terminate any Employee Benefit Plan or change or modify the period of vesting or retirement age for any participant of such a plan;

     (j) declare, pay or set aside for payment any dividend or other distribution or payment in respect of shares of its capital stock, except for dividends from the Bank to the Company permitted by Section 6.12 and, subject to
Section 6.15, quarterly dividends from the Company to its shareholders consistent with past practice;

     (k) except through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, acquire the capital stock or other equity securities or interest of any person;

     (l) make any capital expenditure or a series of expenditures of a similar nature in excess of $100,000 in the aggregate;

     (m) make any income tax or franchise tax election or settle or compromise any federal, state, local or foreign income tax or franchise tax liability, or, except in the ordinary course of business consistent with prudent banking practices, make any other tax election or settle or compromise any other federal, state, local or foreign tax liability;

     (n) except for negotiations and discussions between the parties hereto relating to the transactions contemplated by this Agreement or as otherwise permitted hereunder, enter into any transaction, or enter into, modify or amend any contract or commitment by which any such transaction, contract, or commitment would obligate the Company in an amount which would exceed $50,000 alone or in the aggregate other than in the ordinary course of business and consistent with prudent banking practices;

     (o) except as contemplated by this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization or business combination of the Company or any of its Subsidiaries;

     (p) issue any certificates of deposit except in the ordinary course of business and in accordance with prudent banking practices;

     (q) make any investments except in the ordinary course of business and in accordance with prudent banking practices;

     (r) modify, amend, waive or extend either the Company Loan Documents or any rights under such agreements;

     (s) modify any outstanding loan, make any new loan, or acquire any loan participation, unless such modification, new loan, or participation is made in the ordinary course of business and in accordance with prudent banking practices;

     (t) sell or contract to sell any part of the Company's or its Subsidiaries' premises;

     (u)  change any fiscal year or the length thereof;

     (v) take or agree to take any action that would prevent Compass from accounting for the business combination to be effected by the Merger as a pooling of interests, including, without limitation, any action inconsistent with the provisions of Exhibit C hereto; or

     (w)  prepay in whole or in part the Company Indebtedness; or

     (x) enter into any agreement, understanding or commitment, written or oral, with any other person which is in any manner inconsistent with the obligations of the Company and its directors and its Subsidiaries under this Agreement or any related written agreement. Nothing contained in this Section
5.2 or in Section 5.1 is intended to influence the general management or overall operations of the Company or its Subsidiaries in a manner not permitted by applicable law and the provisions thereof shall automatically be reduced in compliance therewith.

                                  ARTICLE VI.

                             ADDITIONAL AGREEMENTS

      SECTION 6.1 Access To, and Information Concerning, Properties and Records. (a) During the pendency of the transactions contemplated hereby, the Company shall, to the extent permitted by law, give Compass, its legal counsel, accountants and other representatives full access, during normal business hours, throughout the period prior to the Closing, to all of the Company's and its Subsidiaries' properties, books, contracts, commitments and records, permit Compass to make such inspections (including without limitation physical inspection of the surface and subsurface of any property thereof and any structure thereon) as they may require and furnish to Compass during such period all such information concerning the Company and its Subsidiaries and their affairs as Compass may reasonably request. All information disclosed by the Company to Compass which is confidential and is so identified to Compass as confidential shall be held confidential by Compass and its representatives, except to the extent counsel to Compass has advised it such information is required to or should be disclosed in filings with regulatory agencies or governmental authorities or in proxy materials delivered to shareholders of the Company. For purposes of this Section, all information relating to customers of the Bank, budgets, personnel, strategic plans, policies and procedures, and internally generated financial information and analyses shall be considered confidential without further identification. In the event this Agreement is terminated pursuant to the provisions of Article VIII, upon the written request of the Company, Compass agrees to destroy or return to the Company all copies of such confidential information.

     (b) Compass acknowledges to the Company that the Company has, prior to the date hereof, cooperated in providing Compass access to the books and records of the Company and its Subsidiaries and has been afforded by the Company the opportunity to conduct due diligence; however, the foregoing acknowledgement does not dilute, negate, void, modify, or otherwise affect the representations, warranties, or obligations of the Company under this Agreement, including without limitation the obligation to continue to provide access as provided by subsection (a) above.

      SECTION 6.2 Filing of Regulatory Approvals. As soon as reasonably practicable, Compass shall file all notices and applications to the FRB, the OCC, the Commissioner and the FDIC which Compass deems necessary or appropriate to complete the transactions contemplated herein, including the merger of the Bank and Compass Bank, Houston, Texas, ("Compass Bank"). Compass will deliver to the Company, and the Company will deliver to Compass, copies of all non-confidential portions of any such applications.

      SECTION 6.3 Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Agreement, Compass and the Company agree to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date hereof, the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, Compass and the Company shall use their respective best efforts to obtain or cause to be obtained consents of all third parties and governmental and regulatory authorities necessary or desirable for the consummation of the transactions contemplated herein.

      SECTION 6.4 Company Indebtedness. Prior to the Effective Time, the Company shall pay all regularly scheduled payments on all Company Indebtedness and shall cooperate with Compass in taking such actions as are reasonably appropriate or necessary in connection with the redemption, prepayment, modification, satisfaction or elimination of any outstanding indebtedness of the Company or its Subsidiaries with respect to which a consent is required to be obtained to effectuate the Merger and the transactions contemplated by this Agreement and has not been so obtained.

      SECTION 6.5 Best Good Faith Efforts. All parties hereto agree that the parties will use their best good faith efforts to secure all regulatory approvals necessary to consummate the Merger and other transactions provided herein and to satisfy the other conditions to Closing contained herein.

      SECTION 6.6 Exclusivity. The Company shall not solicit, entertain or negotiate with respect to any offer to acquire the Company or any of its Subsidiaries from any other person. During the term of this Agreement, neither the Company nor any of its Subsidiaries shall provide information to any other person in connection with a possible acquisition of the Company or any of its Subsidiaries (an "Acquisition Proposal"). Immediately upon receipt of any such unsolicited offer, the Company will communicate to Compass the terms of any proposal or request for information and the identity of parties involved.

      SECTION 6.7 Public Announcement. Subject to written advice of counsel with respect to legal requirements relating to public disclosure of matters related to the subject matter of this Agreement, the timing and content of any announcements, press releases or other public statements concerning the proposal contained herein will occur upon, and be determined by, the mutual consent of the Company and Compass.

      SECTION 6.8 Employee Benefit Plans. Compass presently intends that, after the Merger, Compass, the Company and its Subsidiaries will not make additional contributions to the employee benefit plans that were sponsored by the Company or its Subsidiaries immediately prior to the Merger. Compass agrees that the employees of the Company and its Subsidiaries who are retained as employees of Compass or Compass Bank will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Compass and its affiliates, in accordance with the respective terms of such plans and programs, and Compass shall take all actions necessary or appropriate to facilitate coverage of the Company's and its Subsidiaries' employees in such plans and programs from and after the Effective Time, subject to the following:

     (i) Employee Welfare Benefit Plans and Programs: Each employee of the Company and its Subsidiaries will be entitled to credit for prior service with the Company and its Subsidiaries for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (other than those described in subparagraph (ii) below and any stock option plans) sponsored by Compass to the extent the Company or any of its Subsidiaries sponsored a similar type of plan which the Company or Company Subsidiary employee participated in immediately prior to the Effective Time. Any preexisting condition exclusion applicable to such plans and programs shall be waived with respect to any Company or Company Subsidiary employee. For purposes of determining each

Company or Company Subsidiary employee's benefit for the year in which the Merger occurs under the Compass vacation program, any vacation taken by a Company or Company Subsidiary employee preceding the Effective Time for the year in which the Merger occurs will be deducted from the total Compass vacation benefit available to such employee for such year. Compass agrees that for purposes of determining the number of vacation days available with respect to each Company employee for the year in which the Merger occurs, that the number of vacation days for such year shall be determined under the Company or its Subsidiaries vacation policies in effect as of January 1, 1996.

     (ii) Employee Pension Benefit Plans: Each Company and Company Subsidiary employee shall be entitled to credit for past service with the Company and its Subsidiaries for the purpose of satisfying any eligibility or vesting periods applicable to the Compass employee pension benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, the Compass 401(k)/ESOP Plan). Notwithstanding the foregoing, Compass shall not grant any prior years of service credit to employees of the Company and its Subsidiaries with respect to any defined benefit pension plans sponsored (or contributed to) by Compass; instead, Company and Company Subsidiary employees shall be treated as newly hired employees of Compass as of the date following the Effective Time for purposes of determining eligibility, vesting and benefit accruals thereunder.

     On or before, but effective as of the Effective Time, the Company and its Subsidiaries may take such actions as may be necessary to cause each individual employed by the Company and its Subsidiaries immediately prior to the Effective Time to have a fully vested and nonforfeitable interest in such employee's account balance under the 401(k) plan sponsored by the Company as of the Effective Time.

      SECTION 6.9 Merger of Bank. Compass presently intends to cause the Bank to merge into Compass Bank immediately after the Merger, and the Company agrees to cause the Bank to execute documents and take actions (conditioned on the Merger being effective) and otherwise cooperate with Compass during the time the Merger transaction is pending in order to facilitate such merger of the Bank into Compass Bank (the "Bank Merger") immediately after the Closing. The Company acknowledges that Compass is not obligated to merge the Bank into Compass Bank subsequent to the Merger and that the Bank Merger is within the discretion of Compass.

      SECTION 6.10  Environmental Investigation; Right to Terminate Agreement.
(a) Compass and its consultants, agents and representatives, shall have the right, at Compass' expense, to the same extent that the Company and its Subsidiaries have such right, but not the obligation or responsibility, to inspect any Property, including, without limitation, for the purpose of conducting asbestos surveys and sampling, and other environmental assessments and investigations ("Environmental Inspections"). Compass' right to conduct Environmental Inspections shall include the right to sample and analyze air, sediment, soil and groundwater of any Property to the same extent that the Company or its Subsidiaries have such right. Compass may conduct such Environmental Inspections at any time subject to Section 6.10(d) below.

     (b) The Company and its Subsidiaries shall cause to be performed by an environmental consulting firm acceptable to Compass an environmental investigation of any Property acquired, leased, foreclosed, managed or controlled by the Company or its Subsidiaries between the date hereof and the Closing Date, the scope and results of which shall be acceptable to Compass in its sole discretion.

     (c) The Company and its Subsidiaries shall cause to be performed by an environmental consulting firm acceptable to Compass an environmental investigation of any Property in which the Company or its Subsidiaries acquires a security interest between the date hereof and the Closing Date, the scope and results of which shall be acceptable to Compass in its sole discretion and the scope and results of which are equivalent to the policies of Compass with respect to acquiring security interests on real or personal property.

     (d) Compass shall notify the Company of any physical inspections of Property which it intends to conduct, and the Company may place reasonable restrictions on the time of such inspections. Upon Compass' notification to the Company of the Property upon which it intends to conduct such physical inspections, the Company and its Subsidiaries shall notify the owner of such Property and use their best efforts to secure access to such Property for Compass. If, as a result of any such Environmental Inspection, further investigation ("secondary investigation") including, without limitation, test borings, soil, water and other sampling is deemed desirable by Compass, Compass shall notify the Company of the Properties on which it intends to conduct a secondary investigation on or prior to the 52nd day after the date hereof. The Company and its Subsidiaries will provide notification to owners of Property on which Compass intends to conduct secondary investigations and will use their best efforts to secure access to such property for Compass. Compass shall notify the Company of any Properties that, in the sole discretion of Compass, are not acceptable and require remediation on or prior to the 102nd day after the date hereof.

     (e) (1) Subject to the Company's right to issue an Environmental Termination Notice pursuant to Section 6.10(e)(3) below, with respect to any Controlled Property that Compass has notified the Company is not acceptable and requires remediation, the Company shall promptly prepare a remediation plan acceptable to

Compass, and obtain approval of such remediation plan by the Texas Natural Resource Conservation Commission or any other appropriate governmental authority ("Environmental Regulatory Authority") on or prior to the 240th day after the date hereof ("Remediation Completion Date").

          (2) Subject to the Company's right to issue an Environmental Termination Notice pursuant to Section 6.10(e)(3) below, with respect to any Collateral Property that Compass has notified the Company is not acceptable and requires remediation, the Company agrees promptly to, and shall cause the Company's Subsidiaries to, add to their respective loan loss reserves the lesser of (a) the written estimate of expenditures ("Remediation Estimate") prepared by the environmental consultant engaged by Compass to perform the Environmental Inspections, in connection with (i) additional assessment, remediation, removal and/or monitoring (ii) correction of any violation of any applicable Environmental Law, and (iii) preparing and obtaining approval by the appropriate Environmental Regulatory Authority of remediation plans, or (b) the outstanding balance of the loan or indebtedness secured by such Collateral Property. If the expenditures set forth in clause (a) above would exceed 80% of the outstanding balance of such loan or indebtedness, the Company will, and will cause its Subsidiaries to, increase their respective loan loss reserves by the outstanding amount of the loan or indebtedness.

          (3) Notwithstanding the foregoing, and without limiting any rights of Compass to terminate this Agreement, the Company shall not be obligated to incur aggregate expenditures in excess of $150,000 ("Environmental Cap") in connection with additional assessment, remediation or monitoring of any Property, preparing and obtaining approval by the appropriate Environmental Regulatory Authority of remediation plans with respect to Controlled Properties, and in connection with making allocations to the Company's and its Subsidiaries' loan loss reserves.
If the Environmental Cap is reasonably anticipated to be exceeded based on the written estimates of Compass' environmental consultants if the Company were to continue performing its obligations under Section 6.10 (e)(1) and (2), then the Company may elect to terminate this Agreement by submitting written notice to Compass of such intention ("Environmental Termination Notice"). Such Environmental Termination Notice shall become effective on the date ten (10) business days after Compass' receipt of the Company's Environmental Termination Notice, unless Compass responds in writing within such period stating Compass' election to proceed with the transaction without additional expenditures by the Company exceeding the Environmental Cap, in which event the Company's Environmental Termination Notice shall be of no further force and effect. If the Company issues an Environmental Termination Notice, the Company shall designate in such notice those Controlled Properties and Collateral Properties which Compass has notified the Company are not acceptable and require remediation under Section 6.10 (e)(1) and (2) regarding which the Company will take no further action.

     (f) Each party hereto agrees to indemnify and hold harmless the other party for any claims for damage to the Property or injury or death to persons in connection with any Environmental Inspection or secondary investigation of the Property to the extent such damage, injury or death is directly attributable to the negligent actions or negligent omissions of such indemnifying party.
Compass shall have no liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, Compass shall have no obligation to make any reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey, but such reporting shall remain the responsibility of and within the discretion of the Company. Compass shall have no liability to the Company or its Subsidiaries for making any report of such results to any governmental authority.

     (g) Compass shall have the right to terminate this Agreement in the following circumstances:

          (i) the Company's material breach of any representation or warranty set forth in Section 3.23,

          (ii)  the factual substance of any warranties set forth in Section
3.23 is not true and accurate in all material respects irrespective of the knowledge or lack of knowledge of the Company;

          (iii) the results of such Environmental Inspection, secondary investigation or other environmental survey are unacceptable to Compass because the Environmental Inspection, secondary investigation or other environmental survey identifies violations or potential violations of Environmental Laws;

          (iv) if the Environmental Inspection, secondary investigation or other environmental survey identifies any past or present event, condition or circumstance that, based on the estimates of the environmental professionals referred to in this Section 6.10, may currently or in the future require, without consideration of whether the Company has issued or has the right to issue an Environmental Termination Notice under Section 6.10(e)(3), (a) expenditures by the Company or its Subsidiaries, in connection with (1) investigation, remediation or monitoring of any Controlled Property (including without limitation eventual removal of asbestos-containing material), (2) preparing and obtaining approval by the appropriate Environmental Regulatory Authority of remediation plans with respect to Controlled Properties, (3) any violations of applicable Environmental Laws, or (b) additions to loan loss reserve pursuant to Section 6.10(e), which expenditures or additions to loan loss reserve individually or in the aggregate may exceed $150,000;

          (v) Compass is not permitted to conduct an Environmental Inspection or secondary investigation of any Property to the extent it deems appropriate;

          (vi) If on or before the Remediation Completion Date,

          a) for each Controlled Property identified by Compass as unacceptable and requiring remediation, and which is not the subject of an Environmental Termination Notice, the Company does not deliver to Compass written evidence acceptable to Compass that the Company has developed a remediation plan approved by the applicable Environmental Regulatory Authority,

          b) for each Collateral Property identified by Compass as unacceptable and requiring remediation, and which is not the subject of an Environmental Termination Notice, the Company does not provide evidence acceptable to Compass that the Company and its Subsidiaries increased their respective loan loss reserves in accordance with Section 6.10(e).

     (h) The Company agrees to make available to Compass and its consultants, agents and representatives all documents and other material relating to environmental conditions of the Property including, without limitation, the results of all other environmental inspections and surveys. The Company also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Compass and shall be entitled to certify the same in favor of Compass and its consultants, agents and representatives in such a manner which will entitle Compass to rely upon such reports and make all other data available to Compass and its consultants, agents and representatives. At the written request of the Company, Compass agrees to provide the Company with a copy of all environmental reports prepared by its consultants as a result of the Environmental Inspections. Compass shall keep confidential the reports, surveys and results relating to and of the Environmental Inspections, unless otherwise required by law.

      SECTION 6.11 Proxies. The Company acknowledges that the persons listed in Schedule 6.11 have agreed that they will vote the Shares owned by them in favor of this Agreement and the transactions contemplated hereby, subject to required regulatory approvals, and that they will retain the right to vote such Shares during the term of this Agreement and have given Compass a proxy to vote such Shares in favor of the Merger if they should fail to do so, pursuant to a Voting Agreement and Irrevocable Proxy in substantially the form attached hereto as Exhibit D. Compass and the Company agree that the execution of a voting agreement by a shareholder who is also a director of the Company shall not prevent such director from voting in his capacity as a director in such a manner which is consistent with his fiduciary duties.

      SECTION 6.12 Cooperation on Texas Receipts. The Company and Compass agree to cooperate in good faith and to use their best efforts, and the Company agrees to take action reasonably requested by Compass, so as to cause the Company not to have any Texas gross receipts, including dividends from its Subsidiaries, for purposes of Texas franchise taxes after the date of incorporation of Compass Texas.

      SECTION 6.13 Exchange Agreement. Immediately prior to the Effective Time, the Company and Compass agree to enter into, and Compass agrees to cause Compass Texas to enter into, the Exchange Agreement with the Exchange Agent, or if the Exchange Agent refuses to serve as exchange agent, such other exchange agent as shall mutually agreed to by the Company and Compass.

      SECTION 6.14 Director and Officer Insurance and Indemnification. Compass agrees to permit the Company to obtain an extended reporting period (otherwise known as "tail coverage") under the Company's existing director's and officer's liability policy; provided, however, that the premium expense for such extended reporting period shall not exceed $70,000. Compass agrees that all rights to indemnification that the directors and officers of the Company and the Bank have pursuant to the Articles of Incorporation or Association (and their respective Bylaws as of the date of this Agreement) of the Company and the Bank shall survive the Merger and shall continue in full force and effect. Nothing contained in this Section 6.14 shall require Compass to indemnify any person who was a director or officer of the Company or the Bank to a greater extent than the Company or the Bank is, as of the date of this Agreement, required to indemnify any such person. The indemnification provisions currently contained in the Articles of Incorporation and Bylaws of the Company and the Bank shall not be amended after the date hereof.

      SECTION 6.15 Dividends. After the date of this Agreement, the Company shall coordinate with Compass the payment of dividends with respect to Compass Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Compass Common Stock and Company Common Stock shall not receive two dividends as a result of the parties entering into this Agreement for any single calendar quarter with respect to their shares of Company Common Stock or any shares of Compass Common Stock that any such holder receives in exchange for such shares of Company Common Stock in the Merger.

      SECTION 6.16 Rule 144 Considerations. During the three year period following the Effective Time, Compass shall (a) satisfy the current public information requirements set forth in paragraph (c) of Rule 144 under the Securities Act (or any rule or regulation which may be substituted for or in replace, and which is substantially similar to, such paragraph), (b) upon request by an affiliate identified on Schedule 1.8(b) who receives Compass Common Stock in the Merger, make promptly available to such affiliate any and all information relating to Compass and its outstanding securities as such affiliate may require in consummating a sale pursuant to Rule 144 under the Securities Act (or any rule or regulation which may be substituted for or replace, and which is substantially similar to, Rule 144); and (c) file such reports and take such action as may be necessary on its part to permit such affiliate to sell the Compass Common Stock received in the Merger under Rule 144 (or any rule or regulation which may be substituted for or replace, and which is substantially similar to, Rule 144).


                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

      SECTION 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

     (a) the receipt of regulatory approvals which approvals shall not have imposed any condition or requirement which in the judgment of Compass would adversely impact the economic or business benefits of the transactions contemplated by this Agreement or otherwise would in the judgment of Compass be so burdensome as to render inadvisable the consummation of the Merger, and the expiration of any applicable waiting period with respect thereto;

     (b) the Closing will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction;

     (c) the approval of the Merger by the Company's shareholders entitled to vote at the Shareholders' Meeting; and

     (d) a registration statement covering the Compass Common Stock to be issued in the Merger shall be effective under the Securities Act and any applicable state securities or "blue sky" acts and no stop order suspending the effectiveness of such registration statement shall be in effect and no proceedings for such purpose, or any proceedings under the SEC or applicable state securities authorities rules with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any applicable state securities or blue sky authorities.

      SECTION 7.2 Conditions to the Obligations of Compass and Compass Texas to Effect the Merger.

     The obligations of Compass and Compass Texas to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

     (a) all representations and warranties of the Company shall be true and correct in all material respects as of the date hereof and at and as of the Closing (after consideration of all supplemental Schedules for events occurring after the date hereof), with the same force and effect as though made on and as of the Closing;

     (b) the Company shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to the Effective Time;

     (c) there shall not have occurred a Material Adverse Effect with respect to the Company or its Subsidiaries;

     (d) the directors of the Company and its Subsidiaries shall have delivered to Compass an instrument in the form of Exhibit J attached hereto dated the Effective Time releasing the Company and its Subsidiaries from any and all claims of such directors (except as to their deposits and accounts, and as to their rights of indemnification pursuant to the Articles of Incorporation, Association or Bylaws of the Company and the Bank) and shall have delivered to Compass their resignations as directors of the Company and its Subsidiaries;

     (e) the officers of the Company and its Subsidiaries shall have delivered to Compass an instrument in the form of Exhibit J attached hereto dated the Effective Time releasing the Company and its Subsidiaries from any and all claims of such officers (except as to deposits and accounts and accrued compensation permitted by their respective agreements with the Company or its Subsidiaries and as to their rights of indemnification pursuant to the Articles of Incorporation, Association or Bylaws of the Company and the Bank);

     (f) Compass shall have received the opinions of counsel to the Company acceptable to it as to the matters set forth on Exhibit E attached hereto;

     (g) the holders of no more than 5% of the Shares shall have demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders;

     (h) Compass shall have received a letter from KPMG Peat Marwick, dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with this Agreement;

     (i) the aggregate principal amount of all Company Indebtedness shall not exceed $2,275,375;

     (j) Compass shall have received from holders of the Company's capital stock receiving at least 50% of the total Merger Consideration a representation that they have no plan or intention to sell or otherwise dispose of shares of Compass Common Stock received pursuant to the Merger.

     (k) Compass shall have received an opinion of its counsel substantially in the form of Exhibit H attached hereto that the Merger will qualify as a reorganization under Section 368(a) of the Code;

     (l) the Company shall have delivered to Compass a schedule of all transactions in the capital stock (or instruments exercisable for or convertible into capital stock) of the Company of which the Company has knowledge from and including the date of this Agreement through the Effective Time;

     (m) Compass shall have reasonably determined that the liabilities and obligations set forth on Schedule 5.1(k) do not have a Material Adverse Effect;

     (n) all warrants, options, rights, convertible debentures or other securities entitling the holder thereof to acquire Shares shall have been exercised or converted, or shall have expired, lapsed or terminated, prior to the Effective Time;

     (o) F. Herman Coleman shall have entered into an employment agreement with Compass or one of its Affiliates, in the form of Exhibit I attached hereto;

     (p) the Company shall have obtained a title policy insuring good and indefeasible title in the Company for the Company's location at 900 Washington Avenue, Waco, Texas from a title company which, to the best of the Company's knowledge, is solvent; and

     (q) Compass shall have received certificates dated the Closing executed by the Chairman of the Board of the Company and by the Chairman of the Board of its Subsidiaries, and the Secretary or Cashier of the Company and its Subsidiaries, respectively, certifying in such reasonable detail as Compass may reasonably request, to the effect described in Sections 7.2(a), (b), (c), (g), (i) and (n).

      SECTION 7.3 Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

     (a) all representations and warranties of Compass shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

     (b) Compass and Compass Texas shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions contained in this Agreement to be performed or complied with by either of them prior to the Effective Time; and

     (c) there shall not have occurred a Material Adverse Effect with respect to Compass;

     (d) the Company shall have received the opinion of counsel to Compass and Compass Texas in substantially the form of Exhibit F attached hereto;

     (e) the Company and its shareholders shall have received an opinion of counsel of Compass in substantially the form of Exhibit H that the Merger will qualify as a reorganization under Section 368(a) of the Code.

     (f) the Company and its Subsidiaries shall have delivered to the directors of the Company and its Subsidiaries an instrument in the form of Exhibit K attached hereto dated the Effective Time releasing such directors from any and all claims of the Company and its Subsidiaries (except as to indebtedness or other contractual liabilities); provided, however, that such releases shall not release an action against such directors by Compass or Compass Texas in connection with the transactions contemplated by this Agreement; and

     (g) the Company shall have received certificates dated the Closing, executed by an appropriate officers of Compass and Compass Texas, respectively, certifying, in such detail as the Company may reasonably request, to the effect described in Sections 7.3(a), (b) and (c).

                                  ARTICLE VII
                         TERMINATION; AMENDMENT; WAIVER

      SECTION 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the shareholders of the Company, but prior to the Effective Time:

     (a) by mutual written consent duly authorized by the Boards of Directors of Compass and the Company;

     (b) by Compass (i) if Compass learns or becomes aware of a state of facts or breach or inaccuracy of any representation or warranty of the Company contained in Article III which constitutes a Material Adverse Effect, (ii) pursuant to Section 6.10, (iii) if any of the conditions to Closing contained in
Section 7.1 or 7.2 are not satisfied or waived in writing by Compass, (iv) if the Board of Directors of the Company shall have withdrawn or modified in any manner its approval or recommendation of this Agreement, or shall have resolved to do the same (including without limitation, the execution of an agreement for the disposition or merger of the Company or the Bank); (v) if there shall have been a breach of Section 6.6; or (vi) if the shareholders of the Company do not approve this Agreement and the Merger at the Shareholder's Meeting;

     (c) by the Company (i) pursuant to Sections 1.6 or 6.10, or (ii) if the conditions to Closing contained in Section 7.1 or 7.3 are not satisfied or waived in writing by the Company;

     (d) by Compass or the Company if the Effective Time shall not have occurred on or before the expiration of nine months from the date of this Agreement or such later date agreed to in writing by Compass and the Company;

     (e) by the Company if it shall receive any Acquisition Proposal after the date hereof from a third party or parties and the Board of Directors of the Company shall have received a written opinion from independent legal counsel to the effect that, and the Board of Directors shall have determined in good faith in the exercise of its fiduciary duties that, the Company is required to pursue such Acquisition Proposal; provided, however that the Company may only terminate this Agreement pursuant to this clause if it simultaneously with such termination delivers to Compass the termination fee provided for in Section 10.1(c) hereof; or

     (f) by Compass or the Company if any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and nonappealable.

      SECTION 8.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of this Sections 6.10, 8.2, 9.1, 10.1 and 10.8. Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement. If this Agreement is terminated by

Compass pursuant to Sections 8.1(b)(iv), 8.1(b)(v), 8.1(b)(vi), or 8.1(e), then the Company shall pay to Compass the fees set forth in Sections 10.1(b) and 10.1(c) in cash at the time of the termination.

      SECTION 8.3 Amendment. (a) To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Board of Directors of the Company, Compass and, if required, Compass Texas at any time before or after adoption of this Agreement by the shareholders of the Company but, after any submission of this Agreement to such shareholders for approval, no amendment shall be made which reduces the Merger Consideration or which materially and adversely affects the rights of the Company's shareholders hereunder without any required approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     (b) The parties hereto hereby agree to enter into an amendment of this Agreement for the purpose of adding Compass Texas as a party hereto, which amendment shall be made prior to any submission of this Agreement to shareholders of the Company for their approval. As a condition to the Company's entry into such an amendment, Compass Texas shall deliver to the Company a certificate in substantially the form of Exhibit G attached hereto.

      SECTION 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                  ARTICLE IX.

                                    SURVIVAL

      SECTION 9.1 Survival of Representations and Warranties. The parties hereto agree that all of their respective representations and warranties contained in this Agreement shall not survive after the Effective Time. This Section shall not limit any covenant or agreement of the parties contained in Sections 1.6, 2.1, 2.2, 6.14 and 6.16 of this Agreement which by its terms contemplates performance after the Effective Time.

                                   ARTICLE X.

                                 MISCELLANEOUS

      SECTION 10.1  Expenses.

          (a) All costs and expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation, attorneys' fees, accountants' fees, other professional fees and costs related to expenses of officers and directors of the Company and its Subsidiaries, shall be paid by the party incurring such costs and expenses; provided, however, without the consent of Compass, which consent shall not be unreasonably withheld, all such costs and expenses incurred by the Company and its Subsidiaries shall not exceed $100,000, excluding the cost of (i) the directors' and officers' tail coverage under Section 6.14, (ii) the title policy under Section 7.2(p), and
(iii) litigation resulting from the execution of this Agreement. Each party hereto hereby agrees to and shall indemnify the other parties hereto against any liability arising from any such fee or payment incurred by such party;

          (b) In recognition of the significant expenditure of management time and resources and substantial out-of-pocket expenses incurred by Compass and its Affiliates in connection with the negotiation of this Agreement and the investigation of the transactions contemplated hereby, and in light of the difficulty in calculating the value of such management time, resources and other expenses, the Company agrees to pay Compass $650,000 in the event that the Company's shareholders do not approve the Merger;

          (c) In the event that the Board of Directors of the Company violates its obligations under Section 6.6 or withdraws or adversely modifies its recommendation (including without limitation, the execution of an agreement for the disposition or merger of the Company or the Bank) that the Company's shareholders vote in favor of the approval and adoption of this Agreement and the Merger, then the Company shall pay to Compass a fee of $2,000,000; provided, however, that the fee required to be paid under this section (c) shall be reduced dollar for dollar by any fee paid by the Company to Compass under section (b) and provided that no amounts shall be owed pursuant to Section 10.1(b) or (c) if the Company exercises it Pricing Termination Option.

      SECTION 10.2 Brokers and Finders. All negotiations on behalf of Compass and the Company relating to this Agreement and the transactions contemplated by this Agreement have been carried on by the parties hereto and their respective agents directly without the intervention of any other person in such manner as to give rise to any claim against Compass, Compass Texas, the Company or its Subsidiaries for financial advisory fees, brokerage or commission fees, finder's fees or other like payment in connection with the consummation of the transactions contemplated hereby.

      SECTION 10.3 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, provided that Compass may assign its rights and obligations or those of Compass Texas to any direct or indirect, wholly-owned, subsidiary of Compass, but no such assignment shall (i) relieve Compass of its obligations hereunder if such assignee does not perform such obligations, or (ii) relieve Compass of its obligations to issue Compass Common Stock as the Merger Consideration.

      SECTION 10.4 Further Assurances. From time to time as and when requested by Compass or its successors or assigns, the Company, the officers and directors of the Company, or its Subsidiaries, shall execute and deliver such further agreements, documents, deeds, certificates and other instruments and shall take or cause to be taken such other actions, including those as shall be necessary to vest or perfect in or to confirm of record or otherwise the Company's or its Subsidiaries' title to and possession of, all of their respective property, interests, assets, rights, privileges, immunities, powers, franchises and authority, as shall be reasonably necessary or advisable to carry out the purposes of and effect the transactions contemplated by this Agreement.

      SECTION 10.5 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

      SECTION 10.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

      SECTION 10.7 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered if in person, by cable, telegram or telex or by telecopy, or five business days after mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     if to Compass or Compass Texas:

          D. Paul Jones, Jr.
          Chairman and Chief Executive Officer
          Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama 35233
          Telecopy No.: (205) 933-3043

          Charles E. McMahen
          Chairman and Chief Executive Officer
          Compass Banks of Texas, Inc.
          24 Greenway Plaza
          Houston, Texas 72046
          Telecopy No.:  (713) 993-8500

     with copies to:

          Daniel B. Graves
          Associate General Counsel
          Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama 35233
          Telecopy No.:  (205) 933-3043

          and

          Annette L. Tripp
          Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
          3400 Texas Commerce Tower, 600 Travis
          Houston, Texas 77002
          Telecopy No.:  (713) 223-3717

     if to the Company:

          F. Herman Coleman
          Chairman and Chief Executive Officer
          Central Texas Bancorp, Inc.
          900 Washington Avenue
          Waco, Texas  76701
          P. O. Box 2299
          Waco, Texas  76703-2299
          Telecopy: (817) 752-0707
     with a copy to:

          J. Rodney Lee
          Naman, Howell, Smith & Lee
          Texas Center
          9th and Washington
          Waco, Texas  76701
          P. O. Box 1470
          Waco, Texas  76703-1470
          Telecopy: (817) 754-6331

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

      SECTION 10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that the GCL governs aspects of the Merger.

      SECTION 10.9 Descriptive Headings. The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      SECTION 10.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      SECTION 10.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      SECTION 10.12 Incorporation by References. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

      SECTION 10.13 Certain Definitions.

     (a) "Subsidiary" or "Subsidiaries" shall mean, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, any equity interest.

     (b) "Material Adverse Effect" shall mean any material adverse circumstance, event or series of events with respect to the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations of the Company and its Subsidiaries taken as a whole (or when the reference is to Compass, to Compass and its Subsidiaries, taken as a whole).

     (c) "Environmental Laws" shall mean all federal, state and local laws, ordinances, rules, regulations, guidance documents, directives, and decisions, interpretations and orders of courts or administrative agencies or authorities, relating to the release, threatened release, recycling, processing, use, handling, transportation treatment, storage, disposal, remediation, removal, inspection or monitoring of Polluting Substances or protection of human health or safety or the environment (including, without limitation, wildlife, air, surface water, ground water, land surface, and subsurface strata), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended ("SARA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), Hazardous and Solid Waste Amendments of 1984, as amended ("HSWA"), the Hazardous Materials Transportation Act, as amended ("HMTA"), the Toxic Substances Control Act ("TSCA"), Occupational Safety and Health Act ("OSHA"), Federal Water Pollution Control Act, Clean Air Act, and any and all regulations promulgated pursuant to any of the foregoing.

     (d) "Polluting Substances" shall mean those substances included within the statutory or regulatory definitions, listings or descriptions of "pollutant," "contaminant," "toxic waste," "hazardous substance," "hazardous waste," "solid waste," or "regulated substance" pursuant to CERCLA, SARA, RCRA, HSWA, HMTA, TSCA, OSHA, and/or any other Environmental Laws, as amended, and shall include, without limitation, any material, waste or substance which is or contains explosives, radioactive materials, oil or any fraction thereof, asbestos, or formaldehyde. To the extent that the laws or regulations of the State of Texas establish a meaning for "hazardous substance," "hazardous waste," "hazardous materials," "solid waste," or "toxic waste," which is broader than that specified in any of CERCLA, SARA, RCRA, HSWA, HMTA, TSCA, OSHA or other Environmental Laws such broader meaning shall apply.

     (e) "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, discarding or abandoning.

     (f) "Knowledge" or "known" -- An individual shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the truth or existence of such fact or other matter. Except as otherwise provided in Section 3.23, a corporation or bank shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if any individual who is serving, or who has at any time served, in the officer capacities set forth on Schedule 10.13(f) hereof (or in any similar capacity) of the corporation or bank, has, or at any time had, knowledge of such fact or other matter. The Company is understood to have undertaken an investigation in connection with the transactions contemplated hereby to determine the existence or absence of facts or other matters in the statement qualified as "known" by, or the "knowledge" of, the Company or its Subsidiaries.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.


ATTEST:                     COMPASS BANCSHARES, INC.



By /s/ Daniel B. Graves     By /s/Garrett R. Hegel
   ----------------------      -------------------
   Its: Assistant Secretary    Its: Chief Financial Officer



ATTEST:                     CENTRAL TEXAS BANCORP, INC.



By /s/Suzan Farr            By /s/ F. Herman Coleman
   ---------------------       ---------------------
   Its: Secretary              Its: Chairman and Chief Executive
                                    Officer

                                   EXHIBIT A

                    POOLING TRANSFER RESTRICTIONS AGREEMENT


     This Pooling Transfer Restrictions Agreement (this "Agreement") is executed and delivered this ____ day of _________, 1997 by and between Compass Bancshares, Inc. ("Compass"), Central Texas Bancorp, Inc. (the "Company"), and the undersigned shareholder of the Company (the "Shareholder").

     WHEREAS, Compass and the Company entered into an Agreement and Plan of Merger dated _________, 1997 ("Merger Agreement") pursuant to which the Company will be merged with an existing or to-be-formed subsidiary of Compass (the "Merger"), and

     WHEREAS, Compass has required as a condition to entering into the Merger Agreement that the Company and the Shareholder and each other affiliate of the Company deliver to Compass an agreement in substantially the form hereof,

     NOW, THEREFORE, in consideration of Compass' agreement to enter into the Merger Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

     1. The Shareholder agrees that he will not sell, pledge, transfer or otherwise dispose of any shares of the Company's common stock, par value $10.00 per share ("Company Common Stock"), within 30 days prior to the Effective Time (as defined in the Merger Agreement). The Shareholder further agrees that until the publication of financial results covering at least 30 days of post-Merger combined operations of the Company and Compass, he will not sell, pledge, transfer or otherwise dispose of any shares of the Compass Common Stock to be acquired by him in the Merger, except (i) for pledges by the Shareholder of all or part of such Shareholder's Compass Common Stock acquired in the Merger to secure loans, provided the lender accepts any pledge of such Compass Common Stock subject to the terms of this Agreement; and (ii) for transfers to him upon termination of that certain Shareholders Agreement dated as of July 21, 1988, as amended by that certain First Amendment to Shareholders Agreement dated November 10, 1992 between F. Herman Coleman, Trustee and certain shareholders of the Company. The Shareholder further agrees that he will not sell, pledge, transfer or otherwise dispose of any shares of the Compass Common Stock to be acquired by him in the Merger except in a manner which is consistent with Rule 145 promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("Securities Act") and any new requirements imposed by the SEC or the Financial Accounting Standard's Board for Compass' accounting for the Merger as a pooling of interests. Compass shall notify the Shareholder of any new requirements so imposed.

     2. The Shareholder further acknowledges and agrees that he will be subject to Rule 145 promulgated by the SEC under the Securities Act, and agrees not to transfer any Compass Common Stock received by him in the Merger except in compliance with the applicable provisions of the Securities Act, the Exchange Act, and the respective rules and regulations thereunder or pursuant to exemptions therefrom.

     3. The Shareholder agrees that the shares of Compass Common Stock to be issued to him in the Merger will bear a restrictive transfer legend in substantially the following form:

     The shares represented by this certificate are subject to a Pooling Transfer Restrictions Agreement dated _______ __, 1997 which restricts any sale or other transfer of such shares prior to the public release by Compass Bancshares, Inc. of 30 days of post-merger combined operations of Central Texas Bancorp, Inc. and Compass Bancshares, Inc. The issuer will furnish to the record holder of this certificate, without charge, upon written request to the issuer at its principal place of business, a copy of the Pooling Transfer Restrictions Agreement.

Compass agrees to instruct its transfer agent to remove the restrictive legend from any certificates evidencing shares subject hereto promptly following the expiration of the transfer restrictions described in Section 1.

     4. The Company agrees and the Shareholder acknowledges and agrees that the Company will not permit the transfer of any shares of Company Common Stock by the Shareholder or any other Company affiliate within 30 days prior to the Effective Time.

     5. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                           [SIGNATURE PAGE FOLLOWS]

  IN WITNESS WHEREOF, the undersigned set his hand effective as of the day first written above.


                              COMPASS BANCSHARES, INC.


                              By:__________________________________
                              Name:________________________________
                              Title:_______________________________

                              CENTRAL TEXAS BANCORP, INC.


                              By:__________________________________
                              Name:________________________________
                              Title:_______________________________


                              _____________________________________
                              Signature of Shareholder


                              _____________________________________
                              Printed Name of Shareholder

                                   EXHIBIT B

                           EXCHANGE AGENT AGREEMENT


     This Exchange Agent Agreement, dated as of _____, 1997, is made and entered into by and among Compass Bancshares, Inc., a Delaware corporation ("Compass"), _____________________, a Delaware corporation ("Compass Texas"), Central Texas Bancorp, Inc., a Texas corporation ("Company"), and Continental Stock Transfer & Trust Company, a New York banking corporation ("Exchange Agent").

                                   PREAMBLE:

     Pursuant to the Agreement and Plan of Merger dated as of _________________, 1997 ("Merger Agreement") among Compass, Compass Texas and the Company, the Company shall, at the Effective Time, be merged with Compass Texas. The name of the surviving corporation shall be _________________ ("Surviving Corporation").

     After the Effective Time, the outstanding shares of the Common Stock, par value $10.00 per share (including for this purpose any shares of Common Stock which can be acquired upon the exercise of any warrant, option, right, convertible debt instrument or other security pursuant to which shares of Common Stock may be obtained (collectively, "Derivative Securities")), of the Company ("Company Common Stock") shall solely represent, in the aggregate, the right to payment by Compass of total Merger Consideration of __________ shares of Compass common stock, par value $2.00 per share ("Compass Common Stock") (or cash in lieu of fractional shares), subject to the rights of qualified dissenting shareholders of the Company.

     The Company has requested Compass to designate the Exchange Agent in connection with the exchange (the "Exchange") of shares of Company Common Stock for shares of Compass Common Stock, subject to the terms and conditions hereof and of the Merger Agreement. The Exchange Agent will receive Company Common Stock delivered for exchange pursuant to the terms of the Merger Agreement, and will process such certificates representing Company Common Stock ("Certificates") and related documents. Compass desires that the Exchange Agent act in such capacity.

     NOW THEREFORE, in consideration of the premises and of the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

     1. Appointment of Exchange Agent. Continental Stock Transfer & Trust Company is hereby appointed as the Exchange Agent for payment of the Merger Consideration to shareholders of the Company. Such appointment shall be in accordance with the terms and conditions set forth herein.

     2. Closing of Stock Transfer Books. At the Effective Time, the Company's stock transfer books will be closed and no transfers shall be permitted.

     3. Duties of Exchange Agent. The Exchange Agent is authorized and directed to perform the following functions contemplated by the Merger Agreement and the Letters of Transmittal (defined below):

          (a) Distribution of Letters of Transmittal. The Exchange Agent shall mail to the holders of record of Company Common Stock, by first class United States mail, postage prepaid, copies of Letters of Transmittal, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 in substantially the form attached hereto as Exhibit A ("Letters of Transmittal"), and return envelopes to the Exchange Agent, at the earliest practicable time following the Effective Time. A form of Stock Assignment, Power of Attorney and Lost Stock Certificate Affidavit will be provided to the Exchange Agent for use by shareholders if necessary.

          (b)  Acceptance of Certificates.

          (i) The Exchange Agent will examine the Letters of Transmittal, Certificates and other documents and instruments delivered to the Exchange Agent by or on behalf of holders tendering Company Common Stock and shall determine whether (i) the Letters of Transmittal have been completed and executed properly, and are accompanied by proper evidence of authority,
     (ii) Certificates corresponding to the names of the registered holders, Certificate numbers and the number of shares represented thereby with the information set forth in the Company's shareholder and other records and which appear to be in negotiable, good delivery form, properly endorsed or accompanied by stock powers with transfer tax stamps or evidence of payment or exemption from transfer taxes affixed (where required), and (iii) signatures are guaranteed (where required), all in accordance with the terms and conditions of the Merger Agreement and the Letters of Transmittal. The Exchange Agent shall accept the executed Letters of Transmittal accompanied by Certificates which are surrendered in accordance with the provisions of the Merger Agreement. Such Certificates and Letters of Transmittal shall only be accepted by the Exchange Agent and eligible for payment hereunder if they have been properly executed and completed in accordance with the instructions contained in the Letters of Transmittal and, subject to the following sentence, if the person or persons surrendering such Certificates and Letters of Transmittal appear as a holder of record of the number of shares surrendered on the list of shareholders ("Shareholder List") supplied and certified to the Exchange Agent by the Company attached as Exhibit B hereto. In the event the holder does not appear as a record holder of the Certificate, the holder shall provide evidence of his or her ownership of the shares represented by the Certificate which evidence is satisfactory to the Exchange Agent and Compass. In the event the Exchange Agent shall have any questions as to whether a Certificate and Letters of Transmittal have been properly executed and completed or whether the Certificates have been surrendered by the holder of record thereof, the Exchange Agent shall promptly refer such questions to Compass for resolution by Compass and the Exchange Agent shall be able to rely on the written instructions and decisions of any officer of Compass. Determination of all questions as to the proper completion or execution of the Letters of Transmittal or as to the proper form for transfer of the Certificates for Company Common Stock shall be made by Compass together with its attorneys, and such other persons as Compass shall designate, and such determinations shall be final and binding; provided, however, that the rejection by Compass of any Letters of Transmittal or Certificates deemed by Compass to be ineffective to transfer the Certificates shall not affect the right of any shareholder in or to his respective share of the Merger Consideration;

          (ii) If any defect or irregularity appears to exist in connection with a purported tender, the Exchange Agent will notify promptly the persons by whom the tender was made and will return all documents delivered in connection therewith or take such action as is necessary or advisable to cause such defect or irregularity to be cured;

          (iii) Tenders may be made only as set forth in the Letters of Transmittal;

          (iv) Letters of Transmittal, and facsimiles thereof submitted to the Exchange Agent, shall be marked by the Exchange Agent's designated officers to show the date and time of receipt and their review and acceptance thereof;

          (v) From time to time as requested by Compass, the Exchange Agent shall provide Compass with a list of shareholders who have properly tendered their Company Common Stock. In addition, the Exchange Agent shall inform Compass in writing of the number of shares of Company Common Stock which have been properly tendered and the number which have been improperly tendered to the Exchange Agent during the week then ended and on a cumulative basis through that day. The Exchange Agent shall provide Compass such other information concerning the Company Common Stock as it may reasonably request. Such communications should be sent to:

                           Compass Bancshares, Inc.
                           701 South 20th Street
                           Birmingham, Alabama 35233
                           Attn: Michael A. Bean
                           Telephone No. (205) 558-5740

          (c) Exchange Fund. In order to provide for payment of the Merger Consideration in accordance with the terms of the Merger Agreement, Compass, from time to time prior to or after the Effective Time, shall deposit or cause to be deposited with the Exchange Agent cash in an amount sufficient to make payments in lieu of fractional shares (the "Exchange Fund"). This Exchange Fund shall not be used for any purpose except as provided by this Agreement.

          (d) Compass Common Stock. Compass Texas and the Company shall jointly advise the Exchange Agent as to the number of shares of Compass Common Stock to be distributed to each shareholder which shall be calculated by Compass Texas and the Company as follows:

              (i) Company Common Stock. Each holder of Company Common Stock shall receive Merger Consideration equal to ____________ shares of Compass Common Stock for each share of Company Common Stock held immediately prior to the Effective Time.

              (ii) Fractional Shares. For each fractional share of Compass Common Stock which would be delivered upon the surrender of Company Common Stock, each holder of Stock shall receive cash in an amount equal to the product of such fraction and $_____.

              As soon as practicable after acceptance of properly executed Certificates and accompanying Letters of Transmittal in accordance with the terms of paragraph 3(b) hereof, the Exchange Agent shall instruct and Compass shall cause the Transfer Agent to issue and mail certificates representing shares of Compass Common Stock to the shareholder surrendering such certificates. The Exchange Agent shall promptly make the payments in lieu of fractional shares out of the Exchange Fund upon surrender of the Certificates.

          (e)  Other Duties of Exchange Agent.

               (i) The Exchange Agent shall have no obligation to make payment for surrendered Certificates unless Compass shall have issued sufficient Compass Common Stock or caused such stock to be issued and shall have deposited or caused to be deposited in the Exchange Fund sufficient cash with which to pay all amounts due and payable for such shares; provided, this paragraph does not limit Compass' obligation to issue Compass Common Stock pursuant to the Merger Agreement.

               (ii) The Exchange Agent shall be regarded as having made no representations or warranties as to the validity, sufficiency, value or genuineness of any Certificates or the shares of Company Common Stock represented thereby, and the Exchange Agent shall not be deemed to have made any representations as to the value of such shares.

               (iii) The Exchange Agent may rely on and shall be protected in acting upon the written instructions of any officer of Compass or the Surviving Corporation with respect to any matter relating to its actions or duties hereunder; and the Exchange Agent shall be entitled to request further instructions from Compass or the Surviving Corporation, as appropriate, and to act in accordance therewith.

               (iv) The Exchange Agent may consult attorneys satisfactory to the Exchange Agent (including, without limitation, attorneys for Compass or the Surviving Corporation) and the written advice and opinion of such attorneys shall constitute full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion.

               (v) The Exchange Agent shall take all other actions which it or Compass deems necessary or appropriate under the terms of the Merger Agreement, the Letters of Transmittal and under the customs and practices normally applied to transactions of this type and appropriate to the proper transfer of the Company Common Stock and the proper maintenance of the Company's and Compass' shareholder books and records. Following payment in accordance with the terms hereof, the Exchange Agent shall forward to Compass all documents received by it in connection with tenders of Certificates (including Letters of Transmittal, telegrams, facsimile transmissions or letters representing tenders made without concurrent deposit of certificates) and the tendered Certificates prominently marked "CANCELLED" on the front thereof, via Federal Express or other means acceptable to Compass.

     4. Alteration of Instructions. The Exchange Agent shall follow and act upon any written amendments, modifications or supplements to these instructions and upon any further instructions from Compass or the Surviving Corporation in connection with the Merger Agreement or any of the transactions contemplated thereby.

     5. Indemnification of Exchange Agent. Compass and the Surviving Corporation covenant and agree to indemnify the Exchange Agent and hold it harmless against any loss, liability or expense it may incur in the absence of negligence or bad faith on the part of the Exchange Agent arising out of or in connection with the administration of its duties hereunder, including but not limited to legal fees and other costs and expenses of defending or preparing to defend against any claim or liabilities in connection with this Agreement.

     6. Compensation for Services. Compass shall compensate the Exchange Agent for its services hereunder.

     7. Payment of Amounts Due Dissenting Shareholders. In the event that qualified dissenting shareholders of the Company exercise the rights afforded them under the Texas Business Corporation Act, such shareholders may be entitled to payment of an amount other than the Merger Consideration. Any payment for shares other than the Merger Consideration will be paid only upon the written instructions of the Surviving Corporation. The Exchange Agent may request and shall be provided additional funds from the Surviving Corporation in order to make any required payment to dissenting shareholders, and the Exchange Agent shall return to Compass any Merger Consideration which would have otherwise been payable to such persons. The Exchange Agent shall rely on the instructions of the Surviving Corporation as to all matters covered by this paragraph, including, without limitation, the time and amount of payment to dissenting shareholders.

     8. Unclaimed Funds. Any moneys or certificates deposited hereunder which shall remain unclaimed by the holders of shares of

Company Common Stock for a period of six (6) months following the Effective Time shall, upon written request of the Surviving Corporation, be returned to Compass, plus interest earned on the cash portion thereof and the shareholders of Certificates not theretofore presented to and accepted by the Exchange Agent shall look to Compass only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such Certificates.

     9. Investment of Exchange Fund. The Exchange Agent shall deposit portions of the Exchange Fund only as directed or consented to in writing by the Surviving Corporation.

     10. Amendment. Except as otherwise expressly provided herein, neither this Agreement nor any provision hereof may be amended, modified, waived, discharged or terminated except in a writing signed by all of the parties hereto prior to the Effective Time or by Compass and the Exchange Agent after the Effective Time; provided, however, that no amendment shall be made if such modification shall reduce the amount of or eliminate the opportunity of any shareholder to receive his share of the Merger Consideration contemplated by the Merger Agreement.

     11. Section Headings. The section headings used herein are for convenience of reference only and shall not define or limit the provisions of this Agreement.

     12. GOVERNING LAW. THIS AGREEMENT AND THE APPOINTMENT OF THE EXCHANGE AGENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND SHALL INURE TO THE BENEFIT OF AND BE BINDING UPON THE SUCCESSORS AND ASSIGNS OF THE PARTIES HERETO.

     13. Notices. Notices under this Agreement shall be deemed given if made in writing and sent via prepaid first-class United States mail, or by nationally recognized overnight courier, to:

     If to Compass:

          Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama 35233
          Attn:  Daniel B. Graves
                 Associate General Counsel


     If to the Exchange Agent:

          Continental Stock Transfer & Trust Company

          2 Broadway, 19th Floor
          New York, New York 10004
          Attn: Steven G. Nelson
                Chairman of the Board

     If to the Company prior
     to the Effective Time:

          Central Texas Bancorp, Inc.
          900 Washington Avenue
          Waco, Texas 76701-1266
          Attn: F. Herman Coleman
                Chairman and Chief Executive Officer

     If to Compass Texas or, following
     the Effective Time, the
     Surviving Corporation:

          _____________________________
          c/o Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama  35233
          Attn:  Daniel B. Graves

     14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15. Conflict. In the event the terms of this Agreement conflict with the terms and provisions of the Merger Agreement, the terms and provisions of the Merger Agreement shall be controlling.

     16. Defined Terms. Capitalized terms not defined herein have the meanings ascribed to them in the Merger Agreement.


                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized appointed officers on the date first written above.

                                       COMPASS BANCSHARES, INC.



                                       By: _______________________________

                                       Name: _____________________________

                                       Title:_____________________________


                                       CENTRAL TEXAS BANCORP, INC.



                                       By: _______________________________

                                       Name: _____________________________

                                       Title:_____________________________


                                       CONTINENTAL STOCK TRANSFER & TRUST
                                        COMPANY



                                       By: _______________________________

                                       Name: _____________________________

                                       Title:_____________________________


                                       COMPASS BANK



                                       By: _______________________________

                                       Name: _____________________________

                                       Title:_____________________________

Exhibit A - Form of Letters of Transmittal
Exhibit B - Shareholder List

                                  EXHIBIT "A"


                             LETTER OF TRANSMITTAL

                         For Shares of Common Stock of

                          CENTRAL TEXAS BANCORP, INC.

            Delivered Pursuant to the Agreement and Plan of Merger
                         dated as of ___________, 1997

                    By Mail or Overnight Delivery Service:

                  Continental Stock Transfer & Trust Company
                            2 Broadway, 19th Floor
                           New York, New York 10004
                      Attention:  _______________________

                              DO NOT HAND DELIVER

                       DESCRIPTION OF SHARES SURRENDERED

     Based on its stock transfer records, Central Texas Bancorp, Inc. (the "Company") has listed below your name, address and the certificate numbers representing your shares of Common Stock, par value $100.00 per share ("Shares"), of the Company. If any of the listed information appears to be incorrect, please notify _______________________ at (___) ___-____ at once.


================================================================================
 Name, Address and Social Security
   Number of Registered Holders            Certificate(s) Surrendered
--------------------------------------------------------------------------------

                                                         Total Number of
                                       Certificate     Shares Represented
                                        Number(s)       by Certificate(s)
_______________________________      ______________   ____________________
Name                                 ______________   ____________________
                                     ______________   ____________________

_______________________________
_______________________________
Address

_______________________________      Total Shares     _________________
Social Security Number
========================================================================

              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY


Gentlemen:

     I, as the registered holder of the above described Shares of the Company, hereby tender to Compass Bancshares, Inc. ("Compass"), such Shares pursuant to the Agreement and Plan of Merger dated as of ___________, 1997, as amended ("the Merger Agreement"), by and between Compass, _______________________. ("Compass Texas"), and the Company. I hereby acknowledge receipt of the Proxy Statement dated _________1997, which described the merger ("Merger") provided by the Merger Agreement.

     I represent and warrant to Compass and Compass Texas that I am the true and lawful owner of the Shares, and have full capacity, power and authority to exchange the Shares, free and clear of all liens, restrictions and encumbrances of any kind whatsoever, and the Shares will not be subject to any adverse claim. I understand that Compass Bank, as Exchange Agent for this exchange, may require additional documentation, and I agree, upon request, to execute and deliver any additional documents or instruments deemed by the Exchange Agent or Compass reasonably necessary to complete the exchange of the Shares.

     The authority conferred in this Letter of Transmittal shall not be affected by, and shall survive, my death or incapacity, and any obligation I may have hereunder shall be binding upon my successors, assigns, heirs, executors, administrators, trustees in bankruptcy and personal and legal representatives.
I acknowledge that the tender of my Shares is irrevocable.


                   INSTRUCTIONS REGARDING ISSUANCE OF SHARES

     If you wish to have the shares of Compass Common Stock to be issued pursuant to the Merger Agreement in the name and at the address set forth above, please sign and date this letter on page 3. If you wish to have the shares of Compass Common Stock to be issued pursuant to the Merger Agreement in a name or to an address other than the name and address specified above, please complete the following section. You will be required to pay any transfer or other taxes required by reason of the payment and delivery of Compass Common Stock to such other person.


                         NEW CERTIFICATES TO BE ISSUED
                 IN A DIFFERENT NAME OR TO A DIFFERENT ADDRESS

     If you are entitled to receive shares of Compass Common Stock and wish to have certificates representing Compass Common Stock issued in a name or to an address other than the name or address shown on your Company stock certificates, please indicate the name and address of your assignee below:


                         Name and Address of Assignee
                         ----------------------------

Name:______________________________________   Taxpayer I.D. No. or
     (Type or print full name)                Social Security No.:______________

Address:________________________________________________________________________

City, State, Zip Code:__________________________________________________________

                    PLEASE SIGN AND DATE BELOW AS INDICATED
                    THEN PLEASE COMPLETE SUBSTITUTE FORM W-9


Signatures     _________________________________

               _________________________________

Dated          _________________________, 1997

Name(s)   _____________________________________________________________
                 (Please Print)

Capacity  _________________________________
                 (Full Title)

Address   _________________________________

          _________________________________
                    (Include Zip Code)

Area Code and Telephone Number                _____________________________

Tax Identification or Social Security Number  _____________________________

================================================================================

                            GUARANTEE OF SIGNATURES

(Must be signed by registered holder(s) as name(s) appear on the certificate(s) or by person(s) authorized to become registered holder(s) by certificate(s) and documents transmitted. If signing is by an officer or a corporation, or by an attorney, executor, administrator, trustee, guardian, agent or other person acting in a fiduciary or representative capacity, please set forth full title. See Instruction 1.)

Authorized Signature     __________________________________

Name                     __________________________________
                         (Please Print)

Title                    __________________________________

Name of Firm             __________________________________

Address                  __________________________________

                         __________________________________
                         (Include Zip Code)

Area Code and Telephone Number      __________________

Dated               ____________________________, 1997

================================================================================
                      PLEASE COMPLETE SUBSTITUTE FORM W-9
                      IT IS THE LAST FORM IN THIS PACKAGE
================================================================================

                          DO NOT WRITE IN SPACE BELOW

Date Received:____________________  By:___________________ Date:________________, 1997

======================================================================================
                                    Company         Compass      No. of
   Shares      Shares Accepted       Stock        Certificate  Fractional  Cash  Check
 Surrendered    for Exchange    Certificate Nos.  No. issued     Shares    Paid   No.

======================================================================================
Accepted by:_________________  Checked By:__________________ Date:______________, 1997


                             LETTER OF TRANSMITTAL
                                  INSTRUCTIONS


     1. DELIVERY OF LETTER OF TRANSMITTAL AND CERTIFICATES; SIGNATURE GUARANTEES. Please send all certificates for Shares to Compass Bank, as Exchange Agent (the "Exchange Agent"), with the Letter of Transmittal, or a facsimile thereof, fully completed and signed by you, the registered holder(s). Compass retains the right to require that a signature on the Letter of Transmittal and the Share certificates be guaranteed by an Eligible Institution. An Eligible Institution is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company having an office, branch or agency located in the United States. If Compass wishes to have your signature guaranteed by an Eligible Institution, you will be notified by separate letter.

          If certificates are registered in the name of a person other than you, the certificate(s) must be duly endorsed or accompanied by stock powers signed by the registered holder and the Letter of Transmittal. If the Letter of Transmittal is executed by an officer on behalf of a corporation or by an executor, administrator, trustee, guardian, attorney, agent or other person acting in a fiduciary or representative capacity, the Exchange Agent reserves the right to require that proper documentary evidence of the authority of the person executing the Letter of Transmittal. If the tendered certificates are owned of record by two or more joint owners, each of you must sign the Letter of Transmittal. Questions regarding such evidence of authority may be referred to ____________________, a representative of the Exchange Agent, at (___) ___-____.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS STRONGLY RECOMMENDED.

     2. ISSUANCE OF COMPASS COMMON STOCK. You will receive the Compass Common Stock for your Shares only after receipt and acceptance by the Exchange Agent and Compass of all of the certificates representing your Shares, a properly completed and executed Letter of Transmittal, and any other required documents and upon processing of the documents by the Exchange Agent.

     3. PAYMENT FOR FRACTIONAL SHARES. As provided in Section 1.6(c) of the Merger Agreement, Compass will not issue any certificates of Compass Common Stock for fractional shares. In lieu of issuing fractional shares, Compass will pay to any Company shareholder entitled to receive a fractional share of Compass Common Stock, a cash payment based on a price of $______ per share.

     4. NO CONDITIONAL TENDERS; WAIVER OF NOTICE. No alternative, conditional, irregular or contingent deliveries of Shares will be accepted. By execution of the Letter of Transmittal or any manually signed facsimile thereof, you waive any rights to receive any notice of the acceptance of your Shares for exchange.

     5. SIGNATURES ON LETTER OF TRANSMITTAL. In order for the Letter of Transmittal to be properly signed by you, the signature must correspond exactly with the name(s) as written on the face of the certificate(s).

          If the Shares tendered hereby are owned of record by two or more joint owners, all of you must sign the Letter of Transmittal.

          If your Shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

          If the certificate(s) representing the Shares transmitted hereby are registered in your name and the

Letter of Transmittal is properly signed by you, no endorsements of certificates or separate stock powers are required. In all other cases, the certificate(s) representing the Shares transmitted hereby must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the certificate(s), and if required, signature(s) on such certificate(s) or stock power(s) must be guaranteed by an Eligible Institution.

          If the Letter of Transmittal or any certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of corporation or other acting in a fiduciary or representative capacity, such person should so indicate when signing, and the Exchange Agent reserves the right to require proper evidence of their authority to so act.

     6. IRREGULARITIES. All questions as to the validity, form, eligibility, acceptance of and delivery of Shares and the issuance of Compass Common Stock and the payment of cash in lieu of fractional shares will be determined by Compass, which determination shall be final and binding. Compass reserves the absolute right to reject any or all tenders determined by Compass not to be in appropriate form or which would, in the opinion of Compass' counsel, be unlawful. Compass also reserves the absolute right in its sole discretion, to waive any of the conditions hereof, or any defect in any tender with respect to any particular Shares of any particular shareholder, and Compass' interpretations of the terms and conditions of the Merger Agreement and these instructions shall be final and binding. The Exchange Agent and Compass shall not be obligated to give notice of defects or irregularities in tenders, nor shall they incur any liability for failure to give any such notice. Tenders will be deemed not to have been made until all defects and irregularities have been cured or waived.

     7. 31% BACKUP WITHHOLDING. Under the Federal income tax law, you must provide Compass with a correct taxpayer identification number ("TIN") unless an exemption applies. If the correct TIN is not provided, a $50 penalty may be imposed upon you by the Internal Revenue Service and you will be subject to backup withholding of 31% of the payments to be received by you.

     8. REQUEST FOR ASSISTANCE OF ADDITIONAL COPIES. Questions and requests for assistance or additional copies of the Letter of Transmittal may be directed to the Exchange Agent at the address set forth at the top of page 1.

                           IMPORTANT TAX INFORMATION

     Under the Federal income tax law, you are to provide Compass (as payer) with a correct taxpayer identification number on Substitute Form W-9 below. If Compass is not provided with the correct taxpayer identification number, you may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, all payments that are made to you with respect to Shares (including any cash payable to you under the Merger Agreement in lieu of fractional shares) may be subject to backup withholding.

     Exempt shareholders (including among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. Nonetheless, exempt shareholders should complete the Substitute Form W-9 below and so indicate their exempt status by writing "exempt" across the face of the Substitute Form W-9. In order for a foreign individual to qualify as an exempt recipient, that shareholder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Such statements can be obtained from the Exchange Agent. See the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional information.

     If backup withholding applies, Compass is required to withhold 31% of any payments made to the shareholder. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained.

Purpose of Substitute Form W-9

     To prevent backup withholding on payments that are made to you with respect to shares of Compass Common Stock acquired as a result of the Merger or with respect to cash payments, if any, receivable in lieu of fractional shares pursuant to the Merger Agreement, you are required to notify Compass of your correct taxpayer identification number by completing the form below certifying that the taxpayer identification number provided on Substitute Form W-9 is correct (or that you are awaiting a taxpayer identification number).

What Number to Give

          As the record owner of the Shares, you are required to give Compass your Social Security Number or Employer Identification Number. If the Shares are in more than one name or are not in the name of the actual owners, consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional guidelines on which number to report.

                              SUBSTITUTE FORM W-9
                          Department of the Treasury
                           Internal Revenue Service

                        Taxpayer Identification Number


PART 1 -  PLEASE PROVIDE YOUR TAXPAYER IDENTIFICATION   [                     ]
          NUMBER IN THE BOX AT RIGHT AND CERTIFY BY        Social Security
          SIGNING AND DATING BELOW                         Number or Employer
                                                           Identification Number




PART 2 -  Check the following box if you are NOT subject
          to backup withholding under the provisions of             [         ]
          Section 3406(a)(1)(C) of the Internal Revenue
          Code because (1) you have not been notified that you are subject to backup withholding as a result of failure to report all interest or dividends or
          (2) the Internal Revenue Service has notified you that you are no longer subject to backup withholding.


PART 3 -  Check the following box if you are awaiting a             [         ]
          Taxpayer Identification Number.


            CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

By checking the box in Part 3, I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office, or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within sixty (60) days, 31% of all reportable payments made to me thereafter will be withheld until I provide a number.

CERTIFICATION: UNDER THE PENALTIES OF PERJURY, I CERTIFY THAT THE INFORMATION PROVIDED ON THIS FORM IS TRUE, CORRECT AND COMPLETE.


Signature:  ______________________________  Date:_______________________________

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING
      OF 31% OF ANY PAYMENTS MADE TO YOU. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

________________________________________________________________________________

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9


GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER.-- Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payer.

============================================================      ==================================================================

                                   GIVE THE SOCIAL                                                         GIVE THE EMPLOYER
                                   SECURITY NUMBER                                                          IDENTIFICATION
FOR THIS TYPE OF ACCOUNT:          OF ----                            FOR THIS TYPE OF ACCOUNT:             NUMBER OF ----
============================================================      ==================================================================

1.  An individual's account         The individual                    9.  A valid trust, estate, or       The legal entity (Do not
                                                                          pension trust                   furnish the identifying
2.  Two or more individuals (joint  The actual owner of the                                               number of the personal
    account)                        account or, if combined                                               representative or trustee
                                    funds, any one of the                                                 unless the legal entity
                                    individuals (1)                                                       itself is not designated
                                                                                                          in the account title.) (5)

3.  Husband and wife (joint         The actual owner of the
    account)                        account or, if joint funds,
                                    either person(1)

4.  Custodian account of a minor    The minor(2)                      10. Corporate account               The corporation
    (Uniform Gift to Minors Act)

5.  Adult and minor (joint          The adult or, if the minor        11. Religious, charitable, or       The organization
    account)                        is the only contributor, the          educational organization
                                    minor(1)                              account

                                                                      12. Partnership account held        The partnership
                                                                          in the name of the business

6.  Account in the name of          The ward, minor, or               13. Association, club, or           The organization
    guardian or committee for a     incompetent person (3)                other tax-exempt organization
    designated ward, minor, or
    incompetent person

7.  a  The usual revocable savings  The grantor-trustee(1)            14. A broker or registered          The broker or nominee
       trust account (grantor is                                          nominee
       also trustee)

    b  So-called trust account      The actual owner(1)               15. Account with the                The public entity
       that is not a legal or                                             Department of Agriculture
       valid trust under State                                            in the name of a public
       Law                                                                entity (such as a State or
                                                                          local government, school
                                                                          district, or prison) that
8.  Sole proprietorship account     The owner(4)                          receives agricultural
                                                                          program payments

============================================================      ==================================================================


(1)  List first and circle the name of the person whose number you furnish.
(2)  Circle the minor's name and furnish the minor's social security number.
(3) Circle the ward's, minor's or incompetent person's name and furnish such person's social security number.
(4)  Show the name of the owner.
(5) List first and circle the name of the legal trust, estate, or pension trust.

Note: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9
                                    PAGE 2

OBTAINING A NUMBER

If you don't have a taxpayer identification number or you don't know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

PAYEES EXEMPT FROM BACKUP WITHHOLDING
Payees specifically exempted from backup withholding on ALL payments include the following:
 .  A corporation.
 .  A financial institution.
 . An organization exempt from tax under section 501(a), or an individual retirement plan.
 .  The United States or any agency or instrumentality thereof.
 . A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.
 . A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.
 .  An international organization or any agency, or instrumentality thereof.
 . A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.
 .  A real estate investment trust.
 .  A common trust fund operated by a bank under section 584(a).
 .  An exempt charitable remainder trust, or a non-exempt trust described in section 4947(a)(1).
 . An entity registered at all times under the Investment Company Act of 1940. . A foreign central bank of issue.
 Payments of dividends and patronage dividends not generally subject to backup withholding include the following:
 .  Payments to nonresident aliens subject to withholding under section 1441.
 . Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.
 . Payments of patronage dividends where the amount received is not paid in money.
 .  Payments made by certain foreign organizations.
 .  Payments made to a nominee.
 Payments of interest not generally subject to backup withholding include the following:

 . Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer.
 . Payments of tax-exempt interest (including exempt-interest dividends under section 852).
 .  Payments described in section 6049(b)(5) to nonresident aliens.
 .  Payments on tax-free covenant bonds under section 1451.
 .  Payments made by certain foreign organizations.
 .  Payments made to a nominee.

 Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER. FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER. WRITE "EXEMPT" ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM.

    Certain payments other than interest, dividends, and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041A(a), 6045 and 6050A.

PRIVACY ACT NOTICE.--Section 6109 requires most recipients of dividend, interest or other payments to give taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file tax returns. Beginning January 1, 1993, payers must generally withhold 31% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

PENALTIES

(1) PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER.--If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) FAILURE TO REPORT CERTAIN DIVIDEND AND INTEREST PAYMENTS.--If you fail to include any portion of an includible payment for interest, dividends, or patronage dividends in gross income, such failure will be treated as being due to negligence and will be subject to a penalty of 5% on any portion of an under-payment attributable to that failure unless there is clear and convincing evidence to the contrary.

(3) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDINGS.--If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(4) CRIMINAL PENALTY FOR FALSIFYING INFORMATION.--Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE

                                   EXHIBIT C

                         POOLING OF INTEREST CRITERIA


ATTRIBUTES OF COMBINING ENTERPRISES

(a) Autonomy Condition. Each of the combining enterprises is autonomous and has not been a subsidiary or division of another enterprise within two years before the plan of combination is initiated.

(b) Independence Condition. Each of the combining enterprises is independent of the other combining enterprises.

MANNER OF COMBINING INTERESTS

(c) One-Year Rule. The combination is effected in a single transaction or is completed in accordance with a specific plan within one year after the plan is initiated.

(d) Common-Stock-for-Common-Stock-Condition. An enterprise offers and issues only common stock with rights identical to those of the majority of its outstanding voting common stock in exchange for substantially all of the voting common stock interest of another enterprise at the date the plan of combination is consummated.

(e) Change-in-Equity-Interests Condition. None of the combining enterprises changes the equity interest of the voting common stock in contemplation of effecting the combination either within two years before the plan of combination is initiated or between the dates the combination is initiated and consummated; changes in contemplation of effecting the combination may include distributions to stockholders and additional issuances, exchanges, and retirements of securities.

(f) Treasury-Stock Condition. Each of the combining enterprises reacquires shares of voting common stock only for purposes other than business combinations, and no enterprise reacquires more than a normal number of shares between the dates the plan of combination is initiated and consummated.

(g) Proportionate-Interest Condition. The ratio of the interest of an individual common stockholder to those of other common stockholders in a combining enterprise remains the same as a result of the exchange of stock to effect the combination.

(h) Voting-Rights Condition. The voting rights to which the common stock ownership interests in the resulting combined enterprise are entitled are exercisable by the stockholders; the stockholders are neither deprived of nor restricted in exercising those rights for a period.

(i) Contingency Condition. The combination is resolved at the date the plan is consummated and no provisions of the plan relating to the issue of securities or other consideration are pending.

ABSENCE OF PLANNED TRANSACTIONS

(j) The combined enterprise does not agree directly or indirectly to retire or reacquire all or part of the common stock issued to effect the combination.

(k) The combined enterprise does not enter into other financial arrangements for the benefit of the former stockholders of a combining enterprise, such as a guaranty of loans secured by stock issued in the combination, that in effect negates the exchange of equity securities.

(l) The combined enterprise does not intend or plan to dispose of a significant part of the assets of the combining enterprises within two years after the combination other than disposals in the ordinary course of business of the formerly separate enterprise and to eliminate duplicate facilities or excess capacity.

                                   EXHIBIT D

                    VOTING AGREEMENT AND IRREVOCABLE PROXY
                            (Individual Shareholder)


          This Voting Agreement and Irrevocable Proxy (this "Agreement") dated as of ________ __, 1997 is executed by and among Central Texas Bancorp, Inc., a Texas corporation (the "Company"), Compass Bancshares, Inc., a Delaware corporation ("Compass"), and the other persons who are signatories hereto (referred to herein individually as a "Shareholder" and collectively as the "Shareholders").

          WHEREAS, the Company and Compass have executed that certain Agreement and Plan of Merger dated as of _______ ___, 1997 (the "Merger Agreement") whereby the Company will merge with an existing or to-be-formed wholly-owned subsidiary of Compass (the "Merger"); and

          WHEREAS, Section 6.11 of the Merger Agreement requires that the Company deliver to Compass the irrevocable proxies of the Shareholders; and

          WHEREAS, Compass and the Company are relying on the irrevocable proxies in incurring expense in reviewing the Company's business, in preparing a proxy statement, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger;

          NOW THEREFORE, the parties hereto agree as follows:

          1. Each of the Shareholders hereby represents and warrants to Compass and the Company that they are the registered holders of and have the exclusive right to vote the shares of capital stock ("Stock") of the Company set forth below his name on the signature pages hereto. Each Shareholder hereby agrees to vote at the shareholders' meeting referred to in Section 1.7 of the Merger Agreement (the "Meeting") the shares of Stock set forth below his name on the signature pages hereto and all other shares of Stock such Shareholder owns of record as of the date of the Meeting and to direct the vote of all shares of Stock which the Shareholders own beneficially and have the power and authority to direct the voting thereof as of the date of the Meeting (the "Shares") in favor of approval of the Merger Agreement, and the other agreements and transactions contemplated thereby.

          2. In order better to effect the provisions of Section 1, each Shareholder hereby revokes any previously executed proxies and hereby constitutes and appoints Compass (the "Proxy Holder"), with full power of substitution, his true and lawful proxy and attorney-in-fact to vote at the Meeting all of such Shareholder's Shares in favor of the authorization and approval of the Merger Agreement and the other agreements and transactions contemplated thereby, with such modifications to the Merger Agreement and the other agreements and transactions contemplated thereby as the parties thereto may make, in the event such Shareholder does not vote in favor of the authorization and approval of the Merger Agreement and the other agreements and transactions contemplated thereby; provided, however, that this proxy shall not apply with respect to any vote on the Merger Agreement, and the other agreements and transactions contemplated thereby, if the Merger Agreement shall have been modified so as to reduce the amount of consideration to be received by the Shareholders under the Merger Agreement in its present form.

          3. Each Shareholder hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, each Shareholder will not, and will not agree to, without the consent of Compass, directly or indirectly, sell, transfer, assign, pledge, hypothecate, cause to be redeemed or otherwise dispose of any of the Shares or grant any proxy or interest in or with respect to any such Shares or deposit such shares into a voting trust or enter into another voting agreement or arrangement with respect to such Shares except as contemplated by this Agreement, unless the Shareholder causes the transferee of such Shares to deliver to Compass an amendment to this Agreement whereby such transferee or other holder becomes bound by the terms of this Agreement.

          4. This proxy shall be limited strictly to the power to vote the Shares in the manner set forth in Section 2 and shall not extend to any other matters.

          5. The Shareholders acknowledge that Compass and the Company are relying on this Agreement in incurring expense in reviewing the Company's business, in preparing a proxy statement, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger and that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by applicable law, including Article 2.29C of the Texas Business Corporation Act. The Shareholders and the Company acknowledge that the performance of this Agreement is intended to benefit Compass.

          6. The irrevocable proxy granted pursuant hereto shall continue in effect until the earlier to occur of (i) the termination of the Merger Agreement, as it may be amended or extended from time to time, or (ii) the first business day after the Meeting or any adjournment thereof. In no event shall this Agreement apply to shares of common stock, par value $2.00 per share, of Compass to be received by the Shareholders upon consummation of the Merger.

          7. The vote of the Proxy Holder shall control in any conflict between its vote of the Shares and a vote by the

Shareholders of the Shares and the Company agrees to recognize the vote of the Proxy Holder instead of the vote of the Shareholders in the event the Shareholders do not vote in favor of the approval of the Merger Agreement as set forth in Section 1 hereof.

          8. This Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by the Company, Compass and the Shareholder.

          9. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

          10. This Agreement, together with the Merger Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

          11. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth on below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

          12. This Agreement and the relations among the parties hereto arising from this Agreement shall be governed by and construed in accordance with the laws of the State of Texas.


                            [SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.


                                       CENTRAL TEXAS BANCORP, INC.


                                       By:________________________________

                                       Name:______________________________

                                       Title:_____________________________

                                       Address:

                                       900 Washington Avenue
                                       Waco, Texas  76701-1255
                                       Attention:  F. Herman Coleman
                                                   Chairman and Chief
                                                   Executive Officer



                                       COMPASS BANCSHARES, INC.



                                       By: _______________________________

                                       Name: _____________________________

                                       Title: ____________________________

                                       Address:

                                       15 South 20th Street
                                       Birmingham, Alabama 35233
                                       Attention:  Mr. Daniel B. Graves
                                                    Associate General Counsel

                                       SHAREHOLDERS:



                                       ___________________________________

                                       ___________________________________

                                       Address:   _________________________

                                                  _________________________


                                       ____________ shares of Common Stock



                                       Pledgee:   _________________________

                                       Address:   _________________________

                                                  _________________________

                                       Loan No.:  _________________________

                                   EXHIBIT D

                    VOTING AGREEMENT AND IRREVOCABLE PROXY

                            (Shareholder Agreement)


          This Voting Agreement and Irrevocable Proxy (this "Agreement") dated as of ________ __, 1997 is executed by and among Central Texas Bancorp, Inc., a Texas corporation (the "Company"), Compass Bancshares, Inc., a Delaware corporation ("Compass"), and F. Herman Coleman as Trustee ("Trustee") under that certain Shareholders Agreement dated as of July 21, 1988, as amended by that certain First Amendment to Shareholder Agreement dated November 10, 1992 (as amended, the "Shareholders Agreement") between the Trustee and certain shareholders of the Company with respect to 201,136 shares the outstanding common stock of the Company ("Stock");

          WHEREAS, the Company and Compass have executed that certain Agreement and Plan of Merger dated as of _______ ___, 1997 (the "Merger Agreement") whereby the Company will merge with an existing or to-be-formed wholly-owned subsidiary of Compass (the "Merger"); and

          WHEREAS, Section 6.11 of the Merger Agreement requires that the Company deliver to Compass the irrevocable proxy of the Trustee for the Stock; and

          WHEREAS, Compass and the Company are relying on the irrevocable proxies in incurring expense in reviewing the Company's business, in preparing a proxy statement, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger;

          NOW THEREFORE, the parties hereto agree as follows:

          1. The Trustee represents and warrants to Compass and the Company that he has been designated, and currently serves, as trustee under the Shareholders Agreement. The Trustee hereby represents and warrants to Compass and the Company that he has the exclusive right to vote the shares of the Stock subject to the terms, provisions and conditions of the Shareholders Agreement. The Trustee hereby agrees to vote the Stock at the shareholders' meeting referred to in Section 1.7 of the Merger Agreement (the "Meeting") in favor of approval of the Merger Agreement and the other agreements and transactions contemplated thereby. The Trustee has received written consent from all of the parties to the Shareholders Agreement in order for the Trustee to vote the Stock in favor of the Merger and the other agreements and transactions contemplated thereby. The Trustee hereby agrees that he will not voluntarily take any action or fail to take any action which could result in (i) the release of any shares of Stock from the Shareholders Agreement, or (ii) the termination or amendment of the

Shareholders Agreement with respect to some or all of the Stock prior to the Meeting or any adjournment thereof in a manner that would prevent the Stock from being voted for the Merger Agreement as set forth herein. This Agreement shall not be affected by any resignation or removal of the Trustee after the date hereof, or by any amendment or termination of the Shareholders Agreement.

          2. In order better to effect the provisions of Section 1, the Trustee hereby revokes any previously executed proxies and hereby constitutes and appoints Compass (the "Proxy Holder"), with full power of substitution, his true and lawful proxy and attorney-in-fact to vote at the Meeting all of the Stock in favor of the authorization and approval of the Merger Agreement and the other agreements and transactions contemplated thereby, with such modifications to the Merger Agreement and the other agreements and transactions contemplated thereby as the parties thereto may make, in the event the Trustee does not vote in favor of the authorization and approval of the Merger Agreement and the other agreements and transactions contemplated thereby; provided, however, that this proxy shall not apply with respect to any vote on the Merger Agreement, and the other agreements and transactions contemplated thereby, if the Merger Agreement shall have been modified so as to reduce the amount of consideration to be received by the shareholders of the Company under the Merger Agreement in its present form.

          3. This proxy shall be limited strictly to the power to vote the Stock in the manner set forth in Section 2 and shall not extend to any other matters.

          4. The Trustee acknowledges that Compass and the Company are relying on this Agreement in incurring expense in reviewing the Company's business, in preparing a proxy statement, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger and that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by applicable law, including Article 2.29C of the Texas Business Corporation Act. The Trustee and the Company acknowledge that the performance of this Agreement is intended to benefit Compass.

          5. The irrevocable proxy granted pursuant hereto shall continue in effect until the earlier to occur of (i) the termination of the Merger Agreement, as it may be amended or extended from time to time, or (ii) the first business day after the Meeting or any adjournment thereof. In no event shall this Agreement apply to shares of common stock, par value $2.00 per share, of Compass to be received by the shareholders of the Company upon consummation of the Merger.

          6. The vote of the Proxy Holder shall control in any conflict between its vote of the Shares and a vote by the Trustee of the Shares and the Company agrees to recognize the vote of the Proxy Holder instead of the vote of the Trustee in the event the Trustee does not vote in favor of the approval of the Merger Agreement as set forth in Section 1 hereof.

          7. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the Company, Compass and the Trustee.

          8. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

          9. This Agreement, together with the Merger Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

          10. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth on below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

          11. This Agreement and the relations among the parties hereto arising from this Agreement shall be governed by and construed in accordance with the laws of the State of Texas.



                            [SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.


                                       CENTRAL TEXAS BANCORP, INC.


                                       By:________________________________

                                       Name:______________________________

                                       Title:_____________________________

                                       Address:

                                       900 Washington Avenue
                                       Waco, Texas  76701-1255
                                       Attention:  F. Herman Coleman
                                                   Chairman and Chief
                                                   Executive Officer



                                       COMPASS BANCSHARES, INC.



                                       By: _______________________________

                                       Name: _____________________________

                                       Title: ____________________________

                                       Address:

                                       15 South 20th Street
                                       Birmingham, Alabama 35233
                                       Attention:  Mr. Daniel B. Graves
                                                   Associate General Counsel

                                       TRUSTEE:



                                       ___________________________________
                                       F. Herman Coleman

                                       Address:   900 Washington Avenue
                                                  Waco, Texas  76701-1255


                                       ____________ shares of Common Stock



                                       Pledgee:  _________________________

                                       Address:  _________________________

                                                 _________________________

                                       Loan No.: _________________________

                                   EXHIBIT E

                        OPINIONS REQUIRED FROM COUNSEL
                          TO THE COMPANY AND THE BANK


       (i) the Company is a Texas corporation and a bank holding company under the Bank Holding Company Act of 1956, as amended, and is duly organized, validly existing and in good standing under the laws of the State of Texas. The Bank is a national banking association, duly organized, validly existing and holds a valid certificate to transact the business of banking under the laws of the United States of America. Each of the Company and the Bank has all requisite corporate power and authority to carry on its business as we know it to be conducted and to own, lease and operate its properties and assets as now owned, leased or operated. Each of the Company and the Bank is authorized to do business and in good standing in Texas;

       (ii) the Company has all requisite corporate power and authority to execute and deliver the Agreement and any other agreements contemplated by the Agreement (collectively, the "Other Agreements") and to consummate the transactions contemplated thereby; all corporate acts and other corporate proceedings required to be taken by or on the part of the Company to execute and deliver the Agreement and the Other Agreements and to consummate the transactions contemplated therein have been duly and validly taken; and the Agreement and the Other Agreements have been duly executed and delivered by, and constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

       (iii) the authorized capital stock of the Company consists solely of 500,000 shares of Company Common Stock (as defined in the Agreement) of which 400,000 shares are issued and outstanding (none of which are held in the treasury) and 500,000 shares of Undesignated Preferred Stock, none of which are outstanding; the Company is the record holder of all of the issued and outstanding capital stock of the Bank; all of the outstanding shares of the Company Common Stock are validly issued, fully paid and nonassessable and all of the capital stock of the Bank is validly fully paid and, except as provided in the National Bank Act and the Federal Deposit Insurance Act, nonassessable; and to the best of our knowledge, none of such stock was issued in violation of the preemptive rights of any person;

       (iv) to the best of our knowledge and except as set forth in the Schedules to the Agreement, there are no outstanding subscriptions, options, rights, warrants, calls, convertible securities, irrevocable proxies, or other agreements or commitments to which the Company or the Bank is a party obligating the Company or the Bank to issue any shares of, restricting the transfer of, or otherwise relating to shares of their respective capital stock of any class;

       (v) the execution and delivery by the Company of the Agreement does not and the consummation of the transactions contemplated thereby will not contravene or violate any provision of or constitute a default, the violation of which could have material adverse effect taken as a whole, under (a) the articles of incorporation or association or bylaws of the Company or the Bank,
(b) to the best of our knowledge and except as disclosed in the Agreement and Schedules, any note, license, instrument, mortgage, deed of trust, or other agreement or understanding, permit, authorization or contract, order, arbitration award, judgment or decree, or any other restriction of any kind or character known to us to which the Company or the Bank is a party or by which the Company or the Bank or any of their respective assets or properties is bound, and (c) to the best of our knowledge and except as disclosed in the Agreement and Schedules, any law, regulation, rule, administrative regulation or decree of any court or any governmental agency or body whether domestic or foreign applicable to the Company or the Bank, or their respective assets or properties;

       (vi) except as disclosed in the Agreement and Schedules and except for such consents, approvals, authorizations, actions or filings as have already been obtained by Compass or Compass Texas, no consent, approval, authorization, action or filing with any court, governmental agency or public body is required in connection with the execution, delivery and performance by the Company of the Agreement;

       (vii) except as set forth in the Schedules to the Agreement, to the best of our knowledge, neither the Company nor the Bank is a party to any material Proceeding (as defined in the Agreement), nor to the best of our knowledge, is any Proceeding threatened against or affecting the Company or the Bank, which by the terms of the Agreement would be required to be set forth in the Schedules; and

       (viii) to the best of our knowledge and except as set forth in the Schedules to the Agreement, neither the Company nor the Bank is in material default under any law or regulation, or under any order of any court, commission, board, bureau, agency or instrumentality wherever located.

Notwithstanding anything contained herein to the contrary, no opinion is expressed with regard to the enforceability of Section 10.1(c) of the Agreement or any other provision of the Agreement to the extent such other provision may be affected by the enforceability of Section 10.1(c).

                                   EXHIBIT F

                        OPINIONS REQUIRED FROM COUNSEL
                         TO COMPASS AND COMPASS TEXAS



       (i) Compass and Compass Texas are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, and Compass is a bank holding company under the Bank Holding Company Act of 1956, as amended. Compass and Compass Texas have all requisite corporate power and authority to carry on their business as now being conducted and to own, lease and operate their properties as now owned, leased or operated. Compass and Compass Texas are duly qualified and in good standing in the respective states where such qualification is required;

       (ii) Compass and Compass Texas each have all requisite power and authority to execute and deliver the Agreement and any other agreements contemplated by the Agreement (collectively, the "Other Agreements") and to consummate the transactions contemplated thereby; all acts (corporate or otherwise) and other proceedings required to be taken by or on the part of Compass and Compass Texas (or either of them) to execute and deliver the Agreement and the Other Agreements and to consummate the transactions contemplated therein have been duly and validly taken; and the Agreement and the Other Agreements have been duly executed and delivered by, and constitute the valid and binding obligation of each of Compass and Compass Texas enforceable against Compass and Compass Texas in accordance with their terms, subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

       (iii) the shares of Compass Common Stock to be issued pursuant to the Agreement are authorized under the Certificate of Incorporation of Compass, validly issued, fully paid and nonassessable and will not be issued in violation of the preemptive rights of any person; and, to the best of our knowledge and except as contemplated by the Agreement, the shares of Compass Common Stock issued pursuant to the Agreement are not subject to any agreements or understandings to which Compass is a party with respect to the voting or transfer of such shares and are not subject to any agreements or understandings among any other parties with respect to the voting or transfer of such shares;

       (iv) the execution and delivery by Compass and Compass Texas of the Agreement does not and the consummation of the transactions contemplated thereby will not contravene or violate any provision of or constitute a default under
(a) the certificate of incorporation or bylaws of Compass or Compass Texas, (b) to the best of our knowledge and except as disclosed in the Agreement, any note, license, instrument, mortgage, deed of trust, or other agreement or understanding, permit, authorization or contract, order, arbitration award, judgment of decree, or any other restriction of any kind known to us to which Compass or Compass Texas is a party or by which Compass or Compass Texas or any of their assets or properties is bound, the breach or violation of which could have a material adverse effect on Compass and its Subsidiaries taken as a whole, and (c) to the best of our knowledge and except as disclosed in the Agreement, any law, regulation, rule, administrative regulation or decree of any court or any governmental agency or body applicable to Compass or Compass Texas or their respective assets or properties;

       (v) except as disclosed in the Agreement and except for such consents, approvals, authorizations, actions or filings as have already been obtained, no consent, approval, authorization, action or filing with any court, governmental agency or public body is required in connection with the execution, delivery and performance by Compass and Compass Texas of the Agreement;

       (vi) to the best of our knowledge, neither Compass nor Compass Texas is in violation of or default under the respective Certificates of Incorporation or Bylaws of Compass or Compass Texas or any agreement, document or instrument under which Compass or Compass Texas is obligated or bound, or any law, order, judgment, or regulation applicable to Compass or Compass Texas or any of their Subsidiaries, the violation of which could have a material adverse effect on Compass and its Subsidiaries taken as a whole; and

       (vii) the shares of Compass Common Stock to be issued pursuant to the Agreement have been registered under the Securities Act of 1933, as amended.

                                   EXHIBIT G

                   COMPASS TEXAS REPRESENTATIONS CERTIFICATE

     ____________ ("Compass Texas") hereby represents and warrants to the Company as follows. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement and Plan of Merger dated _________________, 1997 by and between Compass Bancshares, Inc. and Central Texas Bancorp, Inc. (the "Agreement").

     1. Compass Texas is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to conduct its business as now conducted, to own, lease and operate its properties and assets, as now owned, leased or operated and to enter into and carry out its obligations under the Agreement.

     2. Compass Texas has full corporate power and authority and no further corporate proceedings on the part of Compass Texas are necessary to execute and deliver the Amendment to Agreement and Plan of Merger dated ___________, 1997 ("Amendment") and to consummate the transactions contemplated thereby, all of which have been duly and validly authorized by Compass Texas' Board of Directors. The Amendment has been duly executed and delivered by Compass Texas and is a duly authorized, valid, legally binding and enforceable obligation of Compass Texas, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over Compass Texas as may be required by statute or regulation.
Except as set forth on the Schedule attached hereto, neither the execution, delivery nor performance of the Amendment in its entirety, nor the consummation of all the transactions contemplated thereby, following the receipt of such approvals as may be required from the SEC, the OCC, the FRB, the FDIC, and the Department will (i) violate (with or without the giving of notice or passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to Compass Texas.

     3. No representation or warranty by Compass Texas in the Amendment, nor any statement or exhibit furnished to the Company or the Bank under and pursuant to, or in anticipation of the Amendment, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

          IN WITNESS WHEREOF, Compass Texas has executed this Certificate this _____ day of ____________, 1997.

                              _____________________________________

                              By:__________________________________
                              Its:________________________________

                                   EXHIBIT H



                               ___________, 1997

Compass Bancshares, Inc.
15 South 20th Street
Birmingham, Alabama   35233

Shareholders of Central Texas Bancorp, Inc.
c/o Central Texas Bancorp, Inc.
900 Washington Avenue
Waco, Texas 76701-1255

Gentlemen:

     You have requested our opinion as to the likely federal income tax consequences of the proposed merger (the "Merger") of Central Texas Bancorp, Inc. (the "Company") with and into a wholly-owned first-tier subsidiary ("Sub") of Compass Bancshares, Inc. ("Compass") pursuant to the Agreement and Plan of Merger dated _____________, 1997 by and among Compass, Sub, and the Company (the "Merger Agreement"), with the shareholders of the Company receiving solely Compass voting common stock.

     In issuing the opinion set forth in this letter, we have relied upon (1) the Merger Agreement, (2) the facts, representations, information and documentation set forth in the Registration Statement on Form S-4 of Company filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), and (3) the representations and assumptions below:

     (a) In the Merger, Sub will acquire "substantially all" of the historic assets of the Company and the Texas National Bank of Waco ("Bank"), and after the Merger, Compass or its subsidiaries will continue to hold such assets to carry on the historic businesses of the Company and the Bank.

     (b) Each shareholder and entity participating in the Merger will pay its own expenses incurred in connection with the Merger.

     (c) The adjusted tax basis and fair market value of the assets acquired in the Merger exceeds the sum of the liabilities assumed by Sub as part of the Merger and the amount of the liabilities to which the transferred assets are subject.

Compass Bancshares, Inc.
Shareholders of Central Texas Bancorp, Inc.
_____________, 1997
Page 2



     The opinion set forth in this letter is predicated upon the facts and representations set forth in the Merger Agreement, the Registration Statement and this letter. Any change in such facts may adversely affect our opinion. Furthermore, as explained below, our opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), current applicable regulations promulgated under the Code, current published administrative positions of the Internal Revenue Service such as revenue rulings and revenue procedures, and existing judicial decisions as of the date hereof, all of which are subject to change either prospectively or retroactively. Any change in such authorities may adversely affect our opinion. We assume no obligation to update our opinion subsequent to the date of the consummation of the Merger for any deletions or additions to or modifications of any law applicable to the Merger.

     Based on our review of the Merger Agreement, the Registration Statement and the information and assumptions set forth herein, and assuming that the transactions described therein are completed as described, our opinion as to federal income tax consequences of the Merger is as follows.

1. Provided that the Merger qualifies as a statutory merger under the laws of the state of Texas, the Merger will constitute a reorganization within the meaning of Section 368 of the Code.
2. Compass, Sub and the Company will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

3. Neither Compass nor the Company will recognize any gain or loss as a result of the Merger.

4. Pursuant to Section 354(a)(1) of the Code, no gain or loss will be recognized by Company shareholders who exchange all of their Company common stock for shares of Compass voting common stock whether or not Compass proceeds with the Bank Merger after the Merger.

5. Pursuant to Revenue Ruling 66-365, 1966-2 C.B. 116, and Revenue Procedure 77-41, 1977-2 C.B. 574, if a cash payment is received by a shareholder of the Company in lieu of a fractional share interest of Compass voting stock, the cash payment will be treated as received by the shareholder as a distribution in redemption of that fractional share interest and will be treated as a distribution in full payment in exchange for the fractional share redeemed subject to the provisions and limitations of Section 302 of the Code and considering the application of Section 318 of the Code.

Compass Bancshares, Inc.
Shareholders of Central Texas Bancorp, Inc.
_____________, 1997
Page 3



     Similar treatment will apply to any dissenting shareholders who receive cash.

     We express no opinion with regard to the federal income tax consequences of the Merger not addressed expressly by the above opinions. In addition, we express no opinion as to any state, local or foreign tax consequences with respect to the Merger.

     This opinion is being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

     The shareholders of the Company should consult with a qualified tax advisor with respect to any reporting requirements which may be applicable, or to any tax considerations other than those expressly mentioned herein.


                                       Very truly yours,

                                   EXHIBIT I

                             EMPLOYMENT AGREEMENT


     THIS AGREEMENT, is made and entered into as of __________, 1997, effective as of the date set forth hereinafter, by and between Compass Texas Management, Inc., a Texas corporation ("Compass"), and F. Herman Coleman ("Employee").

     WHEREAS, Employee has been an employee of Central Texas Bancorp, Inc. and Texas National Bank of Waco (jointly herein called the "Company") which will be acquired ("Merger") by Compass Bancshares, Inc. and its affiliates pursuant to an Agreement and Plan of Merger dated as of ______________, 1997 ("Merger Agreement"), and Employee acknowledges that (i) the Company has been engaged for a number of years in the business of banking, lending, deposit taking, and related banking and trust services (the "Business") in the McLennan County, Texas areas; (ii) Employee is one of a limited number of persons instrumental in the development of the Business of the Company; (iii) Employee's work for the Company has given him and will continue to give him access to trade secrets and confidential information concerning the Business and the relationships between the Company and its customers; (iv) Employee's employment with Compass will give him access to trade secrets and confidential information concerning the business and customer relationships of Compass and its affiliates; (v) the agreements and covenants contained in this Agreement are essential to protect the Business and goodwill of the Company being acquired by Compass Bancshares, Inc. and the business and goodwill of Compass and its affiliates, and (vi) that Compass would not employ Employee except for such covenants and agreements.

     NOW, THEREFORE, in consideration of the agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, Compass and Employee hereby agree, effective as of the date of the consummation of the Merger, as follows:

     1. Employment. Commencing on the effective date of the Merger and for a period of two years thereafter ("Term"), Compass agrees to employ Employee and Employee agrees to act as a senior officer of Compass Bank, an affiliate of Compass (the "Bank"). Employee hereby accepts such employment on the terms and conditions set forth in this Agreement.

     2. Position and Responsibilities. Employee will be engaged by the Bank in said capacity and will provide such services as may be determined by the Chief Executive Officer of Compass and the Bank Board of Directors in accordance and compliance with the rules and regulations of Compass and the Bank as adopted orally or in writing by the Board of Directors of Compass and to carry out orders, directions, and policies announced to Employee by Compass or the Bank unless such orders, directions or policies violate applicable laws and regulations. Employee shall provide such services to Compass and the Bank in McLennan County, Texas. During the Term, Employee shall devote his full business time and efforts to the performance of his duties hereunder. It is, however, understood and agreed that the preceding sentence shall not prohibit Employee from spending a reasonable amount of time managing his personal investments and discharging his civic responsibilities as long as such activities do not interfere with the discharge of his duties hereunder, including Employee's service to:

     (a) Center for Occupational Research and Development as a member of the Board of Directors;

     (b)  Waco Industrial Foundation as a member of the Board of Directors;

     (c) Huaco Industrial Foundation as the President and member of the Board of Directors; and

     (d) Various family owned and controlled corporations as an officer and member of the Board of Directors.

During the Term, Employee will not serve as an officer or director of any business enterprise (other than the Bank or with respect to the entities listed above) without the prior approval of the Chief Executive Officer of Compass.

     3. Compensation. (a) Compass shall pay Employee (or cause to be paid by the Bank) for all services and agreements of Employee pursuant to this Agreement, and any other duties assigned to him by Compass, an annual base salary of $175,000 per year with merit increases in accordance with Compass Bank's salary administration program based upon performance, which shall be payable in accordance with Compass' customary payroll practices with respect to time and manner of payment. Employee shall also be entitled to participate, up to 40% of Employee's base annual salary, in the Compass Bancshares, Inc. executive incentive program. Compass shall also continue to furnish to Employee the automobile currently furnished to Employee by the Company.

          (b) If Employee's employment under this Agreement is terminated by Compass for other than death or "good cause", as defined in Section 6 hereof, Compass will pay (or cause to be paid) the compensation provided by this Agreement for the remainder of the Term. In the event of the termination of Employee's employment under this Agreement because of Employee's disability, as defined in Section 6 hereof, any payments of disability benefits to Employee under any disability insurance policy or disability benefit plan covering Employee maintained by Compass or its affiliates, as it may exist from time to time, shall be treated as payments by Compass toward satisfaction of its obligations under this Agreement. Such payments shall be paid in accordance with

Compass' customary payroll practices with respect to the time and manner of payment. Payments received under medical insurance policies are not counted toward this obligation. If Employee, dies, resigns or is terminated for "good cause", Compass shall have no further obligation to Employee under this Agreement or otherwise.

     4. Benefits. During the Term, Compass shall provide Employee such benefits as are made generally available to employees of equal title and base salary on the same basis as Compass makes such benefits available to Compass' other employees, including participation in the Compass Bancshares, Inc. retirement plan.

     5.   Confidentiality; Nonsolicitation; Noncompetition.

     (a) Employee recognizes and acknowledges that he has and will have access to confidential information of a special and unique value concerning Compass and its affiliates which may include, without limitation, books and records relating to operations, customer names and addresses, customer service requirements, customer financial statements and other financial, business and personal information relating to Compass and its affiliates, their customers, markets, officers and employees, cost of providing service and equipment, operating and maintenance costs, and pricing criteria. Employee also recognizes that a portion of the business of Compass and its affiliates is dependent upon trade secrets, including techniques, methods, systems, processes, data and other confidential information. The protection of these trade secrets and confidential information against unauthorized disclosure or use is of critical importance to Compass. Employee therefore agrees that, without prior written authorization from the Chief Executive Officer of Compass, he will not at any time, either while employed by Compass or the Bank or afterwards, make any independent use of, or disclose to any other person, any trade secrets or confidential information of Compass or its affiliates or the Company. The agreements contained in this Section 5(a) shall survive the termination of this Agreement.

     (b) All records, files, memoranda, reports, price lists, customer lists, documents, and other information (together with all copies thereof) which relate to Compass, its affiliates, or the Company, and which Employee, either prior to or during the Term, has obtained or obtains, uses, prepares, or comes in contact with shall remain the sole property of Compass and its affiliates. Upon the termination of Employee's employment by Compass, or upon the prior demand of Compass, all such materials and all copies thereof shall be returned to the Company (or its successors by merger) immediately.

     (c) To support the agreements contained in Section 5(a) hereof, from the date hereof and for a period of one year after Employee's employment with Compass or the Bank is terminated for any reason, Employee, on behalf of himself and his present and future affiliates and employers (other than the Company or its successors by merger), agrees not to and shall not directly or indirectly (i) hire, employ or engage any past, present or future employee of Compass, its affiliates or the Company, without the prior written permission of the Chief Executive Officer of Compass, (ii) compete for or solicit banking, lending, deposit taking or any other banking or trust services business for or on behalf of any bank or other financial institution with a place of business in McLennan County, Texas, or own, operate, participate in, undertake any employment with or have any interest in any bank or other financial institution with a place of business in McLennan County, Texas, except owning publicly traded stock for investment purposes only in which Employee owns less than 5% (iii) compete for or solicit banking, lending, deposit taking or any other banking or trust services business from any customer of the Company (or its successors by merger), or (iv) use in any competition, solicitation or marketing effort any proprietary list of or other information concerning customers of the Company, Compass or its affiliates developed by the Company, Compass or its affiliates.

     (d) In the event of a breach or threatened breach by Employee of the provisions of this Section 5, Compass shall be entitled to temporary or permanent injunctions and other appropriate relief restraining Employee from using or disclosing, in whole or in part, trade secrets and confidential information or violating the other provisions hereof. Employee hereby waives any requirement that Compass post any bond in connection with obtaining any such relief. Nothing herein shall be construed as prohibiting Compass from pursuing any other remedies available to it.

     6. Termination of Employment. Employee's employment with Compass shall be terminated upon the occurrence of any one or more of the following events:

          (a) Compass gives written notice of termination for good cause to Employee. For the purposes of this Agreement, "good cause" shall include, without limitation, a willful and material violation of applicable banking laws and regulations; dishonesty; theft; fraud; embezzlement; the commission of a felony or a crime involving moral turpitude; violation of Compass' or the Bank's drug and alcohol policy; conduct disloyal to Compass or its affiliates; willful disregard of lawful instructions of the officers or directors of Compass or its affiliates relating to a material matter; or any other breach of this or any other Agreement between Employee and Compass.

          (b)  Death.

          (c) The disability of Employee. For purposes of this Agreement, "disability" shall mean a mental or physical condition resulting from an injury or illness which shall render Employee incapable of performing the essential functions of his position with reasonable accommodations from Compass.

          (d) Resignation of Employee who agrees to provide not less than 60 days prior written notice of his resignation to Compass.

     7.   Notices. Any notice required or desired to be given under this
          -------
Agreement shall be deemed given if in writing mailed or delivered as follows:

          If to Employee:

                    F. Herman Coleman
                    P.O. Box 2299
                    Waco, Texas 76703

          If to Compass:

                    Charles E. McMahen
                    Compass Texas Management, Inc.
                    24 Greenway Plaza
                    Suite 1401
                    Houston, Texas  77046

     8. Entire Agreement. This Agreement contains the entire agreement of the parties regarding the employment of Employee by Compass and supersedes any prior agreement, arrangement or understanding, whether oral or written, between Compass and Employee concerning Employee's employment hereunder.

     9. Choice of Law. This Agreement shall be governed by, and enforced according to, the laws of the State of Texas. The invalidity of any provision shall be automatically reformed to the extent permitted by applicable law and shall not affect the enforceability of the remaining provisions hereof.

     10. Assignment. This Agreement is for the personal service of Employee and may not be assigned by Employee but may be assigned by Compass to any affiliate or successor in interest to Compass' business. In the event Compass makes such an assignment, Employee shall continue to perform, on behalf of such affiliate or successor, the services required of Employee by this Agreement and the provisions of this Agreement shall be binding upon, and inure to the benefit of, such successor or affiliate. This Agreement shall be binding upon and inure to the benefit of Employee, his heirs, representatives and estate.

     11. Modification; Termination. This Agreement may be modified only by written agreement signed by Employee and by a duly authorized officer of Compass. The failure to insist upon compliance with any provision hereof shall not be deemed a waiver of such provision or any other provision hereof. This Agreement shall terminate if the Merger Agreement shall be terminated, provided however, Employee agrees that if this Agreement is terminated he will keep confidential any confidential information received from Compass or its affiliates prior to such termination.

     12. Counterparts. This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

          IN WITNESS WHEREOF, this Agreement is executed by the parties as of the day and year first above written, but shall not become effective until the consummation of the Merger.

                                       COMPASS TEXAS MANAGEMENT, INC.


                                       By: _______________________________

                                       Name: _____________________________

                                       Title: ____________________________


                                       ___________________________________
                                       F. Herman Coleman

                                   EXHIBIT J

                               RELEASE OF CLAIMS


     THIS RELEASE OF CLAIMS ("Release") dated the __ day of ______, 1997, is executed and delivered by the person executing below to Central Texas Bancorp, Inc., a Texas corporation (the "Company"), and The Texas National Bank of Waco, a national bank (the "Bank").

     WHEREAS, Compass Bancshares, Inc. ("Compass") is to acquire the Company pursuant to that certain Agreement and Plan of Merger dated as of _____________, 1997, by and between Compass and the Company, as amended (the "Agreement"), whereby the Company will be merged with a wholly-owned subsidiary of Compass; and

     WHEREAS, Compass has required as a condition to such acquisition that the undersigned execute and deliver this Release to confirm the absence of any claims by the undersigned against the Company or its subsidiaries, including the Bank ("Subsidiaries");

     NOW, THEREFORE, in consideration of the premises contained herein and ten dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees as follows:

     Section 1. Release. The undersigned hereby RELEASES and FOREVER DISCHARGES the Company and its Subsidiaries from all manners of action, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, premises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever in law or in equity which the undersigned ever had, now has, or hereafter can, shall or may have against the Company or its Subsidiaries, in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof; provided, however, that the Company and its Subsidiaries shall not be released from any of their respective obligations or liabilities to the undersigned (i) in respect of accrued compensation permitted by any written agreement with the Company or its Subsidiaries which is attached hereto as Exhibit A or which has been scheduled and made part of the Agreement;
(ii) in connection with any indebtedness or contractual obligation or liability to the undersigned existing on the date hereof; (iii) as to rights of indemnification pursuant to the Articles of Incorporation or Association or Bylaws of the Company and its Subsidiaries; and (iv) reflected on Exhibit B hereto.

     Section 2. Successors. This Release shall be binding upon the undersigned and his or her heirs, devisees, administrators, executors, personal representatives, successors and assigns and shall inure to the benefit of the Company and its Subsidiaries and their respective successors and assigns.

     Section 3. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to Texas principles of conflicts of law.

     Section 4. Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

     Section 5. Modification. This Release may be modified only by a written instrument executed by the undersigned and the Company and its Subsidiaries.

     IN WITNESS WHEREOF, the undersigned has executed this Release effective as of the date first above written.



                              Signature


                              Printed Name


STATE OF TEXAS      (S)
                    (S)
COUNTY OF MCLENNAN  (S)

     This instrument was acknowledged before me on ________, 1997 by
____________________.



                              ______________________________
                              Notary Public in and for the
                              State of Texas

                              ______________________________
                              Notary's Name Typed or Printed


                              My Commission Expires: ______________________

                                   EXHIBIT K

                               RELEASE OF CLAIMS


     THIS RELEASE OF CLAIMS ("Release") dated the ___ day of ____, 1997, is executed and delivered by Central Texas Bancorp, Inc., a Texas corporation (the "Company"), The Texas National Bank of Waco, a national bank and
___________________, a _______________ corporation (collectively, the
"Subsidiaries").

     WHEREAS, the persons listed on Exhibit A attached hereto and made a part hereof constitute the duly elected directors ("Directors") of the Company and the Subsidiaries on the date hereof;

     WHEREAS, Compass Bancshares, Inc., a Delaware corporation ("Compass"), is to acquire the Company pursuant to that certain Agreement and Plan of Merger dated as of ______________, 1997 by and between Compass and the Company, as amended ("Agreement"), whereby the Company will be merged with a wholly-owned subsidiary of Compass; and

     WHEREAS, the Company has required as a condition to such acquisition that the Directors be released of any claims by the Company or its Subsidiaries against the Directors;

     NOW, THEREFORE, in consideration of the premises contained herein and ten dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and its Subsidiaries hereby agree as follows:

     Section 1. Release. The Company and the Subsidiaries hereby RELEASE and FOREVER DISCHARGE the Directors from all manners of action, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, premises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever in law or in equity which the Company or the Subsidiaries ever had, now have, or hereafter can, shall or may have against the Directors, in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof; provided, however, that no Director shall be released from (i) any action arising from intentional fraud, deceit or wilful misconduct in connection with the transactions contemplated by the Agreement or otherwise, or (ii) his or her obligations or liabilities to the Company or the Subsidiaries in connection with any indebtedness or any contractual obligation or liability of such Director to the Company or the Subsidiaries existing on the date hereof.

     Section 2. Successors. This Release shall be binding upon the Company, and the Subsidiaries and their respective successors and assigns and shall inure to the benefit of the Directors and their respective heirs, devisees, administrators, executors, successors and assigns.

     Section 3. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to Texas principles of conflicts of law.

     Section 4. Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

     Section 5. Modification. This Release may be modified as to any Director only by a written instrument executed by the undersigned and such Director.

     IN WITNESS WHEREOF, the Company and the Subsidiaries have executed this Release effective as of the date first above written.


                                       CENTRAL TEXAS BANCORP, INC.



                                       By: ______________________________

                                       Name: ____________________________

                                       Title: ___________________________



                                       THE TEXAS NATIONAL BANK OF WACO



                                       By: ______________________________

                                       Name: ____________________________

                                       Title: ___________________________

                                       [_________________________________]


                                       By: ______________________________

                                       Name: ____________________________

                                       Title: ___________________________

STATE OF TEXAS      (S)
                    (S)
COUNTY OF MCLENNAN  (S)


     This instrument was acknowledged before me on ________, 1997 by ____________________, the ______________ of Central Texas Bancorp, Inc.



                                       ___________________________________
                                       Notary Public in and for the
                                       State of Texas


                                       ___________________________________
                                       Notary's Name Typed or Printed


                                       My Commission Expires: ____________



STATE OF TEXAS      (S)
                    (S)
COUNTY OF MCLENNAN  (S)


     This instrument was acknowledged before me on ______, 1997 by ___________________, the __________________ of The Texas National Bank of Waco,
a national bank.


                                       ___________________________________
                                       Notary Public in and for the
                                       State of Texas


                                       ___________________________________
                                       Notary's Name Typed or Printed


                                       My Commission Expires: ____________

STATE OF TEXAS      (S)
                    (S)
COUNTY OF ________  (S)


     This instrument was acknowledged before me on ________, 199_ by ____________________, the ______________ of ___________________.


                                       ___________________________________
                                       Notary Public in and for the
                                       State of Texas


                                       ___________________________________
                                       Notary's Name Typed or Printed


                                       My Commission Expires: ____________

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
                -----------------------------------------------

     This First Amendment to Agreement and Plan of Merger (this "Amendment") dated as of April 28, 1997 is entered into by and among Compass Bancshares, Inc. ("Compass"), Compass Texas Acquisition Corp. ("CTAC") and Central Texas Bancorp, Inc. (the "Company").

     WHEREAS, Compass and the Company entered into an Agreement and Plan of Merger dated as of March 14, 1997 (the "Merger Agreement");

     WHEREAS, the Merger Agreement requires that an existing or new subsidiary of Compass shall be merged with the Company, with the existing or new subsidiary being the surviving entity;

     WHEREAS, CTAC is such existing or new subsidiary;

     WHEREAS, Section 8.3 of the Merger Agreement requires Compass and the Company to amend the Merger Agreement for the purpose of making CTAC a party thereto; and

     WHEREAS, the parties also desire to clarify Section 1.6(b) of the Merger Agreement relating to adjustments for certain activities of Compass with regard to shares of its outstanding common stock;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Merger Agreement.

          2. Upon execution of this Amendment, CTAC shall become a party to the Merger Agreement, shall be deemed to be Compass Texas as defined in the Merger Agreement, and shall succeed to the rights and become subject to the obligations of Compass Texas as provided in the Merger Agreement.

          3. The last sentence of Section 1.6(b) of the Merger Agreement is hereby amended in its entirety to read as follows:

               The aggregate number of shares of Compass Common Stock to be exchanged for each Share and the $34.00 figure referenced above, respectively, shall be adjusted appropriately to reflect any stock dividends or splits, reclassification, recapitalization or conversion with respect to Compass

               Common Stock, when the record date or payment occurs prior to the Effective Time.

          4. The execution of this Amendment shall not relieve Compass of its obligations under the Merger Agreement.

          5. Except as herein provided, the terms of the Merger Agreement shall remain in full force and effect.

          6. This Amendment may be executed in several counterparts, and by the parties on separate counterparts, and all such counterparts, when so executed and delivered, shall constitute but one and the same agreement.


                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF the parties have executed this Amendment as of the date first written above.


ATTEST:                                 COMPASS BANCSHARES, INC.


By:    /s/-Daniel B. Graves             By:      /s/ - Garrett R. Hegel
   ---------------------------------          ----------------------------------
  Its   Assistant Secretary                 Its   Chief Financial Officer



ATTEST:                                 COMPASS TEXAS ACQUISITION CORP.


By:    /s/ - Daniel B. Graves           By:      /s/ - Garrett R. Hegel
   ---------------------------------       ----------------------------------
   Its  Assistant Secretary                Its  Vice President and Treasurer



ATTEST:                                 CENTRAL TEXAS BANCORP, INC.


By:     /s/ - Rodney G. Kroll           By:   /s/ - F. Herman Coleman
   ---------------------------------       ----------------------------------
   Its  President                          Its  Chairman

               PROVISIONS OF THE TEXAS BUSINESS CORPORATION ACT
                                  RELATING TO
                       RIGHTS OF DISSENTING STOCKHOLDERS

ART. 5.11.  RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE
            ACTIONS

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

          (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act;

          (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and
(2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received.

ART. 5.12.  PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

     (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the



                                  Appendix II
shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

          (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

     (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

     (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety
(90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on



                                  Appendix II
the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of a merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ART. 5.13.  PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares



                                  Appendix II
for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.



                                  Appendix II

                                                                    APPENDIX III


                 [LETTERHEAD OF THE BANK ADVISORY GROUP, INC.]


                                 May 12, 1997



Board of Directors
Central Texas Bancorp, Inc.
Waco, Texas

Gentlemen:

You have requested that The Bank Advisory Group, Inc. act as an independent financial analyst and advisor to the common shareholders of Central Texas Bancorp, Inc., a Texas corporation ("Central Texas"), and its wholly-owned bank subsidiary, The Texas National Bank of Waco ("TNB"). Specifically, we have been asked to render advice and analysis in connection with the proposed merger (the "Merger") of Central Texas with and into Compass Banks of Texas, Inc., a wholly-owned subsidiary of Compass Bancshares, Inc., Birmingham, Alabama ("Compass"). In our role as an independent financial analyst, you have requested our opinion with regard to the fairness -- from the perspective of the common shareholders of Central Texas -- of the financial terms of the proposed merger pursuant to the provisions of the Agreement and Plan of Merger (the "Agreement") dated March 14, 1997.

In conjunction with our review of the Agreement, our understanding is that Compass proposes to consummate the Merger pursuant to the following financial terms:

 .       Holders of Central Texas common stock at the effective time of the
        Merger (the "Effective Time"), other than the shares any holders who have duly exercised and perfected their dissenters' rights, shall receive for each share of Central Texas common stock a number of shares of Compass common stock equal to (i) the quotient of 1,025,000 shares of Compass common stock divided by (ii) the number of shares of Central Texas common stock outstanding immediately prior to the Effective Time.

 .       In the event the average closing sale price of Compass common stock as reported by the NASDAQ National Market System for the five (5) days of trading preceding the fifth business day prior to the Effective Time (the "Share Determination Market Value") is less than $34.00 per share, Central Texas may terminate the Agreement unless Compass were to elect to increase the aggregate number of shares of Compass common stock to be issued in excess of 1,025,000 shares in accordance with the formula set forth in the Agreement.

 .       No fractional shares of Compass common stock will be issued and, in lieu thereof, holders of shares of Central Texas common stock who would otherwise be entitled to a fractional share interest will be paid an amount in cash. Such cash payment shall be based on the Share Determination Market Value.

 .       The aggregate number of shares of Compass common stock to be exchanged for each share of Central Texas common stock shall be adjusted appropriately to reflect any stock dividends or splits with respect to Compass common stock when the record date of the stock dividend or split occurs prior to the Effective Time. Given that Compass has declared a three-for-two stock split to shareholders of record as of March 17, 1997, such action dictates that the aggregate number of shares of Compass common stock to be issued in connection with the Merger will be adjusted upward from 1,025,000 to 1,537,500; and, the $34 per share "floor" for the Share Determination Market Value shall be adjusted downward accordingly to reflect the three-for-two stock split.

Board of Directors
Central Texas Bancorp, Inc.
May 12, 1997
Page 2

The Bank Advisory Group, Inc., as part of its line of professional services, specializes in rendering valuation opinions of banks and bank holding companies in connection with mergers and acquisitions nationwide. Prior to our retention for this assignment, The Bank Advisory Group provided financial advisory services to Central Texas and TNB; however, the revenues derived from the delivery of such services are insignificant when compared to The Bank Advisory Group's total gross revenues. The Bank Advisory Group has not provided any services to Compass Bancshares, Inc.

In connection with this opinion and with respect to CENTRAL TEXAS we have reviewed, among other things:

1. Audited consolidated financial statements for Central Texas for the years ended December 31, 1996, 1995, and 1994;

2. Consolidated financial statements for Central Texas, on form F.R. Y-9C, for the years ended December 31, 1996, 1995, and 1994, as filed with the Federal Reserve System;

3. Parent company only financial statements for Central Texas, on form F.R. Y-9LP, for the years ended December 31, 1996, 1995, and 1994, as filed with the Federal Reserve System;

4. Reports of Condition and Income for TNB for the years ended December 31, 1996, 1995, and 1994, as filed with Federal bank regulatory agencies;

5. The economy in general and, in particular, the local economies in which TNB operates;

6. Certain internal financial analyses and forecasts for TNB prepared by the management of TNB, including projections of future performance;

7. Certain other summary materials and analyses with respect to TNB's loan portfolio, securities portfolio, deposit base, fixed assets, and operations including, but not limited to: (i) schedules of loans and other assets identified by management as deserving special attention or monitoring given the characteristics of the loan/asset and the local economy, (ii) analyses concerning the adequacy of the loan loss reserve, (iii) schedules of "other real estate owned," including current carrying values and recent appraisals, and (iv) schedules of securities, detailing book values, market values, and lengths to maturity; and,

8. Such other information -- including financial studies, analyses, investigations, and economic and market criteria -- that we deem relevant to this assignment.

In connection with this opinion and with respect to COMPASS, we have reviewed, among other things:

1. Audited consolidated financial statements for Compass, in Annual Report Form and Form 10-K, for the years ended December 31, 1996, 1995 and 1994;

2. Quarterly financial statements for Compass, in both "press release" and quarterly report format, for the 1996 and 1995 calendar quarters;

3. Consolidated financial statements for Compass, on form F.R. Y-9C, for the years ended 1996, 1995, and 1994, as filed with the Federal Reserve System;

Board of Directors
Central Texas Bancorp, Inc.
May 12, 1997
Page 3


4. Press Release from Compass, dated February 18, 1997, announcing the declaration of a three-for-two stock split to Compass shareholders of record as of March 17, 1997;

5. Equity research reports regarding Compass prepared by various analysts who cover the financial institutions sector;

6. The condition of the commercial banking industry, as indicated in financial reports filed with various Federal bank regulatory authorities by all federally-insured commercial banks;

7. The economy in general and, in particular, the major trade areas in which Compass and its subsidiaries operate; and

8. Such other information -- including financial studies, analyses, investigations, and economic and market criteria -- that we deem relevant to this assignment.

In connection with this opinion and with respect to the proposed Merger, we have reviewed, among other things:

1. The Agreement, and any amendments thereto, that sets forth, among other items, the terms, conditions to closing, pending litigation against both Central Texas and Compass, and representations and warranties of Central Texas and Compass with respect to the proposed Merger;

2. The Proxy Statement-Prospectus, to which this opinion is appended, that is being furnished to the shareholders of Central Texas in connection with the proposed Merger;

3. The financial terms and price levels for commercial banks with assets between $100 million and $500 million recently acquired in the United States -- and specifically in Texas -- together with the financial performance and condition of such banks;

4. The financial terms and stated price levels of other Texas banking organizations with assets below $500 million acquired by Compass with Compass Common Stock, the announcement of which occurred subsequent to January 1, 1995 and prior to the date of this Opinion, and for which the transaction terms, including price, were disclosed;

5. The price-to-equity and price-to-earnings multiples of banking organizations based in the United States that have publicly-traded common stock, together with the financial performance and condition of such banking organizations, compared with the price-to-equity and price-to-earnings multiples for Compass common stock; and

6. Such other information -- including financial studies, analyses, investigations, and economic and market criteria -- that we deem relevant to this assignment.

Based on our experience, we believe our review of, among other things, the aforementioned items provides a reasonable basis for our opinion, recognizing that we are expressing an informed professional opinion--not a certification of value.

Board of Directors
Central Texas Bancorp, Inc.
May 12, 1997
Page 4


We have relied upon the information provided by the management of Central Texas and Compass, or otherwise reviewed by us, as being complete and accurate in all material respects. Furthermore, we have not verified through independent inspection or examination the specific assets or liabilities of Central Texas and Compass or their subsidiary banks. We have also assumed that there has been no material change in the assets, financial condition, results of operations, or business prospects of Central Texas and Compass since the date of the last financial statements made available to us. We have met with the management of Central Texas for the purpose of discussing the relevant information that has been provided to us.

Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us, we conclude that the terms of the proposed Merger, as outlined herein, are fair, from a financial standpoint, to the common shareholders of Central Texas Bancorp, Inc.

This opinion is available for disclosure to the shareholders of Central Texas. Accordingly, we hereby consent to the inclusion of our opinion as an appendix to the Proxy Statement/Prospectus relating to the proposed Merger, and to the reference of our firm in the Proxy Statement/Prospectus.

                              Respectfully submitted,

                              THE BANK ADVISORY GROUP, INC.


                              By    /s/ ROBERT L. WATTS
                                ........................................

PROXY                     CENTRAL TEXAS BANCORP, INC.                   PROXY

                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

                                 JUNE 19, 1997


     The undersigned hereby appoints A. W. Bailey, Jr. and Donal S. Sharp, and each of them, with or without the other, proxies, with full power of substitution, to vote all shares of common stock that the undersigned is entitled to vote at the Special Meeting of the Shareholders of Central Texas Bancorp, Inc. to be held at the Texas Center, located at 9th and Washington, Waco, Texas, on Thursday, June 19, 1997 at 3:00 p.m., Central time, and at all adjournments thereof as follows:

     (1) Approval, ratification, confirmation and adoption of the Agreement and Plan of Merger, dated as of March 14, 1997, as amended, by and between Compass Bancshares, Inc. and Central Texas Bancorp, Inc.

          [ ] For             [ ] Against               [ ] Abstain

     (2) In their discretion, upon any other business which may properly come before said meeting.

          [ ] Authority Withheld

     This Proxy will be voted as you specify above. If no specification is made, the Proxy will be voted FOR proposal (1) above. Receipt of the Notice of Special Meeting of Shareholders and the Proxy Statement/Prospectus dated May 12, 1997 is hereby acknowledged.

     THIS PROXY IS SOLICITED BY THE CENTRAL TEXAS BANCORP, INC. BOARD OF DIRECTORS.

     PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Please sign your name exactly as it appears below. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as it appears hereon. If held by a corporation, please sign in full corporate name by the president or other authorized officer. If held by a partnership, please sign in the partnership's name by an authorized partner or officer.

                           Dated________________________________________, 1997


                           ___________________________________________________
                              Signature

                           ___________________________________________________
                           Signature, if held jointly, or office or title held